    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 1999



                                                      REGISTRATION NO. 333-84835

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------

                               ANTEON CORPORATION
             (Exact name of Registrant as specified in its charter)

            VIRGINIA                            7379                           54-1023915
(State or other jurisdiction of     (Primary Standard Industrial      (IRS Employer Identification
 incorporation or organization)     Classification Code Number)                   No.)

                            ------------------------

                        3211 JERMANTOWN ROAD, SUITE 700
                         FAIRFAX, VIRGINIA, 22030-2801
                                  703-246-0200
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             CURTIS L. SCHEHR, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               ANTEON CORPORATION
                        3211 JERMANTOWN ROAD, SUITE 700
                         FAIRFAX, VIRGINIA, 22030-2801
                                  703-246-0200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   Copies to:
                             CARL L. REISNER, ESQ.
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                          1285 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10019-6064
                                  212-373-3000

                            ------------------------

                  APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                            ------------------------


    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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--------------------------------------------------------------------------------

                        TABLE OF ADDITIONAL REGISTRANTS

                                                                     PRIMARY
                                                 STATE OR OTHER     STANDARD          IRS
                                                 JURISDICTION OF   INDUSTRIAL       EMPLOYER
                                                  INCORPORATION   CLASSIFICATION IDENTIFICATION
NAME                                             OR ORGANIZATION   CODE NUMBER       NUMBER
-----------------------------------------------  ---------------  -------------  --------------

Vector Data Systems, Inc.......................     Virginia          8711       54-1559969

Techmatics, Inc................................     Virginia          8711       54-1194322

Analysis & Technology, Inc.....................    Connecticut        8711       95-579365

Interactive Media Corp.........................     Delaware          7373       25-1096900


                                                   ADDRESS, INCLUDING ZIP CODE, AND
                                                   TELEPHONE NUMBER, INCLUDING AREA
                                                   CODE, OF REGISTRANTS' PRINCIPAL
NAME                                                      EXECUTIVE OFFICES
-----------------------------------------------  ------------------------------------
Vector Data Systems, Inc.......................  1100 South Washington St.
                                                 Alexandria, VA 22030-2801
Techmatics, Inc................................  3211 Jermantown Road
                                                 Fairfax, VA 22030-2801
Analysis & Technology, Inc.....................  Technology Park
                                                 Route 2, P.O. Box 220
                                                 North Stonington, CT 06359
Interactive Media Corp.........................  Technology Park
                                                 Route 2, P.O. Box 220
                                                 North Stonington, CT 06359

PROSPECTUS


                               ANTEON CORPORATION
                     EXCHANGE OFFER FOR $100,000,000 OF ITS
                     12% SENIOR SUBORDINATED NOTES DUE 2009

TERMS OF THE EXCHANGE OFFER


    - It will expire at 5:00 p.m., New York City time, on Tuesday, September 28, 1999, unless we extend it.


    - If all the conditions to this exchange offer are satisfied, we will exchange all old notes that are validly tendered and not withdrawn.

    - You may withdraw your tender of old notes at any time before the expiration of this exchange offer.

    - The exchange notes that we will issue you in exchange for your old notes will be substantially identical to your old notes except that, unlike your old notes, the exchange notes will have no transfer restrictions or registration rights.

    - The exchange notes that we will issue you in exchange for your old notes are new securities with no established market for trading.

    BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, PLEASE REFER TO THE SECTION IN THIS PROSPECTUS ENTITLED "RISK FACTORS" COMMENCING ON PAGE 15.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------


                The date of this prospectus is August 27, 1999.


                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
FORWARD-LOOKING STATEMENTS.....................          ii
SUMMARY........................................           1
RISK FACTORS...................................          15
USE OF PROCEEDS................................          25
CAPITALIZATION.................................          26
SELECTED CONSOLIDATED FINANCIAL DATA...........          35
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...................................          39
BUSINESS.......................................          50
MANAGEMENT.....................................          69
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS.................................          77
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
  AND MANAGEMENT...............................          78

                                                    PAGE
                                                    -----
DESCRIPTION OF OTHER MATERIAL AGREEMENTS.......          79
THE EXCHANGE OFFER.............................          82
DESCRIPTION OF THE NOTES.......................          90
CERTAIN UNITED STATES FEDERAL INCOME TAX
  CONSIDERATIONS...............................         129
PLAN OF DISTRIBUTION...........................         133
LEGAL MATTERS..................................         134
WHERE YOU CAN OBTAIN ADDITIONAL AVAILABLE
  INFORMATION..................................         134
DOCUMENTS INCORPORATED BY REFERENCE............
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.....         F-1

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future projects, developments and business strategies.

    These forward-looking statements are identified by their use of terms and phrases, such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, and may also include references to assumptions. These statements are contained in the sections entitled " Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Anteon Corporation," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Analysis & Technology, Inc.," "Business" and other sections of this prospectus.

    Such forward-looking statements include, but are not limited to:

    - funded backlog;

    - our expectations regarding the Federal government's downsizing and increased reliance on outsourcing of services;

    - our financial condition and liquidity, as well as future cash flows and earnings; and

    - Analysis & Technology, Inc.'s financial condition and liquidity, as well as future cash flows and earnings.

    Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following:

    - the integration of Analysis & Technology, Inc. without disruption to our other business activities;

    - changes in general economic and business conditions;

    - changes in Federal government procurement laws, regulations and policies;

    - the number and type of contracts and task orders awarded to Anteon;

    - technological changes;

    - the ability to attract and retain qualified personnel;

    - changes in Federal government procurement budgets;

    - industry capacity;

    - competition; and

    - our ability to retain our contracts during any rebidding process.

    Our risks are more specifically described in "Risk Factors." If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected.

    We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

                                    SUMMARY

    THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. WE ENCOURAGE YOU TO READ THE PROSPECTUS, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, IN ITS ENTIRETY.

    UNLESS THE CONTEXT OTHERWISE REQUIRES, AS USED IN THIS PROSPECTUS, ALL REFERENCES TO (I) "ANTEON," "WE" AND "US" ARE TO ANTEON CORPORATION AND ITS SUBSIDIARIES, AND (II) "A&T" ARE TO ANALYSIS & TECHNOLOGY, INC. AND ITS SUBSIDIARIES. THE TERM "INITIAL NOTES" REFERS TO THE 12% SENIOR SUBORDINATED NOTES DUE 2009 THAT WERE ISSUED ON MAY 11, 1999. THE TERM "EXCHANGE NOTES" REFERS TO THE 12% SENIOR SUBORDINATED NOTES DUE 2009 OFFERED WITH THIS PROSPECTUS. THE TERM "NOTES" REFERS TO THE INITIAL NOTES AND THE EXCHANGE NOTES COLLECTIVELY. UNLESS OTHERWISE INDICATED, THE INDUSTRY DATA IS DERIVED FROM PUBLICLY AVAILABLE SOURCES, WHICH WE HAVE NOT INDEPENDENTLY VERIFIED. YOU SHOULD PAY SPECIAL ATTENTION TO THE "RISK FACTORS" SECTION TO DETERMINE WHETHER TO PARTICIPATE IN THIS EXCHANGE OFFER.

    THIS PROSPECTUS CONTAINS REFERENCES TO AND DESCRIPTIONS OF A NUMBER OF INDUSTRY-SPECIFIC TERMS. FOR YOUR CONVENIENCE, THE "GLOSSARY OF TERMS" THAT APPEARS LATER IN THIS PROSPECTUS PROVIDES EXPLANATIONS OF SUCH TERMS.

                                  THE COMPANY

    Anteon is a leading provider of advanced information technology and engineering systems and services. We serve hundreds of governmental clients, principally within the U.S. Federal government, from 39 offices worldwide. We have performed work for the U.S. Congress and all 14 Cabinet-level government agencies, designing, maintaining and upgrading critical systems such as defense, intelligence, emergency response, logistics support and financial management systems. For the year ended December 31, 1998, we performed work on approximately 3,000 task orders on more than 500 contracts. In addition, during the past four years, we have increased revenues at a 32.0% compound annual growth rate including a 19.9% compound annual growth rate excluding acquisitions. Pro forma for our acquisition of A&T described below under "--The Transactions," our 1998 revenues and Adjusted EBITDA (as defined) were $450.8 million and $35.1 million, respectively. Similarly, cash flows used in operations on a pro forma basis were $2.3 million for 1998.

    The Federal government is among the world's largest purchasers of information technology, with total expenditures in fiscal 1999 expected to be in excess of $30 billion and expected to increase by approximately 4.4% per annum from $29.5 billion in 1998 to $35.1 billion in 2002. Due to projected increased Federal government outsourcing, the amount of information technology services procured from contractors is expected to increase at a faster rate, by approximately 6.9% per annum from 1998 to 2002. We believe that the emphasis of the Federal government on downsizing and budget constraints for large new projects will continue to result in the increased use of technology to enhance productivity with expenditures focused on upgrading existing equipment and systems, including many that we designed and are currently supporting. In this environment, contractors like us that are capable of providing complete end-to-end technology services across a number of applications are well-positioned to take advantage of the opportunities presented by these trends.

    We have developed over a 22-year period the expertise and capabilities to deliver a broad range of technology solutions. For example, we are currently working with the U.S. Federal Emergency Management Agency to design and integrate the National Emergency Management Information System, a management information system that enables the White House and other governmental offices to effectively monitor and mobilize multiple agencies and financial resources in response to national emergencies. This program is the largest WindowsNT implementation in the Federal government and we believe it is the most comprehensive emergency management system available. In addition, we believe there is significant potential for generating additional revenues based on the knowledge we have acquired in designing and integrating this system and its wide applicability to other government agencies and projects. Another example of our work is the logistics system we developed for the U.S. Air Force called Cargo Movement Operation System ("CMOS"). CMOS tracks all equipment and cargo movement operations for the Air Force world wide. This system is the first standard U.S. Air Force client/server application to be installed. CMOS is currently installed at air bases worldwide, and was recently chosen by the Office of the Secretary of Defense to be the model transportation system for the Department of Defense. As a result of developing and integrating CMOS, we were awarded another major logistics automation contract to develop a model logistics system to manage the transportation requirements of all branches of the U.S. armed forces.

COMPETITIVE STRENGTHS

    We attribute our growth and performance to several factors, including the following:

    - BROAD ENGINEERING AND INFORMATION TECHNOLOGY CAPABILITIES. We have developed comprehensive information technology and engineering expertise and capabilities over our 22-year history of providing support for critical applications within the Federal government's military and intelligence infrastructure. Our employees are highly trained, enabling us to provide services for many complex governmental systems, including defense, intelligence, emergency response, logistics support and financial management.

    - LEADING FEDERAL GOVERNMENT SYSTEMS INTEGRATOR AND STRONG REPUTATION. We believe that the Federal government primarily uses three criteria in seeking suppliers of technical systems and services: the ability to deliver a broad range of sophisticated technical capabilities; a track record of excellence in servicing the needs of the Federal government; and the ability to deliver at a competitive price. Based on these criteria, we have developed a reputation as a premier provider to the Federal government and we have received numerous awards for our broad technical expertise and consistently high quality performance. In March, 1999 we were ranked as the No. 1 systems integrator in a survey of over 1,200 Federal government customers by FEDERAL COMPUTER WEEK, a leading publication in the Federal government information technology sector. We believe that our demonstrated capabilities and reputation for service excellence have allowed us to maintain our position as an incumbent service provider on 100% of our major contracts that have been recompeted over the past three years.

    - DIVERSE CUSTOMER AND CONTRACT BASE; STRONG INCUMBENT POSITIONS. We have a diverse customer base with hundreds of governmental clients worldwide, which has included all 14 Cabinet-level agencies and all branches of the military. In 1998 we performed work on approximately 3,000 task orders, and since 1996 we have completed approximately 7,000 task orders for our clients. In executing these orders, we have acquired extensive knowledge of the particular information technology needs of our clients, and we believe that our typical position as the incumbent designer and integrator enables us to anticipate their changing technical requirements. These factors often position us as the preferred provider of ongoing support, upgrades and next generation systems development. As a result of these relationships we have developed a backlog of approximately $1.3 billion (and, after giving pro forma effect to the Acquisition, a backlog of $2.1 billion as of June 30, 1999), providing significant predictability of revenues. For a further discussion of management's calculation of our backlog, please refer to the section in this prospectus entitled "Business--Backlog."

    - STRONG OPERATIONS MANAGEMENT; LOW COST STRUCTURE. Our focus on control of indirect costs and cost center flexibility has permitted us to increase profitability and we believe that we have achieved one of the lowest cost structures in the industry. Management has developed rigorous control procedures to mitigate losses in "at risk" situations where task order performance has commenced but funding or appropriation has not been formally authorized or where contract performance has begun because management considers the award of a contract to be imminent. We also employ management information and resource management systems to maximize operational efficiency and reduce indirect costs. Our indirect costs have been reduced to 15% of revenues in 1998 compared to an industry peer group average estimated by management to be between 18% to 20%, and we have increased EBITDA margins from 1.9% in 1995 to 6.6% in 1998, after giving pro forma effect to the Techmatics acquistion.

    - WELL-POSITIONED TO CAPITALIZE ON INDUSTRY GROWTH. Federal government information technology spending will total approximately $30 billion in 1999 according to the Office of Management and Budget and is expected to increase to $35.1 billion in 2002. In addition, the outsourced portion of this spending is expected to increase from 78% in 1998 to 86% in 2002. Due to this increased outsourcing, the amount of information technology services procured from contractors is estimated to increase at 6.9% per year from 1998 to 2002. Anteon believes that growth in Federal government information technology spending will be driven by government downsizing, increased outsourcing and increasing attempts to utilize more efficient means of procurement. We expect a significant portion of this growth to be derived from major government-wide acquisition contract vehicles, such as the $25 billion GSA ANSWER multiple-award contract and the $10 billion Department of Transportation ITOP II multiple-award contract. We are one of a limited number of qualified suppliers under both of these major contract vehicles. We believe that our size, capabilities, reputation and long-standing relationships combined with our position as incumbent supplier to many Federal government agencies, position us to capitalize on the opportunities presented by these industry trends.

    - STRONG MANAGEMENT AND HIGHLY EXPERIENCED BOARD. Each of the five senior members of Anteon's management team has over 20 years of experience in managing both small and large companies in both the defense and commercial markets. In addition, several members of management and the Board of Directors are former military officers or senior government officials who are familiar with the information technology requirements of government agencies. Dr. Paul Kaminski, a director of Anteon, recently served as Under Secretary of Defense for Acquisition and Technology. Mr. Gilbert Decker, a Director of Anteon, recently served as Assistant Secretary of the U.S. Army for Research, Development and Acquisition, and in that capacity led the Army's acquisition and procurement reform efforts. Our management team is responsible for our growth and improved profitability in the current procurement environment and has a significant equity stake in Anteon through direct investment and equity-based incentives.

BUSINESS STRATEGY

    We believe that a key element of Anteon's success is its high standard of performance and customer service. Past performance is one of the three critical elements the government employs to evaluate information technology suppliers. Our demonstrated performance record and service excellence have enabled us to maintain our position as an incumbent service provider on 100% of our major contracts that have been recompeted over the past three years. We believe that our high-level technical abilities and low cost structure will allow us to further expand our customer base, improve our operating results and continue to grow. Specifically, we will pursue the following business strategies:

    - BROADEN CAPABILITIES. We continually seek to acquire new expertise and keep pace with developments in technology by acquiring and training our employees and acquiring technologies to complement our skill set. We are aggressively pursuing several new disciplines that complement our existing technology capabilities. Particular areas of expertise we are pursuing include network communications, remote sensor information processing, geographic information systems and information security. We also seek to broaden our technology skills by providing extensive training to new and current employees. For example, we have an extensive in-house, computer-based training program consisting of over 150 courses. These efforts will enable us to remain at the forefront of information technology applications and be more responsive and flexible in servicing the needs of our customers.

    - LEVERAGE EXPERIENCE AND REPUTATION TO EXPAND MARKET SHARE. We have performed a variety of services for a diverse base of customers, including hundreds of governmental clients worldwide, including all Cabinet-level agencies and all branches of the military. The new Federal government procurement environment has reduced the number of suppliers and favors those companies with experience and broad capabilities. We plan to leverage our comprehensive capabilities and our position as the incumbent provider on critical Federal government applications to provide complete end-to-end services including new systems development, integration, upgrades, maintenance, support and training. To support our plans, we have increased our national and global presence, opening offices in Albuquerque, New Mexico; Colorado Springs, Colorado; Australia and Asia. We have also acquired a comprehensive new business development and bidding software system, known as WinAward, which scans for and targets new programs or task orders which require skills and services particularly suited to Anteon's capabilities. This system provides early identification of prospects, allowing us to mobilize the resources necessary to win the award.

    - CONTINUE TO IMPROVE OPERATING AND FINANCIAL PERFORMANCE. We believe that a key element of our success in the Federal government market has been our continuous pursuit of cost reductions and focus on working capital management. We have developed and employ integrated management information and resource management systems and policies that have enabled us to maintain indirect cost levels that we believe are among the lowest in the industry. We will continue to leverage our operating efficiency and risk management capabilities to bid aggressively on contracts to further improve our operating and financial performance.

    - PURSUE STRATEGIC ACQUISITIONS. We believe the changes in the government procurement market will result in continuing consolidation opportunities. We will selectively review acquisition candidates with a focus on companies having complementary skills and established positions in key segments of the marketplace that provide opportunities for revenue enhancement or a reduction in indirect costs. A key element of all acquisitions is the existence of rigorous risk management procedures and strong operational management.

                                THE TRANSACTIONS

    On March 7, 1999, Anteon entered into a definitive merger agreement to acquire all of the issued and outstanding shares of common stock of A&T at a price of $26.00 per share. We consummated the acquisition on June 23, 1999 after the approval of the acquisition by the stockholders of A&T. In connection with the acquisition, Anteon received an equity contribution of $22.5 million from affiliates of Caxton-Iseman Capital, Inc. In addition, in connection with the acquisition we entered into a new credit facility in an aggregate principal amount of $180.0 million, a portion of which was used to repay all of the amounts previously outstanding under Anteon's and A&T's credit facilities. For purposes of this prospectus, the "Transactions" refers to the acquisition, the issuance of the initial notes, the equity contribution, the borrowings under the new credit facility in connection with the Acquisition and the repayment of the outstanding debt under the current credit facilities of A&T and Anteon.

    Caxton-Iseman Capital is a New York based private equity investment company founded in 1993. Caxton-Iseman Capital currently manages a $600 million private investment fund on behalf of a select group of limited partners and seeks to invest with management of companies positioned for growth in a variety of industries. Caxton-Iseman Capital has made investments in eleven companies including Magnavox Electronic Systems, Inc., Leisure Link Holdings and Glass's Group.

    Please refer to the section entitled "The Transactions" which appears later in this prospectus for additional information.
                            ------------------------

    Our executive offices are located at 3211 Jermantown Road, Suite 700, Fairfax, Virginia, 22030-2801 and our telephone number is (703) 246-0200.

                         SUMMARY OF THE EXCHANGE OFFER

    We are offering to exchange $100,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.


Exchange Offer...............  We will exchange our exchange notes for a like aggregate principal amount at maturity of our initial notes.

Expiration Date..............  This exchange offer will expire at 5:00 p.m., New York City time, on Tuesday, September 28, 1999, unless we decide to
                               extend it.

Conditions to the Exchange
  Offer......................  We will complete this exchange offer only if:

                               - there is no litigation or threatened litigation which
                               would impair our ability to proceed with this exchange
                                 offer,

                               - there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer,

                               - there is no change in the current interpretation of the
                               staff of the Commission which permits resales of the
                                 exchange notes,

                               - there is no stop order issued by the Commission which
                               would suspend the effectiveness of the registration
                                 statement which includes this prospectus or the
                                 qualification of the exchange notes under the Trust
                                 Indenture Act of 1939, and

                               - we obtain all the governmental approvals we deem necessary to complete this exchange offer.

                               Please refer to the section in this prospectus entitled "The
                               Exchange Offer--Conditions to the Exchange Offer."

Procedures for Tendering
  Initial Notes..............  To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be
                               exchanged and all other documents required by the letter of transmittal, to IBJ Whitehall Bank & Trust Company, as
                               exchange agent, at its address indicated under "The Exchange
                               Offer--Exchange Agent." In the alternative, you can tender your initial notes by book-entry delivery following the
                               procedures described in this prospectus. If your initial
                               notes are registered in the name of a broker, dealer,
                               commercial bank, trust company or other nominee, you should contact that person promptly to tender your initial notes in this exchange offer. For more information on tendering your notes, please refer to the section in this prospectus
                               entitled "The Exchange Offer--Procedures for Tendering
                               Initial Notes."

Guaranteed Delivery
  Procedures.................  If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you
                               may tender your notes by using the guaranteed delivery
                               procedures described under the section of this prospectus
                               entitled "The Exchange Offer--

                               Procedures for Tendering Initial Notes--Guaranteed Delivery
                               Procedure."

Withdrawal Rights............  You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a
                               written or facsimile transmission notice of withdrawal to
                               the exchange agent at its address indicated under the "The
                               Exchange Offer--Exchange Agent" before 5:00 p.m., New York
                               City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes
  and Delivery of Exchange
  Notes......................  If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial
                               notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial notes that we do not accept for exchange to you without expense as promptly as
                               practicable after the expiration date. We will deliver the exchange notes to you as promptly as practicable after the expiration date and acceptance of your initial notes for
                               exchange. Please refer to the section in this prospectus
                               entitled "The Exchange Offer--Acceptance of Initial Notes
                               for Exchange; Delivery of Exchange Notes."

Federal Income Tax Considera-
  tions Relating to the
  Exchange Offer.............  Exchanging your initial notes for exchange notes should not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled "Certain United States Federal Income Tax
                               Considerations."

Exchange Agent...............  IBJ Whitehall Bank & Trust Company is serving as exchange agent in the exchange offer.

Fees and Expenses............  We will pay all expenses related to this exchange offer.
                               Please refer to the section of this prospectus entitled "The
                               Exchange Offer--Fees and Expenses."

Use of Proceeds..............  We will not receive any proceeds from the issuance of the exchange notes. We are making the exchange offer solely to satisfy certain of our obligations under our registration
                               rights agreement.

Consequences to Holders who
  do not Participate in the
  Exchange Offer.............  If you do not participate in this exchange offer:

                               - you will not necessarily be able to require us to register your initial notes under the Securities Act,

                               - you will not be able to resell, offer to resell or
                               otherwise transfer your initial notes unless they are
                                 registered under the Securities Act or unless you resell,
                                 offer to resell or otherwise transfer them under an
                                 exemption from the registration requirements of, or in a
                                 transaction not subject to, the Securities Act, and

                               - the trading market for your initial notes will become more limited to the extent other holders of initial notes
                                 participate in the exchange offer.

                               Please refer to the section in this exchange offer entitled
                               "Risk Factors--Your failure to participate in the exchange offer will have adverse consequences."

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

Issuer.......................  Anteon Corporation.

Notes Offered................  $100 million aggregate principal amount of 12% Senior
                               Subordinated Notes due 2009. The form and terms of the
                               exchange notes are the same as the form and terms of the
                               initial notes except that the exchange notes are registered under the Securities Act, will not bear legends restricting their transfer and will not be entitled to registration
                               rights under our registration rights agreement. The exchange notes will evidence the same debt as the initial notes and both the initial notes and the exchange notes will be
                               governed by the same indenture.

Maturity Date................  May 15, 2009.

Interest Payment Dates.......  We will pay interest on the exchange notes on May 15 and
                               November 15 of each year, commencing November 15, 1999.

Optional Redemption..........  We cannot redeem the exchange notes prior to May 15, 2004, except as discussed below. Until May 15, 2002, we can choose to redeem the exchange notes in an amount not to exceed 25%
                               of the sum of the original principal amount of the exchange notes and the original principal amount of any other notes issued under the same Indenture, with money we raise in
                               certain equity offerings, as long as:

                               - we pay the holders of the exchange notes and any such
                               other notes redeemed a redemption price of 112% of the face amount of the exchange notes and any such other notes we
                                 redeem, plus accrued interest to the date of redemption;
                                 and

                               - at least 75% of the original aggregate principal amount of the exchange notes (including the original principal amount of any additional notes) remains outstanding after each
                                 such redemption.

                               On or after May 15, 2004, we can redeem some or all of the exchange notes at the redemption prices listed in the
                               "Description of the Notes--Optional Redemption" section of this prospectus, plus accrued interest to the date of
                               redemption.

Change of Control............  If a Change of Control of our company occurs, subject to certain conditions, we must give holders of the exchange
                               notes an opportunity to sell to us their exchange notes at a purchase price of 101% of their face amount, plus accrued
                               interest. The term "Change of Control" is defined in the
                               "Description of the Notes--Change of Control" section of
                               this prospectus.

Ranking......................  The exchange notes will be unsecured and subordinated obligations and will rank junior to our existing and future senior indebtedness. As of June 30, 1999, we had $73.0
                               million outstanding under our new credit facility. The
                               exchange notes will rank PARI PASSU in right of payment with any future Senior Subordinated Indebtedness and will

                               rank senior to any other subordinated indebtedness. The
                               terms "Senior Indebtedness" and "Senior Subordinated
                               Indebtedness" are defined in the "Description of the
                               Notes--Certain Definitions" section of this prospectus.

Subsidiary Guaranties........  Our obligations to make any principal, premium and interest payments on the exchange notes will be fully and
                               unconditionally guaranteed on a senior subordinated basis by each of our existing and certain of our future domestic
                               subsidiaries. These subsidiary guaranties will be
                               subordinated to all existing and future Senior Indebtedness of such subsidiaries, including their guarantee of our
                               obligations under the new credit facility. Please refer to the sections in this prospectus entitled "Description of the
                               Notes--Subsidiary Guaranties" and "-- Certain
                               Covenants--Future Guarantors."

Restrictive Covenants........  The Indenture governing the exchange notes will contain covenants that limit our ability and our subsidiaries'
                               ability to:

                               - incur or guarantee additional indebtedness;

                               - pay dividends or other distributions on our capital stock or redeem, repurchase or retire our capital stock or
                                 subordinated obligations;

                               - make investments;

                               - issue or sell capital stock of subsidiaries;

                               - engage in transactions with affiliates;

                               - restrict dividend or other payments to us;

                               - transfer or sell assets; and

                               - consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries.

                               These covenants are subject to important exceptions and
                               qualifications, which are described in the "Description of the Notes--Certain Covenants" section of this prospectus.

Federal Income Tax Considera-
  tions Relating to the
  Exchange Offer.............  Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus
                               entitled "Certain United States Federal Income Tax
                               Considerations."

Absence of a Public Market
  for the Exchange Notes.....  The exchange notes are new securities with no established market for them. We cannot assure you that a market for
                               these notes will develop or that this market will be liquid.

Form of the Exchange Notes...  The exchange notes will be represented by one or more permanent global securities in bearer form deposited on
                               behalf of The Depository Trust Company with IBJ Whitehall
                               Bank & Trust Company, as custodian. You will not receive
                               exchange notes in registered form unless one of the events described in the section of this prospectus entitled
                               "Description of the Notes--Book Entry; Delivery and Form"

                               occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these notes will be
                               effected only through, records maintained in book-entry form by The Depository Trust Company with respect to its
                               participants. Initial notes issued in certificated form may be exchanged for beneficial interests in the global
                               securities.

                                  RISK FACTORS

    You should carefully consider all of the information provided in this prospectus and, in particular, you should evaluate the specific factors described under "Risk Factors" for a description of the risks associated with this exchange offer and an investment in the exchange notes.

       SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

    The following summary unaudited pro forma condensed consolidated financial data of Anteon has been derived from the pro forma financial statements included under Unaudited Pro Forma Condensed Consolidated Financial Data. The pro forma statement of operations and other data give effect to the Transactions and Anteon's acquisition of Techmatics, Inc. on May 29, 1998, as if they each occurred on January 1, 1998. This pro forma data is not necessarily indicative of Anteon's financial condition or actual results of operations that would have occurred had the Transactions occurred on such date or of any expected future results. This information should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Anteon Corporation," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Analysis & Technology, Inc." and the historical consolidated financial statements of Anteon, Techmatics and A&T, together with the respective notes thereto, included elsewhere in this prospectus.

                                                                                 PRO FORMA          PRO FORMA
                                                                               FOR THE YEAR        FOR THE SIX
                                                                                   ENDED          MONTHS ENDED
                                                                             DECEMBER 31, 1998    JUNE 30, 1999
                                                                             -----------------  -----------------
                                                                              (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues...................................................................     $   450,786        $   235,706
Gross profit...............................................................          57,130             30,686
Operating income...........................................................          19,377             11,251
Interest expense, net......................................................          22,546             11,453
Loss before income taxes...................................................          (3,194)              (219)
Income tax expense (benefit)...............................................              (9)               547
                                                                                   --------           --------
Net loss...................................................................     $    (3,185)       $      (766)
                                                                                   --------           --------
                                                                                   --------           --------
OTHER DATA:
Cash interest expense (a)..................................................     $    19,060        $     9,650
EBITDA (b).................................................................          31,437             16,530
Adjusted EBITDA (c)........................................................          35,093             17,910
Cash flow from (used in) operating activities..............................          (2,315)            18,304
Gross margin...............................................................            12.7%              13.0%
Capital expenditures.......................................................     $     5,105        $     2,652

Adjusted EBITDA to cash interest expense...................................             1.8x               1.9x
Adjusted EBITDA minus capital expenditures to cash interest expense........             1.6x               1.6x
Net debt to Adjusted EBITDA (d)............................................             4.9x

------------------------

(a) Cash interest expense excludes the noncash portion of interest expense.

(b) EBITDA represents earnings before interest, taxes and depreciation and amortization. EBITDA also excludes infrequent and unusual charges of $0.1 million for the year ended December 31, 1998 relating to asset write-offs at Techmatics, and $0.24 million for the six months ended June 30, 1999 relating to a settlement with a former executive. Management believes that these charges will not recur and will not result in future cash charges. EBITDA is presented because we believe that it is a widely accepted supplemental indicator of an entity's ability to incur and service debt. However, EBITDA should not be considered by an investor as an alternative to net income or operating income as an indicator of our operating performance or cash flow from operations, or as an alternative to cash flows as a measure of liquidity.

(c) Management believes that additional cost savings of $3.7 million will be generated through reduced general and administrative expenses and the allocation of a portion of Anteon's corporate expenses to A&T. Anteon's Adjusted EBITDA equals pro forma EBITDA plus the following adjustments:

                                                                       YEAR ENDED      SIX MONTHS ENDED
                                                                    DECEMBER 31, 1998   JUNE 30, 1999
                                                                    -----------------  ----------------
                                                                              (IN THOUSANDS)
Pro forma EBITDA..................................................      $  31,437         $   16,530
Anteon indirect cost reductions...................................          1,190                160
Increase in billable indirect costs...............................          2,466              1,220
                                                                          -------            -------
  Adjusted EBITDA.................................................      $  35,093         $   17,910

        ANTEON INDIRECT COSTS REDUCTIONS. Anteon has reduced indirect personnel (I.E., personnel not directly engaged in contract performance) saving approximately $1.2 million in total salary expense. In addition, on January 1, 1999 Anteon replaced Techmatics' employee benefits programs with its own employee benefits programs to ensure consistency in benefits among its employees. These new programs have resulted in savings of approximately $1.0 million per year. In 1999, Anteon closed a Techmatics office facility and further reduced indirect overhead which produced combined savings of $1.9 million. Because the government previously reimbursed Anteon for a portion of these expenses under cost-plus contracts, Anteon and the government will share in the benefit of the expense reduction with Anteon realizing $1.2 million for the year ended December 31, 1998 and $0.2 million for the six months ended June 30, 1999 of additional EBITDA and the government realizing $2.9 million of lower costs annually.

        INCREASE IN BILLABLE INDIRECT COSTS. After giving pro forma effect to the acquisition of A&T, the level of billable indirect costs under our contracts will increase because the proportion of our revenues generated by cost-plus contracts will increase from 40% to 55%. This adjustment to indirect billable costs is determined pursuant to government regulations and accounting standards. As a result of this adjustment, Anteon will be permitted to bill the government for a greater portion of its indirect costs. Based on our ability to pass such indirects costs through to our government customers, we estimate this will result in an additional reimbursable costs of $2.5 million for the year ended December 31, 1998 and $1.2 million for the six months ended June 30, 1999. As management implements cost reductions following the acquisition, these savings will be passed through to our customers.

    There can be no assurances, however, that the projected cost savings outlined above will be achieved.


    KPMG LLP has not examined, reviewed or compiled adjusted EBITDA or its composition, and therefore expresses no form of assurance on such amounts.


(d) Represents the ratio of net debt to Adjusted EBITDA using net debt as of June 30, 1999 and Adjusted EBITDA for the year ended December 31, 1998.

            SUMMARY CONSOLIDATED FINANCIAL DATA--ANTEON CORPORATION

    The following summary consolidated financial data has been derived from (1) in the case of Anteon, its unaudited consolidated financial statements as of June 30, 1999 and for the six months ended June 30, 1999 and 1998 and its audited consolidated financial statements for the years ended December 31, 1998 and 1997 and for the period from April 1, 1996 to December 31, 1996 and (2) in the case of Ogden Professional Services Corporation (the "Predecessor Company"), its audited consolidated financial statements for the period from January 1, 1996 to March 31, 1996. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, that are necessary for a fair presentation of the financial position and results of operations for these periods. Each of the audited consolidated financial statements of Anteon and our Predecessor Company have been audited by KPMG LLP, independent certified public accountants. The results of operations for each period presented below are not comparable to the prior period as a result of business acquisitions consummated in 1997, 1998 and 1999. Results of operations of these acquired businesses are included in Anteon's consolidated financial statements for the periods subsequent to the respective dates of acquisition. You should read the following information in conjunction with "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Anteon Corporation," "Business" and the historical consolidated financial statements of Anteon, together with the notes thereto, included elsewhere in this prospectus.

                                  PREDECESSOR                           ANTEON
                                  COMPANY(A)    -------------------------------------------------------
                                 -------------  PERIOD FROM
                                  PERIOD FROM    APRIL 1,
                                  JANUARY 1,       1996
                                     1996           TO            YEAR ENDED         SIX MONTHS ENDED
                                      TO         DECEMBER        DECEMBER 31,            JUNE 30,
                                   MARCH 31,        31,      --------------------  --------------------
                                     1996          1996        1997       1998       1998       1999
                                 -------------  -----------  ---------  ---------  ---------  ---------
                                  (DOLLARS IN        (DOLLARS IN THOUSANDS)
                                  THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues.......................    $  32,046     $ 109,780   $ 176,292  $ 249,776  $ 108,196  $ 145,609
Gross profit...................        2,828         9,354      16,753     28,188     12,057     17,033
Operating income...............          757         2,678       5,080     10,443      5,009      6,648
Interest expense, net..........           --         1,455       2,365      1,736      1,736      5,500

Income before provision for
  income taxes and
  extraordinary item...........          757         1,223       2,702      4,821      3,259      1,131
Income tax expense.............          303           416       1,063      2,353      1,310        399
Net income before extraordinary
  item.........................    $     454     $     807   $   1,639  $   2,468      1,949        732
Extraordinary item, net of
  tax..........................           --            --          --         --         --        463(b)
                                 -------------  -----------  ---------  ---------  ---------  ---------
Net income.....................          454           807       1,639      2,468      1,949        269
                                 -------------  -----------  ---------  ---------  ---------  ---------
                                 -------------  -----------  ---------  ---------  ---------  ---------

OTHER DATA:
EBITDA(c)......................    $   1,143     $   5,800   $   9,583  $  15,988  $   7,112  $   9,393
EBITDA margin..................          3.6%          5.3%        5.4%       6.4%       6.6%       6.5%
Cash flow from (used in)
  operating activities.........    $   2,224     $   7,519   $  14,094  $  (8,340) $  (9,426) $   5,677
Capital expenditures...........          211           376         817      2,089      1,164      1,335
Ratio of earnings to fixed
  charges(d)...................         4.5x          1.6x        1.8x       1.6x       2.3x       1.2x

                                                                                                         AS OF
                                                                                                       JUNE 30,
                                                                                                         1999
                                                                                                     -------------
BALANCE SHEET DATA:
Current assets.....................................................................................    $ 106,459
Working capital....................................................................................    $  43,602
Total assets.......................................................................................      287,107

------------------------

(a) Represents the results of operations and financial position of our Predecessor Company prior to its acquisition by Anteon.

(b) Represents the write-off of $772 of deferred financing fees, net of income taxes of $309, related to the existing credit facility which was repaid early in conjunction with the Transactions.

(c) EBITDA represents earnings before interest, taxes and depreciation and amortization. EBITDA also excludes a one-time noncash, nonrecurring charge of $0.1 million relating to asset write-offs at Techmatics. Management believes that these charges will not recur and will not result in future cash charges. EBITDA is presented because we believe that it is a widely accepted supplemental indicator of an entity's ability to incur and service debt. However, EBITDA should not be considered by an investor as an alternative to net income or operating income as an indicator of our operating performance or cash flow from operations, or as an alternative to cash flows as a measure of liquidity.

(d) For purposes of this computation, earnings are defined as losses plus fixed charges. Fixed charges are the sum of (i) interest expensed and capitalized,
    (ii) amortization of deferred financing costs, premium and debt discounts,
    (iii) the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third) and (iv) dividends on preferred stock.

        SUMMARY CONSOLIDATED FINANCIAL DATA--ANALYSIS & TECHNOLOGY, INC.

    The following summary consolidated financial data has been derived from A&T's audited consolidated financial statements as of March 31, 1997, 1998, and 1999, and for the years ended March 31, 1996, 1997, 1998, and 1999, which have been audited by KPMG LLP, independent certified public accountants. The results of operations for each period presented below are not comparable to the prior period as a result of business acquisitions consummated in 1997 and 1998. Results of operations of these acquired businesses are included in A&T's consolidated financial statements for the periods subsequent to the respective dates of acquisition. You should read this data in conjunction with "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Analysis & Technology, Inc." "Business" and the historical consolidated financial statements of A&T, together with the notes thereto, included elsewhere in this prospectus.

                                                                                YEAR ENDED MARCH 31,
                                                                   ----------------------------------------------
                                                                      1996        1997      1998(A)       1999
                                                                   ----------  ----------  ----------  ----------
                                                                               (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues.........................................................  $  122,924  $  142,547  $  159,956  $  170,355
Operating earnings...............................................       6,254       6,770       7,945      10,280
Interest expense, net............................................         512         319         171         350
Income before provision for income taxes.........................       5,404       5,813       8,344       8,751
Income tax expense...............................................       1,816       2,437       4,152       3,879
                                                                   ----------  ----------  ----------  ----------
Net earnings from continuing operations..........................  $    3,588  $    3,376  $    4,192  $    4,872
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

OTHER DATA:
EBITDA (b).......................................................      $9,155      $9,337     $11,781     $12,620
EBITDA margin....................................................         7.4%        6.6%        7.4%        7.4%
Cash flow from operating activities..............................      $3,123      $9,108     $ 7,774     $ 6,130
Capital expenditures.............................................       1,748       2,327       3,031       2,508

                                                                                           AS OF MARCH 31,
                                                                                   -------------------------------
                                                                                     1997       1998       1999
                                                                                   ---------  ---------  ---------
                                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Current assets...................................................................  $  28,869  $  28,088  $  31,110
Working capital..................................................................     16,578     14,455     15,925
Total assets.....................................................................     57,813     63,609     73,746

------------------------

(a) Includes the results of operations of Command Control, Inc. from October 1997, Interactive Media Solutions, Inc. from April 1997, UP, Inc. from November 1997, Dalco Electronics Corporation from August 1997 and Cambridge Acoustical Associates, Inc. from February 1998, the respective dates of acquisition by A&T.

(b) EBITDA represents earnings before interest, taxes and depreciation and amortization. EBITDA is presented because we believe that it is a widely accepted supplemental indicator of an entity's ability to incur and service debt. However, EBITDA should not be considered by an investor as an alternative to net income or operating income as an indicator of operating performance or cash flow from operations, or as an alternative to cash flows as a measure of liquidity.

                                  RISK FACTORS

    BEFORE YOU TENDER THE INITIAL NOTES IN THE EXCHANGE OFFER, YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. CERTAIN STATEMENTS IN THIS PROSPECTUS (INCLUDING CERTAIN OF THE FOLLOWING RISK FACTORS) CONSTITUTE FORWARD-LOOKING STATEMENT. SEE "FORWARD-LOOKING STATEMENTS."

RISK FACTORS RELATING TO THE NOTES

    SUBSTANTIAL LEVERAGE--OUR SUBSTANTIAL INDEBTEDNESS COULD AVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

    We have a significant amount of debt outstanding. You should be aware that this level of debt could have important consequences to you as a holder of the notes. Below we have identified for you some of the material potential consequences resulting from this significant amount of debt.

    - We may be unable to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes.

    - A significant portion of our cash flow from operations must be dedicated to the repayment of indebtedness, thereby reducing the amount of cash we have available for other purposes.

    - Our ability to adjust to changing market conditions may be hampered. We may be more vulnerable in a volatile market.

    ADDITIONAL BORROWINGS AVAILABLE--DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS DESCRIBED ABOVE.

    We and our subsidiaries may be able to incur additional indebtedness in the future. The terms of the Indenture limit but do not prohibit us or our subsidiaries from doing so. Our new credit facility currently permits additional borrowings of up to $53.4 million, based on our current borrowing base and ratio of net debt to EBITDA (as defined in the new credit facility) and amounts currently outstanding under the revolving credit facility, and any such borrowings will be senior to the notes and the Subsidiary Guarantees (as defined in "Description of the Notes--Certain Definitions"). If new debt is added by us or our subsidiaries, the related risks that we and they now face could intensify. Please refer to the sections in this prospectus entitled "Capitalization," "Selected Consolidated Financial Data," "Description of Other Material Agreements--New Credit Facility" and "Description of the Notes."

    ABILITY TO SERVICE DEBT--TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

    You should be aware that our ability to repay or refinance our debt depends on our successful financial and operating performance. We cannot assure you that our business strategy will succeed or that we will achieve our anticipated financial results. Our financial and operational performance depends upon a number of factors, many of which are beyond our control. These factors include:

    - the current economic and competitive conditions in the information technology industry;

    - Federal government spending levels, both generally and by our particular customers;

    - any operating difficulties, operating costs or pricing pressures we may experience;

    - the passage of legislation or other regulatory developments that affects us adversely; and

    - any delays in implementing any strategic projects we may have.

    We cannot assure you that we will generate sufficient cash flow from operations or that we will be able to obtain sufficient funding to satisfy all of our obligations, including the notes. Our ratio of EBITDA to total cash interest expense for the six months ended June 30, 1999 would have been 2.3 to
1.0. If we are
unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional equity capital. However, we cannot assure you that any alternative strategies will be feasible at the time or prove adequate. Also, certain alternative strategies would require the consent of our senior secured lenders before we engage in any such strategy. Please refer to the sections in this prospectus entitled "Description of Other Material Agreements" and "Description of the Notes."

    SUBORDINATION--YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS JUNIOR TO A SIGNIFICANT PORTION OF OUR GUARANTORS' EXISTING INDEBTEDNESS AND POSSIBLY ALL OF OUR FUTURE BORROWINGS. FURTHER, THE CLAIMS OF CREDITORS OF OUR NON-GUARANTOR SUBSIDIARIES WILL HAVE PRIORITY WITH RESPECT TO THE ASSETS AND EARNINGS OF SUCH SUBSIDIARIES OVER YOUR CLAIMS.

    The notes and the Subsidiary Guaranties will be subordinated to the prior payment in full of our and the Subsidiary Guarantors' (as defined in "Description of the Notes--Certain Definitions") current and future Senior Indebtedness. As of June 30, 1999, we had $73.0 million outstanding under our new credit facility and the Subsidiary Guarantors had $73.0 million of Senior Indebtedness (consisting solely of their Senior Guaranty of our obligations under the new credit facility). Because of the subordination provisions of the notes, in the event of the bankruptcy, liquidation or dissolution of our company or any subsidiary guarantor, our assets or the assets of the Subsidiary Guarantors would be available to pay obligations under the notes only after all payments had been made on our or the Subsidiary Guarantors' Senior Indebtedness. We cannot assure you that sufficient assets will remain after all such payments have been made to make any payments on the notes, including payments of interest when due.

    We conduct a portion of our business through our subsidiaries. Any future domestic subsidiary that does not incur indebtedness and all of our foreign subsidiaries will not be guaranteeing the notes. Claims of creditors or our non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness or guaranties issued by such subsidiaries, will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of our company, including holders of the notes, even if the obligations of such subsidiaries do not constitute Senior Indebtedness. As of June 30, 1999, after eliminating intercompany activity, our subsidiaries that are not Subsidiary Guarantors would have 0.4% of our consolidated liabilities and assets, respectively.

    Please refer to the sections in this prospectus entitled "Description of the Notes--Ranking" and "Description of the Notes--Certain Covenants--Limitations on Indebtedness."

    RESTRICTIVE DEBT COVENANTS--THE TERMS OF OUR NEW CREDIT FACILITY AND THE INDENTURE IMPOSE SIGNIFICANT RESTRICTIONS ON OUR ABILITY AND THAT OF OUR SUBSIDIARIES TO TAKE CERTAIN ACTIONS, WHICH MAY HAVE AN IMPACT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

    The indenture and our new credit facility will impose significant operating and financial restrictions on us and our subsidiaries and require us to meet certain financial tests. These restrictions may significantly limit or prohibit us from engaging in certain transactions, including the following:

    - incurring or guaranteeing additional indebtedness;

    - paying dividends or other distributions to our stockholders or redeeming, repurchasing or retiring our capital stock or subordinated obligations;

    - making investments;

    - creating liens on our assets;

    - issuing or selling capital stock of our subsidiaries;

    - transforming or selling assets currently held by us;

    - engaging in transactions with affiliates; and

    - engaging in mergers or consolidations.

    The failure to comply with any of these covenants would cause a default under the indenture and our other debt agreements. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. Complying with these covenants may cause us to take actions that are not favorable to holders of the notes. Please refer to the sections in this prospectus entitled "Description of Other Material Agreements" and "Description of the Notes--Certain Covenants".

    LIMITATIONS ON SUBSIDIARY GUARANTIES--THE GUARANTIES PROVIDED BY OUR SUBSIDIARIES ARE SUBJECT TO CERTAIN DEFENSES WHICH MAY LIMIT YOUR RIGHT TO RECEIVE PAYMENT ON THE NOTES AND ARE SUBORDINATED TO THE RIGHTS OF OTHER CREDITORS OF SUCH SUBSIDIARY GUARANTORS.

    Although the Subsidiary Guaranties provide the holders of the notes with a direct claim against the assets of the Subsidiary Guarantors, enforcement of the Subsidiary Guaranties against any Subsidiary Guarantor would be subject to certain "suretyship" defenses available to guarantors generally. Enforcement could also be subject to other defenses available to the Subsidiary Guarantors in some circumstances. Please refer to the section in this prospectus entitled "--Fraudulent Conveyance Matters." To the extent that the Subsidiary Guaranties are not enforceable, the notes and Subsidiary Guaranties would be effectively subordinated to all liabilities of the Subsidiary Guarantors, including trade payables of such Subsidiary Guarantors, whether or not such liabilities otherwise would constitute Senior Indebtedness under the indenture. In addition, the payment of dividends to us by our subsidiaries is contingent upon the earnings of those subsidiaries and approval of those subsidiaries.

    FRAUDULENT CONVEYANCE MATTERS--FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID THE NOTES AND THE SUBSIDIARY GUARANTIES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM ANTEON OR THE SUBSIDIARY GUARANTORS.

    An unpaid creditor or representative of creditors, such as a trustee in bankruptcy or Anteon as a debtor-in-possession in a bankruptcy proceeding, could file a lawsuit claiming that the issuance of the notes constituted a "fraudulent conveyance." To make such a determination, a court would have to find that we did not receive fair consideration or reasonably equivalent value for the notes, and that, at the time the notes were issued, we:

    - were insolvent;

    - were rendered insolvent by the issuance of the notes;

    - were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

    - intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured.

    If a court were to make such a finding, it could void our obligations under the notes, subordinate the notes to our other indebtedness or take other actions detrimental to you as a holder of the notes.

    The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent for these purposes if the sum of that company's debts is greater than the fair value of all of that company's property, or if the present fair saleable value of that company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they mature. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the notes, if it determined that the transaction was made with intent to hinder, delay or defraud creditors, or a court could subordinate the indebtedness, including the notes, to the claims of all existing and future creditors on similar grounds. We cannot determine in advance what standard a court would apply to determine whether we were "insolvent" in connection with the sale of the notes.

    The making of the Subsidiary Guaranties might also be subject to similar review under relevant fraudulent conveyance laws if a bankruptcy, reorganization or rehabilitation case or a lawsuit (including circumstances in which bankruptcy is not involved) were commenced by, or on behalf of, unpaid creditors of the Subsidiary Guarantors at some future date. A court could impose legal and equitable remedies, including subordinating the obligations under the subsidiary guaranties, directing the repayment of any amounts paid from the proceeds of the Subsidiary Guaranties to a fund for the benefit of other creditors or taking other actions detrimental to you as a holder of the notes.

    FINANCING CHANGE OF CONTROL OFFER--WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

    If a Change of Control (as defined in "Description of the Notes--Certain Definitions") occurs, you have the right to require us to repurchase any or all of the notes you own at a price equal to 101% of the principal amount thereof, together with any interest we owe you. Upon a Change of Control, we may be required immediately to repay the outstanding principal, any accrued interest on the notes, any amounts owed by us under our new credit facility and other indebtedness or preferred stock then outstanding. We cannot assure you that we would be able to repay the amounts outstanding under our new credit facility or the principal amount outstanding of our other indebtedness or shares of our preferred stock, if applicable, or to obtain the necessary consents to purchase the notes. Any requirement to offer to purchase any outstanding notes may result in our having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance such indebtedness, such financing may be on terms unfavorable to us. If we fail to repurchase all of the notes tendered for purchase upon the occurrence of a Change of Control, such failure will be an event of default under the indenture and under our new credit facility.

    NO PRIOR MARKET FOR THE EXCHANGE NOTES--AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE EXCHANGE NOTES.

    The exchange notes will be registered under the Securities Act but will not be eligible for trading on the Private Offerings, Resales and Trading through Automated Linkages market. The exchange notes will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

    - the development of any market for the exchange notes,

    - the liquidity of any market for the exchange notes that may develop,

    - your ability to sell your exchange notes, or

    - the price at which would be able to sell your exchange notes.

    We have been advised by the initial purchasers for the initial notes that they presently intend to make a market in the exchange notes. However, they are not obligated to do so and may discontinue any market-making activity with respect to the exchange notes at any time without notice. If a market for the exchange notes were to exist, the exchange notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and the financial performance of Anteon and A&T. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market for the exchange notes, if any, will not be subject to similar disruptions. Any disruption may adversely affect you as a holder of the exchange notes.

    ISSUANCE OF THE EXCHANGE NOTES -- THE ISSUANCE OF THE EXCHANGE NOTES MAY ADVERSELY AFFECT THE MARKET FOR THE INITIAL NOTES.

    Following commencement of the exchange offer, you may continue to trade the initial notes in the Private Offerings, Resales and Trading through Automated Linkages market. If initial notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected.

    FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER -- YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE CONSEQUENCES.

    The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes pursuant to the exchange offer, or if you do not properly tender your initial notes in the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act. In addition, you will no longer be able to obligate us to register the initial notes under the Securities Act except in the limited circumstances provided under our registration rights agreement.

    DELIVERY OF A PROSPECTUS -- CERTAIN PERSONS WHO PARTICIPATE IN THE EXCHANGE OFFER MUST DELIVER A PROSPECTUS IN CONNECTION WITH RESALES OF THE EXCHANGE NOTES.

    Based on certain no-action letters issued by the staff of the Securities and Exchange Commission, we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "The Exchange Offer," you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer an exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under this Act, you may incur liability under the Securities Act. We do not and will not assume or indemnify you against this liability.

RISKS ASSOCIATED WITH FEDERAL GOVERNMENT CONTRACTING

    FEDERAL GOVERNMENT CONTRACTING RISKS--OUR BUSINESS COULD BE ADVERSELY AFFECTED IF THERE WERE ANY SIGNIFICANT CHANGES IN THE CONTRACTING POLICIES OR FISCAL POLICIES OF THE U.S. FEDERAL GOVERNMENT.

    We derive substantially all of our revenues from contracts with the U.S. Federal government or subcontracts under Federal government prime contracts, and we believe that the success and development of our business will continue to depend on our successful participation in Federal government contract programs. Accordingly, changes in Federal government contracting policies could directly affect our financial performance. Among the factors that could materially adversely affect our Federal government contracting business are:

    - budgetary constraints affecting Federal government spending generally, or specific departments or agencies in particular, and changes in fiscal policies or available funding;

    - changes in Federal government programs or requirements;

    - curtailment of the Federal government's use of technology services firms;

    - the adoption of new laws or regulations;

    - technological developments;

    - Federal governmental shutdowns (such as that which occurred during the Federal government's 1996 fiscal year);

    - competition and consolidation in the information technology industry; and

    - general economic conditions.

These or other factors could cause Federal governmental agencies to reduce their purchases under contracts, to exercise their right to terminate contracts or not to exercise options to renew contracts, any of which could have a material adverse effect on our financial condition, results of operations and debt service capability.

    Many of our Federal government customers are subject to increasingly stringent budgetary constraints. We have substantial contracts in place with many Federal departments and agencies, and our continued performance under these contracts, or award of additional contracts from these agencies, could be materially adversely affected by spending reductions or budget cutbacks at these agencies. Please refer to the section in this prospectus entitled "Overview of Federal Government Contracting." Such reductions or cutbacks could have a material adverse effect on our financial condition, results of operations and debt service capability.

    EARLY TERMINATION OF CONTRACTS--WE ARE NOT ABLE TO GUARANTEE THAT OUR CONTRACTS WITH THE U.S. FEDERAL GOVERNMENT AND SUBCONTRACTS UNDER FEDERAL GOVERNMENT PRIME CONTRACTS WILL NOT BE TERMINATED PRIOR TO THEIR COMPLETION AND THERE IS NO GUARANTEE THAT WE WILL RETAIN THESE CONTRACTS IN ANY COMPETITIVE REBIDDING PROCESS.

    We derive substantially all of our revenues from U.S. Federal government contracts and subcontracts under Federal government prime contracts that typically span one or more base years and one or more option years and are awarded through formal competitive bidding processes. Many of the option periods cover more than half of the contract's potential duration. Federal government agencies generally have the right not to exercise these option periods. In addition, our contracts typically also contain provisions permitting a government client to terminate the contract on short notice, with or without cause. A decision not to exercise option periods or to terminate contracts would reduce the profitability of these contracts to us. Our contractual costs and revenues are subject to adjustment as a result of Federal government audits. Please refer to the section in this prospectus entitled "--Contracts Subject to Audit."

    Upon expiration, if the customer requires further services of the type provided in the contract, there is frequently a competitive rebidding process, and there can be no assurance that we will win any particular bid, or that we will be able to replace business lost upon expiration or completion of a contract. Further, all Federal government contracts are subject to protest by competitors. The unexpected termination of one or more of our significant contracts could result in significant revenue shortfalls. The termination or nonrenewal of any of our significant contracts, short-term revenue shortfalls, the imposition of fines or damages or our suspension or debarment from bidding on additional contracts could have a material adverse effect on our financial condition, results of operations and debt service capability. For a description of some of our material contracts, please refer to the sections in this prospectus entitled "Business-- Anteon Divisions" and "Business--A&T Divisions."

    CONTRACTS SUBJECT TO AUDIT--OUR BUSINESS COULD BE ADVERSELY AFFECTED BY A NEGATIVE AUDIT BY THE DEFENSE CONTRACT AUDIT AGENCY. WE COULD BE REQUIRED TO REIMBURSE THE U.S. FEDERAL GOVERNMENT FOR COSTS THAT WE HAVE EXPENDED ON OUR CONTRACTS AND OUR ABILITY TO COMPETE SUCCESSFULLY FOR FUTURE CONTRACTS COULD BE MATERIALLY IMPAIRED.

    The Defense Contract Audit Agency, which we refer to as "DCAA" and certain other government agencies, routinely audit and investigate government contracts. These agencies review a contractor's performance on its contract, pricing practices, cost structure and compliance with applicable laws, regulations and standards. Any costs found to be improperly allocated to a specific contract will not be reimbursed, while costs already reimbursed must be refunded. Therefore, a DCAA audit could result in a substantial adjustment to our revenues. No material adjustments have resulted from any DCAA audits of us completed as of December 31, 1996, and we believe that adjustments resulting from subsequent audits will not adversely affect our business. If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or debarment from doing business with the Federal government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us. Any such government determination of impropriety or illegality, or allegation of impropriety, could have a material adverse effect on our financial condition, results of operations and debt service capabilities.

    RISKS UNDER IDIQ CONTRACTS AND GSA SCHEDULE CONTRACT VEHICLES--MANY OF OUR U.S. FEDERAL GOVERNMENT CUSTOMERS SPEND THEIR PROCUREMENT BUDGETS THROUGH GSA SCHEDULE CONTRACTS AND WE ARE REQUIRED TO COMPETE FOR POST-AWARD ORDERS.

    Budgetary pressures and reforms in the procurement process have caused many U.S. Federal government customers to increasingly purchase goods and services through "indefinite delivery, indefinite quantity", which we refer to as "IDIQ", contracts, General Service Administration, which we refer to as "GSA", Schedule contracts and other multiple award and/or government-wide acquisition contract vehicles. These contract vehicles have resulted in increased competition and pricing pressure requiring that we make sustained post-award efforts to realize revenues under the relevant contract. There can be no assurance that we will continue to increase revenues or otherwise sell successfully under these contract vehicles. Our failure to compete effectively in this procurement environment could have a material adverse effect on our financial condition, results of operations and debt service capability. For a description of some of our material contracts, please refer to the sections in this prospectus entitled "Business--Anteon Divisions" and "Business--A&T Divisions."

RISK FACTORS RELATING TO THE INDUSTRY

    GOVERNMENT REGULATIONS--WE MAY BE LIABLE FOR PENALTIES UNDER A VARIETY OF PROCUREMENT RULES AND REGULATIONS. CHANGES IN GOVERNMENT REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

    Our defense and commercial businesses must comply with and are affected by various government regulations. Among the most significant regulations are the Federal Acquisition Regulations, which comprehensively regulate the formation, administration and performance of government contracts; the Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with contract negotiations; the Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based government contracts; and laws, regulations and Executive Orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data. These regulations affect how our customers and we can do business and, in some instances, impose added costs on our businesses. Any changes in applicable laws could adversely affect the financial performance of the business affected by the changed regulations. Any failure to comply with applicable laws could result in contract termination, price or fee reductions or suspension or debarment from contracting with the Federal government.

    RISKS RELATING TO FURTHER REDUCTIONS OR CHANGES IN MILITARY EXPENDITURES--A DECLINE IN THE U.S. DEFENSE BUDGET MAY ADVERSELY AFFECT OUR OPERATIONS.

    Sales under contracts with the U.S. Government's Department of Defense, including under subcontracts that identified the Department of Defense as the ultimate purchaser, represented approximately 34% of our sales in 1998. The U.S. defense budget has generally declined since the mid-1980s, resulting in a slowing of new program starts, program delays and program cancellations. This reduction in the U.S. defense budget has caused most defense-related government contractors to experience declining revenues, increased pressure on operating margins and, in some cases, net losses.

    The loss or significant curtailment of our material U.S. or international military contracts or the failure to renew or replace material contracts upon expiration or completion or a general significant decline in military expenditures, could materially and adversely affect our financial condition, results of operations and debt service capability.

RISK FACTORS RELATING TO ANTEON AND A&T

    BACKLOG--WE ARE NOT ABLE TO GUARANTEE THAT CONTRACT ORDERS IN OUR OR A&T'S BACKLOG WILL RESULT IN ACTUAL REVENUES IN ANY PARTICULAR FISCAL PERIOD.

    There can be no assurance that our or A&T's backlog will result in actual revenues in any particular period or at all. Further, there can be no assurance that any contract included in backlog that generates revenue will be profitable. Our backlog consists of "funded" backlog which is based upon amounts actually appropriated by a customer for payment of goods and services and "unfunded" backlog which is based upon management's estimate of the future potential of our existing contracts to generate revenues for us. These estimates are based on our experience under such contracts and similar contracts, and management believes such estimates to be reasonable. However, there can be no assurances that all of such backlog will be recognized as revenue.

    In addition, the Federal government's ability to select multiple winners under IDIQ contracts, as well as its right to award subsequent task orders to any particular awardee, means that there is no assurance that unfunded contract backlog will result in actual orders. Further, the Federal government enjoys broad rights to unilaterally modify or terminate such contracts. Accordingly, most of our and A&T's backlog is subject to modification and termination at the Federal government's discretion. In addition, funding for orders from the Federal government is subject to approval on an annual basis by Congress pursuant to the appropriations process.

    RELIANCE ON SUBCONTRACTORS--WE REGULARLY EMPLOY SUBCONTRACTORS TO ASSIST US IN SATISFYING OUR CONTRACTUAL OBLIGATIONS. IF THESE SUBCONTRACTORS FAIL TO PERFORM THEIR CONTRACTUAL OBLIGATIONS, OUR PRIME CONTRACT PERFORMANCE AND OUR ABILITY TO OBTAIN FUTURE BUSINESS COULD BE MATERIALLY AND ADVERSELY IMPACTED.

    Our performance of government contracts may involve the issuance of subcontracts to other companies upon which we rely to perform all or a portion of the work we are obligated to deliver to our customers. A failure by one or more of our subcontractors to satisfactorily deliver on a timely basis the agreed-upon supplies and/or perform the agreed-upon services may materially and adversely impact our ability to perform our obligations as a prime contractor. In extreme cases, such subcontractor performance deficiencies could result in the government terminating Anteon's contract for default. A default termination could expose Anteon to liability for excess costs of reprocurement by the government and have a material adverse effect on our ability to compete for future contracts and task orders.

    DEPENDENCE ON KEY TECHNICAL PERSONNEL--IF WE LOSE OUR TECHNICAL PERSONNEL, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

    Our continued success depends in large part on our ability to recruit and retain the technical personnel necessary to serve our clients effectively. Competition for skilled personnel in the information technology and engineering services industry is intense, and technology service companies often experience high attrition among their skilled employees. Excessive attrition among our technical personnel could increase our costs of performing our contractual obligations, reduce our ability to efficiently satisfy our clients' needs and constrain our future growth. In addition, we must often comply with provisions in Federal government contracts that require employment of persons with specified levels of education, work experience and security clearances. The loss of any significant number of our existing key technical personnel or the inability to attract and retain key employees in the future could have a material adverse effect on our ability to win new business as well as our financial condition, results of operations and debt service capability. Please refer to the sections in this prospectus entitled "Business--Employees" and "Management."

    ACQUISITION STRATEGY--WE INTEND TO PURSUE FUTURE ACQUISITIONS AND ARE CURRENTLY CONSIDERING SPECIFIC ACQUISITIONS WHICH MAY ADVERSELY AFFECT OUR BUSINESS IF WE CANNOT EFFECTIVELY INTEGRATE THESE NEW OPERATIONS.

    Our continued success will depend upon our ability to integrate Vector Data Systems, Inc., Tech-matics, A&T and any businesses we may acquire in the future. The integration of such businesses into our operations may require a disproportionate amount of management's attention and our resources. There can be no assurance that the acquired entities will operate profitably, that we will realize anticipated synergies or that acquisitions will cause our operating performance to improve.

    Although management regularly engages in discussions with and submits acquisition proposals to acquisition targets, there can be no assurance that suitable acquisition targets will be available in the future on reasonable terms. In addition, to the extent that we complete any additional acquisitions, no assurance can be given that acquisition financing will be available on reasonable terms or at all, that any new businesses will generate revenues or net income comparable to our existing businesses or that such businesses will be integrated successfully or operated profitably. In addition, the new credit facility contains certain covenants restricting, among other things, acquisitions and capital expenditures, and the new credit facility and the indenture limit the incurrence of additional indebtedness. Such covenants may further limit our ability to complete additional acquisitions.

    POTENTIAL UNDISCLOSED LIABILITIES ASSOCIATED WITH ACQUISITIONS--WE MAY BE SUBJECT TO CERTAIN LIABILITIES ASSUMED IN CONNECTION WITH OUR ACQUISITIONS THAT COULD ADVERSELY AFFECT OUR BUSINESS.

    We conduct due diligence in connection with each of our acquisitions. In connection with our acquisition of A&T, or any other acquisition made by us, there may be liabilities that we fail to discover or that we inadequately assess in our due diligence efforts. In particular, to the extent that prior owners of any acquired businesses failed to comply with or otherwise violated procurement requirements or applicable laws, Anteon, as the successor owner, may be financially responsible for these violations or otherwise be adversely affected. The discovery of any material liabilities could have a material adverse effect on our financial condition, results of operations and debt service capability.

    RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS--OUR INTERNATIONAL BUSINESS EXPOSES US TO ADDITIONAL RISKS INCLUDING EXCHANGE RATE FLUCTUATIONS, FOREIGN TAX AND LEGAL REGULATIONS AND POLITICAL OR ECONOMIC INSTABILITY THAT COULD ADVERSELY AFFECT OUR BUSINESS.

    In connection with our international operations, which generated less than 5% of our 1998 revenues, we are subject to risks associated with operating in and selling to foreign countries, including:

    - devaluations and fluctuations in currency exchange rates;

    - changes in or interpretations of foreign regulations that may adversely affect our ability to sell all of our products or repatriate profits to the United States;

    - imposition of limitations on conversions of foreign currencies into dollars;

    - imposition of limitations on or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries or joint ventures;

    - hyperinflation or political instability in foreign countries;

    - imposition or increase of investment and other restrictions or requirements by foreign governments; and

    - U.S. arms export control regulations and policies which govern our ability to supply foreign affiliates and customers.

To the extent we expand our international operations, these and other risks associated with international operations are likely to increase. Although such risks have not had a material adverse effect on our financial condition, results of operations or debt service capability in the past, no assurance can be given that such risks will not have such an adverse effect on us in the future.

    CONCENTRATION OF OWNERSHIP--WE WILL BE CONTROLLED BY ENTITIES UNDER THE CONTROL OF MR. ISEMAN, WHOSE INTERESTS MAY NOT BE ALIGNED WITH YOURS.

    Affiliates of Caxton-Iseman Capital which are controlled by Mr. Frederick J. Iseman beneficially own more than 99% of our capital stock. Consequently, Mr. Iseman can control the election of our directors and the outcome of all matters submitted to a vote of our shareholders, as well as our management, operations and policies. Mr. Iseman's interests may not be fully aligned with yours and this could lead to a strategy that is not in your best interests.

RISKS ASSOCIATED WITH "YEAR 2000" PROBLEM

    We are dependent on business systems, which include our information technology systems and non-information technology devices with embedded microprocessors in operating our business. We also depend on the proper functioning of business systems of third parties, such as our vendors and customers. The failure of any of these systems to appropriately interpret the upcoming calendar year 2000 could have a material adverse effect on our financial condition, results of operations, debt service capability, cash flow and business prospects.

    During fiscal 1998 we implemented a plan which prepared our systems to be Year 2000 compliant. We have completed our inventory phase and, based on this analysis, we believe that our systems and applications will not be adversely affected by any Year 2000 issues. Our aggregate costs incurred in 1998 to assess our Year 2000 readiness were not material and management expects that any future expenditures in 1999 will be similarly immaterial. However, we cannot assure you that this estimate will be correct.

    In addition, we have addressed the Year 2000 issue with our significant third-party suppliers and customers through inclusion of appropriate contractual provisions in our business dealings with such companies to ensure their Year 2000 readiness. Management has no reason to believe that any such companies will encounter Year 2000 issues. However, we cannot assure you that they will be successful in avoiding any Year 2000 issues or resolving them in a timely manner, or that any failure to do so would not materially and adversely affect our business.

    Our inability to remedy our own Year 2000 problems or the failure of third parties to do so may cause business interruptions or shutdown and result in financial loss, regulatory actions, reputational harm and/or legal liability.

                                USE OF PROCEEDS

    We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under our registration rights agreement. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate accreted value equal to the accreted value of the exchange notes.

    The following table sets forth sources and uses of funds in connection with the Transactions:

                                                                                                AMOUNT
               SOURCES                                                USES                   -------------
-------------------------------------                 -------------------------------------       (IN
                                          AMOUNT                                              THOUSANDS)
                                       -------------
                                            (IN
                                        THOUSANDS)
New Credit Facility:
  Revolving Credit Facility..........   $    13,000   Acquisition of A&T...................   $   108,800
  Term Loan Facility.................        60,000   Repayment of Anteon debt.............        76,200
Initial Notes........................       100,000   Repayment of A&T debt................         3,200
Equity Contribution..................        22,500   Estimated fees and expenses..........        11,600
Existing cash........................         4,300
                                       -------------                                         -------------
  Total Sources......................   $   199,800   Total Uses...........................   $   199,800
                                       -------------                                         -------------
                                       -------------                                         -------------

                                 CAPITALIZATION

    The following table sets forth the capitalization of Anteon at June 30, 1999. Each of the Transactions were consummated prior to June 30, 1999 and are reflected in the amounts in the table. You should read this table in conjunction with the information in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Anteon Corporation," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Analysis & Technology, Inc." and the historical consolidated financial statements of Anteon and A&T, together with the respective exchange notes thereto, included elsewhere in this prospectus.

                                                                                                         AS OF
                                                                                                     JUNE 30, 1999
                                                                                                     -------------
                                                                                                          (IN
                                                                                                      THOUSANDS)
Total debt:
  New credit facility:
    Revolving credit facility......................................................................   $    13,000
    Term loan facility.............................................................................        60,000
  12% Senior Subordinated Notes Due 2009...........................................................       100,000
  Subordinated notes payable for Techmatics acquisition............................................         8,648
  Mortgage long-term debt..........................................................................         2,076
                                                                                                     -------------
      Total debt...................................................................................   $   183,724
                                                                                                     -------------
Stockholders' equity:
  Common stock, $0.05 par value, 4,415,460 shares authorized; 3,557,672 shares issued and
    outstanding....................................................................................           178
  Additional paid-in capital.......................................................................        40,751
  Accumulated other comprehensive income...........................................................         1,970
  Retained earnings................................................................................         5,183
                                                                                                     -------------
      Total stockholders' equity...................................................................        48,082
                                                                                                     -------------
        Total capitalization.......................................................................   $   231,806
                                                                                                     -------------
                                                                                                     -------------

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

    The following unaudited pro forma condensed consolidated financial data is based on the historical consolidated financial statements of Anteon, A&T and Techmatics, adjusted to give effect to (1) the acquisition of Techmatics, (2) the acquisition of A&T, (3) the offering of the initial notes, (4) the receipt of the equity contribution, (5) the initial borrowings under the new credit facility, (6) the repayment of all the amounts outstanding under the existing credit facility and the repayment of all the outstanding indebtedness of A&T.

    The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and the six months ended June 30, 1999 give effect to the Transactions as if they were completed as of January 1, 1998 and combine Anteon's and A&T's statements of income for the year ended December 31, 1998 and the six months ended June 30, 1999, and the results of operations of Techmatics for the period from January 1, 1998 to May 29, 1998. The Techmatics acquisition was effective as of May 29, 1998 and is reflected in the historical balance sheet of Anteon as of June 30, 1999 and Anteon's historical statements of income for the period from May 29, 1998 to December 31, 1998, and for the six months ended June 30, 1999.

    The acquisition of A&T has been accounted for using the purchase method of accounting. The purchase method of accounting allocates the aggregate purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based upon their respective estimated fair market values as of the assumed date of combination. These estimates were based on preliminary appraisals and other studies that will be completed during the remainder of 1999. The estimates of fair market value in the final allocation of the purchase price may differ from those presented in the accompanying unaudited pro forma condensed consolidated financial data.

    The unaudited pro forma condensed consolidated financial data does not include certain cost savings related to the acquisition of A&T that we expect to realize in connection with the acquisition or the costs of achieving such cost savings. Such pro forma cost savings also do not reflect certain other cost savings related to previous acquisitions or the costs of achieving such cost savings. Management believes that additional cost savings will be generated through reduced general and administrative expenses and the allocation of a portion of Anteon's home office expenses to A&T. A significant portion of such allocated home office expenses will be recovered through A&T's cost-plus contracts which provide for reimbursement of a portion of A&T's indirect costs. Management estimates that such cost savings will be approximately $3.7 million annually before income taxes; however, there can be no assurance that such cost savings will be achieved in the amounts expected or at all. These estimated savings are not reflected in the pro forma data.

    The method of combining historical financial statements for the preparation of the pro forma condensed consolidated financial data is for presentation only. Actual statements of operations of Anteon will reflect the operating results of both Anteon and A&T from the closing date of the acquisition with no retroactive restatements. The unaudited pro forma condensed consolidated financial data is provided for illustrative purposes only and does not purport to be indicative of the financial condition or results of operations that would have been reported had the Transactions occurred on the dates indicated, nor does it represent a forecast of the consolidated financial position or results of operations for any future period. The unaudited pro forma condensed consolidated financial data should be read in conjunction with the historical financial statements, together with the respective notes thereto, for Anteon, A&T and Techmatics, included elsewhere in this prospectus.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                             ADJUSTMENTS FOR                           ADJUSTMENTS
                                  HISTORICAL   HISTORICAL    THE TECHMATICS   PRO FORMA   HISTORICAL     FOR THE
                                    ANTEON    TECHMATICS(A)    ACQUISITION      ANTEON      A&T(B)    TRANSACTIONS   PRO FORMA
                                  ----------  -------------  ---------------  ----------  ----------  -------------  ----------
Revenue.........................  $  249,776    $  32,763                     $  282,539  $  168,247                 $  450,786
Cost of revenues................     221,588       28,639                        250,227     143,429                    393,656
                                  ----------  -------------                   ----------  ----------                 ----------
Gross profit....................      28,188        4,124                         32,312      24,818                     57,130
General and administrative
  expenses......................      15,286        1,883                         17,169      14,917         (568) (c)     31,518
Amortization of non-compete
  agreements....................         530           --             379(d)         909          --                        909
Goodwill amortization...........       1,814           --             372(d)       2,186         944        1,839(e)      4,969
Other...........................         115           --                            115         242                        357
                                  ----------  -------------                   ----------  ----------                 ----------
Operating income................      10,443        2,241                         11,933       8,715                     19,377
Interest expense, net...........       5,597           74                          5,671         357       16,518(f)     22,546
Minority interest in earnings of
  subsidiary....................          25           --                             25          --                         25
                                  ----------  -------------                   ----------  ----------                 ----------
Income (loss) before provision
  (benefit) for income taxes....       4,821        2,167                          6,237       8,358                     (3,194)
Income tax expense (benefit)....       2,353           --             275(g)       2,628       3,689       (6,326)(g)         (9)
                                  ----------  -------------                   ----------  ----------                 ----------
Net income (loss)...............  $    2,468    $   2,167                     $    3,609  $    4,669                 $   (3,185)
                                  ----------  -------------                   ----------  ----------                 ----------
                                  ----------  -------------                   ----------  ----------                 ----------
EBITDA(i).......................  $   15,988                                  $   18,772                             $   31,437
                                  ----------                                  ----------                             ----------
                                  ----------                                  ----------                             ----------

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Statements
                                 of Operations.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1999
                                 (IN THOUSANDS)

                                                                                              ADJUSTMENTS
                                                                     HISTORICAL  HISTORICAL     FOR THE
                                                                       ANTEON      A&T(B)    TRANSACTIONS   PRO FORMA
                                                                     ----------  ----------  -------------  ----------
Revenue............................................................  $  145,609  $   90,097                 $  235,706
Cost of revenues...................................................     128,576      76,444                    205,020
                                                                     ----------  ----------                 ----------
Gross profit.......................................................      17,033      13,653                     30,686
General and administrative expenses................................       8,907       7,312         (292)(c)     15,927
Amortization of non-compete agreements.............................         454          --                        454
Goodwill amortization..............................................       1,024         579          813(e)      2,416
Other..............................................................          --         638                        638
                                                                     ----------  ----------                 ----------
Operating income...................................................       6,648       5,124                     11,251
Interest expense, net..............................................       5,500          93        5,860(f)     11,453
Minority interest in earnings of subsidiary........................          17          --                         17
                                                                     ----------  ----------                 ----------
Income (loss) before provision (benefit) for income taxes..........       1,131       5,031                       (219)
Income tax expense (benefit).......................................         399       2,240       (2,092)(g)        547
                                                                     ----------  ----------                 ----------
Net income (loss)(h)...............................................  $      732       2,791                 $     (766)
                                                                     ----------  ----------                 ----------
                                                                     ----------  ----------                 ----------
EBITDA(i)..........................................................  $    9,393                             $   16,530
                                                                     ----------                             ----------
                                                                     ----------                             ----------

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Statements
                                 of Operations.

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

    The following adjustments have been reflected in the Unaudited Pro Forma Condensed Consolidated Statements of Operations:

(a) To reflect the historical results of operations of Techmatics for the period January 1, 1998 to May 29, 1998. The Techmatics acquisition was effective as of May 29, 1998 and is reflected in Anteon's historical statements of income for the periods from May 29, 1998 to December 31, 1998, and January 1, 1999 to June 30, 1999.

(b) To reflect the historical results of operations of A&T.

(c) To reflect cost savings associated with the elimination of general and administrative expenses of A&T operating as a public company, including fees payable to the board of directors of A&T.

(d) To reflect incremental amortization of goodwill and non-compete agreements resulting from the Techmatics acquisition for the period January 1, 1998 to May 29, 1998.

(e) To reflect the amortization of goodwill of $83,490 from the acquisition of A&T, determined as follows:

                                                             YEAR ENDED      SIX MONTHS ENDED
                                                          DECEMBER 31, 1998    JUNE 30, 1999
                                                          -----------------  -----------------
Amortization expense from the acquisition...............      $   2,783          $   1,392
Elimination of historical A&T goodwill..................           (944)              (579)
                                                                 ------             ------
  Pro forma adjustment to goodwill amortization
    expense.............................................      $   1,839          $     813
                                                                 ------             ------
                                                                 ------             ------

    The acquisition was accounted for using the purchase method whereby the net tangible and identifiable intangible assets acquired and liabilities assumed were recognized at their estimated fair market values at the date of combination. These estimates were based on preliminary appraisals and other studies that will be completed during the remainder of 1999. Amortization expense on the goodwill from the acquisition is being amortized on a straight-line basis over 30 years.

(f) To reflect incremental interest expense associated with (1) the 12% Senior Subordinated Notes Due 2009, (2) initial borrowings under the new credit facility and (3) the amortization of deferred financing costs. Also reflects the elimination of interest expense associated with the existing credit facility. The components of pro forma interest expense for the year ended December 31, 1998 and the six months ended June 30, 1999 are as follows:

                                                             YEAR ENDED      SIX MONTHS ENDED
                                                          DECEMBER 31, 1998   JUNE 30, 1999
                                                          -----------------  ----------------
12% Senior Subordinated Notes Due 2009..................      $  12,000         $    6,000
Term Loan Facility......................................          6,000              3,000
Revolving Credit Facility...............................          1,300                650
Techmatics subordinated notes payable...................          1,040                485
Amortization of deferred financing costs................          1,780              1,217
Other...................................................            426                101
                                                                -------            -------
Pro forma interest expense..............................         22,546             11,453
Less historical interest expense........................         (6,028)            (5,593)
                                                                -------            -------
  Pro forma adjustment to interest expense..............      $  16,518         $    5,860
                                                                -------            -------
                                                                -------            -------

    The interest rates used above are the interest rates that we estimate will be applicable. The Term Loan Facility and the Revolving Credit Facility bear interest at adjustable rates. An increase of 1/8% in the interest rate applicable to the Term Loan Facility or the Revolving Credit Facility will result in pro forma interest expense and pro forma net loss for the year ended December 31, 1998 and the six months ended June 30, 1999 as follows:

                                     YEAR ENDED DECEMBER 31, 1998        SIX MONTHS ENDED JUNE 30, 1999
                                  -----------------------------------  -----------------------------------
                                                REVOLVING                            REVOLVING
                                   TERM LOAN     CREDIT                 TERM LOAN     CREDIT
                                   FACILITY     FACILITY      TOTAL     FACILITY     FACILITY      TOTAL
                                  -----------  -----------  ---------  -----------  -----------  ---------

Pro forma interest expense......   $  22,621    $  22,562   $  22,637   $  11,491    $  11,461   $  11,499
                                  -----------  -----------  ---------  -----------  -----------  ---------
                                  -----------  -----------  ---------  -----------  -----------  ---------
Pro forma net loss..............   $  (3,230)   $  (3,195)  $  (3,240)  $    (789)   $    (771)  $    (794)
                                  -----------  -----------  ---------  -----------  -----------  ---------
                                  -----------  -----------  ---------  -----------  -----------  ---------

(g) To recognize Federal and state income taxes at a combined rate of 40%, after adjusting income (loss) before taxes for non-deductibility of goodwill amortization expense.

(h) The accompanying unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 1999 excludes $772 ($463, net of tax) of deferred financing costs associated with the existing credit facility, which were written off upon early repayment of all the amounts outstanding under such facility.

(i) EBITDA represents earnings before interest, taxes and depreciation and amortization. EBITDA also excludes infrequent and unusual charges of $0.1 million for the year ended December 31, 1998 relating to asset write-offs at Techmatics, and $0.24 million for the six months ended June 30, 1999 relating to a settlement with a former executive. Management believes that these charges will not recur and will not result in further cash charges. EBITDA is presented because we believe that it is a widely accepted supplemental indicator of an entity's ability to incur and service debt. However, EBITDA should not be considered by an investor as an alternative to net income or operating income as an indicator of our operating performance or cash flow from operations, or as an alternative to cash flows as a measure of liquidity.

                      SELECTED CONSOLIDATED FINANCIAL DATA

SELECTED CONSOLIDATED FINANCIAL DATA OF ANTEON CORPORATION

    The following selected consolidated financial data has been derived from (1) in the case of Anteon, its unaudited consolidated financial statements as of June 30, 1999 and for the six months ended June 30, 1999 and 1998 and its audited consolidated financial statements as of and for the years ended December 31, 1998 and 1997 and for the period from April 1, 1996 to December 31, 1996 and
(2) in the case of our Predecessor Company, its audited consolidated financial statements for the period from January 1, 1996 to March 31, 1996, in each case included elsewhere in this prospectus. The following selected consolidated financial data as of December 31, 1996 of Anteon and as of and for the year ended December 31, 1995 of our Predecessor Company is derived from audited consolidated financial statements not included in this prospectus. Each of the audited consolidated financial statements of Anteon and our Predecessor Company have been audited by KPMG LLP, independent certified public accountants. The following selected consolidated financial data as of and for the year ended December 31, 1994 of our Predecessor Company is unaudited and has been prepared on the same basis as the audited consolidated financial statements of our Predecessor Company included elsewhere in this prospectus. In the opinion of Anteon's management, the unaudited data reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. These results are not necessarily indicative of the results that may be expected for a complete year or for any future period and are not comparable to the prior period as a result of business acquisitions consummated in 1997, 1998 and 1999. Results of operations of these acquired businesses are included in Anteon's consolidated financial statements for the periods subsequent to the respective dates of acquisition. You should read this data in conjunction with "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Anteon Corporation," "Business" and the historical consolidated financial statements of Anteon, together with the respective notes thereto, included elsewhere in this prospectus.

                                                                                             ANTEON
                                      PREDECESSOR COMPANY(A)        ---------------------------------------------------------
                                 ---------------------------------
                                                       PERIOD FROM   PERIOD FROM
                                                       JANUARY 1,     APRIL 1,
                                                          1996          1996
                                      YEAR ENDED        TO MARCH     TO DECEMBER        YEAR ENDED         SIX MONTHS ENDED
                                     DECEMBER 31,          31,           31,           DECEMBER 31,            JUNE 30,
                                 --------------------  -----------  -------------  --------------------  --------------------
                                   1994       1995        1996          1996        1997(B)    1998(C)    1998(C)    1999(D)
                                 ---------  ---------  -----------  -------------  ---------  ---------  ---------  ---------
                                      (DOLLARS IN THOUSANDS)              (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues.......................  $  78,154  $ 108,504   $  32,046     $ 109,780    $ 176,292  $ 249,776  $ 108,196    145,609
Costs of revenues..............     73,771    101,084      29,218       100,426      159,539    221,588     96,139    128,576
                                 ---------  ---------  -----------  -------------  ---------  ---------  ---------  ---------
Gross profit...................      4,383      7,420       2,828         9,354       16,753     28,188     12,057     17,033
General and administrative
  expenses.....................      9,471      6,489       2,071         4,616        8,061     15,286      6,203      8,907
Amortization of non-compete
  agreements (e)...............         --         --          --         1,714        2,286        530         76        454
Goodwill amortization..........         --         --          --           346          742      1,814        751      1,024
Costs of acquisitions (f)......         --         --          --            --          584        115         18         --
                                 ---------  ---------  -----------  -------------  ---------  ---------  ---------  ---------
Operating income (loss)........     (5,088)       931         757         2,678        5,080     10,443      5,009      6,648
Interest expense, net..........        952        105          --         1,455        2,365      5,597      1,736      5,500
Minority interest in earnings
  of subsidiary................         --         --          --            --           13         25         14         17
                                 ---------  ---------  -----------  -------------  ---------  ---------  ---------  ---------
Income (loss) before provision
  for income taxes and
  extraordinary item...........     (6,040)       826         757         1,223        2,702      4,821      3,259      1,131
Income tax expense (benefit)...     (2,416)       330         303           416        1,063      2,353      1,310        399
                                 ---------  ---------  -----------  -------------  ---------  ---------  ---------  ---------
Net income (loss) before
  extraordinary item...........  $  (3,624) $     496   $     454     $     807    $   1,639  $   2,468  $   1,949  $     732
Extraordinary item, net of
  tax..........................         --         --          --            --           --         --         --        463(g)
                                 ---------  ---------  -----------  -------------  ---------  ---------  ---------  ---------
Net income (loss)..............     (3,624)       496         454           807        1,639      2,468      1,949        269
                                 ---------  ---------  -----------  -------------  ---------  ---------  ---------  ---------
                                 ---------  ---------  -----------  -------------  ---------  ---------  ---------  ---------

                                                                                   ANTEON
                            PREDECESSOR COMPANY(A)        ---------------------------------------------------------
                       ---------------------------------
                                             PERIOD FROM   PERIOD FROM
                                             JANUARY 1,     APRIL 1,
                                                1996          1996
                            YEAR ENDED        TO MARCH     TO DECEMBER        YEAR ENDED         SIX MONTHS ENDED
                           DECEMBER 31,          31,           31,           DECEMBER 31,            JUNE 30,
                       --------------------  -----------  -------------  --------------------  --------------------
                         1994       1995        1996          1996        1997(B)    1998(C)    1998(C)    1999(D)
                       ---------  ---------  -----------  -------------  ---------  ---------  ---------  ---------
                            (DOLLARS IN THOUSANDS)              (DOLLARS IN THOUSANDS)
OTHER DATA:
EBITDA (h)...........  $  (4,426) $   2,039   $   1,143     $   5,800    $   9,583  $  15,988  $   6,694  $   9,393
EBITDA margin........       (5.7)%       1.9%        3.6%         5.3%         5.4%       6.4%       6.2%       6.5%
Cash flow from (used
  in) operating
  activities.........  $     849  $  (8,119) $    2,224   $     7,519    $  14,094  $  (8,340) $  (9,426) $   5,677
Capital
  expenditures.......        570      1,195         211           376          817      2,089      1,164      1,255
Ratio of earnings to
  fixed charges
  (i)................         --        1.8x        4.5 x         1.6  x       1.8x       1.6x       2.3x       1.2x
Deficiency in
  earnings to cover
  fixed charges......  $  (6,040)        --          --            --           --         --         --         --

BALANCE SHEET DATA
  (AS OF DECEMBER
  31):
Currents assets......  $  32,135  $  36,591               $    42,394    $  35,744  $  73,556             $ 106,459
Working capital......     22,223     23,859                    23,397       11,767     34,161                43,602
Total assets.........     38,673     40,697                    59,599       68,572    143,168               287,107
Net debt (j).........         --         --                    19,486       23,448     73,573               170,427


------------------------
(a) Represents the results of operations and financial position of our Predecessor Company prior to its acquisition by Anteon, effective April 1, 1996.

(b) Includes the results of operations of Vector Data from August 29, 1997, the date of acquisition by Anteon.

(c) Includes the results of operations of Techmatics from May 29, 1998, the date of acquisition by Anteon.

(d) The Company consummated the acquisition of A&T on June 23, 1999. The results of operations of A&T were not significant for the period ended June 30, 1999 and are not included in Anteon's consolidated statements of operations for the six months ended June 30, 1999. Balance sheet data as of June 30, 1999 reflects the acquisition of A&T.

(e) Non-compete agreements entered into by Anteon in connection with purchase business combinations are amortized on a straight-line basis over the terms of such non-compete agreements.

(f) Costs incurred on successful acquisitions are capitalized as a cost of the acquisition, while costs incurred by Anteon in connection with proposed acquisitions that were unsuccessful or discontinued are expensed as incurred.

(g) Represents the write-off of $772 of deferred financing fees, net of income taxes of $309, related to the existing credit facility which was repaid early in conjunction with the Transactions.

(h) EBITDA represents earnings before interest, taxes and depreciation and amortization. EBITDA also excludes infrequent and unusual charges of $0.1 million for the year ended December 31, 1998 relating to asset write-offs at Techmatics, and $0.24 million for the six months ended June 30, 1999 relating to a settlement with a former executive. Management believes that these charges will not recur and will not result in future cash charges. EBITDA is presented because we believe that it is a widely accepted supplemental indicator of an entity's ability to incur and service debt. However, EBITDA should not be considered by an investor as an alternative to net income or operating income as an indicator of our operating performance or cash flow from operations, or as an alternative to cash flows as a measure of liquidity.

(i) For purposes of determining the ratio of earnings to fixed charges, "earnings" includes pre-tax income adjusted for fixed charges. "Fixed charges" consist of interest expense and that portion of operating lease rental expense representative of interest (deemed to be one-third of rental expense).

(j) Net debt represents total indebtedness less cash and investments in marketable securities.

SELECTED CONSOLIDATED FINANCIAL DATA OF ANALYSIS & TECHNOLOGY, INC.

    The following selected consolidated financial data as of March 31, 1999, and 1998 and for the years ended March 31, 1999, 1998 and 1997 has been derived from the audited consolidated financial statements of A&T, each included elsewhere in this prospectus. The following selected consolidated financial data as of March 31, 1997, 1996 and 1995 and for the years ended March 31, 1996 and 1995 have been derived from the audited consolidated financial statements of A&T not included in this prospectus. Each of these audited consolidated financial statements have been audited by KPMG LLP, independent certified public accountants. You should read the following information in conjunction with "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Analysis & Technology, Inc.," "Business" and the audited consolidated financial statements of A&T, together with the respective notes thereto, included elsewhere in this prospectus.

                                                                                 YEAR ENDED MARCH 31,
                                                              ----------------------------------------------------------
                                                                 1995        1996        1997      1998(A)       1999
                                                              ----------  ----------  ----------  ----------  ----------
                                                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues from continuing operations.........................  $  131,174  $  122,924  $  142,547  $  159,956  $  170,355
Costs and expenses..........................................     125,222     116,670     135,777     152,011     160,075
                                                              ----------  ----------  ----------  ----------  ----------
Operating earnings from continuing operations...............       5,952       6,254       6,770       7,945      10,280
Interest expense............................................         542         512         319         171         350
Other, net..................................................         269         338         638        (570)      1,179
                                                              ----------  ----------  ----------  ----------  ----------
Earnings before provision for income taxes..................       5,141       5,404       5,813       8,344       8,751
Income tax expense..........................................       2,171       1,816       2,437       4,152       3,879
                                                              ----------  ----------  ----------  ----------  ----------
Net earnings from continuing operations.....................       2,970       3,588       3,376       4,192       4,872

DISCONTINUED OPERATIONS:
Loss from discontinued operations, net of tax...............        (197)       (195)         --          --          --
Loss from disposal of discontinued operations, net of tax...          --      (1,316)         --          --          --
                                                              ----------  ----------  ----------  ----------  ----------
Net earnings................................................  $    2,773  $    2,077  $    3,376  $    4,192  $    4,872
                                                              ----------  ----------  ----------  ----------  ----------
                                                              ----------  ----------  ----------  ----------  ----------

                                                                             YEAR ENDED MARCH 31,
                                                             -----------------------------------------------------
                                                               1995       1996       1997      1998(A)     1999
                                                             ---------  ---------  ---------  ---------  ---------
                                                                     (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
OTHER DATA:
EBITDA (b).................................................  $   8,444  $   9,155  $   9,337  $  11,781  $  12,620
Gross margin (c)...........................................        4.5%       5.1%       4.8%       5.0%       6.0%
EBITDA margin..............................................        6.4%       7.5%       6.6%       7.4%       7.4%
Cash flow from operating activities........................  $   4,888  $   3,123  $   9,108  $   7,774  $   6,130
Capital expenditures.......................................      2,258      1,748      2,327      3,031      2,508
Ratio of earnings to fixed charges (d).....................       3.5x       3.6x       3.8x       4.8x       4.8x

BALANCE SHEET DATA (AS OF END OF PERIOD):
Current assets.............................................  $  29,910  $  31,232  $  28,869  $  28,088  $  31,110
Working capital............................................     15,610     19,789     16,578     14,455     15,925
Total assets...............................................     61,033     56,437     57,813     63,609     73,746

------------------------

(a) Includes the results of operations of Command Control, Inc. from October 1997, Interactive Media Solutions, Inc. from April 1997, UP, Inc. from November 1997, Dalco Electronics Corporation from August 1997 and Cambridge Acoustical Associates, Inc. from February 1998, the respective dates of acquisition by A&T.

(b) EBITDA represents earnings before interest, taxes and depreciation and amortization. EBITDA is presented because we believe that it is a widely accepted supplemental indicator of an entity's ability to incur and service debt. However, EBITDA should not be considered by an investor as an alternative to net income or operating income as an indicator of our operating performance or cash flow from operations, or as an alternative to cash flows as a measure of liquidity.

(c) Gross margin is determined by dividing gross profit by revenues from continuing operations. Gross profit is based on operating income from continuing operations, including amortization of intangibles and depreciation expense.

(d) For purposes of determining the ratio of earnings to fixed charges, "earnings" includes pre-tax income adjusted for fixed charges. "Fixed charges" consist of interest expense and that portion of operating lease rental expense representative of interest (deemed to be one-third of rental expense).

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS--
                               ANTEON CORPORATION

    YOU SHOULD READ THE FOLLOWING INFORMATION TOGETHER WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. CERTAIN STATEMENTS IN THIS SECTION ARE "FORWARD-LOOKING STATEMENTS" AND YOU SHOULD READ THE "FORWARD-LOOKING STATEMENTS" SECTION FOR SPECIAL INFORMATION ABOUT OUR PRESENTATION OF FORWARD-LOOKING INFORMATION.

GENERAL

    Anteon is a leading provider of advanced information technology and engineering services principally to a wide range of customers within the U.S. Federal government. We serve hundreds of governmental clients through 39 offices worldwide. We have performed work for all 14 Cabinet-level agencies, designing, maintaining and upgrading critical elements of the government's information technology infrastructure, such as emergency response, defense, intelligence, logistics and financial management systems. The Federal government is among the world's largest purchasers of information technology with expected total expenditures in fiscal 1999 in excess of $30 billion.

    In April 1996 an investor group led by affiliates of Caxton-Iseman Capital acquired Ogden Professional Services Corporation (the Predecessor Company), which was renamed Anteon Corporation. Since that acquisition, we have implemented a strategy designed to increase revenues through internal growth and acquisitions, improve EBITDA profit margins to a level among the highest in our industry and improve asset turnover. As a result of this strategy, from 1995 to 1998 we increased revenues at a compound annual growth rate of 32%. Improved internal performance accounted for approximately 19% of this compound annual growth rate with the remaining 13% increase attributable to our acquisitions of Vector Data and Techmatics. In addition, EBITDA increased at a faster rate than revenues and grew from $2.0 million in 1995 to $16.0 million in 1998 (or $18.8 million after giving effect to the full year of the Techmatics acquisition). EBITDA margins increased from 1.9% to 6.4% during the same period (or 6.6% after giving effect to the full year of the Techmatics acquisition). Cash flows used in operations were $9.4 million for 1998.

    Substantially all of our services and products are provided under long-term government contracts. Our contract base is well diversified and in 1998, we performed work on approximately 3,000 task orders under more than 500 contracts for approximately 400 customers. Management estimates that no task order accounted for more than 5% of 1998 revenues. The contracts we perform can be categorized into three primary types: time and materials ("time and materials"), cost-plus fixed fee reimbursement ("cost-plus") and firm fixed price ("fixed price"). Time and materials contracts represented approximately 47% of our 1998 revenues. Revenue recognition for time and materials contracts is recorded at hourly rates, which are negotiated with the customer. Time and materials contracts are typically more profitable because of our ability to negotiate rates and manage costs on those contracts. Cost-plus contracts represented approximately 34% of our 1998 revenues. Revenue is recognized under cost-plus contracts on the basis of direct and indirect costs incurred plus a negotiated profit calculated as a percentage of our costs. Cost-plus contracts provide lower risk to us than other contract types because we are reimbursed for all direct costs and certain indirect costs, such as overhead and general and administrative charges, and are paid a fixed fee for work performed. Revenues are recognized under fixed price contracts based on a percentage-of-completion method. We may be exposed to cost overruns if we encounter variances from our estimated costs under fixed price contracts. Accordingly, we attempt to minimize the number of fixed price contracts, particularly for advanced software development projects. Over the past three-year period fixed price contracts have represented only 15% to 20% of our revenues, including 19% of 1998 revenues.

    Prices on Federal government contracts are generally set using estimated costs plus a negotiated profit percentage. Under time and materials and fixed price contracts, margins are not limited by law or regulation; however, the Federal government's profit objectives in negotiating time and materials and fixed price contracts seldom provide for operating profits in excess of 15%. Due to competitive pressures, operating profits on time and materials and fixed price contracts are often less than 10%. Under cost-plus contracts, operating profits are statutorily limited to 15% of costs.

    In each year a significant portion of our revenues is derived from contract backlog and a significant portion of that backlog represents work related to maintenance, upgrade or replacement of systems under contracts or projects for which we are the incumbent provider. Proper management of contracts is critical to the overall financial success of Anteon and we believe that we manage costs effectively. This allows us to be highly competitive on price. Our demonstrated performance record and service excellence have enabled us to maintain our position as an incumbent service provider on 100% of our major contracts that have been recompeted over the past three years, while increasing our backlog from $428 million in 1996 to $1.1 billion at June 30, 1999. These backlog amounts consist of "funded" backlog, which is based upon amounts actually appropriated by a customer for payment of goods and services and "unfunded" backlog which is based upon management's estimates of the future potential of our existing contracts to generate revenues for us.

    Anteon's costs may be categorized as direct costs such as labor and related fringe costs which are directly attributable to contract performance, and indirect costs such as corporate overhead which are not directly attributable to contract performance. Under our time and materials and cost-plus contracts we are allowed to charge our direct costs and an agreed-upon portion of our indirect costs to the customer. A key element in the successful bidding and execution of contracts is the control of indirect costs. We have developed comprehensive management information and resource management systems in order to increase the productivity of our finance and administrative support areas. As a result of these efforts, our indirect costs have grown at rates much lower than overall revenues. We believe our indirect costs, at approximately 15% of sales, are among the lowest in the industry.

    On March 7, 1999 we entered into a definitive agreement to acquire all the outstanding shares of common stock of A&T. We consummated the acquisition on June 23, 1999 after the approval of the acquisition by the shareholders of A&T. The acquisition significantly increased the size of Anteon. Pro forma for the acquisition, Anteon's net sales and EBITDA in 1998 would have been $450.8 million and $31.4 million, respectively. Following the consummation of the acquisition, in addition to the cost savings reflected in the Unaudited Pro Forma Condensed Consolidated Financial Data appearing elsewhere in this prospectus, we believe that Anteon will be able to realize costs savings through synergies in indirect costs and general and administrative expenses. In addition, after giving pro forma effect to the acquisition, the level of billable indirect costs under our contracts will increase because the proportion of our revenues generated by cost-plus contracts will increase from 40% to 55%. This will allow Anteon to receive payment for a greater portion of its indirect costs. Based on our ability to pass such indirect costs through to our government customers, we estimate this will result in an additional $2.5 million of reimbursable costs.

RESULTS OF OPERATIONS

    The following table sets forth our results of operations based on the percentage relationship of certain items to contract revenues during the period shown:

                                                                                                            SIX MONTHS ENDED
                                                                             YEAR ENDED DECEMBER 31             JUNE 30
                                                                         -------------------------------  --------------------
                                                                           1996       1997       1998       1998       1999
                                                                         ---------  ---------  ---------  ---------  ---------
Revenues...............................................................      100.0%     100.0%     100.0%       100%       100%
Costs of revenues......................................................       91.4       90.5       88.7       89.1       88.3
                                                                         ---------  ---------  ---------  ---------  ---------
    Gross profit.......................................................        8.6        9.5       11.3       10.9       11.7
  General and administrative expenses..................................        4.7        4.6        6.1        5.4        5.6
  Costs related to acquisitions(a).....................................        1.5        2.0        1.0        0.8        1.5
                                                                         ---------  ---------  ---------  ---------  ---------
    Operating income...................................................        2.4        2.9        4.2        4.7        4.6

------------------------

(a) Includes amortization of non-compete agreements, goodwill amortization and costs incurred in connection with unsuccessful acquisitions.

SIX MONTHS ENDED JUNE 30, 1999 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1998

    REVENUES

    Revenue increased 34.8% to $145.6 million in for the first six months in 1999 from $108.0 million in 1998. The revenue growth reflects the acquisition of Techmatics as well as continued internal growth from the Company's information technology and engineering technology businesses. Techmatics generated $43.9 million in revenue during the six months ended June 1999 as compared with one month's revenue of $8.2 million in June 1998. The company was also able to significantly increase its contract backlog with several major awards in late 1998 and early 1999 including Answer, ITOP II and Theater Ballistic Missile Defense and began to earn revenue on the startup of those new contracts. Backlog increased from $414 million as of June 30, 1998 to $1.3 billion as of June 30, 1999.

    COSTS OF REVENUES

    Costs of revenues, as a percent of revenues, decreased to 88.3% during the first six months in 1999 from 89.1% increasing the gross profit, which grew by 8%, from 10.9% in 1998 to 11.7% in 1999. This favorable result is attributable to several factors. Contributing to the growth was the relatively higher operating profit margin of Techmatics and the improved profitability of the Company's Products and Services business unit.

    GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses, which consists of corporate management, finance and administration, marketing and contracts, was 5.6% of revenues for the first six months of 1999. This was a 4% increase from the same period in 1998. The growth can be attributed primarily to an investment in infrastructure to support a substantially larger company. In addition, the Company spent more on marketing costs to pursue opportunities created from new contract awards which substantially increased backlog.

    OPERATING INCOME

    Operating income continued to grow increasing by 33.3% to $6.8 million in fiscal 1999 from $5.1 million in fiscal 1998. The operating profit growth was attributable to the addition of Techmatics. Operating margins remained steady at 4.7% of revenue.

    Net interest expense increased 224% to $5.5 million in the first six months of 1999 from $1.7 million in the same period in 1998. This was principally due to the cost of debt incurred to acquire Techmatics and accrued interest expenses for the new senior subordinated notes. This included fees associated with a bridge loan facility.

    Earnings before taxes decreased 67% to $1.1 million in the first six months of 1999 from $3.4 million in the same period in 1998. This decline was primarily attributable to interest expense on the notes.

1998 COMPARED WITH 1997

    REVENUES

    Revenues increased by $73.5 million or 41.7% to $249.8 million in 1998 from $176.3 million in 1997 due to internal growth and acquisitions. Anteon's internal growth (I.E., excluding acquisitions) of 13.5%, or $23.9 million, was primarily driven by increased licensing revenues from the Product Applications and Services Group of the Enterprise Solutions and Services Group and increased revenues under the TC-AIMS contract. Techmatics generated $49.6 million in revenues subsequent to its acquisition on May 29, 1998. The full year impact from the acquisition of Techmatics increased Anteon's pro forma revenues to $282.5 million. Anteon also significantly increased its contract backlog by winning several major awards in late 1998, including the $25 billion GSA ANSWER contract and the $10 billion Department of Transportation ITOP II contract. Backlog increased during 1998 from $341 million at January 1, 1998 to $1.2 billion at December 31, 1998, $119.2 million of which was attributable to new contract awards and $230 million of which was attributable to the acquisition of Techmatics and the remainder of which was attributable to our ability to maintain our position as an incumbent service provider on 100% of our major contracts that have been recompeted.

    COSTS OF REVENUES

    Costs of revenues increased by $62.1 million or 38.9% to $221.6 million in 1998 from $159.5 million in 1997. As a percentage of revenues, costs of revenues decreased to 88.7% in 1998 from 90.5% in 1997. The improvement in gross margins was attributable to improved reimbursement for indirect overhead expenses, higher gross profit margins of Techmatics and improved profitability of Anteon's Product Applications and Services Group.

    GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses increased by $7.2 million or 88.9% from $15.3 million in 1998 from $8.1 million in 1997. As a percentage of revenues, general and administrative expenses increased to 6.1% in 1998 from 4.6% in 1997. General and administrative expenses consist of corporate management, finance and administration, marketing and contract functions. The increase in general and administrative expense was attributable primarily to the addition of $3.1 million of overhead expenses of Techmatics in 1998 and the expansion of Anteon's personnel and management to meet the increasing demands of its expanding business. Generally, a significant portion of these costs are reimbursable under Anteon's contracts. Additionally, general and administrative expenses were increased by a $0.7 million write-off of unamortized contract start-up costs incurred by our Predecessor Company relating to contracts that were awarded in 1995.

    OPERATING INCOME

    Operating income increased by $5.3 million or 103.9% to $10.4 million in 1998 from $5.1 million in 1997. As a percentage of revenues, operating income improved by 45% to 4.2% in 1998 from 2.9% in 1997.

    Net interest expense increased to $5.6 million in 1998 from $2.4 million in 1997 principally due to increased debt incurred to acquire Techmatics.

    Income before taxes increased 78% to $4.8 million in 1998 from $2.7 million in 1997. Anteon's effective tax rate increased to 48.8% in 1998 from 39.3% in 1997 principally due to the non-deductibility of goodwill generated by Anteon's acquisition of Vector Data. After-tax income increased 56.3% to $2.5 million in 1998 from $1.6 million in 1997. The large increase in revenue and operating earnings, offset in part by the increase in interest expense and tax rate, contributed to this increase in net income.

1997 COMPARED WITH 1996

    REVENUES

    Revenues increased by $34.5 million or 24.3% to $176.3 million in 1997 from $141.8 million in 1996. Internal growth (I.E., excluding acquisitions) of 20.4% or $28.9 million was driven by increased revenues under the CAPZONE and PACZONE contracts. Vector Data generated $5.6 million in revenues subsequent to its acquisition in August 1997.

    COSTS OF REVENUES

    Costs of revenues increased by $29.9 million or 23.1% to $159.5 million in 1997 from $129.6 million in 1996. As a percentage of revenues, costs of revenues decreased to 90.5% in 1997 from 91.4% in 1996. Fiscal 1997 represented the first full fiscal year in which current management operated Anteon. The increase in gross margins was attributable to improved performance on several fixed price contracts.

    GENERAL AND ADMINISTRATIVE EXPENSES

    General and adminstrative expenses increased by $1.4 million or 20.9% to $8.1 million in 1997 from $6.7 million in 1996. As a percentage of revenues, general and administrative expenses decreased to 4.6% in 1997 from 4.7% in 1996. The aggregate dollar increase was attributable to the addition of Vector Data's general and administrative charges and the expansion of Anteon's marketing staff in an effort to increase backlog.

    OPERATING INCOME

    Operating income increased by $1.7 million or 50.0% to $5.1 million in 1997 from $3.4 million in 1996. Operating margins grew by 21% to 2.9% in 1997 from 2.4% in 1996. This improved operating income was primarily due to certain profitable contracts and improved profits generated by Vector Data.

    Interest expense increased to $2.4 million in 1997 from $1.5 million in 1996, principally reflecting a full year of debt outstanding in 1997 compared to eight months the prior year (reflecting the date of the original acquisition of the Predecessor Company) as well as increased indebtedness due to the acquisition of Vector Data.

    Income before taxes increased 35.0% to $2.7 million in 1997 from $2.0 million in 1996 as a result of a higher operating profit margin, offset by increased interest expense. Anteon's effective tax rate increased to 39.3% in 1997 from 36.3% in 1996, principally due to the non-deductibility of goodwill generated from Anteon's acquisition of Vector Data. After-tax income increased 23.1% to $1.6 million in 1997 from $1.3 million in 1996.

LIQUIDITY AND CAPITAL RESOURCES

SIX MONTHS ENDED JUNE 30, 1999 CASH FLOW

    For the first six months of 1999, net cash provided from operating activities totaled $9.6 million. The positive cash flow resulted primarily from a $1.9 million decrease in accounts receivable and a $5.8 increase in accounts payable/accrued expenses. The decrease in accounts receivable was driven in large part by the successful collection efforts of invoices that had been backed-up in processing by the Federal government in a number of its payment offices. The overall days sales outstanding ("DSO") for the Company at mid-year ended June 30, 1999 was 76 days. While the Company's core business maintained a DSO in the 55-70 day range during 1998, its acquired subsidiaries, Techmatics and Vector Data, have maintained DSO's of over 100 days during the past year. Processes are being put in place to reduce the DSO to the 60-day range during the second half of 1999.

    Net cash used in investing activities for the six months totaled $118.7 million. The principal investment was the purchase of Analysis & Technology for approximately $115.4 million, including transaction costs, which closed on June
23. Capital expenditures totaled $1.3 million for the six months.

    Net cash provided by financing activities for the six months totaled $111.7 million. This was primarily due to $100 million in funds obtained through issuance of the new senior subordinated notes, an equity contribution of $22.5 million, net of a $4.9 million in paydown of deferred obligations associated with the 1998 acquisition of Techmatics, and $8.5 million of fees incurred in connection with the new senior subordinated notes and the new credit facility.

1998 CASH FLOW

    Net cash used in operating activities for 1998 totaled $8.3 million. The net cash requirements resulted primarily from a $15.6 million increase in accounts receivable. This increase was principally due to a delay in processing of contractor payments by the Federal government in a number of its payment offices due to a reduction of administrative personnel and difficulties in successfully implementing office automation to relieve the congestion. The Federal government is working to correct this problem and we believe these delays should be resolved by the end of 1999. We focus on capital management in order to maximize asset turnover and reduce working capital. At the time its Predecessor Company was acquired, Anteon had days sales oustanding ("DSO") of 119 days. Anteon was able to reduce overall DSO for the years ended December 31, 1996, 1997 and 1998 to 79 days, 59 days and 89 days, respectively. Anteon's DSO increased in 1998 due to the acquisition of Vector Data in late 1997 and Techmatics in May 1998. Prior to the acquisitions of Vector Data and Techmatics, Anteon maintained a 63-day average DSO in 1998. Vector Data and Techmatics each had DSOs of over 100 days during 1998. Anteon has implemented initiatives to reduce Anteon's overall DSO to the 70-day range by the end of June 1999.

    Net cash used in investing activities for 1998 totaled $37.5 million. The principal investment requirement was $29.7 million for the acquisition of Techmatics. Capital expenditures totaled $2.1 million, approximately 40% of which were attributable to Anteon's capital expenditure for CostPoint, an integrated enterprise-wide information system.

    Net cash provided by financing activities for 1998 totaled $45.3 million. This included an increase of $46.3 million in senior debt borrowing to $70.4 million at December 31, 1998 from $24.1 million at December 31, 1997.

1997 CASH FLOW

    Net cash flow from operating activities in 1997 totaled $14.1 million, principally reflecting a $10.1 million reduction in accounts receivable, $5.1 million in depreciation and amortization and $1.6 million in net income.

    Net cash used in investing activities totaled $18.1 million in 1997. The net cash cost of acquiring Vector Data was $17.2 million. Additionally, Anteon had $0.8 million capital expenditures.

    Net cash provided from financing activities totaled $4.5 million, reflecting an increase in Anteon's senior debt from $19.6 million at December 31, 1996 to $24.1 million at December 31, 1997.

LIQUIDITY


    In June 1999, the Company entered into a new five-year line of credit with nine major banks totaling $180 million. This line of credit is comprised of a $120 million revolving credit facility subject to availability based on a borrowing base and a $60 million term note. The borrowing base is determined by computing a percentage of Anteon's billed and billable accounts receivable, with availability totaling $54.9 million as of June 30, 1999. Aggregate loans drawn under this revolving line of credit totaled $13.0 million as of June 30, 1999. In addition, Anteon secured advances of $60.0 million against the term note. June 1999 ending cash balance totaled $2.9 million. However, access to the bank line is further restricted by the leverage covenant which is 5.75 times the adjusted, pro forma EBITDA (as defined in the new credit facility) over the past 12 months. Based on the June 30th leverage of just under 5.00, this left approximately $27 million in immediately available liquidity. The Company plans a further improvement in its accounts receivable DSO over the next 6-9 months timeframe, freeing up approximately $12-15 million in cash. This DSO reduction and liquidity improvement would be used to reduce the Company's overall leverage.


    We intend to meet future capital commitments, which principally involve the execution of additional acquisitions, through additional senior bank debt and the issuance of subordinated debt and equity in the public and private capital markets.

YEAR 2000

    During fiscal 1998 we implemented a plan which prepared our systems to be Year 2000 compliant. We have completed our inventory phase and, based on this analysis, we believe that our systems and applications will not be adversely affected by any Year 2000 issues. Our aggregate costs incurred in 1998 to assess our Year 2000 readiness were not material and management expects that any future expenditures in 1999 will be similarly immaterial. However, we cannot assure you that this estimate will be correct.

    In addition, we have addressed the Year 2000 issue with our significant third-party suppliers and customers through inclusion of appropriate contractual provisions in our business dealings with such companies to ensure their Year 2000 readiness. Management has no reason to believe that any such companies will encounter Year 2000 issues. However, we cannot assure you that they will be successful in avoiding any Year 2000 issues or resolving them in a timely manner, or that any failure to do so would not materially and adversely affect our business.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS--
                          ANALYSIS & TECHNOLOGY, INC.

    YOU SHOULD READ THE FOLLOWING INFORMATION TOGETHER WITH A&T'S CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. CERTAIN STATEMENTS IN THIS SECTION ARE "FORWARD-LOOKING STATEMENTS" AND YOU SHOULD READ THE "FORWARD-LOOKING STATEMENTS" SECTION FOR SPECIAL INFORMATION ABOUT OUR PRESENTATION OF FORWARD-LOOKING INFORMATION.

RESULTS OF OPERATIONS

FISCAL 1999 COMPARED WITH FISCAL 1998

    The major factors in the comparison of fiscal 1999 with fiscal 1998 are as follows:

    - Revenue increased 6.5% to $170.4 million from $160.0 million.

    - Revenue for the Company's Engineering and Information Technologies ("Engineering/IT") business grew 3.2%

    - Interactive Media's revenue increased 29.7%, including a 16.4% increase in commercial revenue.

    - Operating margin increased to 6.0% from 5.0%.

     -- Operating margin was 6.1% for Engineering/IT and 5.6% for Interactive Media.

     -- Margins improved due to improved cost controls. Also contributing to the margin improvement in Interactive Media was a decrease of fixed indirect expenses as a percentage of revenue due to revenue growth.

     -- Operating margin was 5.3% for fiscal 1998 without the effect of a non-recurring software charge.

    - Net earnings were $4.9 million compared with $4.2 million resulting in an increase of 16.2%. During fiscal 1998, the Company sold its share of a joint venture, Automation Software Incorporated (ASI), and took the software charge previously noted. The joint venture sale increased the Company's effective tax rate. The net effect of these non-recurring items and their tax effects was an after-tax gain of $87 thousand.

    - Basic earnings per share increased 12.6% to $1.34 from $1.19. On a diluted basis, earnings per share increased 12.1% to $1.20 from $1.07.

    Revenue increased 6.5% to $170.4 million in fiscal 1999 from $160.0 million in fiscal 1998. The revenue increase is attributable to continued growth in both the Company's Engineering/IT business and its Interactive Media technology-based training business. For fiscal 1999, the Company's Engineering/IT revenue grew 3.2% to $144.2 million from $140.0 million in fiscal 1998. Interactive Media's revenue increased 29.7% to $26.1 million from $20.1 million in fiscal 1998. Its commercial revenue increased 16.4% to $17.1 million from $14.7 million in fiscal 1998.

    Revenue for the Company's Engineering/IT business was adversely affected by a decrease in work subcontracted to other companies and a decrease in purchased materials. For fiscal 1999, work subcontracted to other companies and purchased materials decreased $5.3 million and $1.9 million, respectively, from fiscal 1998. Subcontracting was down because in some cases A&T is gaining market share, some subcontractors have gotten their own contracts, and some subcontractor's work has not been renewed by the customer. Purchases of materials are down due, in part, to a U.S. Navy mine clearing hardware contract that is nearing completion. Without the effect of subcontracts and materials, Engineering/IT revenue would have been up 10.2% for fiscal 1999.

    Interactive Media's revenue was favorably affected by the acquisition of UP, Inc. in November of last year and by an expanded sales force.

    During the year, total backlog varied between $589.4 million and $805.7 million. In fiscal 1999, $56.1 million of backlog expired without being funded, while in fiscal 1998, $50.7 million of backlog expired without being funded. The backlog used during fiscal 1999, plus the unfunded backlog that expired, was more than offset by newly awarded contracts. Backlog as of March 31, 1999 was $775.8 million, a 31.6% increase from $589.4 million at the end of fiscal 1998. Government funding continues to be dependent on congressional approval of program level funding and on contracting agency approval for the Company's work. The extent to which backlog will be funded in the future cannot be determined.

    Operating earnings increased 29.4% to $10.3 million from $7.9 million in fiscal 1998. Operating margins from continuing operations were 6.0% in fiscal 1999 compared with 5.0% in fiscal 1998. Fiscal 1998 operating earnings were negatively affected by software charges totaling $530 thousand, recorded in the second quarter of fiscal 1998, primarily for capitalized software development costs to support customers in the natural gas business and software development and related costs for image processing products which the Company deemed to be unrecoverable. Without these charges, the operating margin for fiscal 1998 was 5.3%.

    Operating margin for Engineering/IT, increased from 5.3% in fiscal 1998, without the software charges, to 6.1% in fiscal 1999. The reduction in lower margin subcontract and material revenue plus improved cost controls and good performance on contracts contributed to the Engineering/IT increase. Operating margins for Interactive Media increased from 5.4% in fiscal 1998 to 5.6% in fiscal 1999. The increase was due to a decrease in indirect expenses as a percentage of revenue due to the revenue growth.

    Total other expenses as a percentage of revenue were 0.9% for fiscal 1999 compared to 0.7% in fiscal 1998, excluding the effect of the sale of the Company's Interest in ASI to the Company's joint venture partner. The sale resulted in a pre-tax gain of $1.6 million in fiscal 1998. For fiscal 1999, both interest expense and amortization of goodwill increased due to the Company's recent acquisitions, including a contingent payment to the former owner of UP, Inc. as discussed more fully in "Liquidity and Capital Resources."

    Earnings before income taxes increased 4.9% to $8.8 million from $8.3 million in fiscal 1998. The Company's effective tax rate on earnings before income taxes was 44.3% in fiscal 1999 compared with 49.8% in fiscal 1998. The effective tax rate was higher in fiscal 1998, primarily due to the recognition of deferred taxes on undistributed earnings of the Company's joint venture, as a result of the sale. The effective tax rate without the effect of the joint venture sale was 43.9%. The effective tax rate in fiscal 1999, compared to the effective tax rate without the effect of the joint venture sale is fiscal 1998, was higher due to an increase in nondeductible amortization of goodwill associated with the UP acquisition.

    Net earnings increased 16.2% to $4.9 million from $4.2 million in fiscal 1998. The revenue increase and the operating margin increase both contributed to the net earnings increase. The net effect of the sale of the Company's interest in its joint venture and the software charges noted above was an after-tax gain of $87 thousand for fiscal 1998.

    Basic earnings per common share increased 12.6% to $1.34 from $1.19 in fiscal 1998. Diluted earnings per common share increased 12.1% to $1.20 from $1.07 in fiscal 1998.

    The weighed average number of common shares used to compute basic earnings per share increased to 3.6 million in fiscal 1999 from 3.5 million in fiscal 1998. The weighted average number of common shares used to compute diluted earnings per share increased to 4.0 million in fiscal 1999 from 3.9 million in fiscal 1998. The increase was due primarily to an increase in the number of stock options outstanding and a higher average stock price, offset in part by the repurchase of the Company's shares as discussed more fully below in "Liquidity and Capital Resources".

FISCAL 1998 COMPARED WITH FISCAL 1997

    Revenues increased 12.2% to $160.0 million in fiscal 1998 from $142.5 million in fiscal 1997. The revenue increase is attributable to continued growth in both A&T's Engineering/IT business and in its Interactive Media technology-based training business. In fiscal 1998, A&T's Engineering/IT revenues grew 11.5% to $140.0 million from $125.4 million in fiscal 1997. IMC's revenues increased 17.3% to $20.1 million. Its commercial revenues increased 58.7% to $14.7 million in fiscal 1998 from $9.3 million in fiscal 1997 and its government related revenues decreased 30% to $5.4 million in fiscal 1998 from $7.9 million in fiscal 1997.

    A&T made five acquisitions during fiscal year 1998. In total, these acquisitions added approximately $6.6 million to A&T's fiscal 1998 revenues.

    During the year, total backlog varied between $461.7 million and $589.4 million. In fiscal 1998, $50.7 million of backlog expired without being funded, while in fiscal 1997, $19.5 million of backlog expired without being funded. The backlog used during fiscal 1998, plus the unfunded backlog that expired, was more than offset by newly awarded contracts and backlog added as a result of A&T's acquisitions. Backlog as of March 31, 1998 was $589.4 million, a 22.6% increase from $480.7 million as of March 31, 1997, and was well above A&T's benchmark of two and one-half times current revenues. Government funding continues to be dependent on congressional approval of program level funding and on contracting agency approval for A&T's work. The extent to which backlog will be funded in the future cannot be determined.

    Operating earnings increased 17.4% to $7.9 million in fiscal 1998 from $6.8 million in fiscal 1997. Operating margins were 5.0% in fiscal 1998 compared with 4.7% in fiscal 1997. Fiscal 1998 operating earnings were negatively affected by software charges totaling $530,000, recorded in the second quarter of fiscal 1998, primarily for capitalized software development costs to support customers in the natural gas business and software development and related costs for image processing products which A&T deemed to be unrecoverable. Without these charges, the operating margin for fiscal 1998 was 5.3%.

    Operating margins for Engineering/IT, without the software charges, increased from 5.0% in fiscal 1997 to 5.3% in fiscal 1998. Operating margins for IMC during these same periods increased from 3.2% to 5.4%. Margins improved overall because of improved cost controls. Also contributing to margin improvement in IMC was a decrease of fixed indirect expenses as a percentage of revenues due to revenue growth.

    Total other expenses were affected by the sale of A&T's interest in Automation Software Incorporated ("ASI") to A&T's joint venture partner. The sale resulted in a pre-tax gain of $1.6 million in fiscal 1998. In addition, the proceeds from the sale were used to pay down certain of A&T's long-term debt, resulting in decreased interest expense in fiscal 1998. Other net expense increased in fiscal 1998 to 0.6% of revenue compared with 0.5% of revenues in fiscal 1997. The other net expense increase was due, in part, to the amortization of goodwill associated with A&T's fiscal 1998 acquisitions.

    Earnings before income taxes increased 43.5% to $8.3 million in fiscal 1998 from $5.8 million in fiscal 1997. A&T's effective tax rate on earnings before income taxes was 49.8% in fiscal 1998 compared with 41.9% in fiscal 1997. The effective tax rate was higher in fiscal 1998, primarily due to the recognition of deferred taxes on undistributed earnings of A&T's joint venture as a result of the sale, and due to an increase in nondeductible amortization of goodwill associated with A&T's acquisitions. The effective tax rate without the effect of the joint venture sale was 43.9%.

    Net earnings increased 24.2% to $4.2 million from $3.4 million in fiscal 1997. The revenue increase and the operating margin increase both contributed to the increase in net earnings. The net effect of the sale of A&T's interest in its joint venture and the software charges noted above and the related tax effects was an after-tax gain of $0.1 million in fiscal 1998.

LIQUIDITY AND CAPITAL RESOURCES

FISCAL 1999 CASH FLOW

    For fiscal 1999, net cash provided by operating activities totaled $5.9 million. The net cash increase resulted primarily from net earnings before deducting non-cash charges for depreciation of property and amortization of intangible assets, and a decrease in accounts payable and accrued expenses of $1.3 million, offset in part and an increase in contract, notes, and other receivables of $3.3 million. Contract receivables totaled $28.7 million, $25.6 million and $247.7 million as of March 31, 1999, 1998, and 1997, respectively, and represented approximately 41%, 40%, and 43% of total assets as of those dates. The average period of payment to the Company was 57 days at March 31, 1999, 54 days at March 31, 1998; and 58 days at March 31, 1997.

    Net cash used in investing activities for fiscal 1999 totaled $5.6 million. The primary use of this cash was for the addition of office equipment, the development of a new management information system, and for acquisitions, including a contingent payment to the former owners of UP, Inc., in accordance with the purchase agreement for the acquisition executed in November 1997.

    Net cash used in financing activities for fiscal 1999 totaled $1.2 million. The primary source of cash from financing activities was from the exercise of stock options. The primary uses of cash from financing activities were for the payment of dividends and the repurchase of the Company's common shares. On May 30, 1997, the Company announced it had expanded its share repurchase program. The Company's Board of Directors authorized the repurchase of an additional 450,000 shares or a total of up to 750,000 shares in amounts and at times and prices to be determined by the Company's management. Since the program was initiated in March 1996, the Company has repurchased 399,400 shares. Since March 31, 1998 the company has repurchased 42,900 shares under this repurchase program at current market prices on the dates of purchase. There are approximately 3.7 million shares outstanding at March 31, 1999.

    Any capital needs not satisfied by cash generated from operations, were, and in the future will be, met with money borrowed by the Company under its revolving credit agreement. The total funds available to the Company under its revolving credit agreement at March 31, 1999 were $20.0 million. There was no borrowing under the Company's agreement as of March 31, 1999 or 1998.

    It is anticipated that the Company's existing cash, together with funds generated from operations and available borrowings under its revolving credit agreements, will be sufficient to meet its normal working capital requirements for the foreseeable future. As of March 31, 1999, the Company does not have any major capital commitments.

    The Company believes that inflation has not had a material effect on its business.

FISCAL 1998 CASH FLOW

    For fiscal 1998, net cash provided by operating activities totaled $7.8 million. The net cash increase resulted primarily from earnings before deducting non-cash charges for depreciation of property and amortization of intangible assets, and a decrease in contract, notes and other receivables of $1.1 million. The decrease in contract receivables was due primarily to faster payment by the government as a result of electronic processing of selected government invoices and to collection of receivables under firm fixed-price contracts. Contract receivables totaled $25.6 million, $24.7 million and $24.2 million as of March 31, 1998, 1997, and 1996, respectively, and represented approximately 40%, 43% and 43% of total assets as of those dates, respectively. The average period of payment to A&T was 54 days at March 31, 1998, 58 days at March 31, 1997 and 71 days at March 31, 1996.

    Net cash used in investing activities for fiscal 1998 totaled $9.1 million. Cash provided from the sale of ASI of $3.0 million was more than offset by facility expenditures and by expenditures for A&T's fiscal 1998 acquisitions. Payments for the acquisitions were made from existing cash and funds available under A&T's revolving credit agreement.

    Net cash used in financing activities for fiscal 1998 totaled $670,000. The primary source of cash from financing activities was from the exercise of stock options. The primary uses of cash from financing activities were for the payment of dividends and the repurchase of shares of A&T's common stock.

YEAR 2000

    A&T established a task force in January 1998 to assess Year 2000 risks, identify and implement solutions to known problems and report the results of the assessment. The task force examined the services and products A&T provides, its internal information technology software, facilities and infrastructure and third-party risks. A&T is approaching its Year 2000 readiness program in three phases: assessment, planning and preparation, and implementation.

    While A&T has plans in place to address known Year 2000 issues under its control, an infrastructure problem outside of its control could disrupt A&T's operations depending on the nature and severity of the problems. A&T expects that most utilities and service providers would be able to restore service interruptions caused by Year 2000 problems within days. However, more pervasive system problems involving multiple providers could last longer depending on the complexity of the systems and the effectiveness of their contingency plans.

    Although A&T is dedicating reasonable resources towards attaining Year 2000 readiness, there is no assurance it will be successful in its efforts to identify and address all Year 2000 issues. Even if A&T acts in a timely manner to complete all of its assessments and identifies, develops and implements remediation plans it believes to be adequate, some problems may not be identified or corrected in time to prevent material adverse consequences to A&T. Our statements above regarding estimated completion dates, costs, risks and other forward-looking statements regarding Year 2000 are based on A&T's best estimates given information that is currently available and is subject to change. As A&T continues to progress with its Year 2000 initiatives, it may discover that actual results will differ materially from these estimates.

    A more detailed explanation of the "Year 2000 Readiness Disclosure" for A&T is available in A&T's Annual Report on Form 10-K for the fiscal year ended March 31, 1998. Please refer to the section entitled "Where You Can Find More Information" which appears later in this prospectus for more information.

        THE FEDERAL GOVERNMENT INFORMATION TECHNOLOGY SERVICES INDUSTRY

OVERVIEW

    The U.S. Federal government is among the world's largest purchasers of information technology. The Office of Management and Budget ("OMB") projects that total information technology expenditures in fiscal 1999 will exceed $30 billion. These expenditures have grown consistently during the 1990s. According to the OMB, from 1991 to 1998 the Federal government information technology market increased at a consolidated annual growth rate of 4.2%. As shown below, the annual Federal information technology budget for fiscal year 1998 through fiscal year 2002 is expected to grow at a rate of approximately 4.4% annually. Civilian agency information technology budgets are expected to be 60% to 65% of the total Federal information technology budget, or between $18 billion and $20 billion annually, and annual defense information technology budgets are expected to be 35% to 40% of such total budget, or between $11 and $12 billion annually. However, due to projected increased Federal government outsourcing, the amount of information technology services procured from contractors is expected to increase at a faster rate, by approximately 6.9% per annum from 1998 to 2002. The following table sets forth the Federal government's historical and projected expenditures for information technology from 1991 to 2002:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

     TOTAL FEDERAL IT SPENDING LEVELS
               (1991-2002)

                                              $ (BILLIONS)
1991                                                 22.10
1992                                                 23.50
1993                                                 25.00
1994                                                 25.80
1995                                                 27.30
1996                                                 28.00
1997                                                 29.00
1998                                                 29.50
1999                                                 30.30
2000                                                 31.60
2001                                                 33.10
2002                                                 35.10
Source:OMB

TRENDS

    There are five primary factors that should drive this growth of the Federal information technology services market: (1) increased outsourcing, (2) emphasis on systems modernization, (3) legislative efforts to streamline government procurement procedures, (4) the increasing requirement for integration of commercial and custom information technology applications and (5) increased emphasis on training and simulation.

    - INCREASED OUTSOURCING. Major forces contributing to the increase in information technology outsourcing are Federal government downsizing, increased procurement efficiency, the declining availability of programming skills among Federal government personnel (and government staffing limits) and the backlog of software maintenance tasks at most government data centers. The GSA anticipates a continuation of the trend toward the use of outside information technology providers. According to the OMB, 78% of the Federal government's information technology spending in 1998, or $23.1 billion, flowed through to contractors. According to OMB, outsourced information technology services are projected to grow at a rate faster than overall Federal government expenditures on information technology, increasing to 86% of projected expenditures in 2002 or $30.2 billion and resulting in a 6.9% growth rate per annum.

    - EMPHASIS ON SYSTEM MODERNIZATION. As part of their efforts to reduce procurement costs, the Department of Defense and the U.S. Navy, in particular, are emphasizing upgrading existing platforms to next generation technologies rather than procuring completely new systems. For example, the Department of Defense's funding priorities in 1999 emphasize the modernization and upgrading of shipboard systems to maintain the U.S. Navy's superior fighting capabilities. Rather than replace its aging fleet of ships, the U.S. Navy has decided to invest in upgrading its existing fleet with the latest computer and weapons systems. To accomplish this in an environment of reduced Armed Forces personnel, the U.S. Navy is increasingly dependent on highly skilled technical specialists to provide a full spectrum of services to support these activities. After giving effect to the acquisition, we will be deeply involved in virtually every major U.S. Navy platform as well as with many of the strategic Program Executive Offices. Moreover, A&T is among the top-tier U.S. Navy Warfare Center contractors and is the leading contractor based on 1998 revenues for the Naval Undersea Warfare Center ("NUWC"). With a broad-based presence on critical U.S. Navy programs, management believes that Anteon and A&T are well-positioned to benefit from the billions of dollars in modernization and upgrade expenditures anticipated by the U.S. Navy over the next decade.

    - INFORMATION TECHNOLOGY MANAGEMENT REFORM ACT OF 1996 ("ITMRA"). The ITMRA, through acquisition vehicles such as GSA Schedules and IDIQ contracts, has changed the government's process of procuring information technology by
      (1) placing increased attention on the cost effectiveness of information technology, the return on the government's investment and resulting contractor performance with respect to such technology and (2) making individual agencies accountable for oversight of information technology budgets. These two trends are expected to result in increased interagency coordination and sharing of expenses, and fewer proprietary or single agency solution systems. Companies such as Anteon and A&T, which are well-positioned across several major governmental agencies, should benefit from these trends.

    - INCREASED USE OF COMMERCIAL OFF-THE-SHELF HARDWARE AND SOFTWARE. The Federal government has sought to address an increasing portion of its information technology needs through relatively inexpensive, open architecture systems based on commercial off-the-shelf ("COTS") hardware and software, which are rapidly displacing the single purpose, custom systems historically favored by the Federal government. These hardware and software products are, unlike proprietary systems, more open, modular and scaleable, and in some instances even better suited to meet governmental needs. The implementation and usage of COTS products are expected to increase as the government seeks to ensure the compatibility of its systems across agencies. In addition, the continued shortening of software upgrade cycles is expected to increase the demand for new products. These trends will favor system integrators such as Anteon and A&T, who have a deep knowledge of their customers and systems through years of performing contracts, as well as extensive expertise in COTS solutions.

    - INCREASED MODELING, TRAINING AND SIMULATION. Because of the high cost of weapon systems development, testing and field training, there is increased reliance on modeling and simulations using software applications (from the conceptual design of weapons to their operations and maintenance and the training of personnel), training simulators and other mission rehearsal techniques. Anteon has significant experience in designing and implementing such systems and programs for a variety of customers, such as the Air Force and U.S. Navy. Management believes that this experience will permit Anteon to obtain future new awards.

                                    BUSINESS

    Anteon is a leading provider of advanced information technology and engineering systems and services. We serve hundreds of governmental clients, principally within the U.S. Federal government, from 39 offices worldwide. We have performed work for the U.S. Congress and all 14 Cabinet-level government agencies, designing, maintaining and upgrading critical systems such as defense, intelligence, emergency response, logistics support and financial management systems. For the year ended December 31, 1998, we performed work on approximately 3,000 task orders on more than 500 contracts. In addition, during the past four years, we have increased revenues at a 32.0% compound annual growth rate including a 19.9% compound annual growth rate excluding acquisitions. Pro forma for the acquisition, our 1998 revenues and Adjusted EBITDA were $450.8 million and $35.1 million, respectively. Cash flows used in operating activities on a pro forma basis were $2.3 million for 1998.

    The Federal government is among the world's largest purchasers of information technology, with total expenditures in fiscal 1999 expected to be in excess of $30 billion and expected to increase by approximately 4.4% per annum from $29.5 billion in 1998 to $35.1 billion in 2002. Due to projected increased Federal government outsourcing, the amount of information technology services procured from contractors is expected to increase at a faster rate, by approximately 6.9% per annum from 1998 to 2002. We believe that the emphasis of the Federal government on downsizing and budget constraints for large new projects will continue to result in the increased use of technology to enhance productivity with expenditures focused on upgrading existing equipment and systems, including many that we designed and are currently supporting. In this environment, contractors like us that are capable of providing complete end-to-end technology services across a number of applications and are well-positioned to take advantage of the opportunities presented by these trends.

    We have developed over a 22-year period the expertise and capabilities to deliver a broad range of technology solutions. For example, we are currently working with the U.S. Federal Emergency Management Agency to design and integrate the National Emergency Management Information System, a management information system that enables the White House and other governmental offices, to effectively monitor and mobilize multiple agencies and financial resources in response to national emergencies. This program is the largest WindowsNT implementation in the Federal government and we believe it is the most comprehensive emergency management system available. In addition, we believe there is significant potential for generating additional revenues based on the knowledge we have acquired in designing and integrating this system and its wide applicability to other government agencies and projects. Another example of our work is the logistics system we developed for the U.S. Air Force called Cargo Movement Operation System ("CMOS"). CMOS tracks all equipment and cargo movement operations for the Air Force world wide. This system is the first standard U.S. Air Force client/server application to be installed. CMOS is currently installed at air bases worldwide, and was recently chosen by the Office of the Secretary of Defense to be the model transportation system for the Department of Defense. As a result of developing and integrating CMOS, we were recently awarded another major logistics automation contract to develop a model logistics system to manage the transportation requirements of all branches of the U.S. armed forces.

    On March 7, 1999, we entered into a definitive agreement to acquire A&T. A&T is a market leader in undersea warfare, acoustics, command and control and training support and in many instances is a national repository of acoustical and hydrodynamic technologies. The acquisition will strengthen and broaden our customer and contract base and will complement our extensive presence as a leading supplier to the U.S. Navy, combining Anteon's surface ship systems capabilities with A&T's strength in submarine and undersea warfare. In addition, this acquisition provides vertical integration of our skill set, enhancing our ability to provide services across the complete project life-cycle from concept to implementation to support. A&T's early stage engineering capabilities in design, requirements analysis and technology development will complement Anteon's late stage capabilities and track record of executing and integrating complex technological systems. Finally, the acquisition also expands our presence at key client locations and adds an experienced management team. With the acquisition of A&T, Anteon will increase its 1999 pro forma revenues and Adjusted EBITDA to $450.8 million and $35.1 million, respectively. Cash flows used in operating activities on a pro forma basis were $2.3 million for 1998.

COMPETITIVE STRENGTHS

    We attribute our growth and performance to several factors, including the following:

    - BROAD ENGINEERING AND INFORMATION TECHNOLOGY CAPABILITIES. We have developed comprehensive information technology and engineering expertise and capabilities over our 22-year history of providing support for critical applications within the Federal government's military and intelligence infrastructure. Our employees are highly trained, enabling us to provide services for many complex governmental systems, including defense, intelligence, emergency response, logistics support and financial management.

    - LEADING FEDERAL GOVERNMENT SYSTEMS INTEGRATOR AND STRONG REPUTATION. We believe that the Federal government primarily uses three criteria in seeking suppliers of technical systems and services: the ability to deliver a broad range of sophisticated technical capabilities; a track record of excellence in servicing the needs of the Federal government; and the ability to deliver at a competitive price. Based on these criteria, we have developed a reputation as a premier provider to the Federal government and we have received numerous awards for our broad technical expertise and consistently high quality performance. We were recently ranked as the No. 1 systems integrator in a survey of over 1,200 Federal government customers by FEDERAL COMPUTER WEEK, a leading publication in the Federal government information technology sector. We believe that our demonstrated capabilities and reputation for service excellence have allowed us to maintain our position as an incumbent service provider on 100% of our major contracts that have been recompeted over the past three years.

    - DIVERSE CUSTOMER AND CONTRACT BASE; STRONG INCUMBENT POSITIONS. We have a diverse customer base with hundreds of governmental clients worldwide, which has included all 14 Cabinet-level agencies and all branches of the military. In 1998 we performed work on approximately 3,000 task orders, and since 1996 we have completed approximately 7,000 task orders for our clients. In executing these orders, we have acquired extensive knowledge of the particular information technology needs of our clients, and we believe that our typical position as the incumbent designer and integrator enables us to anticipate their changing technical requirements. These factors often position us as the preferred provider of ongoing support, upgrades and next generation systems development. As a result of these relationships we have developed a backlog of approximately $1.1 billion (and, after giving pro forma effect to the Acquisition, a backlog of $2.1 billion as of June 30, 1999, providing significant predictability of revenues. For a further discussion of management's calculation of our backlog, see "--Backlog."

    - STRONG OPERATIONS MANAGEMENT; LOW COST STRUCTURE. Our focus on control of indirect costs and cost center flexibility has permitted us to increase profitability and we believe that we have achieved one of the lowest cost structures in the industry. Management has developed rigorous control procedures to mitigate losses in "at risk" situations where task order performance has commenced but funding or appropriation has not been formally authorized or where contract performance has begun because management considers the award of a contract to be imminent. We also employ management information and resource management systems to maximize operational efficiency and reduce indirect costs. Our indirect costs have been reduced to 15% of revenues in 1998 compared to an industry peer group average estimated by management to be between 18% to 20%, and we have increased EBITDA margins from 1.9% in 1995 to 6.6% in 1998 (after giving pro forma effect to the Techmatics acquistion).

    - WELL-POSITIONED TO CAPITALIZE ON INDUSTRY GROWTH. Federal government information technology spending will total approximately $30 billion in 1999 according to the OMB and is expected to increase to $35.1 billion in 2002. In addition, the outsourced portion of this spending is expected to increase from 78% in 1998 to 86% in 2002. Due to this increased outsourcing, the amount of information technology services procured from contractors is estimated to increase at 6.9% per year from 1998 to 2002. Anteon believes that growth in Federal government information technology spending will be driven by government downsizing, increased outsourcing and increasing attempts to utilize more efficient means of procurement. We expect a significant portion of this growth to be derived from major government-wide acquisition contract vehicles, such as the $25 billion GSA ANSWER multiple-award contract and the $10 billion Department of Transportation ITOP II multiple-award contract. We are one of a limited number of qualified suppliers under both of these major contract vehicles. We believe that our size, capabilities, reputation and long-standing relationships combined with our position as incumbent supplier to many Federal government agencies, position us to capitalize on the opportunities presented by these industry trends.

    - STRONG MANAGEMENT AND HIGHLY EXPERIENCED BOARD. Each of the five senior members of Anteon's management team has over 20 years of experience in managing both small and large companies in both the defense and commercial markets. In addition, several members of management and the Board of Directors are former military officers or senior government officials who are familiar with the information technology requirements of government agencies. Dr. Paul Kaminski, a director of Anteon, recently served as Under Secretary of Defense for Acquisition and Technology. Mr. Gilbert Decker, a Director of Anteon, recently served as Assistant Secretary of the U.S. Army for Research, Development and Acquisition, and in that capacity led the Army's acquisition and procurement reform efforts. Our management team is responsible for our growth and improved profitability in the current procurement environment and has a significant equity stake in Anteon through direct investment and equity-based incentives.

BUSINESS STRATEGY

    We believe that a key element of Anteon's success is its high standard of performance and customer service. Past performance is one of the three critical elements the government employs to evaluate information technology suppliers. Our demonstrated performance record and service excellence have enabled us to maintain our position as an incumbent service provider on 100% of our major contracts that have been recompeted over the past three years. We believe that our high-level technical abilities and low cost structure will allow us to further expand our customer base, improve our operating results and continue to grow. Specifically, we will pursue the following business strategies:

    - BROADEN CAPABILITIES. We continually seek to acquire new expertise and keep pace with developments in technology by acquiring and training our employees and acquiring technologies to complement our skill set. We are aggressively pursuing several new disciplines that complement our existing technology capabilities. Particular areas of expertise we are pursuing include network communications, remote sensor information processing, geographic information systems and information security. We also seek to broaden our technology skills by providing extensive training to new and current employees. For example, we have an extensive in-house, computer-based training program consisting of over 150 courses. These efforts will enable us to remain at the forefront of information technology applications and be more responsive and flexible in servicing the needs of our customers.

    - LEVERAGE EXPERIENCE AND REPUTATION TO EXPAND MARKET SHARE. We have performed a variety of services for a diverse base of customers, including hundreds of governmental clients worldwide, including all Cabinet-level agencies and all branches of the military. The new Federal government procurement environment has reduced the number of suppliers and favors those companies with experience and broad capabilities. We plan to leverage our comprehensive capabilities and our

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      position as the incumbent provider on critical Federal government applications to provide complete end-to-end services including new systems development, integration, upgrades, maintenance, support and training. To support our plans, we have increased our national and global presence, opening offices in Albuquerque, New Mexico; Colorado Springs, Colorado; Australia and Asia. We have also acquired a comprehensive new business development and bidding software system, known as WinAward, which scans for and targets new programs or task orders which require skills and services particularly suited to Anteon's capabilities. This system provides early identification of prospects, allowing us to mobilize the resources necessary to win the award.

    - CONTINUE TO IMPROVE OPERATING AND FINANCIAL PERFORMANCE. We believe that a key element of our success in the Federal government market has been our continuous pursuit of cost reductions and focus on working capital management. We have developed and employ integrated management information and resource management systems and policies that have enabled us to maintain indirect cost levels that we believe are among the lowest in the industry. We will continue to leverage our operating efficiency and risk management capabilities to bid aggressively on contracts to further improve our operating and financial performance.

    - PURSUE STRATEGIC ACQUISITIONS. We believe the changes in the government procurement market will result in continuing consolidation opportunities. We will selectively review acquisition candidates with a focus on companies having complementary skills and established positions in key segments of the marketplace that provide opportunities for revenue enhancement or a reduction in indirect costs. A key element of all acquisitions is the existence of rigorous risk management procedures and strong operational management.

ANTEON DIVISIONS

    We provide our services through five operating divisions (including our subsidiaries): Techmatics, the Federal Information Technology Group, Vector Data, the Enterprise Solutions and Services Group and the GSA Programs Group. The following is a brief description of each of Anteon's divisions and examples of some of the projects and programs Anteon has performed for its government clients.

TECHMATICS

    Techmatics has over 15 years of experience in supporting U.S. Navy technology acquisition programs. The Techmatics Division provides systems engineering and systems development, mission and threat analysis and acquisition management services to most major ship and weapon system acquisition projects currently in progress in the U.S. Navy. Techmatics has been a team member in the development and acquisition of the U.S. Navy's AEGIS cruisers and destroyers, the U.S. Navy's Theater Air Defense strategy and National Missile Defense planning, as well as the latest submarine, aircraft carrier and amphibious designs. The division's client base is predominantly the U.S. Navy and includes approximately 30 customers or agencies within the U.S. Navy. Projects on which Techmatics is engaged include the Ballistic Missile Defense Program, the Cruise Missile Defense Program, the Ship Self Defense Program and the Navy Theater Air Defense program.

    - NAVY THEATRE BALLISTIC MISSILE DEFENSE PROGRAM. An example of Techmatics' work is the service it performed in connection with the Navy Theater Ballistic Missile Defense Program. In January 1999, Techmatics was awarded a $63 million five-year IDIQ contract to provide professional, technical and management services to support the Navy Theater Ballistic Missile Defense Program. The purpose of the Ballistic Missile Defense Program is to place on each ship in the program a defense system that will use missiles on board to counter and destroy incoming enemy missiles. While the program itself will cost several billions of dollars and will be developed by major government defense prime contractors such as Lockheed Martin and Raytheon, Techmatics supports and advises the U.S. Navy in implementing this program. In

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      this capacity, Techmatics works in close partnership with U.S. Navy departments in evaluating alternatives on systems engineering, systems requirements, software and hardware. Management believes Techmatics, with its long history of technical support on naval projects and large number of experienced former naval officers, is well-positioned to fill this role for the U.S. Navy.

      Techmatics' extensive experience on earlier U.S. Navy projects allowed us to develop the expertise and establish relationships necessary to bid successfully for the Navy Theater Ballistic Missile Defense Program. Techmatics was solicited to make a bid and, because of our longstanding incumbent position and institutional knowledge, Techmatics was the only contractor to bid for the project. Because of these relationships, Techmatics was also recently selected to provide systems engineering support for the next generation destroyer, the new attack submarine and the aircraft carrier programs. We believe that due to our established relationships and track record with the U.S. Navy, we have a competitive advantage when bidding for similar projects in the future.

    - U.S. NAVY AEGIS PROGRAM. AEGIS is largely considered to be the world's most advanced air defense system, and is composed of over 50 cruisers and destroyers equipped with a sophisticated computer controlled missile engagement system. The heart of the AEGIS capability is a multifunction, phased array radar system. Due to the solid reputation AEGIS has developed, the AEGIS Combat System has also been installed on four Japanese Maritime Self Defense ships and the Spanish Navy is building AEGIS equipped ships. Techmatics supports all aspects of this program, including ship design, construction and maintenance; AEGIS Combat System engineering and testing; and the engineering and introduction of a Theater Ballistic Missile Defense capability in AEGIS. Recently, the AEGIS programs were merged with all surface ship air defense efforts in the Program Executive Office for Theater Surface Combatants. Techmatics provides engineering and technical support to this consolidated organization.

FEDERAL INFORMATION TECHNOLOGY GROUP

    The Federal Information Technology Group focuses on providing information technology services to the U.S. Army, U.S. Air Force, Defense Finance and Accounting Service, Federal Emergency Management Agency ("FEMA"), Bureau of Indian Affairs and selected additional government and commercial organizations. The division provides system integration and full end-to-end information technology services. The division provides its services through multiple contract vehicles including GSA Schedule, GSA CAPZONE, GSA ANSWER and Department of Transportation ITOP. Within these contract vehicles, we execute our work through hundreds of contracts or task orders.

    - FEDERAL EMERGENCY MANAGEMENT AGENCY. An example of the services our Federal Information Technology Group provides is our support for FEMA. FEMA works in coordination with state and local government to provide a federal response to emergencies, such as tornadoes, hurricanes, earthquakes or fires). In 1995, FEMA hired Anteon to develop a system to assist it in managing disaster operations on-site at its regional offices and at its headquarters. In response, Anteon developed the National Emergency Management Information System ("NEMIS"). NEMIS is an enterprise-wide Oracle-based client/server management information system that connects several thousand desktop and mobile terminals/handsets and provides FEMA with a fully mobile, nationwide response and disaster management system. Anteon worked with FEMA over a 2 1/2-year period to build NEMIS. Over 100 analysts and software technicians were involved in all major aspects of designing and implementing this project. To date, the Federal government has spent approximately $70 million on the development of NEMIS Version 1. Our work on NEMIS Version 1 was critical to our success in being chosen to develop NEMIS Version 2, a project which is expected to have a budget of approximately $6 million per year. In addition, we continue to provide support and maintenance to NEMIS

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      Version 1 under a five-year $28 million contract. The NEMIS system is the most comprehensive emergency management system available and we believe there are significant opportunities to sell this system to individual states and foreign governments.

    - CARGO MOVEMENT OPERATIONS SYSTEM FOR THE AIR FORCE. Another example of Anteon's achievements is its work on the U.S. Air Force CMOS project, which began as a systems development and integration contract and has evolved into an end-to-end support relationship. Anteon has been supporting CMOS since 1989 when its started to develop this mission critical system for the U.S. Air Force to automate cargo movement operations. CMOS is one of the largest open systems within the Department of Defense, and the first standard Air Force client server application to be installed at air bases worldwide. The CMOS project involved full systems development, end-to-end support, integration of COTS systems and custom developed software, configuration management, maintenance implementation, and training. Anteon continues to provide support, maintenance and upgrades to CMOS under a multi-year contract. During the past ten years, Anteon's involvement in CMOS has generated approximately $25.6 million in revenues. Because of Anteon's track record as the incumbent services provider for the work performed, Anteon acts as sole supplier for task orders under this contract.

    - TC-AIMS PROJECT. As a result of our record of performance on CMOS, we have been awarded the Transportation Coordination Automated Information Movement Systems ("TC-AIMS") contract through the Department of Transportation ITOP II contract. TC-AIMS is using the CMOS system as a model to develop a transportation and deployment management system that will coordinate critical logistics requirements throughout the Department of Defense. CMOS was chosen as the model system for TC-AIMS by the Office of the Secretary of Defense. While TC-AIMS is similar in function to CMOS, it will have broader capabilities and will be used in one single combined system with other service systems. TC-AIMS will also be used for the redeployment and recovery of troops and equipment. Anteon currently has approximately 46 people working on the TC-AIMS contract.

VECTOR DATA

    Vector Data provides systems engineering including what is known in the defense industry as command, control, computers, communications, intelligence, surveillance and reconnaissance ("C(4)ISR") services to national and international defense organizations. Vector Data provides services and support worldwide for NATO and other coalition warfare, strategic and tactical communications, imagery exploitation and mission rehearsal from the beginning stages of a program through its entire life. The division's client base includes, among others, the U.S. Department of Defense, NATO and the U.K. Ministry of Defense. Vector Data's support of C(4)ISR systems such as Linked Operations/Intelligence Centers Europe ("LOCE") has been critical in providing a common structure and set of standards that allow for the rapid distribution and exchange of tailored intelligence data to support coalition operations in peace, crisis and war.

    - LINKED OPERATIONS/INTELLIGENCE CENTERS EUROPE PROGRAM FOR NATO. Vector Data provides on-site maintenance support to the LOCE program. The LOCE program provides a common view of intelligence derived from multiple sources for the United States, NATO and U.N. peacekeeping forces in Europe. Near-real time intelligence is available through such technology as imagery, shared early warning systems, and interfaces with other U.S. and NATO systems. We support the LOCE program by providing software and hardware maintenance, communications engineering, formal classroom and on-site training, and hardware/software configuration management. We also provide responsive, on-site daily customer service from the U.S., Italy, U.K., and Germany. Vector Data is in its third contract on this project and is currently the sole-source provider.

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ENTERPRISE SOLUTIONS AND SERVICES GROUP

    The Enterprise Solutions and Services Group is a multifunctional division which includes four groups; the Dayton Operation, the Product Applications and Services Operation, the Business Development Group and the Proposal Development Group. Our Dayton Operation conducts materials science research and development efforts and covers the spectrum of basic research and exploratory and advanced development efforts for the Air Force's Research Laboratory. The Product Applications and Services Operation sells a wide variety of products, such as Oracle's latest database and applications software, and maintenance and other services and training to the Federal government through Anteon's GSA Schedule contract. The Business Development Group is responsible for generating new business for Anteon and the Proposal Development Group is responsible for preparing new proposals for all of Anteon's operating groups.

    - WRIGHT PATTERSON AIR FORCE BASE. Our Dayton Operation has helped to design, build and operate the largest continuous wave gas laser in the United States, located at Wright Patterson Air Force Base. At the material engineering laboratory, we conduct test and evaluation services. Our expertise includes manufacturing processes, materials, and coating technologies. In the area of program management, we are the lead agent for cooperative efforts between industry and the Federal government. Through our information dissemination and brokering service, we inform prospective users of newly developed technologies and facilitate the establishment of beneficial relationships between government agencies and private industry. We also provide program and acquisition services which include acquisition planning documentation, program management support, specification and standards development, database design and development, participation on electromagnetic compatibility advisory boards and frequency allocation application support.

GSA PROGRAMS GROUP

    The GSA Programs Group consists of more than 500 individuals providing information technology services on approximately 300 task orders to a wide variety of customers in the western U.S. through one or more of our GSA contracts or our GSA Schedules. Our client base includes, among others, the U.S. Navy, Army, Corps of Engineers, Air Force, the Environmental Protection Agency, the GSA and Department of Interior.

    - GSA ADVANTAGE! The GSA Programs Group developed the GSA ADVANTAGE! system which is an Internet-based electronic ordering system used by government purchasing officials to buy goods and services from GSA Schedules. Anteon is providing the technical support to design, implement and maintain GSA ADVANTAGE!, which provides an automated service procurement system for the GSA schedule program and will support approximately 1,500 vendors and over 1,000,000 schedule line items.

    - U.S. NAVY'S SITE CHARACTERIZATION AND ANALYSIS PENETROMETER SYSTEM. Another example of the type of services provided by the GSA Programs Group is the engineering and information technology support provided to the U.S. Navy's Site Characterization and Analysis Penetrometer System ("SCAPS") since 1994. The SCAPS is an innovative technology developed by the Naval Command, Control and Ocean Surveillance Center--Research and Development. Anteon geologists use SCAPS to rapidly characterize subsurface conditions at sites for real-time data processing of on-site evaluations.

A&T DIVISIONS

    A&T provides its services through two operating divisions, the Engineering/Information Technology division and Interactive Media Corp. The following is a brief description of each of A&T's divisions and examples of some of the projects and programs A&T has performed for its government customers.

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E/IT DIVISION

    The E/IT division consists of three groups, the Systems Technology Group, the Engineering Techology Group and the Information Technology Group, which are primarily organized according to functional capabilities and customer focus. The Systems Technology Group provides expertise in undersea warfare through full end-to-end services, including requirements definition, combat system engineering, test and evaluation, production and support. The Engineering Technology Group and the Information Technology Group each provide technical expertise in key technology areas such as ship signature modeling, signal processing, smart product modeling, and development of tactical decision aids. In 1998, the E/IT division had revenues of approximately $140 million.

    SYSTEMS TECHNOLOGY GROUP

    The Systems Technology Group has provided the full spectrum of engineering and analytical services primarily to the Naval Undersea Warfare Center for more than three decades. Over the years, its customer focus has been expanded to include U.S. Navy Systems and Operations commands. Additionally, through A&T's purchase of Command Control, Inc., the Systems Technology Group has leveraged its naval C(4)ISR experience into other branches of the armed forces. While the group has expanded its reach, the NUWC remains a key customer. The Systems Technology Group has the capability to provide end-to-end services to meet customer requirements including (1) requirements definition; (2) systems engineering and integration; (3) testing and evaluation; and (4) support.

    - NEW ATTACK SUBMARINE'S COMBAT SYSTEM. An example of the work of the Systems Technology Group is the services it provides for detailed mission analysis, translating operational requirements into functional specifications in support of the Combat System for the New Attack Submarine ("NSSN"), the next generation of attack submarine. This subcontract currently generates annual revenues of approximately $3.6 million, and expires in 2002. Management believes A&T is well positioned for a follow-on effort to develop a full-scale mock-up of the NSSN's Combat System, in order to model and evaluate the system's ability to support rapid reconfiguration and the infusion of COTS technology.

    - C(3)I ENGINEERING SERVICES--NAVAL UNDERSEA WARFARE CENTER. An example of the services provided by A&T is the contract awarded to A&T by NUWC. This contract award continues A&T's longstanding relationship with NUWC in support of the next generation of submarines. Under this award, A&T is providing engineering support services for Seawolf non-propulsion systems and the New Attack Submarine's command, control, communications and intelligence systems ("C(3)I"). A&T's services range from concept development through operational support, including design, development and equipment prototyping. This contract is the latest in the evolution of NUWC's C(3)I initiatives and demonstrates A&T's longstanding support to this program. A&T was awarded this $33 million cost-plus contract in April 1996. The current contract term extends through April 2001.

    - FLEET TECHNICAL SUPPORT CENTER ATLANTIC ("FTSCA"). Another example of services the Systems Technology Group provides is in-service engineering. This service addresses the end-to-end maintenance and support of deployed systems, including installation support, system modernization, equipment modification and field service repair. The U.S. Navy is increasingly outsourcing these activities and A&T has been awarded a five-year $130 million cost-plus contract with the FTSCA. A&T's contract with the FTSCA is its largest single prime contract. A&T will provide equipment installations, inspections, testing and modernization upgrades, as well as training, for equipment on board both surface ships and submarines of the Atlantic Fleet. Consistent with the U.S. Navy's procurement demands and demonstrative of A&T capabilities,

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      many of the system modernization upgrades will involve the implementation of COTS technologies. The contract strategically positions A&T to obtain significant follow-on work in the growing fleet support area. This IDIQ contract expires in September 2003.

    - ACOUSTIC SIMULATION AND TACTICS--NAVAL RESEARCH LABORATORY. A&T also provides the Naval Research Laboratory's Stennis Space Center with software development services for gathering, analyzing, classifying and deploying time-sensitive data across the internet using electronic documentation. In addition, the division is developing prototype communication software in support of the U.S. Navy's IT-21 initiative that will incorporate COTS technology to speed solutions to the fleet. Software engineers will code programs to convert scientific papers and publications to digital documents, and then deploy the documents over the internet for easy access by all registered users. A&T was awarded this five-year $21.1 million cost-plus contract in March 1998.

    ENGINEERING TECHNOLOGY GROUP

    The E/IT division's Engineering Technology Group strategically combines ship design and engineering and combat systems engineering expertise with acquisition and program management support services to further A&T's strategy of positioning the division as a provider of end-to-end services for technology solutions. This combination of services allows A&T to successfully exploit the knowledge gained from the day-to-day management of high profile U.S. Navy programs to capture high-end ship design and engineering and combat systems engineering work. Management believes that the Engineering Technology Group has a strong reputation in both engineering and support services by U.S. Navy agencies, ship builder and combat system platform prime contractors for its comprehensive abilities.

    - TECHNOLOGY TRANSFER AND POWER ELECTRONIC BUILDING BLOCK ("PEBB") PROGRAMS--OFFICE OF NAVAL RESEARCH ("ONR"). An example of the work of the Engineering Technology Group is the service it provides to ONR's Technology Transfer and PEBB Programs. The Technology Transfer program's goal is to transition technology developed in U.S. Navy research and development programs to the fleet and to private industry. The objective of the PEBB program is to reduce new ship construction costs as well as maintenance costs by providing a smart multifunction device that interfaces between the ship's machinery, systems and power supply. To facilitate this, A&T's machinery research and development engineers are designing and developing a new class of programmable electronic power modules for shipboard power control and conversion. This includes providing engineering support from requirements definition to design, development, prototyping and device fabrication and installation. The PEBB contract was awarded in April 1997, expires in March 2002 and has a total contract value of $26 million.

    - ADVANCED SIGNATURE REDUCTION--NAVAL SURFACE WARFARE CENTER ("NSWC"). The Engineering Technology Group has enjoyed a long-standing relationship with the NSWC that spans more than two decades. NSWC is currently one of A&T's top-five customers. A&T's most recent work for NSWC includes a $22.7 million cost-plus contract to perform high level theoretical and applied research to reduce various signatures in combatant ships. Studies will be directed primarily at the New Attack Submarine and the first ship commissioned under the U.S. Navy's SC-21 initiative, the destroyer class DD-21. This contract demonstrates A&T's ship design capabilities. This award will allow the Engineering Technology Group to perform work on passive and active vibration and acoustic control systems for the U.S. Navy, as well as other advanced critical ship signature design issues in the areas of radar cross section and magnetics. The contract was awarded in 1998 and expires in 2003.

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    INFORMATION TECHNOLOGY GROUP

    A&T has a long history of providing information technology services. The Information Technology Group specializes in developing tactical decision aids primarily for the U.S. Navy. Its attractive capabilities include (1) software development, (2) telecommunications/networking, (3) database systems, (4) COTS product integration, (5) training, (6) simulation and (7) modeling and data fusion. The Information Technology Group helps customers improve the capability, responsiveness, and reliability of their systems through advanced network architectures and user friendly software platforms.

    - SENSOR PERFORMANCE PREDICTION SUPPORT--THE ADVANCED SYSTEMS TECHNOLOGY OFFICE OF THE NAVAL SEA SYSTEMS COMMAND ("NAVSEA"). A&T is providing COTS solutions to develop a high-technology graphical user interface ("GUI") for the Advanced Systems Technology Office of NAVSEA. A&T has helped to set the standard for GUI, focusing on ways to make an array of complex information easy to interpret. As the U.S. Navy rolls out its information technology for the 21st Century initiative, system operators will be inundated with large quantities of information. A&T's work under this contract helps to assure that this information is instantaneously processed and presented in a readily useable format. This $33 million cost-plus contract currently generates approximately $5 million in revenues per year and expires in March of 2001.

    - REAL-TIME DISTRIBUTION AND DYNAMIC MANAGEMENT OF METEOROLOGY AND OCEANOGRAPHY ("METOC") DATABASE PRODUCTS--NAVAL RESEARCH LABORATORY. A&T was also selected by the Naval Research Laboratory to perform research and development on the METOC database, a system that reduces event-triggered human decision errors. A&T is working to improve the efficiency of the Naval Research Laboratory's data architecture focusing on information availability and clarity. Under this $14.6 million cost-plus contract, the group has designed proprietary data-mining techniques that enable users to extract data quickly and in an organized fashion. As a result of A&T's work, the METOC system was selected by NATO as the standard for the Allied forces' environmental analysis systems. A&T was awarded this contract in July 1996 and it runs through July 2001.

INTERACTIVE MEDIA CORP.

    IMC has approximately 235 technical specialists providing custom training and performance solutions across all major computer platforms and delivery systems. Capitalizing on its reputation, IMC has established leading positions in telecommunications and financial services as well as in the rapidly growing web-based training market. Currently over 50% of IMC's revenues involve web-based training.

    IMC has many years of consulting, performance improvement and training services experience. Since 1990, IMC's personnel have developed over 3,500 hours of interactive media courseware. IMC's skilled computer programmers and consultants use web-based delivery systems and multimedia technology, including computer generated graphics, animation, full motion video and high fidelity audio to develop training solutions that are both educational and expedient to the end user. The unit's multimedia technologies are platform and tool independent, allowing them to be easily integrated into any company's computer environment.

    - US WEST COMMUNICATIONS ("US WEST"). An example of IMC's work is the service it provides to US West. IMC was awarded a fixed-price $1.1 million contract by US West. Under this contract, IMC will develop an intranet-based training program that will distribute 118 hours of interactive media based training to US West's national sales force. An integral part of this initiative is IMC's KNOWLEDGE BANK, a program that focuses on the need for quick reference tools to enhance productivity and facilitate learning. IMC technicians and software engineers have developed an interactive program that catalogs frequently referred to subjects and makes

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      them available over US West's corporate intranet for quick access by all members of the sales staff.

    - REGIONAL TELEPHONE COMPANY OPERATIONS CURRICULUM: INTERNET-BASED TRAINING. IMC was also recently contracted by a large regional telephone company to provide an effective, multi-platform solution that both reduces classroom time and teaching materials and provides an on-line reference tool in accordance with the telephone company's program. Under this contract, IMC consultants developed a unique model that eliminates redundant course materials and provides trainees with information via three proprietary delivery methods: orientation/ foundation courses; job specific courses; and online reference tools. For this effort, IMC developed a CD-ROM based training program for courses containing general company information and an updatable internet based training system for courses with job specific content. By developing a system that documents job specific content electronically, the student is able to access information on a just-in-time basis, thereby reducing the time spent in training by over 30%.

CONTRACT PROFILE

ANTEON

    Anteon is one of a select group of qualified suppliers of information technology services to the Federal government under multiple long-term contract vehicles. Anteon performed work on approximately 7,000 task orders under such contracts in the past three years and we are performing work on approximately 3,000 task orders. No one task order accounted for more than 5% of total 1998 revenues. In 1998, approximately 47%, 34% and 19% of Anteon's revenues were generated by time and materials contracts, cost-plus contracts and fixed price contracts, respectively.

    Management believes that Anteon has secured a place as a prime contractor or a subcontractor for every major government-wide acquisition contract issued since January 1996. We have been awarded two major contracts as a prime contractor since the second quarter of 1998. The GSA ANSWER contract is a 10-year multiple-award contract with an overall contract value of $25 billion. We were previously the incumbent supplier on task orders under the predecessors to this contract vehicle (GSA PACZONE and CAPZONE). The Department of Transportation ITOP II contract is a 7-year multiple-award contract with an overall contract value of $10 billion. The ITOP II contract was awarded to 14 prime contractors, including Anteon.

A&T

    A&T also maintains a diversified contract base with no one contract accounting for more than 5% of total 1998 revenues. In fiscal year 1999, approximately 71%, 20% and 9% of A&T's revenues were generated by cost-plus contracts, fixed price contracts and time and materials contracts, respectively. However, in October 1998, A&T won a $130 million five-year contract from the FTSCA, its largest win ever, which represents a significant future growth opportunity. Over 80% of A&T's work is performed as a government prime contractor, much of it for the U.S. Navy. Within the E/IT division, approximately 80% of its work is performed on a cost-plus basis. Within IMC, most work, both commercial and government, is done on a fixed price basis.

CONTRACTUAL RISK MANAGEMENT

    At each stage of the contracting process, we attempt to reduce financial and performance risks. At the pre-award stage, we frequently bid through teaming agreements with other contractors having complementary technical strengths that enhance the likelihood of winning the contract, including, in many instances, our main competitors. Sometimes, before a Federal government agency has actually signed or begun funding for services under a contract or task order, our employees will begin providing services. We have internal procedures in place to ensure that such "at risk" provisions of services only occur when funding is delayed due to bureaucratic or other technical reasons and it remains highly probable that we will ultimately receive funding.

    Once we win a contract or task order, we assign a program manager and, at a lower level, a task leader, to ensure timely and high quality performance of services. Program managers are given access to our financial management information systems to assist them in making sure that our incurred costs do not exceed funded costs under our contracts and task orders. Program managers also constantly interface with our customers to ensure their needs are being satisfied.

BACKLOG

    Anteon and A&T, like most of their competitors, possess a substantial backlog of several hundred contracts that provide multi-year revenues. Most of our contracts are operational over a one to ten-year period. In the past, we have generally been successful in substantially expanding the scope and size of our principal contracts. Pro forma for the acquisition, our estimated total contract backlog as of June 30, 1999 was $2.1 billion with an additional $155 million of bids outstanding and over $1 billion of identified bid opportunities.

    These backlog amounts consist of "funded" backlog which is based upon amounts actually appropriated by a customer for payment of goods and services and "unfunded" backlog which is based upon management's estimate of the future potential of our existing contracts to generate revenues for Anteon and A&T. Because the Federal government operates under annual appropriations, agencies of the Federal government typically fund contracts on an incremental basis. Accordingly, a significant portion of our total contract backlog is not "funded." Funded backlog generally varies depending on procurement and funding cycles and other factors beyond our control. Accordingly, period-to-period comparisons are difficult and not necessarily indicative of any future trends in revenues.

    Anteon's and A&T's ability to significantly increase their backlogs during recent years is the result of their successful track records of maintaining their respective positions as the incumbent service providers on their contracts as well as success in winning new business. During 1998, Anteon's and A&T's bid recompete success rates were 100% and 90%, respectively. Set forth in the table below is a summary of the aggregate dollar amount of (1) contracts that Anteon and A&T have retained in competitive rebidding processes and (2) new contracts attained by each of them from 1996 to 1998.

                      RECOMPETE WINS AND NEW BUSINESS WINS

                                                                                           FOR THE YEAR ENDED
                                                                                              DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1996       1997       1998
                                                                                     ---------  ---------  ---------

                                                                                              (IN MILLIONS)
RECOMPETE WINS
  Anteon...........................................................................  $    56.5  $   232.0  $   949.6
  A&T..............................................................................       71.1      124.9       85.2
                                                                                     ---------  ---------  ---------
  Subtotal.........................................................................  $   127.6  $   356.9  $ 1,034.8
NEW BUSINESS WINS
  Anteon...........................................................................  $    85.0  $   150.5  $   119.2
  A&T..............................................................................       25.0      222.2      273.4
                                                                                     ---------  ---------  ---------
  Subtotal.........................................................................  $   110.0  $   372.7  $   392.6
                                                                                     ---------  ---------  ---------

      Total........................................................................  $   237.6  $   729.6  $ 1,427.4
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

CUSTOMERS

    We are one of a select group of qualified suppliers of information technology services to the Federal government. Domestically, Anteon and A&T service more than 60 agencies, bureaus and divisions of the U.S. Federal government, Cabinet-level agencies and all branches of the military services, which customers provide approximately 93% of Anteon's and A&T's aggregate revenues. State and local governments, international clients and the commercial sector provide the remaining 7%. Anteon performed work on approximately 3,000 task orders in 1998 under several hundred contracts. A&T also has a diverse contract base with over 100 contracts. In particular, Anteon and A&T have an established track record of providing quality services to the U.S. Navy. Together, Anteon and A&T maintain contracts with approximately 30 different U.S. Navy organizations. These organizations independently contract for our services and generate, after giving pro forma effect to the acquisition, approximately 51% of Anteon's and A&T's combined 1998 revenues. The GSA, the Environmental Protection Agency and FEMA are Anteon and A&T's largest civil government customers.

    Approximately 66% of IMC's revenues were generated from commercial customers. These customers include FORTUNE 500 companies primarily in telecommunications, financial services and information technology. IMC has developed training systems for companies such as MCI Worldcom, Ameritech, GTE, Royal Bank of Canada, National City Bank, SmithKline Beecham and Merck.

COMPETITION

    The Federal information technology and engineering services industries are comprised of a large number of enterprises ranging from small, niche-oriented companies to multi-billion dollar corporations with a major presence throughout the Federal government. Because of the diverse requirements of Federal government clients and the highly competitive nature of large Federal contracting initiatives, corporations frequently form teams to pursue contract opportunities. Prime contractors leading large proposal efforts select team members on the basis of their relevant capabilities and experience particular to each opportunity. As a result of these circumstances, companies that are competitors for one opportunity may be team members for another opportunity.

    Anteon frequently competes against well-known firms in the industry as a prime contractor. Obtaining a position as either a prime contractor or subcontractor on large government-wide contracting vehicles is only the first step to ensuring a secure competitive position. Competition then takes place at the task order level, where knowledge of the client and its procurement requirements and environment is the key to winning the business. We have been highly successful in ensuring our presence on contracts and GSA Schedules, and in competing for work under those contracts. Through the variety of contractual vehicles at our disposal, as either a prime contractor or subcontractor, we have the ability to market our services to any Federal agency. Because of our extensive experience in providing services to a diverse array of Federal departments and agencies, we have first-hand knowledge of our clients and their goals, problems and challenges. We believe this knowledge gives us a competitive advantage in competing for tasks and positions us well for future growth.

    A&T's core Department of Defense market is comprised of a small number of large players with a diverse portfolio of services from automated data processing services to outsourcing capabilities, as well as a large number of smaller firms with specialized capabilities. Management believes that A&T is well-positioned to remain competitive in this market and to sustain its growth trends.

EMPLOYEES

    Anteon employs approximately 2,200 personnel, representing a highly trained and technically proficient work force. These employees support hundreds of national and international clients from our headquarters in Fairfax, Virginia, and from 39 offices worldwide. Our workforce is highly educated and experienced in the defense and intelligence sectors. Functional areas of expertise include engineering, computer science, business process reengineering, logistics, transportation, materials technologies, C(4)I, avionics, finance and acquisition management. None of Anteon's employees is represented by collective bargaining agreements. Management believes its relationship with its employees is very good.

    A&T employs approximately 1,700 full-time employees, approximately 1,400 of whom are professional and technical personnel. A&T's highly talented scientists, engineers and technicians are experts in signal processing, acoustics, ship survivability and hydrodynamics. A&T's information technology professionals are experienced in software engineering and development, system integration, networking and training. A&T has invested significant resources assembling a team of respected software engineers specializing in high-level systems architecture, client/server applications and object-oriented programming. None of A&T's employees is represented by collective bargaining agreements. Management of A&T believes its relationship with its employees is very good.

FACILITIES

    Anteon's corporate offices are located in leased facilities in Fairfax, Virginia. Anteon also leases approximately 411,602 square feet of office, shop and warehouse space in 39 facilities across the United States, United Kingdom, South Korea and Australia.

    A&T owns its corporate headquarters located in North Stonington, Connecticut, which occupies 60,330 square feet of office space. A&T also owns office and shop space in New London, Connecticut and Butler, Pennsylvania. A&T presently subleases to tenants approximately 23,000 square feet of its Butler office space and 20,000 square feet of its New London office space.

    A&T also leases approximately 357,000 square feet of office, shop and warehouse space in 36 locations across the United States, Australia, and Canada.

LEGAL MATTERS

    Anteon received a demand letter from one of Anteon's subcontractors claiming approximately $3.2 million in damages arising in connection with Anteon's decision to terminate the subcontractor. The termination was a result of certain actions taken by Anteon's customer. Anteon believes there are valid defenses to such claim and that the matter will not have a material adverse affect on Anteon's financial condition, results of operations or cash flow. Neither Anteon nor A&T is involved in any other material legal proceedings except for ordinary routine litigation incidental to its business which is not otherwise material to its business or financial condition. From time to time, we or our competitors file bid protests, as permitted under Federal procurement regulations, in connection with specific contract awards. Historically, these proceedings have not had any material effect on Anteon's financial condition, results of operations or cash flow. Management is not able to assure you that either company will not become involved in material legal proceedings or contract bid protest proceedings in the future.

                   OVERVIEW OF FEDERAL GOVERNMENT CONTRACTING

GOVERNMENT BIDDING OVERVIEW

    There are several different processes through which a Federal government agency will solicit bids. The following is a summary of the typical bidding process which government contractors such as Anteon and A&T encounter. If a Federal government agency has a requirement, such as the upgrade of a management information system, the agency makes a brief announcement of its requirements in the COMMERCE BUSINESS DAILY or on a government electronic bulletin board to which contractors like Anteon and A&T have access. Interested contractors then submit packages expressing their interest and highlighting their qualifications. The agency responds to those contractors it deems preliminarily qualified by providing them with a request for a proposal ("RFP") or similar solicitation. The RFP is an extensive document describing the desired services and terms and conditions that will form the final agency contract. The RFP includes a statement of the criteria according to which bids will be evaluated (usually focusing on price, past performance and quality of technical/management plan). Bidders then submit proposals in response to the RFP. The agency evaluates all the proposals and announces the winner. This process can take up to a year.

    The competitive process for a multiple award contract procurement is similar to that described above, except that the government awards multiple contracts to a selected group of contractors, rather than a single contract. Federal agencies desiring to procure goods and services through a particular multi-agency contract such as GSA ANSWER, will request the servicing agency (for example, GSA) to initiate a limited competition among the selected awardees, resulting in the issuance of a task order to a single contractor. A task order calls for a specific set of services to be delivered by the contractor to a particular client agency. Competition for task orders among initial awardees can be intense and often focuses on price, because the initial awardees are already qualified to supply the service through the initial award of the government contract vehicle. However, our experience has been that after winning a task order and effectively providing the requested services, we will typically receive successive task orders from the same agency for follow-on services. Our experience has also been that the key factors in bidding successfully for these Federal government contracts are technical capabilities, past performance, competitive prices and reputation, all four of which management believes are factors that strongly favor both Anteon and A&T.

TYPES OF CONTRACT VEHICLES

    The Federal information technology procurement environment has changed dramatically in recent years. Federal government agencies traditionally procured information technology solutions through agency-specific contracts awarded to a single contractor or contractor team. Several statutory and regulatory changes have significantly altered Federal government procurement practices. The number of procurement "vehicles" available to Federal government customers to satisfy their requirements has increased dramatically in recent years. Federal government agencies are now more likely to use flexible contract vehicles that permit multiple sources to compete for specific orders. We believe these trends are likely to continue.

    IDIQ contracts are essentially umbrella contracts that set forth the basic terms and conditions under which the Federal government may order goods and services from one, and in some cases, more than one, contractor. Such contracts will also specify the labor and other costing rates that will apply to services that may be the subject of task orders under those contracts. IDIQ contracts may be awarded to a single contractor, or to multiple contractors. Multiple-award IDIQ contracts are increasingly being used for large-scale Federal government purchases of services and/or integrated systems that may include a significant service or maintenance component, along with the provision of computer hardware and software. The periods of performance for IDIQ contracts usually span a base year and a number of option years. IDIQ contracts do not obligate the Federal government to purchase goods or services at the maximum levels set forth in the contract.

    Federal government agencies also frequently purchase information technology services and products through other contract vehicles such as GSA Schedules. GSA awards such indefinite quantity fixed price contracts to companies for stated periods of time through which individual agencies may place orders, receive shipments and make payments directly to contractors. In order for a company to provide services under a GSA contract, the company must be pre-qualified and selected by the GSA. In the information technology service sector the three ratings criteria employed by the GSA for pre-qualification are technical skills, price and a history of excellence in government contract administration. Anteon and A&T both have GSA Schedule contracts.

    The changed environment for Federal government contractors presents a number of challenges for companies like Anteon. In the case of contracts like GSA Schedule contracts or IDIQ contracts, a substantial amount of marketing must be done after winning the initial contract in order to win subsequent delivery and task orders.

    Our experience has been that the changed environment for government contractors has on balance been highly favorable to companies like Anteon that have a wide range of technological capabilities, are very focused on cost control and have a high degree of sophistication and experience in government contracting. First, these more flexible forms of contract vehicles provide for very sizable revenue generation opportunities. Some of our IDIQ contracts potentially involve billions of dollars of revenues for awardees. Second, these vehicles permit us to market our services to a much wider range of customers than was possible under more traditional contracting vehicles. Third, the current environment tends to favor entities that have the size and technological breadth to offer a variety of services because the umbrellas provide for broader opportunities. Finally, we have found that this environment encourages building longer term and stable supplier/customer relationships because there are often a number of contract vehicles under which Federal agencies may be able to direct work to preferred contractors. This tends to lessen the risks to customer and supplier of going through recompetes in order to continue to transact business, and provides a reward for suppliers such as Anteon that establish a reputation for quality and integrity.

CONTRACT PAYMENT TYPES

    The contract vehicles described above employ various payment methodologies. Contracts are typically referred to as time and materials contracts, cost-plus contracts and fixed-price contracts. Each of these contract payment types is described below.

    TIME AND MATERIALS CONTRACTS

    Some of our largest contracts are negotiated on the basis of time and materials. Under this type of contract, a contractor is paid a fixed hourly rate for direct labor hours expended. Labor costs, overhead and profit are included in the fixed hourly rate. Materials, subcontractors and other direct costs are reimbursed at actual cost-plus general and administrative expenses and, in some instances, an agreed-upon percentage of profit. A contractor makes critical pricing assumptions when proposing fixed labor rates for a time and materials contract and risks loss of profitability on time and materials contracts if its actual costs exceed assumed costs made. In 1998, time and materials contracts accounted for approximately 46.7% of Anteon's revenues, approximately 9.4% of A&T's revenues, and approximately 32.7% of Anteon's revenues pro forma for the acquisition.

    COST-PLUS CONTRACTS

    Cost-plus contracts provide for reimbursement of costs, to the extent that such costs are allowable, and the payment of a fixed "fee," which is essentially the profit negotiated between the contractor and the contracting agency. Cost-plus incentive fee and cost-plus award fee contracts provide for increases or decreases in the contract fee, within specified limits, based upon actual results as compared to contractual targets for factors such as cost, quality, schedule and performance. In fiscal 1998, cost-plus contracts accounted for approximately 34.2% of Anteon's revenues, approximately 70.6% of A&T's revenues, and approximately 47.8% of Anteon's revenues pro forma for the Acquisition.

    FIXED PRICE CONTRACTS

    Under fixed price contracts, a contractor agrees to perform specified work for a fixed-price and, accordingly, risk of performing the contract. In fiscal 1998, fixed price contracts accounted for approximately 19.2% of Anteon's revenues, approximately 20.0% of A&T's revenues, and approximately 19.5% of Anteon's revenues giving pro forma effect to the acquisition.

FEDERAL GOVERNMENT RECEIVABLES

    Almost all of our accounts receivable is derived from Federal government agencies. An account receivable from a Federal government agency enjoys the overall credit worthiness of the Federal government, even though each such agency is a separate agency with its own budget. Pursuant to the Prompt Payment Act, payments from government agencies must be made within 30 days of final invoice or interest must be paid.

REGULATION

    The passage of the ITMRA in late 1996 resulted in major changes in Federal government procurement rules governing the acquisition of information technology goods and services. The ITMRA changed the government's process for procuring information technology by (1) placing increased attention on the cost-effectiveness of information technology, return on investment and performance and (2) allocating to individual agencies authority and accountability for information technology budgets. These trends are expected to result in increased interagency coordination and sharing of expense and fewer proprietary or single agency solution systems. Companies such as Anteon and A&T which are well-positioned across several major government agencies should benefit from these trends. As a result of the ITMRA, multiple-award IDIQ government-wide contracts as the preferred vehicle for procuring information technology. Accordingly, contractors have a decreased need for large-scale investment in bid and proposal activities and an increased need to commit marketing resources to identify and capture tasks under existing contracts.

    Federal government contracts are subject to the Federal Acquisition Regulations ("FAR") and other agency FAR supplements. Major contracts are also subject to the Truth in Negotiations Act ("TIN Act") and Cost Accounting Standards ("CAS"). Among other procurement regulations, the FAR contains the cost principles for setting contract prices while the TIN Act requires us to provide current, accurate and complete cost or pricing data in connection with the negotiation of a contract. CAS requires consistency of accounting practices over time and compliance with specific cost accounting criteria.

    To the extent that a company fails to comply with procurement requirements, the Federal government may adjust contract prices. Additionally, changes in cost accounting practice are subject to a required procedure for negotiation of the cost of the change. The Federal government is protected from paying increased costs resulting from accounting changes. Finally, the Federal government has the right to audit contractors for three years after final payment. Such audits are generally performed by the DCAA. Accordingly, Anteon's revenues are subject to adjustment.

                                THE TRANSACTIONS

THE ACQUISITION

    On March 7, 1999, Anteon entered into an agreement and plan of merger to acquire all of the issued and outstanding shares of A&T common stock at a price of $26.00 per share. Under the merger agreement, Buffalo Acquisition Corporation, a Connecticut corporation and wholly-owned subsidiary of Anteon, merged into A&T and A&T became a wholly-owned subsidiary of Anteon. We completed the acquisition on June 23, 1999.

    IMC CONTINGENT PAYMENT, STOCK OPTIONS AND RETENTION ARRANGEMENTS

    IMC, a subsidiary of A&T, acquired all the outstanding stock of UP, Inc. ("UP") under a stock purchase agreement among A&T, IMC and the former stockholders of UP (the "UP Sellers"), dated as of November 14, 1997 (the "UP Stock Purchase Agreement").

    The UP Stock Purchase Agreement provided for a contingent payment to be made to the UP Sellers (the "UP Contingent Payment") which became due and payable upon consummation of the merger. The UP Contingent Payment to all of the UP Sellers equals, at their election, either (a) 81,100 shares of common stock of IMC (which would equal 9.1% of the outstanding shares of IMC after issuance but before exercise of options to purchase IMC stock as described below), (b) $2,250,000 in cash or (c) a combination of shares and cash which equals the appraised value of the 81,100 shares of IMC, however, the Sellers may not elect to receive more than $2,250,000 in cash. The management of A&T believes that it is likely that the appraised value of the 81,100 shares of IMC will be less than the cash payment alternative of $2,250,000, and this prospectus assumes that all the UP Sellers elect to receive cash and are not entitled to receive any shares of IMC stock by reason of the UP Contingent Payment. In addition, if the UP Sellers elect to receive cash for the UP Contingent Payment, they will also be granted options to purchase an additional 81,100 shares of common stock of IMC in the aggregate at an exercise price of $27.74 per share.

    In addition, IMC has issued to certain of its key employees options to purchase an aggregate of 180,000 shares of common stock of IMC which would constitute 18.2% of the outstanding shares of stock, after exercise, assuming that no shares of IMC common stock are issued as part of the UP Contingent Payment. Under the agreements pursuant to which these options were granted, the options fully vested upon the consummation of the merger. IMC and A&T have the right to purchase such options for a purchase price equal to the difference between the exercise price of the options and a formula price, called the Parent Company Change in Control Price under such agreements. The exercise price of the options is $11.78 per share.

    IMC has also entered into agreements with certain of its employees pursuant to which they will be entitled to receive retention bonuses in the aggregate amount of approximately $800,000 if they are still employed by IMC, A&T or any successor thereof eighteen months following the consummation of the merger, or if their employment is involuntarily terminated prior to that date other than for cause.

NEW CREDIT FACILITY

    Anteon entered into the new credit facility with Credit Suisse First Boston, as administrative agent and advisor and arranger, Mellon Bank N.A., as syndication agent, Deutsche Bank AG, as documentation agent, and a syndicate of financial institutions, including CSFB, Mellon and Deutsche Bank. The new credit facility consists of a $60.0 million term loan facility and a $120.0 million revolving credit facility. At the closing of the acquisition, Anteon borrowed $60.0 million under the term loan facility. The undrawn portion of the revolving credit facility will be available to us for general corporate purposes, including additional permitted acquisitions and investments. See "Description of Other Material Agreements--New Credit Facility" for additional information on the new credit facility.

EQUITY CONTRIBUTION

    Before the acquisition, Azimuth Technologies, Inc., our parent company, an affiliate of Caxton-Iseman Capital, contributed $22.5 million to our equity. The equity contribution was funded by persons who are indirectly existing investors in Azimuth, or their affiliates, through a limited liability company that is indirectly controlled by Mr. Frederick Iseman.

                                   MANAGEMENT

    The directors and executive officers of Anteon and their respective ages as of the date of this prospectus are as follows:

NAME                                                       AGE                          POSITION HELD
-----------------------------------------------------      ---      -----------------------------------------------------
Frederick J. Iseman..................................          46   Chairman of the Board and Director
Joseph M. Kampf......................................          54   President, Chief Executive Officer and Director
Noreen Centracchio...................................          54   Group Vice President, GSA Programs Group
Thomas M. Cogburn....................................          55   Executive Vice President and Chief Operating Officer
                                                                    and Director
Carlton B. Crenshaw..................................          54   Senior Vice President, Chief Financial and
                                                                    Administrative Officer
Ken Guest............................................          58   Group Vice President, Federal Information Technology
                                                                    Group
Roger A. Gurner......................................          57   Group Vice President, Enterprise Solutions and
                                                                    Services Group
Mark Heilman.........................................          50   Senior Vice President Corporate Development
Joseph Maurelli......................................          57   President of Techmatics and Director
Seymour L. Moskowitz.................................          67   Senior Vice President
Curtis L. Schehr.....................................          40   Vice President, General Counsel and Secretary
Gilbert F. Decker....................................          61   Director
Robert A. Ferris.....................................          56   Director
Dr. Paul Kaminski....................................          56   Director
Steven M. Lefkowitz..................................          34   Director

    FREDERICK J. ISEMAN has served as Chairman of Anteon since its formation in April 1996. Mr. Iseman is Chairman and President of Caxton-Iseman Capital, Inc. (a private investment firm) which was founded by Mr. Iseman in 1993. Prior to establishing Caxton-Iseman Capital, Inc., Mr. Iseman founded Hambro-Iseman Capital Partners (a merchant banking firm) in 1990. From 1988 to 1990, Mr. Iseman was a member of Hambro International Venture Fund. Mr. Iseman is a director of the following companies: Leisure Link Holdings, Cremascoli Ortho S.A., Metropolitan T.L.C. Holdings, Inc. and the Advisory Board of Duke Street Capital. He is a former director of: Franklin Hotel and Investments, Ltd., Framleydove Ltd. (Glass's Information Services), Golden Valley LLC, Magnavox Electronic Systems Corporation Holdings, Inc., Electronic Distribution Acquisition Company (Deanco), Geowaste, Inc. and Hambro America, Inc. (the U.S. subsidiary of Hambros PLC). Mr. Iseman received a B.A. from Yale University in 1975.

    JOSEPH M. KAMPF has served as Anteon's President and Chief Executive Officer and a director since April 1996. From January 1994 to 1996, Mr. Kampf was a Senior Partner of Avenac Corporation, a consulting firm providing advice in change management, strategic planning, corporate finance, and mergers and acquisitions to middle market companies. From 1990 through 1993, Mr. Kampf served as Executive Vice President of Vitro Corporation, a wholly owned subsidiary of The Penn Central Corporation. Prior to his position as Executive Vice President of Vitro Corporation, Mr. Kampf served as the Senior Vice President of Vitro Corporation's parent company, Penn Central Federal Systems Company, and as Chief Liaison Officer for the group with The Penn Central Corporation. Between 1982 and 1986, Mr. Kampf was Vice President of Adena Corporation, an oil and gas exploration and development company. Mr. Kampf received a B.A. from the University of North Carolina in 1966.

    NOREEN CENTRACCHIO has served as Anteon's Group Vice President, GSA Programs since January 1999. During 1998, she served as Anteon's Vice President, Corporate Communications. From 1996 to 1998, Ms. Centracchio served as Anteon's Vice President, Corporate Development. From 1988 to 1996, Ms. Centracchio served as Vice President and Program Manager for Ogden Professional Services Corporation, the Predecessor Company. Prior to 1988, Ms. Centracchio was a Vice President at Group Operations, Inc. for a period of 10 years. Ms. Centracchio received a B.A. from Adelphi University in 1966.

    THOMAS M. COGBURN has served as Executive Vice President and Chief Operating Officer and a director since April 1996. From 1992 to 1996, he served in the same capacity at Ogden Professional Services Corporation, the predecessor company to Anteon. From 1988 to 1992, Mr. Cogburn served as Vice

President of the Information System Support Division of CACI International, Inc. Mr. Cogburn's experience also includes 21 years in information systems design, operation, program management, and policy formulation for the U.S. Air Force. Mr. Cogburn received a B.B.A. from the University of Texas in 1965 and an M.B.A from Arizona State University in 1971.

    CARLTON B. CRENSHAW has served as Anteon's Senior Vice President, Chief Financial and Administrative Officer since July 1996. From 1989 to 1996, Mr. Crenshaw was Orbital Sciences Corporation Executive Vice President, Finance and Administration, and Chief Financial Officer of Orbital Sciences Corporation (a commercial technology company). He served in a similar capacity with Software AG Systems, Inc. from 1985 to 1989. From 1971 to 1985, Mr. Crenshaw progressed from financial analyst to Vice President of Strategic Planning for the Sperry Univac division and was Treasurer for Sperry Corporation. Mr. Crenshaw received a B.B.A. from Southern Methodist University in 1966 and an M.B.A. from New York University in 1971.

    KEN GUEST has served as Anteon's Group Vice President, Federal Information Technology Group since January 1999. From 1997 to January 1999, he served as Anteon's Vice President of Defense Programs and Systems. Prior to joining Anteon, Mr. Guest served 34 years with the U.S. Army, retiring as a Major General in September 1997. Mr. Guest received a B.A. from North Georgia College in 1966 and an M.S. from the University of Georgia in 1971.

    ROGER A. GURNER has served as Anteon's Group Vice President, Enterprise Solutions and Services Group since January 1999. From July 1997 to December 1998, Mr. Gurner served as Anteon's Vice President and Director, Business Development, from June 1996 to June 1997 as Anteon's Vice President and Director, West Coast Operations, and from January 1996 to June 1996 as Anteon's Vice President and Director, Information Services Center. Prior to joining Anteon, Mr. Gurner worked at Oracle Corporation where he served as principal point of contact for Oracle's Enterprise Engineering Program from 1995 to 1996. From 1993 to 1995, Mr. Gurner was a Government Program Manager with Xerox Corporation. From 1987 to 1992, Mr. Gurner was a Program Manager with CACI International, Inc. Prior to 1987, Mr. Gurner served 23 years with the Air Force where he held numerous assignments in research and development, nuclear weapons development and system acquisition. Mr. Gurner received a B.S. from Allegheny College in 1963 and an M.B.A. from Central Michigan University in 1977.

    MARK HEILMAN has served as Anteon's Senior Vice President for Corporate Development since October 1998. From 1991 to 1998, Mr. Heilman was a partner and principal of CSP Associates, Inc., where he specialized in strategic planning and mergers and acquisition support for the aerospace, defense and information technology sectors. From 1987 to 1991, Mr. Heilman was Vice President and an Executive Director of Ford Aerospace and Communications Corporation. Mr. Heilman received a B.A. from the University of Iowa in 1970.

    JOSEPH MAURELLI has served as a director of Anteon since July 1998. Mr. Maurelli currently serves as the President and Chief Executive Officer of Techmatics. Mr. Maurelli joined Techmatics as a Vice President in 1983, and became President and Chief Executive Officer of Techmatics in January 1984. From 1967 to 1983, Mr. Maurelli was a senior civilian professional for the U.S. Navy Department. He has written numerous technical articles and is an active member of the American Society of Naval Engineers and the U.S. Navy League and currently serves on the Board of Directors of the Professional Services Council and the Virginia Opera. Mr. Maurelli received a B.S. from the State University of New York in 1963 and an M.S. from George Washington University in 1971.

    SEYMOUR L. MOSKOWITZ served as a consultant to Anteon beginning in April 1996 and became Anteon's Senior Vice President in April 1997, and is responsible for strategic planning with an emphasis on current and future technologies. Prior to joining Anteon, Mr. Moskowitz served as Senior Vice President of Technology at Vitro Corporation from 1985 to 1994, where he was responsible for the development and acquisition of technologies and management of Research and Development personnel and laboratory resources. Prior thereto, Mr. Moskowitz served as Director of Research and Development for

Curtiss-Wright Corporation for 30 years. Mr. Moskowitz received a B.S. from the City College of New York in 1954.

    CURTIS L. SCHEHR has served as Anteon's Vice President, General Counsel and Secretary since October 1996. From 1991 to 1996, Mr. Schehr served as Associate General Counsel at Vitro Corporation. During 1990, Mr. Schehr served as Legal Counsel at Information Systems and Networks Corporation. Prior to 1990, Mr. Schehr served for six years in several legal and contract oriented positions at Westinghouse Electric Corporation (Defense Group). Mr. Schehr received a B.A. from Lehigh University in 1980 and a J.D. from George Washington University in 1984.

    GILBERT F. DECKER has served as a director of Anteon since June 1997. From April 1994 to May 1997, Mr. Decker served as the Assistant Secretary of the U.S. Army for Research, Development and Acquisition. As Assistant Secretary, Mr. Decker led the Army's acquisition and procurement reform efforts, with an emphasis on eliminating excessive government requirements throughout the acquisition process. He also served as the Army Acquisition Executive, the Senior Procurement Executive, the Science Advisor to the Secretary and the Senior Research and Development official for the Army. From 1983 to 1989, Mr. Decker was on the Army Science Board and served as Chairman from March 1987 until the end of his appointment. In the private sector, Mr. Decker has served as President and Chief Executive Officer of three technology companies, including Penn Central Federal Systems Company. Mr. Decker received a B.S. from Johns Hopkins University in 1958 and an M.S. from Stanford University in 1967.

    ROBERT A. FERRIS has served as a director of Anteon since April 1996. From 1998, Mr. Ferris has been a Managing Director of Caxton-Iseman Capital, Inc. (a private investment firm). From 1981 to 1998, Mr. Ferris was a General Partner of Sequoia Associates (a private investment firm). Prior to founding Sequoia Associates, Mr. Ferris was a Vice President of Arcata Corporation, a New York Stock Exchange-listed company. Mr. Ferris currently is a director of Clayton Group, Inc. and Newell Manufacturing Corporation, as well as several other privately owned corporations. Mr. Ferris received a B.A. from Boston College in 1963, and a J.D. from Fordham University Law School in 1966.

    DR. PAUL KAMINSKI has served as a director of Anteon since June 1997. From 1994 to May 1997, Dr. Kaminski served as the Under Secretary of Defense for Acquisition and Technology. In this position, Dr. Kaminski was responsible for all matters, relating to Department of Defense acquisition, including research and development, procurement, acquisition reform, dual-use technology and the defense technology and industrial base. Prior to 1994, he served as Chairman of a technology oriented investment banking and consulting firm. Dr. Kaminski also served as Chairman of the Defense Science Board and as a consultant and advisor to many government agencies. Mr. Kaminski received a B.S. from the Air Force Academy in Colorado in 1964, two M.A. degrees from the Massachusetts Institute of Technology in 1966 and a Ph.D. from Stanford University in 1971.

    STEVEN M. LEFKOWITZ has served as a director of Anteon since April 1996. Mr. Lefkowitz has been a principal of Caxton-Iseman Capital Inc. (a private investment firm) since 1993. From 1988 to 1993, Mr. Lefkowitz was employed by Mancuso & Company (a private investment firm) and served in several positions including Vice President and as a Partner of Mancuso Equity Partners. Mr. Lefkowitz received a B.A. from Northwestern University in 1986 and an M.B.A. from J.L. Kellogg Graduate School of Management in 1987.

BOARD OF DIRECTORS

    There are currently eight members of the Board of Directors of Anteon.

COMPENSATION OF DIRECTORS

    Some directors of Anteon who are not employees of Anteon are paid an annual retainer. In 1998, each of Messrs. Decker and Kaminski received a retainer of $25,250 and Mr. Ferris received a retainer of $25,000. Each director of Anteon is compensated for expenses incurred in connection with serving as a member of the Board of Directors.

EXECUTIVE COMPENSATION

    The following table provides you with information on the compensation awarded to, earned by or paid to the Chief Executive Officer and the four other most highly compensated executive officers of Anteon whose individual compensation exceeded $100,000 during the fiscal year ended December 31, 1998 for services rendered in all capacities to Anteon and its subsidiaries. The persons listed in the table below are referred to as the "Named Executive Officers."

                                                                                                               LONG-TERM
                                                                                                             COMPENSATION
                                                                           ANNUAL                               AWARDS
                                                                        COMPENSATION                       -----------------
                                                   ------------------------------------------------------  NUMBER OF SHARES
                                                                                        OTHER ANNUAL       UNDERLYING STOCK
NAME AND PRINCIPAL POSITION                          YEAR      SALARY      BONUS       COMPENSATION(1)          OPTIONS
-------------------------------------------------  ---------  ---------  ---------  ---------------------  -----------------
Joseph M. Kampf..................................       1998  $ 235,566  $ 200,000               --                   --
  President and Chief Executive Officer
Thomas M. Cogburn................................       1998    176,341     82,500               --                5,000
  Executive Vice President and
  Chief Operating Officer
Carlton B. Crenshaw..............................       1998    183,495     92,750               --                   --
  Senior Vice President, Chief
  Financial and Administrative Officer
Seymour L. Moskowitz.............................       1998    150,864     82,500               --                   --
  Senior Vice President
Roger A. Gurner..................................       1998    114,222         --               --                   --
  Group Vice President,
  Enterprise Solutions and Services Group

--------------------------

(1) No Named Executive Officer received Other Annual Compensation in an amount in excess of the lesser of either $50,000 or 10% of the total of salary and bonus reported from him in the two preceding columns.

    The following table sets forth certain information regarding options granted during fiscal 1998 to each of the Named Executive Officers under Anteon's Omnibus Amended and Restated Stock Option Plan:

                             OPTION GRANTS IN 1998

                                                                                                        POTENTIAL REALIZABLE
                                                                                                          VALUE AT ASSUMED
                                                                                                          ANNUAL RATES OF
                                                                                                               STOCK
                                                                                                         PRICE APPRECIATION
                                                       INDIVIDUAL GRANTS                                 FOR OPTION TERM(1)
                          ----------------------------------------------------------------------------  --------------------
                          NUMBER OF SHARES
                             UNDERLYING           % OF TOTAL           EXERCISE OR
                               OPTIONS        OPTIONS GRANTED TO          BASE           EXPIRATION
NAME                           GRANTED         EMPLOYEES IN 1998     PRICE PER SHARE        DATE           5%         10%
------------------------  -----------------  ---------------------  -----------------  ---------------  ---------  ---------
Joseph M. Kampf.........             --                   --%           $      --                --     $      --  $      --
Thomas M. Cogburn.......        5,000(2)                 3.3                37.30                (2)       51,526    113,860
Carlton B. Crenshaw.....             --                   --                   --                --            --         --
Seymour L. Moskowitz....             --                   --                   --                --            --         --
Roger A. Gurner.........             --                   --                   --                --            --         --

--------------------------

(1) The indicated dollar amounts are the result of calculations based on the exercise price of the options and assume five and ten percent appreciation rates and, therefore, are not intended to forecast possible future appreciation, if any, of Anteon's stock price.

(2) Represents options granted under Anteon's Amended and Restated Omnibus Stock Option Plan.

    The following table sets forth certain information with respect to options held at the end of fiscal 1998 by each of the Named Executive Officers:

                      AGGREGATED OPTION EXERCISES IN 1998
                       AND FISCAL YEAR-END OPTION VALUES

                                                                           INDIVIDUAL GRANTS
                                                      ------------------------------------------------------------
                                                           NUMBER OF SHARES
                                                              UNDERLYING                VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS                IN-THE-MONEY
                                                         AT DECEMBER 31, 1998       OPTIONS AT DECEMBER 31, 1998
NAME                                                  EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE(1)
----------------------------------------------------  --------------------------  --------------------------------
Joseph M. Kampf.....................................        11,615/17,425                $354,838/$532,334
Thomas M. Cogburn...................................           0/5,000                          0/0
Carlton B. Crenshaw.................................         5,607/8,412                  171,294/256,987
Seymour L. Moskowitz................................        17,623/26,438                 538,383/807,681
Roger A. Gurner.....................................             0/0                            0/0

--------------------------

(1) Based on the difference between the latest per share market value calculation on December 8, 1998 for Anteon's common stock, which was $37.30 per share, and the option exercise price. The above valuations may not reflect the actual value of unexercised options, as the value of unexercised options will fluctuate with market activity.

OMNIBUS STOCK PLAN

    In January 1997, the Board of Directors adopted, and Anteon's sole stockholder approved, Anteon's Omnibus Stock Plan and on April 3, 1998 the Board of Directors adopted, and Anteon's sole stockholder approved, Anteon's Amended and Restated Omnibus Stock Plan (as amended, the "Plan") which enables Anteon to make grants of stock-based incentive compensation to officers and other key employees and consultants of Anteon and its subsidiaries. The purposes of the Plan are to promote the long-term growth and profitability of Anteon and its stockholders by (i) providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of Anteon and (ii) enabling Anteon to attract, retain and reward the best available persons for positions of substantial responsibility. The principal provisions of the Plan are summarized below. This summary, however, does not purport to be complete and is qualified in its entirety by the terms of the Plan, which may be obtained from Anteon upon request.

    The Plan is administered by the Board of Directors or, in the alternative, a committee (the "Committee") appointed by the Board of Directors consisting of not less than three members of the Board of Directors to administer the Plan on behalf of the Board, subject to such terms and conditions as the Board may prescribe. The members of the Committee are required to be both "Non-Employee Directors" (within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934) and "outside directors" (within the meaning of section 162(m) of the Internal Revenue Code of 1986 (the "Code")) to the extent Rule 16b-3 and Code section 162(m), respectively, are applicable to Anteon and the Plan. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended or Section 401(a) of the Code.

    The Plan became effective upon approval of the stockholders in January, 1997 and will remain in effect until January 30, 2007 unless sooner terminated by the Board. On July 24, 1998, by resolution of the Board of Directors, and with the written consent of the sole stockholder of Anteon, the Plan was amended to increase the number of shares of common stock available for award under the Plan from 250,000 shares to 325,000 shares and on July 23, 1999, by further resolution of the Board of Directors, and with the consent of the stockholders of Anteon, the Plan was amended to increase the number of shares of common stock available for award under the Plan from 325,000 shares to 575,000 shares. The Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such action may be taken without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement, or rule of any exchange or Nasdaq system on which the shares of common stock of Anteon may then be listed or quoted, including any stockholder approval required for continued compliance with Rule 16b-3 or to enable the Committee to grant incentive stock options pursuant to the plan. The Committee is authorized to make minor or administrative modifications to the plan including those dictated, authorized or made desirable by requirements of applicable federal or state laws. The Committee may also amend or modify any outstanding award to the extent that it would have had the authority to make such award as so modified or amended. The Committee has full power and authority to administer and interpret the plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the plan and for the conduct of its business as the Committee deems necessary or advisable and to interpret same, all within the Committee's sole and absolute discretion; provided that no such action which would impair the rights of any participant or any holder or beneficiary of any award may be taken without the consent of the affected participant, holder or beneficiary.

    The plan authorizes the grant of awards to participants with respect to a maximum of 325,000 shares of common stock. Any shares covered by awards which are forfeited, expire or which are terminated or canceled for any reason (other than as a result of the exercise or vesting of the award) will again be available for grant under the plan. In addition, in the event of a reclassification, recapitalization, stock split, stock dividend, combination of shares or other similar event, the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted under the plan are required to be adjusted to reflect such event, and the Committee is required to make such adjustments as it deems appropriate and equitable in the number, kind and price of shares covered by outstanding awards made under the plan, and in any other matters which relate to awards and which are affected by the changes in the common stock referred to above.

    The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting Anteon, or the financial statements of Anteon or any subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan.

    In the event of any proposed change in control (as defined in the Plan), the Committee is required to take such action as it deems appropriate and equitable to effectuate the purposes of the plan and to protect the grantees of the awards, including, without limitation, the following: (i) acceleration or change of the exercise dates of any award so that the unvested portion of any award shall become fully vested and immediately exercisable; (ii) arrangements with grantees for the payment of appropriate consideration to them for the cancellation and surrender of any award, which shall not be less than consideration paid for other common stock of Anteon which is acquired, sold, transferred, or exchanged because of the proposed change in control; and (iii) in any case where equity securities other than common stock of Anteon are proposed to be delivered in exchange for or with respect to common stock of Anteon, arrangements providing that any award shall become one or more awards with respect to such other equity securities.

    There is no restriction under the Federal securities laws on the resale of any shares acquired pursuant to the Plan, except that (i) persons who at the time of the resale are considered "affiliates" of Anteon (by reason of being in a "control" relationship with Anteon) may resell such shares only pursuant to Rule 144 under the Securities Act of 1933 or pursuant to a "reoffer prospectus" which may hereinafter be filed by Anteon as part of a registration statement relating to the plan and (ii) purchases and sales by corporate officers and directors of any securities of Anteon are subject to section 16(b) of the Securities Exchange Act of 1934 and the rules promulgated thereunder relating to insider short-swing profits.

    Anteon may require that a participant, as a condition to exercise of an award, and as a condition to the delivery of any share certificate, provide to Anteon, at the time of each such exercise and each such delivery, a written representation (i) that the shares of common stock being acquired shall be acquired by the participant solely for investment and will not be sold or transferred without registration or the availability of an exemption from registration under the Securities Act of 1933 and applicable state securities laws; and (ii) as to the knowledge and experience in financial and business matters of the participant and the participant's ability to bear the economic risk of such an investment, in compliance with applicable law. Anteon may also require that the participant obtain a "purchaser representative" as that term is defined under applicable law. The stock certificates for any shares of common stock issued pursuant to the plan are required to bear a legend restricting their transferability unless such shares are registered or an exemption from registration is available under the Securities Act of 1933 and applicable state securities laws. Anteon may notify its transfer agent to stop any transfer of shares of common stock not made in compliance with these restrictions. Common stock may not be issued with respect to an award granted under the plan unless the exercise of such award and the issuance and delivery of share certificates for such common stock pursuant thereto comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder and the requirements of any national securities exchange or Nasdaq system on which the common stock may then be listed or quoted, and such compliance to be subject to the approval of counsel for Anteon to the extent such approval is sought by the Committee.

    Under the plan, the Committee may grant awards in the following forms: non-qualified stock options, incentive stock options, stock appreciation rights (including free standing, tandem and limited stock appreciation rights), restricted stock or unrestricted stock awards, phantom stock, or any combination of the foregoing. The Committee may grant awards alone, in addition to, in tandem with, or in substitution for any other award. Awards may be granted for no cash consideration or for such consideration as may be determined by the Committee. Each award, and each right under any award, may be exercised during the participant's lifetime only by the participant, unless otherwise determined by the Committee or, if permissible under applicable law, by the participant's guardian or legal representative; and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution provided that the designation of a beneficiary will not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance for purposes of the plan.

    STOCK OPTIONS

    A stock option granted under the plan provides a participant the right to purchase, within a specified period of time, a stated number of shares of common stock at the price specified in the option. Non-qualified and incentive stock options granted under the plan will be subject to such terms, including exercise price and the conditions and timing of exercise, as may be determined by the Committee.

    On and after the date a participant terminates employment with Anteon or any of its affiliates for any reason, Anteon shall have the right to purchase, and the participant shall have the corresponding obligation to sell, upon delivery of written notice to the participant by Anteon, any or all of the participant's vested options and any or all shares then owned by the participant. The purchase price of the shares shall be the fair market value of such shares as of the date Anteon mails or otherwise delivers such written notice to the participant. The purchase price of any vested option shall be the difference between the exercise price per share and the fair market value of one share of common stock, measured as of the date Anteon mails or otherwise delivers such written notice to the participant, multiplied by the number of shares to which the option relates that are being purchased. The Committee may in its sole and absolute discretion deduct from the purchase price payable any and all amounts owed by the grantee to Anteon at the time that payment of the purchase price is due the participant. In the event of the participant's disability or death, the provisions of the plan will apply to the participant's legal representative or guardian, executor, personal representative, or to the person to whom the option and/or shares shall have been transferred by will or the laws of descent and distribution, as though such person is the participant.

    STOCK APPRECIATION RIGHTS

    A stock appreciation right provides the participant the right to receive an amount equal to the excess of the fair market value of a share of common stock on the date of exercise of the stock appreciation right over the grant price thereof. Stock appreciation rights granted under the plan will be subject to such terms, including grant price and the conditions and limitations applicable to the exercise thereof, as may be determined by the Committee. Stock appreciation rights may be granted in tandem with another award, in addition to another award, or freestanding and unrelated to another award. The Committee is authorized under the plan to determine whether a stock appreciation right shall be settled in cash, shares of common stock or a combination of cash and shares of common stock.

    STOCK AWARDS: RESTRICTED STOCK, UNRESTRICTED STOCK AND PHANTOM STOCK

    Subject to the other applicable provisions of the plan, the Committee may at any time and from time to time grant stock awards to eligible participants in such amount and for such consideration, including no consideration or such minimum consideration as may be required by law, as it determines. A stock award may be denominated in shares of common stock or stock-equivalent units, and may be paid in common stock, in cash, or in a combination of common stock and cash, as determined in the sole and absolute discretion of the Committee from time to time.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CAXTON-ISEMAN ARRANGEMENT

    Anteon's management and an investor group organized by Caxton-Iseman Capital, through Azimuth, acquired in April 1996 all of the outstanding capital stock of our Predecessor Company, a wholly-owned subsidiary of Ogden Technology Services Corporation and indirectly a wholly-owned subsidiary of Ogden Corporation.

    Azimuth obtained the funds required for the acquisition of our Predecessor Company by issuing subordinated debt and common stock to Azimuth Technologies, L.P. and to certain directors and executive officers of Anteon. The limited partners of Azimuth LP include, among others, affiliates of Caxton-Iseman Capital, Mr. Steven Lefkowitz, Mr. Robert Ferris and a number of business associates of Caxton-Iseman Capital. The sole general partner of Azimuth LP is Georgica (Azimuth Technologies), L.P., the sole general partner of which is a corporation solely owned by Mr. Frederick Iseman. As a result, Mr. Frederick Iseman controls Azimuth LP, Azimuth and Anteon.

    Since April 1997, Anteon has been party to an arrangement (the "Caxton-Iseman Capital Arrangement") with Caxton-Iseman Capital, an affiliate of Anteon. The terms of the Caxton-Iseman Capital Arrangement are that Caxton-Iseman Capital will monitor and assist the activities of Anteon in accordance with, and subject to the investment objectives and guidelines established by Anteon. Under the terms of the Caxton-Iseman Arrangement, Anteon paid Caxton-Iseman Capital (1) a $500,000 annual fee, payable annually commencing January 1, 1998, and terminating upon the successful completion of the acquisition, (2) a fee, paid upon the successful completion of the acquisition, of $1.15 million and (3) an annual fee, paid upon the successful completion of the acquisition, equal to 3% of the EBITDA of Anteon. The fees under clauses (1) and (3) were pro-rated for partial years. Anteon expensed and paid $400,000 under this arrangement during 1998.

                               SECURITY OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The table below sets forth, as of June 30, 1999, the number of shares of common stock beneficially owned by each of the 5% stockholders of Anteon, each of its directors, the Named Executive Officers and all directors and executive officers as a group.

                                                                                                     PERCENTAGE OF
                                                                       NUMBER OF SHARES OF COMMON   TOTAL SHARES OF
                                                                             STOCK OF ANTEON         COMMON STOCK
                                                                          BENEFICIALLY OWNED(A)        OF ANTEON
                                                                       ---------------------------  ---------------
Azimuth Technologies, Inc. (b).......................................            3,551,972                  99.8%
Frederick J. Iseman (b)..............................................            3,551,972                  99.8
Gilbert F. Decker (c)................................................                2,000                     *
Dr. Paul Kaminski (c)................................................                2,000                     *
Joseph M. Kampf (d)..................................................               11,615                     *
Carlton B. Crenshaw (e)..............................................                5,607                     *
Seymour L. Moskowitz (f).............................................               17,623                     *
All Directors and Executive Officers as a Group(g)...................                                       99.8

------------------------

*   Denotes beneficial ownership of less than 1%.

(a) Determined in accordance with Rule 13d-3 under the Exchange Act.

(b) By virtue of Mr. Frederick Iseman's indirect control of Azimuth through Azimuth LP, the limited partners of which include affiliates of Caxton-Iseman Capital, Mr. Steven Lefkowitz and Mr. Robert Ferris. Mr. Frederick Iseman has sole voting and dispositive power over 3,551,972 shares of Anteon common stock and may be deemed to be the beneficial owner thereof. Mr. Frederick Iseman's address is c/o Caxton-Iseman Capital, Inc., 667 Madison Avenue, New York, New York 10021.

(c) Includes 2,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of April 13, 1999. Does not include 4,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of such date.

(d) Includes 11,615 shares of common stock issuable pursuant to stock options exercisable within 60 days of April 13, 1999. Does not include 17,425 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of such date.

(e) Includes 5,607 shares of common stock issuable pursuant to stock options exercisable within 60 days of April 13, 1999. Does not include 8,412 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of such date.

(f) Includes 17,623 shares of common stock issuable pursuant to stock options exercisable within 60 days of April 13, 1999. Does not include 26,438 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of such date.

(g) Includes 40,645 shares of common stock issuable pursuant to stock options exercisable within 60 days of April 13, 1999. Does not include 87,075 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of such date.

                    DESCRIPTION OF OTHER MATERIAL AGREEMENTS

OGDEN NOTE

    The consideration paid by Azimuth when it acquired our predecessor company included a note of Azimuth in favor of Ogden Technology Services Corporation ("Ogden"), the parent company of Ogden Professional Services Corporation, in the principal amount of $8.5 million, of which $3.65 million is outstanding. The Ogden note is an adjustable, nonnegotiable, subordinated 9% promissory note due April 22, 2004. Ogden has the right, so long as (1) no defaults under a senior credit agreement have occurred and (2) Ogden, at its sole cost and expense, has delivered a written report of an independent third-party appraiser that Azimuth will be solvent (after giving effect to the guarantee described in this sentence), to cause Azimuth to execute and deliver to Ogden a guarantee of the Ogden note; provided that the terms and conditions of such guarantee must be satisfactory to the senior debt holders in all respects. Such guarantee must be subject to a subordination agreement acceptable to the senior debt holders, and must be secured by a subordinated second lien on the collateral under the senior credit agreement on terms acceptable to the senior debt holders.

    Interest on the Ogden note is due and payable quarterly in arrears. Azimuth may at any time prepay principal or interest, in whole or in part, without premium or penalty. Azimuth must prepay in full upon a sale, merger or public offering of the capital stock of Anteon. The Ogden note is wholly subordinate and junior in right of payment to Anteon's borrowings under the new credit facility and any amendments, refinancings or replacements thereof.

EXISTING INTEREST RATE SWAP AGREEMENTS

    We have entered into interest rate swap agreements to reduce the impact of changes in interest rates under our new credit agreement. At June 30, 1999, we had outstanding interest rate swap agreements with commercial banks having a total notional principal amount of $35 million. The interest rate swap agreements mature as of December 31, 2002, December 31, 2003, and September 25, 2003, respectively. The differential to be paid or received is accrued as interest rates change and is recognized over the life of the agreements. We expect to repay all our obligations under these interest rate swap agreements and terminate them at the same time as the existing credit agreement.

VECTOR DATA CONTINGENT PAYMENTS

    On August 29, 1997, Anteon acquired all of the outstanding stock of Vector Data, as well as Vector Data's 80% interest in Vector Data Systems (UK) Limited. The consideration to the former stockholders of Vector Data included up to $6 million in cash to be paid by Anteon contingent upon Vector Data meeting certain revenue and gross profit thresholds for fiscal years 1998 and 1999. Vector Data did not meet the revenue and gross profit thresholds for fiscal year 1998, and, accordingly, a maximum of $3 million only can now potentially become payable.

TECHMATICS DEFERRED AND CONTINGENT PAYMENTS

    On May 29, 1998, Anteon acquired all of the outstanding stock of Techmatics. Additional consideration of between $3.75 million and $6.25 million may become due to be paid by Anteon contingent upon Techmatics meeting certain operating profit thresholds for its fiscal year ending June 30, 1999, to be calculated by September 30, 1999. However, if Anteon chooses to modify Techmatics' financial reporting to a calendar year basis, such calculation must be made by April 1, 2000, but interest at a rate of 6% per year will accrue beginning September 30, 1999 and will increase to a rate of 7.5% per year beginning April 1, 2000 on any amount of contingent consideration subsequently determined to have been earned.

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TECHMATICS NOTES

    On May 29, 1998, as part of Anteon's acquisition of Techmatics, Anteon issued subordinated promissory notes due May 31, 2000 in favor of each of the then existing stockholders and option holders of Techmatics, in the aggregate principal amount of $10 million. Under the terms of the Techmatics notes, one-tenth of the aggregate principal amount, $1 million, was paid as of May 31, 1999, and the remaining nine-tenths of the aggregate principal amount, $9 million, together with interest accruing from May 31, 1999 on four-ninths of the principal amount then outstanding, $4 million, at a rate of 6% per annum, is due and payable on May 31, 2000. All overdue amounts of principal will bear interest at a rate of 7.5% per annum. Anteon is entitled to prepay the Techmatics notes, in whole or in part, without penalty or premium.

    The Techmatics notes are wholly subordinate and junior in right of payment to Anteon's borrowings under the new credit facility and any amendments, refinancings or replacements thereof, and to the Ogden note.

    Anteon will be in default under any particular Techmatics note upon the occurrence of any of the following events of default: (1) Anteon fails to make any payment of principal or interest under such Techmatics note when due; (2) Anteon defaults under its new credit agreement or any amendments, refinancings or replacements thereof, or under the Ogden note; (3) (a) a consolidation, merger or similar reorganization in which Anteon's stockholders before the reorganization own less than 50% of the voting power of the surviving entity after the reorganization, or (b) any transaction or series of transactions in which more than 50% of Anteon's voting power is transferred except any public offering of Anteon's common stock; (4) a sale, lease, transfer or other disposition in a transaction or series of transactions of all or substantially all of the assets of Anteon; or (5) Anteon is involved in proceedings relating to bankruptcy, insolvency, reorganization or relief of debts.

NEW CREDIT FACILITY

    Simultaneous with the completion of the acquisition, Anteon entered into a new credit facility under a new credit agreement among Anteon, as borrower, CSFB, as administrative agent and lead arranger, Mellon, as co-arranger, collateral agent and syndication agent, Deutsche Bank, as documentation agent, and a syndicate of financial institutions, including CSFB, Deutsche Bank and Mellon. Pursuant to the terms of the new credit agreement, the lenders, subject to certain conditions, provide a credit facility of up to $180.0 million to Anteon consisting of: (1) a $120.0 million six-year senior secured revolving credit facility with a $10.0 million letter of credit sublimit and (2) a $60.0 million six-year senior secured term loan facility. The Techmatics notes are also wholly subordinate and junior in right of payment to any refinancings or replacements of our existing credit facility, including our new credit facility and the Ogden note. The aggregate amount available for borrowing under the revolving credit facility is determined based on a portion of eligible accounts receivable. At June 30, 1999 Anteon had up to $66.4 million of borrowing availability under the revolving credit facility, subject to Anteon's borrowing base and ratio of net debt to EBITDA (as defined in the new credit facility), of which $13.0 million had been drawn. See "Use of Proceeds" included elsewhere in this prospectus.

    SECURITY AND GUARANTEES

    All existing and future domestic subsidiaries of Anteon unconditionally guarantee the repayment of the new credit facility. The new credit facility is secured by substantially all of the tangible and intangible assets of Anteon and the credit agreement guarantors. All of the capital stock of Anteon and substantially all of the capital stock of Anteon's subsidiaries, including A&T, is pledged as part of the security for the new credit facility.

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    MATURITY AND AMORTIZATION

    Loans made under the term loan facility will mature on the sixth anniversary of June 23, 1999, and up to $45 million of the aggregate principal amount under the new credit facility will amortize ratably on a quarterly basis commencing 24 months after June 23, 1999, with up to $15 million due at final maturity. Loans made under the revolving credit facility will mature on the sixth anniversary of June 23, 1999.

    INTEREST

    Borrowings under the new credit facility bear interest at a floating rate based upon, at the option of Anteon, LIBOR or the base rate, in each case plus a margin determined based upon Anteon's ratio of net debt to EBITDA (as defined in the new credit facility). Anteon has also agreed to pay administration fees, commitment fees and certain expenses and to provide certain indemnities, all of which Anteon believes are customary for financings of this type.

    PREPAYMENTS

    Anteon is required to prepay, subject to exceptions set forth in the new credit agreement, borrowings under the term loan facility with (i) 75% of excess cash flow, (ii) 100% of net cash proceeds of non-ordinary course asset sales or other dispositions of property by Anteon and its subsidiaries, (iii) 100% of net cash proceeds of issuances of debt obligations of Anteon and its subsidiaries and (iv) 50% of net cash proceeds of public issuances of equity securities of Anteon.

    COVENANTS

    The new credit agreement contains affirmative and negative covenants customary for such financings. The new credit agreement also contains financial covenants customary for such financings, including, but not limited to: maximum ratio of net debt to EBITDA; maximum ratio of senior debt to EBITDA (as defined in the new credit facility); limitation on capital expenditures; and minimum EBITDA.

    EVENTS OF DEFAULT

    The new credit agreement contains events of default customary for such financings, including, but not limited to: nonpayment of principal, interest, fees or other amounts when due; violation of covenants; failure of any representation or warranty to be true in all material respects when made or deemed made; cross default and cross acceleration; change in control; bankruptcy events; material judgments; ERISA; and actual or Anteon-asserted invalidity of the guarantees or security documents. Such events of default allow for certain grace periods.

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                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

    We are offering to exchange our exchange notes for a like aggregate principal amount at maturity of our initial notes.

    The exchange notes that we propose to issue in this exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled "Description of the Notes."

    We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer. In addition, nothing in this exchange offer will prevent us from exercising our right to discharge our obligations on the initial notes by depositing certain securities with the trustee and otherwise.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION


    This exchange offer will expire at 5:00 p.m., New York City time, on Tuesday, September 28, 1999, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.


    We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under "--Conditions to the Exchange Offer" have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by mailing an announcement or by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

    We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

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PROCEDURES FOR TENDERING INITIAL NOTES

PROPER EXECUTION AND DELIVERY OF LETTERS OF TRANSMITTAL

    To tender your initial notes in this exchange offer, you must use one of the six alternative procedures described below:

        (1) REGULAR DELIVERY PROCEDURE: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

        (2) BOOK-ENTRY DELIVERY PROCEDURE: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under "--Book-Entry Delivery Procedure" below, on or before 5:00 p.m., New York City time, on the expiration date.

        (3) GUARANTEED DELIVERY PROCEDURE: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date, comply with the guaranteed delivery procedures described under "--Guaranteed Delivery Procedure" below.

    The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

    Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

    If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

        (1) a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

        (2) a commercial bank or trust company having an office or correspondent in the United States, or

        (3) an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

    UNLESS the initial notes are tendered:

        (1) by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and only if the

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    exchange notes are being issued directly to this registered holder or deposited into this participant's account at The Depository Trust Company, or

        (2) for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

    If the letter of transmittal or any bond powers are signed by:

        (1) The recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

        (2) A participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

        (3) A person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

        (4) Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

BOOK-ENTRY DELIVERY PROCEDURE

    Any financial institution that is a participant in The Depository Trust Company's systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

    A delivery of initial notes through a book-entry transfer into the exchange agent's account at The Depository Trust Company will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under "--Exchange Agent" on or before the expiration date unless the guaranteed delivery procedures described below are complied with. DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

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GUARANTEED DELIVERY PROCEDURE

    If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may still tender in this exchange offer if:

        (1) you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

        (2) on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within five business days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

        (3) the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

ACCEPTANCE OF INITIAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

    We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at The Depository Trust Company with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

    All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

    We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived as promptly as practicable following the expiration date.

    If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled "--Conditions to the Exchange Offer" below. For purposes of this

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exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

    We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent's account at The Depository Trust Company with an agent's message, in each case, in form satisfactory to us and the exchange agent.

    If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

    By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

WITHDRAWAL OF TENDERS

    Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

    For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under "--Exchange Agent" and before acceptance of your tendered notes for exchange by us.

    Any notice of withdrawal must:

        (1) specify the name of the person having tendered the initial notes to be withdrawn,

        (2) identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

        (3) be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

        (4) specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

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
        (5) if applicable because the initial notes have been tendered though the book-entry procedure, specify the name and number of the participant's account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

    We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

    The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, as promptly as practicable after withdrawal, rejection of tender or expiration or termination of this exchange offer.

    You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under "--Procedures for Tendering Initial Notes" above at any time on or before the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

    We will complete this exchange offer only if:

        (1) there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that in our judgment would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer,

        (2) there is no change in the laws and regulations which, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer,

        (3) there is no change in the current interpretation of the staff of the Commission which permits resales of the exchange notes,

        (4) there is no stop order issued by the Commission or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose, and

        (5) we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

    These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

    If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

        (1) refuse to accept and return to their holders any initial notes that have been tendered,

        (2) extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

        (3) waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled "--Expiration Date; Extensions; Amendments; Termination."

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ACCOUNTING TREATMENT

    We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

EXCHANGE AGENT

    We have appointed IBJ Whitehall Bank & Trust Company as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

       By mail:

       IBJ Whitehall Bank & Trust Company
       One State Street
       New York, NY 10004

       By hand/overnight delivery:

       IBJ Whitehall Bank & Trust Company
       One State Street
       New York, NY 10004

       Facsimile Transmission: (212) 858-2103
       Confirm by Telephone: (212) 858-2611
       Attention: Ms. Patricia Gallagher

FEES AND EXPENSES

    We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

    We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer.

    We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

        (1) certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

        (2) tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

        (3) a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

    If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE CONSEQUENCES

    The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you will not necessarily be able to obligate us to register the initial notes under the Securities Act.

                            DESCRIPTION OF THE NOTES

    Anteon Corporation issued the notes under an indenture dated as of May 11, 1999 between itself and IBJ Whitehall Bank & Trust Company, as trustee (the "Trustee"), a copy of which is filed as an exhibit to the registration statement relating to this exchange offer. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

    Some terms used in this description are defined under the subheading "--Certain Definitions". In this description, the word "Company" refers only to Anteon Corporation and not to any of its subsidiaries.

    The following description is only a summary of the material provisions of the indenture. We urge you to read the indenture because it, not this description, defines your rights as holders of these notes. You may request copies of the these agreements at our address set forth under the heading "Where You Can Find More Information".

BRIEF DESCRIPTION OF THE NOTES

    These notes:

    - are unsecured senior subordinated obligations of the Company;

    - are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

    - are senior in right of payment to any future Subordinated Obligations of the Company; and

    - are subject to registration with the SEC pursuant to the Registration Rights Agreement.

PRINCIPAL, MATURITY AND INTEREST

    The Company issued the notes initially in the principal amount of $100 million. The Company will issue the notes in denominations of $1,000 and any integral multiple of $1,000. The notes mature on May 15, 2009. Subject to our compliance with the covenant described under the subheading "--Certain Covenants--Limitation on Indebtedness", we are permitted to issue more notes under the indenture in an unlimited principal amount. Any such additional notes that are actually issued will be treated as issued and outstanding notes for all purposes of the indenture and this "Description of the Notes" unless the context indicates otherwise.

    Interest on these notes will accrue at the rate of 12% per annum and will be payable semiannually in arrears on May 15 and November 15, commencing on November 15, 1999. We will make each interest payment to the holders of record of these notes on the immediately preceding May 1 and November 1. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

    Interest on these notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

    Except as set forth below, we will not be entitled to redeem the notes at our option prior to May 15, 2004.

    On and after May 15, 2004, we will be entitled at our option to redeem all or a portion of these notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 15 of the years set forth below:

                                                                                   REDEMPTION
PERIOD                                                                                PRICE
---------------------------------------------------------------------------------  -----------
2004.............................................................................      106.00%
2005.............................................................................      104.00
2006.............................................................................      102.00
2007 and thereafter..............................................................      100.00

    In addition, before May 15, 2002, we may at our option on one or more occasions redeem notes (which includes additional notes, if any) in an aggregate principal amount not to exceed 25% of the aggregate principal amount of the notes (which includes additional notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount of 112%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Public Equity Offerings following which there is a Public Market (PROVIDED that, if the Public Equity Offering is an offering by Parent, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such notes is contributed to the equity capital of the Company); PROVIDED that

    (1) at least 75% of such aggregate principal amount of notes (which includes additional notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than notes held, directly or indirectly, by the Company or its Affiliates); and

    (2) each such redemption occurs within 60 days after the date of the related Public Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

    If we are redeeming less than all the notes at any time, the Trustee will select notes on a PRO RATA basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

    We will redeem notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

    If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. We will issue a new note in principal amount equal to the unredeemed portion of the original note in the name of the holder thereof upon cancelation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

    Subject to the terms described above, we are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase the notes as described under the captions "--Change of Control" and "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock". We may at any time and from time to time purchase notes in the open market or otherwise.

SUBSIDIARY GUARANTIES

    The Subsidiary Guarantors will jointly and severally guarantee, on a senior subordinated basis, our obligations under these notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Subordination".

    Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's PRO RATA portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

    If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guaranty could be reduced to zero. See "Risk Factors--Subordination".

    The Subsidiary Guaranty of a Subsidiary Guarantor will be released:

    (1) upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor;

    (2) upon the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor; or

    (3) the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary pursuant to the terms of the indenture;

in the case of (1) and (2) above, other than to the Company or an Affiliate of the Company and as permitted by the indenture.

RANKING

SENIOR INDEBTEDNESS VERSUS NOTES

    The payment of the principal of, premium, if any, and interest on the notes and the payment of any Subsidiary Guaranty will be subordinate in right of payment to the prior payment in full in cash of all Senior Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be, including the obligations of the Company and such Subsidiary Guarantor under the Credit Agreement.

    As of December 31, 1998, after giving pro forma effect to the Transactions:

    (1) the Company's Senior Indebtedness would have been approximately $78.9 million, all of which was secured indebtedness; and

    (2) the Senior Indebtedness of the Subsidiary Guarantors would have been approximately $78.9 million. Substantially all of the pro forma Senior Indebtedness of the Subsidiary Guarantors comprises their respective guaranties of Senior Indebtedness of the Company under the Credit Agreement.

    Although the indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "--Certain Covenants--Limitation on Indebtedness".

LIABILITIES OF SUBSIDIARIES VERSUS NOTES

    A substantial portion of our operations are conducted through our subsidiaries. Some of our subsidiaries are not guaranteeing the notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the notes and each Subsidiary Guaranty will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.

    At March 31, 1999, after giving pro forma effect to the Transactions, the total liabilities of our subsidiaries (other than the Subsidiary Guarantors) would have been approximately $0.9 million, including trade payables. Although the indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities or obligations that are not considered Indebtedness under the indenture. See "--Certain Covenants-- Limitation on Indebtedness".

OTHER SENIOR SUBORDINATED INDEBTEDNESS VERSUS NOTES

    Only Indebtedness of the Company or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to the notes and the relevant Subsidiary Guaranty in accordance with the provisions of the indenture. The notes and each Subsidiary Guaranty will in all respects rank PARI PASSU with all other Senior Subordinated Indebtedness of the Company and the relevant Subsidiary Guarantor, respectively.

    We have agreed in the indenture that we will not Incur, directly or indirectly, any indebtedness that is contractually subordinate or junior in right of payment to our senior Indebtedness, unless such indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to senior Subordinated Indebtedness. The indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured.

PAYMENT OF NOTES

    We are not permitted to pay principal of, premium, if any, or interest on the notes or make any deposit pursuant to the provisions described under "--Defeasance" below and may not repurchase, redeem or otherwise retire any notes (collectively, "pay the notes") if:

    (1) any Designated Senior Indebtedness is not paid when due; or

    (2) any other default on designated Senior Indebtedness occurs and the maturity of such designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the notes if we and the Trustee receive written notice approving such payment from the Representative of any Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

    During the continuance of any default (other than a default described in clause (1) or (2) above) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

    (1) by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

    (2) because no defaults continue in existence which would permit the acceleration of the maturity of any designated Senior Indebtedness at such time; or

    (3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

    Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, or any payment default described in clause (1) or (2) of the second preceding paragraph exists, we are permitted to resume paying the notes after the end of such Payment Blockage Period. The notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period, except that if any Blockage Notice is delivered to the Trustee by or on behalf of holders of Designated Senior Indebtedness (other than holders of the Bank Indebtedness), a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period, and there must be 181 days during any 360-day consecutive period during which no Payment Blockage Period is in effect.

    Upon any payment or distribution of the assets of the Company upon any liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

    (1) the holders of Senior Indebtedness will be entitled to receive payment in full in cash of all Obligations with respect to such Senior Indebtedness before the holders of the notes are entitled to receive any payment;

    (2) until all Obligations with respect to Senior Indebtedness are paid in full in cash, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of notes may receive certain Capital Stock and subordinated debt obligations; and

    (3) if a distribution is made to holders of the notes that, due to the subordination provisions, should not have been made to them, such holders of the notes are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

    If payment of the notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness or the Representative of such holders of the acceleration. If any Designated Senior Indebtedness is outstanding, neither the Company nor any Subsidiary Guarantor may pay the notes until five Business Days after the Representatives of all the issues of Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the notes only if the indenture otherwise permits payment at that time.

    A Subsidiary Guarantor's obligations under its Subsidiary Guaranty are senior subordinated obligations. As such, the rights of Noteholders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty.

    By reason of the subordination provisions contained in the indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the holders of the notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the notes.

    The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "--Defeasance", if the foregoing subordination provisions were not violated at the time the respective amounts were deposited pursuant to such defeasance provisions.

CHANGE OF CONTROL

    Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

    (1) prior to the earlier to occur of (A) the first public offering of common stock of Parent or (B) the first public offering of common stock of the Company, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Parent or the Company, any merger, consolidation, liquidation or dissolution of the Parent or the Company, any direct or indirect transfer of securities by Parent or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation);

    (2) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; PROVIDED, HOWEVER, that the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

    (3) individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

    (4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

    Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

    (1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

    (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

    (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

    (4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

    If the terms of the Credit Agreement prohibit the Company from making a Change of Control Offer or from purchasing any notes pursuant thereto, prior to the mailing of the notice to Holders described in the preceding paragraph, but in any event within 30 days following any Change of Control, the Company covenants to:

    (1) repay in full any indebtedness outstanding under the Credit Agreement or offer to repay in full all such indebtedness and repay the Indebtedness of each lender which has accepted such offer; or

    (2) obtain the requisite consent under the Credit Agreement to permit the purchase of the Notes as described above.

    The Company must first comply with the covenant described above before it will be required to purchase notes in the event of a Change of Control; PROVIDED, HOWEVER, that the Company's failure to comply with the covenant described in the preceding sentence or to make a Change of Control offer because of any such failure shall constitute a Default described in clause (4) under "--Defaults" below (and not under clause (2) thereof). As a result of the foregoing, a holder of the Notes may not be able to compel the Company to purchase the notes unless the Company is able at the time to refinance all of the Indebtedness outstanding under the Credit Agreement or obtain requisite consents under the Credit Agreement.

    We will not be required to make a Change of Control Offer following a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

    We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue thereof.

    The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenant described under "--Certain Covenants--Limitation on Indebtedness". Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

    The Credit Agreement will prohibit us from purchasing any notes, and will also provide that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when we are prohibited from purchasing notes, we may seek the consent of our lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered Notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the indenture would likely restrict payment to the Holders of notes.

    Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

    The provisions under the indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

CERTAIN COVENANTS

    The indenture contains covenants including, among others, the following:

LIMITATION ON INDEBTEDNESS

    (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; PROVIDED, HOWEVER, that the Company or any Restricted Subsidiary may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto, (1) the Consolidated Coverage Ratio exceeds 2.00 to 1.00 if such Indebtedness is Incurred prior to May 15, 2001 or 2.25 to 1.00 if such Indebtedness is Incurred thereafter and (2) the Consolidated Leverage Ratio would be less than 5.75 to 1.00 if such Indebtedness is Incurred prior to December 31, 2000 or 5.50 to 1.00 if such Indebtedness is Incurred thereafter.

    (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries may Incur any or all of the following Indebtedness:

    (1) Indebtedness of the Company Incurred pursuant to the Revolving Credit Facilities; PROVIDED, HOWEVER, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $110.0 million and (B) 90% of accounts receivable of the Company and its Restricted Subsidiaries;

    (2) Indebtedness of the Company Incurred pursuant to the Term Loan Facilities; PROVIDED, HOWEVER, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (2) and then outstanding does not exceed $60.0 million less the aggregate sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock";

    (3) Indebtedness of the Company or any Restricted Subsidiary owed to and held by the Company or a Restricted Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

    (4) the notes (other than any additional notes);

    (5) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3) or (4) of this covenant);

    (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (4) or (5) or this clause (6);

    (7) Hedging Obligations under or with respect to Interest Rate Agreements and Currency Agreements required under the Credit Agreement or entered into in the ordinary course of business and not for the purpose of speculation;

    (8) Indebtedness in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business and which do not secure other Indebtedness of the Company or any Restricted Subsidiary (except Indebtedness permitted under the Indenture);

    (9) Subsidiary Guaranties of the Subsidiary Guarantors;

    (10) the Guarantee of any Indebtedness otherwise permitted to be Incurred pursuant to the Indenture;

    (11) Indebtedness of the Company or any Restricted Subsidiary consisting of indemnification, adjustment of purchase price, earn-out or similar obligations, in each case incurred in connection with the acquisition or disposition of any assets, including shares of Capital Stock or divisions or lines of business, of the Company or any Restricted Subsidiary; and

    (12) Indebtedness of the Company in an aggregate principal amount which, together with all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (11) above or paragraph (a)) does not exceed $25 million.

    (c) Notwithstanding the foregoing, the Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be

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subordinated to the Notes or the relevant Subsidiary Guaranty, as applicable, to at least the same extent as such Subordinated Obligations.

    (d) For purposes of determining compliance with this covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above at the time of its Incurrence, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses (provided that any Indebtedness classified as Incurred pursuant to clause (b)(12) above may later be reclassified as having been Incurred pursuant to paragraph (a) above to the extent that such reclassified Indebtedness could be Incurred pursuant to paragraph (a) above at the time of such reclassification) and (2) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

    (e) Notwithstanding paragraphs (a) and (b) above, the Company shall not, and shall not permit any Subsidiary Guarantor to, Incur (1) any Indebtedness if such Indebtedness is expressly subordinate or junior in ranking in any respect to any Senior Indebtedness of the Company or such Subsidiary Guarantor, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness or (2) any Secured Indebtedness that is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the notes or the relevant Subsidiary Guaranty, as applicable, equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

LIMITATION ON RESTRICTED PAYMENTS

    (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

    (1) a Default shall have occurred and be continuing (or would result therefrom);

    (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or

    (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

       (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter for which financial statements are then available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

       (B) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) and the aggregate cash received by the Company as a capital contribution, in each case subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

       (C) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company or such Restricted Subsidiary upon such conversion or exchange); plus

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       (D) an amount equal to the sum of (x) the net reduction in Investments in any Person resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from such Person, or from the proceeds received by the Company or any Restricted Subsidiary upon the disposition of any Investment and (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or, in the case of any Investment outstanding on the Issue Date (but not to exceed in the aggregate $10 million) an amount not to exceed the lesser of the amount of such net reduction or the amount of such Investment.

    (b) The preceding provisions will not prohibit:

    (1) any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, or capital contribution in respect of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); PROVIDED, HOWEVER, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

    (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; PROVIDED, HOWEVER, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

    (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; PROVIDED, HOWEVER, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); PROVIDED FURTHER, HOWEVER, that such dividend shall be included in the calculation of the amount of Restricted Payments;

    (4) the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, consultants, directors or former directors of the Company or any of its Subsidiaries or Parent (or permitted transferees of such employees, former employees, consultants, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; PROVIDED, HOWEVER, that the aggregate amount of such repurchases and other acquisitions shall not exceed the sum of (A) $5 million plus (B) the aggregate Net Cash Proceeds received by the Company from the issuance of such Capital Stock to, or the exercise of options to purchase such Capital Stock by, employees or directors of the Company or any of its Subsidiaries that occurs after the Issue Date (to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(B) of paragraph (a) above or applied pursuant to clause (b)(1) above) plus
       (C) the Net Cash Proceeds actually received by the Company after the Issue Date from insurance proceeds paid in respect of

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       the death or disability of any employee or director; PROVIDED FURTHER,
       HOWEVER, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

    (5) dividends, distributions or advances to Parent to the extent required to pay non-deferrable scheduled cash interest when due on, or the principal amount at final scheduled maturity of, the Ogden Note; provided, however, that (A) no Default shall have occurred and be continuing (or would result therefrom) and (B) Parent shall immediately apply any such dividend to make such cash interest or principal payment; PROVIDED FURTHER, HOWEVER, that such dividends, distributions and advances shall be included in the calculation of the amount of Restricted Payments;

    (6) dividends, distributions or advances to Parent to be used by Parent to pay Federal, state and local taxes payable by Parent and directly attributable to (or arising as a result of) the operations of the Company and its Restricted Subsidiaries; PROVIDED, HOWEVER, that (A) the amount of such dividends shall not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of such Federal, state and local taxes were the Company to pay such taxes as a stand-alone taxpayer and (B) such dividends pursuant to this clause (6) are used by Parent for such purposes within 20 days of the receipt of such dividends; PROVIDED FURTHER, HOWEVER, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

    (7) dividends, distributions or advances to Parent to the extent necessary to pay for general corporate and overhead expenses incurred by Parent in the ordinary course of business; PROVIDED, HOWEVER, that such dividends, shall not exceed $250,000 in any fiscal year of the Company; PROVIDED FURTHER, HOWEVER, that such dividends, distributions or advances shall be included in the calculation of the amount of Restricted Payments;

    (8) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock"; PROVIDED, HOWEVER, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

    (9) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the notes pursuant to the covenant described under "--Change of Control" above (including the purchase of the notes tendered), any purchase or redemption of Subordinated Obligations required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed the outstanding principal amount thereof, plus any accrued and unpaid interest; PROVIDED, HOWEVER, that (A) at the time of such purchase or redemption no Default shall have occurred and be continuing (or would result therefrom), (B) the Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness" after giving pro forma effect to such Restricted Payment and (C) such purchase or redemption shall be included in the calculation of the amount of Restricted Payments; or

    (10) payments required pursuant to the terms of the Merger Agreement to consummate the Acquisition by the Company or a Restricted Subsidiary pursuant to the terms of the Merger Agreement; PROVIDED, HOWEVER, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

    The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the

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Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company,
(b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

    (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, or, in the case of the Credit Agreement, as in effect on the Acquisition Closing Date;

    (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

    (3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); PROVIDED, HOWEVER, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

    (4) any such encumbrance or restriction consisting of customary non-assignment provisions in leases or licenses to the extent such provisions restrict the transfer of the lease or license or the property leased or licensed thereunder;

    (5) any encumbrance or restriction consisting of any restriction on the sale or other disposition of assets or property securing Indebtedness as a result of a Lien permitted to be Incurred under the indenture on such asset or property;

    (6) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

    (7) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

    (8) any restriction in any agreement that is not more restrictive than the restrictions under the terms of the Credit Agreement as in effect on the closing date of the acquisition.

LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK

    (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

    (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

    (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents (provided that such 75% requirement shall not apply to any Asset Disposition in which the cash or cash equivalents portion of the consideration received therefor is no less than an amount equal to the product of (x) six and (y) the amount of EBITDA directly attributable to the assets or Capital Stock included in such Asset Disposition); and

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    (3) an amount equal to 100% of the Net Available Cash from such Asset
       Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

       (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

       (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

       (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Subordinated Indebtedness designated by the Company) to purchase Notes (and such other Senior Subordinated Indebtedness) pursuant to and subject to the conditions contained in the indenture; and

       (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any purpose not prohibited by the terms of the indenture;

    PROVIDED, HOWEVER, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

    Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant exceeds $10 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments or used to temporarily reduce loans outstanding under Revolving Credit Facilities.

    For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

    (1) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

    (2) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

    (b) In the event of an Asset Disposition that requires the purchase of the Notes (and other Senior Subordinated Indebtedness) pursuant to clause (a)(3)(C) above, the Company will be required to purchase notes tendered pursuant to an offer by the Company for the notes (and other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount, without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. If the aggregate purchase price of notes (and any other Senior Subordinated Indebtedness) tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, the Company will be required to apply the remaining Net Available Cash in accordance with clause (a)(3)(D) above. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to purchase

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thereof, the Company will select the securities to be purchased on a pro rata basis but in denominations of $1,000 or multiples thereof. The Company shall not be required to make such an offer to purchase notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $10 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

    (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

LIMITATION ON AFFILIATE TRANSACTIONS

    (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

    (1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

    (2) if such Affiliate Transaction involves an amount in excess of $1 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transactions have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a Board resolution; and

    (3) if such Affiliate Transaction involves an amount in excess of $10 million, the Board of Directors shall also have received a written opinion from an investment banking firm of national prominence that is not an Affiliate of the Company to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

    (b) The provisions of the preceding paragraph (a) shall not prohibit:

    (1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "--Limitation on Restricted Payments";

    (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

    (3) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors;

    (4) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $3 million in the aggregate outstanding at any one time;

    (5) the payment of reasonable compensation or employee benefit arrangements to and indemnity provided for the benefit of directors, officers or employees of the Company or its Restricted Subsidiaries in the ordinary course of business;

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    (6) any employment, noncompetition or confidentiality agreements entered into by the Company or any Restricted Subsidiary with its employees in the ordinary course of business.

    (7) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

    (8) the payment by the Company of fees to Caxton-Iseman and its Affiliates in connection with any acquisition transaction entered into by the Company or any Restricted Subsidiary; PROVIDED, HOWEVER, that the aggregate amount of fees paid to Caxton-Iseman and its Affiliates in respect of any acquisition transaction shall not exceed 1% of the total acquisition cost of such transaction;

    (9) the accrual (and, to the extent provided below, the payment) by the Company of management fees payable to Caxton-Iseman and its Affiliates in an amount not to exceed $1 million in any fiscal year of the Company; PROVIDED, HOWEVER, that the amount of such fees actually paid in any fiscal year does not exeed an amount equal to the sum of (A) in the event the Consolidated Coverage Ratio on the date of any proposed payment is greater than 2.0 to 1.0 but less than or equal to 2.25 to 1.0, $500,000, plus (B) in the event the Consolidated Coverage Ratio on the date of any proposed payment exceeds 2.25 to 1.0, an additional $500,000, in each case together with the amount of unpaid management fees accrued in any prior fiscal year that could have been paid in such prior fiscal year had the Consolidated Coverage Ratio applicable to clause (A) or (B) on the date of such proposed payment been in effect on the date of accrual of such prior year's fee; PROVIDED FURTHER, HOWEVER, that at the time of such accrual or payment, no other Default shall have occurred and be continuing (or result therefrom);

    (10) any Affiliate Transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries; and

    (11) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company.

LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

    The Company shall not sell or otherwise dispose of any Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except:

    (1) to the Company or a Wholly Owned Subsidiary;

    (2) directors' qualifying shares;

    (3) the issuance of shares of common stock of Interactive Media Corporation pursuant to the terms of any agreement or option related thereto as in effect on the Acquisition Closing Date;

    (4) if, immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

    (5) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "--Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition.

    Notwithstanding the foregoing, the issuance or sale of shares of Capital Stock of any Restricted Subsidiary of the Company will not violate the provisions of the immediately preceding sentence if such shares are issued or sold in connection with (x) the formation or capitalization of a Restricted Subsidiary or (y) a single transaction or a series of substantially contemporaneous transactions whereby such Restricted Subsidiary becomes a Restricted Subsidiary of the Company by reason of the acquisition of securities or assets from another Person.

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MERGER AND CONSOLIDATION

    The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless:

    (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the notes and the indenture;

    (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

    (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; and

    (4) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

    The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

    (1) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

    (2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

    (3) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the indenture;

PROVIDED, HOWEVER, that the preceding restrictions will not be applicable if, in connection with such consolidation, merger, conveyance, transfer or lease, the Subsidiary Guarantor will be released from its obligations under the Subsidiary Guaranty as described under "--Guaranties".

    The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes.

FUTURE GUARANTORS

    The Company will cause each domestic Restricted Subsidiary organized or acquired after the Issue Date and that Incurs Indebtedness (including any Guarantees) to execute and deliver to the Trustee a

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Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the indenture.

SEC REPORTS

    Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file (unless the SEC will not accept such filing) with the SEC and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections.

    In addition, whether or not required by the SEC, we will file a copy of all of the information and reports referred to above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing).

DEFAULTS

    Each of the following is an Event of Default:

    (1) a default in the payment of interest or any Additional Amounts on the notes when due, continued for 30 days;

    (2) a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

    (3) the failure by the Company to comply with its obligations under "--Certain Covenants--Merger and Consolidation" above;

    (4) the failure by the Company to comply for 30 days after written notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase notes) or under "--Certain Covenants" under "--Limitation on Indebtedness", "--Limitation on Restricted Payments", "--Limitation on Restrictions on Distributions from Restricted Subsidiaries", "--Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase notes), "--Limitation on Affiliate Transactions", "--Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries", "--Future Guarantors" or "--SEC Reports";

    (5) the failure by the Company to comply for 60 days after written notice with its other agreements contained in the indenture;

    (6) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5 million (the "cross acceleration provision");

    (7) certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or a Significant Subsidiary (the "bankruptcy provisions");

    (8) any judgment or decree for the payment of money in excess of $5 million is entered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed within 10 days after written notice (the "judgment default provision"); or

    (9) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.

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    However, a default under clauses (4), (5), (6) and (8) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

    If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the notes will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

    Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

    (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

    (2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

    (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

    (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

    (5) holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

    If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with

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a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, an amendment may not, among other things:

    (1) reduce the amount of notes whose holders must consent to an amendment;

    (2) reduce the rate of or extend the time for payment of interest on any note;

    (3) reduce the principal of or extend the Stated Maturity of any note;

    (4) reduce the amount payable upon the redemption of any Note or change the time at which any note may be redeemed as described under "--Optional Redemption" above;

    (5) make any note payable in money other than that stated in the note;

    (6) impair the right of any holder of the notes to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes;

    (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

    (8) make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

    (9) make any change in any Subsidiary Guaranty that would adversely affect the Noteholders.

    Notwithstanding the preceding, without the consent of any holder of the Notes, the Company and Trustee may amend the indenture:

    (1) to cure any ambiguity, omission, defect or inconsistency;

    (2) to provide for the assumption by a successor corporation of the obligations of the Company under the indenture;

    (3) to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

    (4) to add guarantees with respect to the notes and secure the notes;

    (5) to add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company;

    (6) to make any change that does not adversely affect the rights of any holder of the notes; or

    (7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

    However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or their Representative) consents to such change.

    The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

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    After an amendment under the indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment.
However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

    The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

    At any time, we may terminate all our obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

    In addition, at any time we may terminate our obligations under "--Change of Control" and under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "--Defaults" above and the limitations contained in clauses (3) under "--Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

    We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "--Defaults" above or because of the failure of the Company to comply with clause (3) under "--Certain Covenants--Merger and Consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty and the Security Agreements.

    In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE AND EXCHANGE AGENT

    IBJ Whitehall Bank & Trust Company is to be the Trustee under the indenture, and we have also appointed it as Registrar, Paying Agent and Exchange Agent with regard to the notes.

    The indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other

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transactions; PROVIDED, HOWEVER, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

    The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.

GOVERNING LAW

    The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

    "ACQUISITION" means the acquisition of Analysis & Technology, Inc. by the Company

    "ACQUISITION CLOSING DATE" means the date on which the Company consummates the Acquisition.

    "ADDITIONAL ASSETS" means any:

    (1) property, plant or equipment used in a Related Business;

    (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

    (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

       PROVIDED, HOWEVER, that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Related Business.

    "AFFILIATE" of any specified Person means:

    (1) any other Person, directly or indirectly, controlling or controlled by;
       or

    (2) under direct or indirect common control with such specified Person.

    For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "--Certain Covenants--Limitation on Restricted Payments", "--Certain Covenants--Limitation on Affiliate Transactions" and "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

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    "ASSET DISPOSITION" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

    (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

    (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

    (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of clauses (1) and (2) above and this clause (3):

       (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary;

       (B) leases of excess space in the ordinary course of business;

       (C) for purposes of the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments" or a Permitted Investment; and

       (D) disposition of assets with a fair market value of less than $200,000).

    "ATTRIBUTABLE DEBT" in respect of a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended).

    "AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

    (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of, or redemption or similar payment with respect to, such Indebtedness, multiplied by the amount of such payment by

    (2) the sum of all such payments.

    "BANKS" means any obligee under the Credit Agreement.

    "BANK INDEBTEDNESS" means all Obligations pursuant to the Credit Agreement.

    "BOARD OF DIRECTORS" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

    "BUSINESS DAY" means each day which is not a Legal Holiday.

    "CAPITAL LEASE OBLIGATIONS" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

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    "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "CONSOLIDATED COVERAGE RATIO" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are then available prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; PROVIDED, HOWEVER, that:

(1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period when such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average balance of such Indebtedness during the period from the date of creation of such facility to the date of the computation),

(2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness,

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or

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    substantially all of a business or a product line, operating unit or similar portion of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and

(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

    For purposes of this definition, whenever pro forma effect is to be given under clause (4) above, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company, and such pro forma calculations shall include (A)(x) the savings in cost of revenues that would have resulted from using the Company's or its Restricted Subsidiaries', as applicable, actual costs for comparable goods and services during the comparable period and (y) other savings in cost of revenues or eliminations of selling, general and administrative expenses as determined by a responsible financial or accounting Officer of the Company in good faith in connection with the Company's consideration of such transaction and consistent with the Company's experience in similar transactions less (B) the incremental expenses that would be included in cost of revenues and selling, general and administrative expenses that would have been incurred by the Company or its Restricted Subsidiaries, as applicable, in the operation or ownership of such acquired assets during such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

    (1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/ Leaseback Transaction;

    (2) amortization of debt discount and debt issuance cost;

    (3) capitalized interest;

    (4) non-cash interest expenses;

    (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

    (6) net costs associated with Hedging Obligations (including amortization of fees);

    (7) dividends paid in cash or Disqualified Stock in respect of all Preferred Stock of Restricted Subsidiaries and Disqualified Stock of the Company held by Persons other than the Company or a Wholly Owned Subsidiary;

    (8) interest incurred in connection with Investments in discontinued operations;

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    (9) interest actually paid by the Company or a Restricted Subsidiary under a
        Guarantee of Indebtedness of any other Person; and

   (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust; and

    LESS, to the extent included in such total interest expense, the amortization during such period of debt issuance costs; PROVIDED, HOWEVER, that the aggregate amount of amortization relating to any such debt issuance costs deducted in calculating Consolidated Interest Expense shall not exceed 5% of the aggregate amount of the financing giving rise to such debt issuance costs.

    "CONSOLIDATED LEVERAGE RATIO" as of any date means the ratio of (x) the aggregate amount of Indebtedness (net of cash and marketable securities) of the Company and its Restricted Subsidiaries as of such date of determination to (y) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are then available prior to such date of determination, in each case with such pro forma adjustments to consolidated Indebtedness and EBITDA as are appropriate and consistent with the pro forma provisions set forth in the definition of Consolidated Coverage Ratio.

    "CONSOLIDATED NET INCOME" means, for any period, the net income of the Company and its consolidated Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income:

    (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

       (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

       (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

    (2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

    (3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

       (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

       (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

    (4) any gain or loss realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback

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       arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

    (5) extraordinary gains or losses; and

    (6) the cumulative effect of a change in accounting principles.

    Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

    "CREDIT AGREEMENT" means (1) prior to the Acquisition Closing Date, the Credit Agreement dated March 18, 1998, by and among the Company and Vector Data Systems, Inc., the lenders referred to therein and Mellon Bank, N.A., as agent, as amended, and (2) on or after the Acquisition Closing Date, the Credit Agreement to be entered into by and among, the Company, certain of its Subsidiaries, the lenders referred to therein, and Credit Suisse First Boston, as agent, together with the related documents thereto (including the term loans and revolving loans thereunder, reimbursement obligations under any letters of credit, any guarantees and security documents), as amended, extended, renewed, replaced, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

    "CURRENCY AGREEMENT" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

    "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "DESIGNATED SENIOR INDEBTEDNESS" means:

    (1) the Bank Indebtedness; and

    (2) any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $10 million and is specifically designated by the Company in any instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture.

    "DISQUALIFIED STOCK" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

    (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

    (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

    (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the notes; PROVIDED, HOWEVER, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders

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thereof the right to require such Person to purchase or redeem such Capital
Stock upon the occurrence of an "asset sale" or "change of control" shall not constitute Disqualified Stock if:

    (1) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and "--Certain Covenants--Change of Control"; and

    (2) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

    "EBITDA" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

    (1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;

    (2) Consolidated Interest Expense;

    (3) depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period); and

    (4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non- cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "EXCHANGE NOTES" means the debt securities of the Company issued pursuant to the indenture in exchange for, and in an aggregate principal amount at maturity equal to, the notes, in compliance with the terms of the Registration Rights Agreement.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

    (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants; and

    (2) statements and pronouncements of the Financial Accounting Standards
       Board.

    "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

    (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

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    (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof;

PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation. The Ogden Note will not be deemed to be Guaranteed unless Anteon executes a guaranty thereof.

    "GUARANTY AGREEMENT" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company's obligations with respect to the notes on the terms provided for in the Indenture.

    "HEDGING OBLIGATIONS" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

    "HOLDER" or "NOTEHOLDER" means the Person in whose name a note is registered on the Registrar's books.

    "INCUR" means issue, assume, Guarantee, incur or otherwise become liable for; PROVIDED, HOWEVER, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

    "INDEBTEDNESS" means, with respect to any Person on any date of determination (without duplication):

    (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

    (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

    (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

    (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

    (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to any Preferred Stock (but excluding, in each case, any accrued dividends);

    (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

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    (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

    (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; PROVIDED, HOWEVER, that the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in accordance with GAAP. Notwithstanding the foregoing, Indebtedness shall not include any liability for Federal, state, local or other taxes owed or owing to any governmental entity.

    "INTEREST RATE AGREEMENT" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

    "INVESTMENT" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.

    For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments":

    (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

    (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

    "ISSUE DATE" means the date on which the notes are originally issued.

    "LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

    "MERGER AGREEMENT" means the Agreement and Plan of Merger, dated as of March 7, 1999, by and among the Company, Buffalo Acquisition Corporation and Analysis & Technology, Inc.

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    "NET AVAILABLE CASH" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

    (1) all legal, title, recording or transfer tax, accounting, consulting or similar transaction expenses, brokerage or other fees, commissions and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

    (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

    (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

    (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

    "NET CASH PROCEEDS", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, printing costs, filing and listing fees, discounts or commissions and brokerage, consultant and other fees or expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "OBLIGATIONS" means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

    "OGDEN NOTE" means the Amended and Restated, Non Negotiable, Subordinated 9% Promissory Note due April 22, 2004 of Parent in favor of Ogden Technology Services Corporation, dated as of October 1, 1998, in the principal amount of $3,650,000.

    "PARENT" means Azimuth Technologies, Inc., a Delaware corporation, and any successor corporation.

    "PERMITTED HOLDERS" means (i) Caxton Corporation, Frederick J. Iseman, Steven Lefkowitz, Joseph A. Kampf, Robert A. Ferris and any other Person who is a controlled Affiliate of any of the foregoing and any member of senior management of the Company on the Issue Date and (ii) any Related Party of any of the foregoing.

    "PERMITTED INVESTMENT" means an Investment by the Company or any Restricted Subsidiary in:

    (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is a Related Business;

    (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Person's primary business is a Related Business;

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    (3) Temporary Cash Investments;

    (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

    (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

    (6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

    (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

    (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock"; and

    (9) additional Investments made after the Issue Date in an aggregate amount which, together with all other Investments made pursuant to this clause
       (9) that are outstanding, do not exceed $10 million.

    "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "PREFERRED STOCK", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

    "PRINCIPAL" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

    "PUBLIC EQUITY OFFERING" means an underwritten primary public offering of common stock of Parent or the Company pursuant to an effective registration statement under the Securities Act.

    "PUBLIC MARKET" means any time after (x) a Public Equity Offering has been consummated and (y) at least 10% of the total issued and outstanding common stock of Parent or the Company, as applicable, has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

    "RATING AGENCY" means Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc. or if Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both, as the case may be.

    "REFINANCE" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, replace, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

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    "REFINANCING INDEBTEDNESS" means Indebtedness that Refinances any
Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; PROVIDED, HOWEVER, that:

    (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

    (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

    (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

    PROVIDED FURTHER, HOWEVER, that Refinancing Indebtedness shall not include
(A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or
(B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

    "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement dated May 6, 1999, among the Company, Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc. and Legg Mason Wood Walker, Incorporated.

    "RELATED BUSINESS" means the business of the Company and its Restricted Subsidiaries on the Issue Date or the Acquisition Closing Date and any business that in the good faith judgment of the Board of Directors is related, ancillary or complementary thereto.

    "RELATED PARTY" means (1) any controlling stockholder, controlling member, general partner, majority owned Subsidiary, or spouse or immediate family member (in the case of an individual) of any Permitted Holder or (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons holding a controlling interest of which consist solely of one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1).

    "REPRESENTATIVE" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.

    "RESTRICTED PAYMENT" with respect to any Person means:

    (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

    (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

    (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any

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       Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

    (4) the making of any Investment in any Person (other than a Permitted Investment).

    "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

    "REVOLVING CREDIT FACILITIES" means any revolving credit facility contained in the Credit Agreement and any other facility or financing arrangement that Refinances or replaces, in whole or in part, any such revolving credit facility.

    "SALE/LEASEBACK TRANSACTION" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

    "SEC" means the Securities and Exchange Commission.

    "SECURED INDEBTEDNESS" means any Indebtedness of the Company secured by a Lien.

    "SENIOR INDEBTEDNESS" means, with respect to any Person on any date of determination:

    (1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred (including the Indebtedness of such Person under the Credit Agreement or any Guarantee thereof); and

    (2) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the notes;

PROVIDED, HOWEVER, that Senior Indebtedness shall not include:

    (1) any obligation of such Person to any Subsidiary;

    (2) any liability for Federal, state, local or other taxes owed or owing by such Person;

    (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

    (4) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person;

    (5) the Ogden Note or the Techmatics Notes; or

    (6) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the indenture.

    "SENIOR SUBORDINATED INDEBTEDNESS" means (1) with respect to the Company, the notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank PARI PASSU with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness of the Company and (2) with respect to each Subsidiary Guarantor, its Subsidiary Guaranty of the notes and any other Indebtedness of such Subsidiary Guarantor that specifically provides that such Indebtedness is to rank PARI PASSU with such

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Subsidiary Guaranty in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Subsidiary Guarantor which is not Senior Indebtedness of such Subsidiary Guarantor.

    "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

    "STATED MATURITY" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

    "SUBORDINATED OBLIGATION" means any Indebtedness of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate or junior in right of payment to the notes or, in the case of a Subsidiary Guarantor, its Subsidiary Guaranty, in each case pursuant to a written agreement to that effect.

    "SUBSIDIARY" means, with respect to any Person, any corporation, association, company, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

    (1) such Person;

    (2) such Person and one or more Subsidiaries of such Person; or

    (3) one or more Subsidiaries of such Person.

    "SUBSIDIARY GUARANTOR" means each Subsidiary of the Company that Guarantees the Company's obligations with respect to the notes pursuant to the terms of the indenture.

    "SUBSIDIARY GUARANTY" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the notes.

    "TEMPORARY CASH INVESTMENTS" means any of the following:

    (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

    (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

    (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

    (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United

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       States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group; and

    (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

    "TERM LOAN FACILITIES" means the term loan facilities contained in the Credit Agreement and any other facility or financing arrangement that Refinances in whole or in part any such term loan facility.

    "UNRESTRICTED SUBSIDIARY" means:

    (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

    (2) any Subsidiary of an Unrestricted Subsidiary.

    The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or another Unrestricted Subsidiary; PROVIDED, HOWEVER, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "--Certain Covenants--Limitation on Restricted Payments".

    The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "U.S. GOVERNMENT OBLIGATIONS" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

    "VOTING STOCK" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees (or persons performing similar functions) thereof.

    "WHOLLY OWNED SUBSIDIARY" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

BOOK-ENTRY, DELIVERY AND FORM

    Except as described below, we will initially issue the exchange notes in the form of one or more registered exchange notes in global form without coupons. We will deposit each global note on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company in New York, New York, and register the exchange notes in the name of The Depository Trust Company or its nominee, or will leave these notes in the custody of the trustee.

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THE DEPOSITORY TRUST COMPANY'S PROCEDURES

    For your convenience, we are providing you with a description of the operations and procedures of The Depository Trust Company. The operations and procedures of The Depository Trust Company are solely within the control of its settlement system however and may change from time to time. We are not responsible for these operations and procedures and urge you to contact The Depository Trust Company or its participants directly to discuss these matters.

    The Depository Trust Company has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book entry changes in the accounts of these participants. These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to The Depository Trust Company's system is also indirectly available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant. The Depository Trust Company may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of The Depository Trust Company.

    The Depository Trust Company has also advised us that, in accordance with its procedures, (1) upon deposit of the global notes, it will credit the accounts of the direct participants with an interest in the global notes, and
(2) it will maintain records of the ownership interests of these direct participants in the global notes and the transfer of ownership interests by and between direct participants. The Depository Trust Company will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

    Investors in the global notes may hold their interests in the notes directly through The Depository Trust Company if they are direct participants in The Depository Trust Company or indirectly through organizations that are direct participants in The Depository Trust Company. All interests in a global note may be subject to the procedures and requirements of The Depository Trust Company.

    The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to these persons. Because The Depository Trust Company can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that are not direct participants in The Depository Trust Company or to otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing the interests.

    Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of these notes under the indenture for any purpose.

    Payments with respect to the principal of and interest on any notes represented by a global note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing these notes under the indenture. Under the terms of the indenture, we and the trustee will treat the person in whose names the notes are registered, including notes represented by global notes, as the owners of the notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global notes registered in the name of The Depository Trust Company or its nominee will be

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payable by the trustee to The Depository Trust Company or its nominee as the registered holder under the indenture. Consequently, none of Anteon, the trustee or any of our agents, or the trustee's agents has or will have any responsibility or liability for (1) any aspect of The Depository Trust Company's records or any direct or indirect participant's records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of The Depository Trust Company's records or any direct or indirect participant's records relating to the beneficial ownership interests in any global note or (2) any other matter relating to the actions and practices of The Depository Trust Company or any of its direct or indirect participants.

    The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reasons to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of The Depository Trust Company, the trustee or us.

    Neither Anteon nor the trustee will be liable for any delay by The Depository Trust Company or any direct or indirect participant in identifying the beneficial owners of the notes and Anteon and the trustee may conclusively rely on, and will be protected in relying on, instructions from The Depository Trust Company for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes.

    Transfers between participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company's procedures, and will be settled in same day funds.

    The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account The Depository Trust Company has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given that direction. However, if there is an event of default with respect to the notes, The Depository Trust Company reserves the right to exchange the global notes for legended notes in certificated form and to distribute them to its participants.

    Although The Depository Trust Company has agreed to these procedures to facilitate transfers of interests in the global notes among participants in The Depository Trust Company, it is under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. None of Anteon, the trustee or any of our or the trustee's respective agents will have any responsibility for the performance by The Depository Trust Company and its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

    A global note will be exchangeable for definitive notes in registered certificated form if:

    (1) The Depository Trust Company notifies us that it is unwilling or unable to continue as depository for the global notes and we fail to appoint a successor depository within 90 days,

    (2) The Depository Trust Company ceases to be a clearing agency registered under the Exchange Act,

    (3) we elect to cause the issuance of the certificated notes upon a notice of the trustee,

    (4) a default or event of default under the indenture for the notes has occurred and is continuing, or

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    (5) a request to that effect is made but only upon prior written notice given to the trustee by or on behalf of The Depository Trust Company in accordance with the indenture.

    In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the name, and issued in any approved denominations, requested by or on behalf of The Depository Trust Company, in accordance with its customary procedures.

SAME DAY SETTLEMENT

    We expect that the interests in the global notes will be eligible to trade in The Depository Trust Company's Same-Day Funds Settlement System. As a result, secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of The Depository Trust Company and its participants. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

PAYMENT

    The indenture requires that payments in respect of the notes represented by global notes, including principal and interest, be made by wire transfer of immediately available funds to the accounts specified by the holder of the global notes. With respect to notes in certificated form, we will make all payments of principal and interest on the notes at our office or agency maintained for that purpose within the city and state of New York. This office will initially be the office of the paying agent maintained for that purpose. At our option however, we may make these installments of interest by (1) check mailed to the holders of notes at their respective addresses provided in the register of holder of notes or (2) transfer to an account located in the United States maintained by the payee.

YEAR 2000

    The Depository Trust Company has advised us that its management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter year 2000 problems. The Depository Trust Company has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions, including principal and interest payments, to security holders, book-entry deliveries and settlement of trades within The Depository Trust Company, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, The Depository Trust Company's plan includes a testing phase, which is expected to be completed within the appropriate time frame. However, The Depository Trust Company's ability to perform its services properly is also dependent upon other parties, including issuers and their agents, as well as third party vendors from whom The Depository Trust Company licenses software and hardware, and third party vendors on whom The Depository Trust Company relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depository Trust Company has informed its participants and other members of the financial community that it is contacting and will continue to contact third party vendors from whom The Depository Trust Company acquires services to:

    - impress upon them the importance of these services being year 2000 compliant, and

    - determine the extent of their efforts for year 2000 remediation and, as appropriate, testing of their services.

    In addition, The Depository Trust Company is in the process of developing contingency plans as it deems appropriate. According to The Depository Trust Company, the above information with respect to The Depository Trust Company has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

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            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

    The following general discussion summarizes certain of the material U.S. Federal income and estate tax aspects of the exchange of initial notes for exchange notes in accordance with the exchange offer, and the ownership and disposition of the exchange notes. This discussion is a summary for general information only and is limited in the following ways:

    - The discussion only covers holders of exchange notes that exchange initial notes for exchange notes in accordance with the exchange offer.

    - The discussion only covers holders of exchange notes that hold the exchange notes as capital assets (that is, for investment purposes), and that do not have a special tax status.

    - The discussion covers only the general tax consequences to holders of the exchange notes. It does not cover tax consequences that depend upon a holder's individual tax circumstances.

    - The discussion is based on current law. Changes in the law may change the tax treatment of the exchange notes on a prospective or retroactive basis.

    - The discussion does not cover state, local or foreign law.

    - The discussion does not apply to holders owning 10% or more of the voting stock of the Company, or corporate holders that are controlled foreign corporations with respect to the Company.

    We have not sought and will not seek any rulings or opinions from the Internal Revenue Service or counsel with respect to the matters discussed below. There can be no assurance that the Internal Revenue Service will not take positions about the tax treatment of the exchange notes which are different from those that we discuss.

    THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. THE TAX TREATMENT MAY VARY DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND THE OWNERSHIP OF THE INITIAL NOTES OR THE EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

    The tax consequences depend upon whether you are a U.S. holder or a non-U.S. holder. A U.S. holder is:

    - a citizen or resident of the United States;

    - a corporation, partnership or other entity created or organized under U.S. law (Federal or state);

    - an estate the income of which is subject to U.S. Federal income taxation regardless of its sources;

    - a trust if a U.S. court is able to exercise primary jurisdiction over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or

    - any other person whose worldwide income and gain is otherwise subject to U.S. Federal income taxation on a net basis.

    A non-U.S. holder is a holder that is not a U.S. holder.

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TAXATION OF HOLDERS ON EXCHANGE

    The exchange of initial notes for exchange notes in accordance with the exchange offer will not be treated as an exchange or otherwise as a taxable event to holders. Consequently, the tax treatment to the holders on the exchange will be as follows:

    - no gain or loss will be realized by a holder upon receipt of an exchange note;

    - the holding period of the exchange note will include the holding period of the initial note exchanged the exchange note; and

    - the adjusted tax basis of the exchange note will be the same as the adjusted tax basis of the initial note exchanged for the exchange note immediately before the exchange.

    Further, the U.S. tax consequences of ownership and disposition of any exchange note should be the same as the U.S. tax consequences of ownership and disposition of an initial note. See "Tax Consequences to U.S. Holders; Sale, Exchange or Redemption of the Notes" and "Tax Consequences to Non-U.S. Holders; Sale, Exchange or Redemption of the Notes" below.

TAX CONSEQUENCES TO U.S. HOLDERS

    INTEREST

    - If you are a cash method taxpayer (including most individual holders), you must report the interest on your income when it is received by you.

    - If you are an accrual method taxpayer, you must report the interest on your income as it accrues.

    REGISTERED EXCHANGE OFFER

    Under certain circumstances described above, we will be required to pay additional interest on the Notes if we fail to comply with certain of our obligations under the Registration Rights Agreement. See "Description of the Notes--Registered Exchange Offer; Registration Rights." Although the matter is not free from doubt, such additional interest should be treated as a payment of additional interest on the exchange notes for U.S. Federal income tax purposes, with the following results:

    - If you are a cash method taxpayer (including most individual holders), such additional interest will be taxable to you as ordinary income when it is received by you.

    - If you are an accrual method taxpayer, such additional interest will be taxable to you as ordinary income as it accrues.

    It is possible, however, that the Internal Revenue Service may take a different position, in which case you might be required to include such additional interest in income as it accrues or becomes fixed (regardless of your regular method of accounting).

    SALE, EXCHANGE OR REDEMPTION OF THE NOTES

    On a sale, exchange, retirement or other disposition of an exchange note:

    - You will have taxable gain or loss equal to the difference between the tax basis of the note and amount received on the sale, exchange, retirement or other disposition.

    - Any gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the Note was held for more than one year.

    - If you sell the exchange note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the exchange note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

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    - You will not have any taxable gain or loss if the notes are exchanged for exchange notes in the Registered Exchange Offer. You will have the same basis and holding period in the exchange notes as you had in the notes.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    Under the tax rules concerning information reporting to the Internal Revenue
Service:

    - We are required to provide information to the Internal Revenue Service concerning interest and redemption proceeds we pay to you on exchange notes held by you, unless an exemption applies.

    - Similarly, unless an exemption applies, you are required to provide us with a correct taxpayer identification number for our use in reporting information to the Internal Revenue Service. If you are an individual, this is your social security number. You are also required to comply with other Internal Revenue Service requirements concerning information reporting.

    - If you are subject to these requirements but do not comply, we are required to withhold 31% of all amounts payable to you on the exchange notes (including principal payments). If we do withhold part of a payment, you may use the withheld amount as a credit against your Federal income tax liability.

    - All U.S. holders that are individuals are subject to these requirements. Certain U.S. holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

    WITHHOLDING TAXES

    If you are a non-U.S. holder, payments of principal and interest on the exchange notes generally will not be subject to U.S. withholding taxes. However, in order for the exemption from withholding taxes to apply, you must meet the following requirements:

    - As the beneficial owner of an exchange note, you must provide a statement to the effect that you are not a U.S. holder. This statement is generally made on Internal Revenue Service Form W-8. You should consult your own tax advisor about the specific method to satisfy this requirement.

    - You must not be a bank that is making a loan in the ordinary course of its business.

    Non-U.S. holders that do not qualify for exemption from withholding generally will be subject to withholding of U.S. Federal income tax at a rate of 30%, or lower applicable treaty rate.

    New Treasury regulations generally effective for payments made after December 31, 1999 provide alternative methods for satisfying the certification requirements described above. The Internal Revenue Service recently issued a notice announcing the intent of the Treasury Department and the Internal Revenue Service to amend these regulations so that they normally will not apply to payments made before January 1, 2001. These regulations also will require, in the case of notes held by a foreign partnership, that the certification be provided by the partners rather than by the foreign partnership and that the partnership provide specified information, including a U.S. taxpayer identification number.

    SALE, EXCHANGE OR REDEMPTION OF THE NOTES

    If you sell an exchange note or it is redeemed, you will not be subject to U.S. Federal income tax on any gain unless either of the following applies:

    - The gain is connected with a trade or business that you conduct in the U.S.

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    - You are an individual and are present in the U.S. for at least 183 days during the year in which you dispose of the note, and certain other conditions are satisfied.

    U.S. TRADE OR BUSINESS

    If you hold an exchange note in connection with a trade or business that you are conducting in the U.S.:

    - Any interest on the Note, and any gain from disposing of the exchange note, generally will be subject to income tax as if you were a U.S. holder.

    - Any interest and gain will be exempt from U.S. withholding tax as discussed above as long as you submit to us a proper form, generally Internal Revenue Service Form 4224, that includes certain required information. You should consult your own tax advisor about how to satisfy this requirement. The procedures for satisfying this requirement will change on January 1, 2000.

    - If you are a corporation, you may be subject to a branch profits tax on your earnings that are connected with your U.S. trade or business, including earnings from the exchange note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

    ESTATE TAXES

    If you are an individual non-U.S. holder, the exchange note will not be subject to U.S. estate tax when you die. However, this rule only applies if, at the time of your death, payments on the exchange note would not have been connected to a trade or business that you were conducting in the U.S.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    U.S. rules concerning information reporting and backup withholding are described above. You automatically avoid these requirements when you provide the tax certifications needed to avoid withholding tax on interest, as described above (unless we know, or an intermediate entity knows, that the certification is false). See "Withholding Taxes" above.

    Similarly, if you dispose of an exchange note through a broker:

    - You must provide the broker appropriate certification of your non-U.S. status to avoid information reporting and backup withholding.

    - If you do not provide such certification, and you use the U.S. office of a broker, you may be subject to information reporting and backup withholding.

    - If you do not provide such certification, and you use the non-U.S. office of a broker, you will not be subject to backup withholding. However, you may be subject to information reporting depending on whether the broker has certain connections to the U.S.

    You should consult your tax advisor about the tax rules concerning information reporting requirements and backup withholding.

    THE ABOVE SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF EXCHANGE NOTES OR INITIAL NOTES IN LIGHT OF THAT HOLDER'S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. HOLDERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND THE OWNERSHIP OF THE INITIAL NOTES OR THE EXCHANGE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OR SUBSEQUENT REVISIONS OF THESE TAX LAWS.

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                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for initial notes acquired by such broker-dealer as a result of market making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales, offers to resell or other transfers of the exchange notes received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities.

    We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

    Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, has passed upon specific legal matters, including specific tax matters, with respect to the notes.

                                    EXPERTS

    The consolidated financial statements and schedule of Anteon Corporation and subsidiaries (Successor) as of December 31, 1998 and 1997, and for the years ended December 31, 1998 and 1997, and for the period from April 1, 1996 to December 31, 1996, and the financial statements and schedule of Ogden Professional Services Corporation (Predecessor) for the period from January 1, 1996 to March 31, 1996, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The audited consolidated financial statements of Techmatics, Inc. as of June 30, 1997 included in this registration statement have been audited by Grant Thornton LLP, independent certified public accountants, to the extent and for the period indicated in their report thereon. Such consolidated financial statements have been included in reliance upon the report of Grant Thornton LLP.

    The audited consolidated financial statements of Techmatics, Inc. as of and for the years ended June 30, 1996 and 1995 included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The consolidated financial statements of Analysis & Technology, Inc. and subsidiaries as of March 31, 1999 and 1998, and for each of the years in the three-year period ended March 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    Until June 23, 1999, A&T was subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, filed reports, proxy statements and other information with the Commission. We are not currently subject to the informational requirements of the Exchange Act. Under the indenture relating to the Notes, we have agreed to file (subject to acceptance) annual, quarterly and special reports and other information with the Commission. You may read and copy any reports or other information filed by us or A&T at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the Commission at 1-800-SEC-0330 for further information contained in the public reference room. The filings of Anteon and A&T with the Commission will also be available to the public from commercial document retrieval services and at the Commission's Web site at "http://www.sec.gov."

    The reports, proxy statements and other information concerning A&T through June 23, 1999 also can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006, which supervises the Nasdaq National Market on which A&T's common stock is traded.

    In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

    Anteon Corporation
    3211 Jermantown Road, Suite 700
    Fairfax, Virginia 22030-2801
    (703) 246-0200
    Attention: General Counsel

                               GLOSSARY OF TERMS

    BACKLOG--Backlog represents orders under prime contracts with the Federal government and subcontracts under Federal government prime contracts. Contract backlog is based on management's estimate of future revenues to be derived from existing contracts. There are no assurances that all of such backlog will be recognized as revenue. Funded backlog consists of the aggregate dollar portion of our contracts for which funding has been contractually authorized by the government and earmarked for expenditure under such contracts.

    CAS--Federal law requires certain government contractors and subcontractors to comply with prescribed Cost Accounting Standards and to disclose in writing and follow consistently their cost accounting practices. The DCAA uses the CAS when auditing costs incurred by contractors in the performance of government contracts.

    C(4)I--Command, control, computers, communications and intelligence systems.

    C(4)ISR--Command, control, computers, communications, intelligence, surveillance and reconnaissance services.

    CMOS--The Cargo Movement Operations System is a logistics system to automate the tracking of all equipment and cargo movement operations for the Air Force. This system is one of the largest open systems within the Department of Defense, and the first standard Air Force client/server application to be installed.

    COTS--Commercial off-the-shelf hardware and software products which are, unlike customized systems, more open, modular and scaleable, less costly and in some instances better suited to meet the needs of the Federal government.

    DCAA--The Defense Contract Audit Agency performs all contract auditing for the Department of Defense and provides financial and accounting advice to government contracting officers who execute and administer government contracts. The DCAA is involved in virtually every phase of the procurement process, from the pre-award survey of contractor capability to the audit of final costs claimed on completion of cost-reimbursement contracts. The federal government has the right to audit a company for three years after the final payment for compliance with contract terms.

    FAR--The Federal Acquisition Regulations, which regulate almost all aspects governing the formation, administration and performance of U.S. Federal government contracts.

    FEMA--The Federal Emergency Management Agency works in coordination with state and local government to provide a national response to emergencies (I.E., a tornado, hurricane, earthquake or fire). FEMA responds to emergencies and, if required, allocates Federal funds to help repair or replace property damage or assist victims.

    GSA--The General Services Administration acts as a program administrator and, in order for a company to provide services under a GSA contract, the company must be pre-qualified and selected by the GSA.

    GSA ADVANTAGE!--GSA ADVANTAGE! is an internet-based electronic ordering system used by government purchasing officials to buy goods and services from GSA Schedules.

    GSA SCHEDULES--The GSA awards indefinite quantity fixed price contracts to contractors for stated periods of time, through which individual agencies may place orders, receive shipments from and make payments directly to contractors. The contracts are awarded under either the sealed-bid method or the negotiated method of procurement and are placed on "lists," or schedules, according to the product/ service type. These schedules identify the supplies and services available to authorized government agencies by contract and include the names, addresses, and phone numbers of the GSA Schedule contractors. The Automated Data Processing schedule provides for the procurement of mainframe and minicomputers, peripherals, software, supplies, and recently services. Contractors authorized to participate in the GSA Schedule program are eligible to market products and services to a broad range of Federal government customers.

    IDIQ--Indefinite Delivery, Indefinite Quantity type contracts are generally contracts for which the exact times and/or quantities of future deliveries are not known at the time of contract award. Apart from a small minimum purchase obligation by the government, an IDIQ contract provides no firm commitment of work to be ordered by the government.

    ITMRA--The Information Technology Management Reform Act of 1996. This statute changed the Federal government's process of procuring information technology by (i) placing increased attention on the cost effectiveness of information technology and return on investment and performance and (ii) making individual agencies accountable and responsible of oversight for information technology budgets.

    LOCE--The Linked Operations/Intelligence Centers Europe Program is a program which provides a common view of intelligence derived from multiple sources for the United States, NATO and UN peacekeeping forces in Europe. Near-real time intelligence is available through such technology as imagery, shared early warning systems, and interfaces with other U.S. and NATO systems.

    NEMIS--The National Emergency Management Information System, developed by Anteon for FEMA, is an enterprise-wide management information system that enables the White House to effectively monitor and mobilize multiple agencies and financial resources in response to national emergencies.

    NUWC--Naval Undersea Warfare Center.

    RECOMPETE--A recompete is a competitive government procurement for products and/or services for which one or more competing contractors are or were incumbent contractor(s) under an expiring or expired contract that required services substantially similar to those which are the subject of the new procurement.

    RFP--A Request for Proposal is a detailed document used in the procurement process by government agencies to solicit offers from interested contractors. The RFP typically contains a description of the scope of work to be performed by (or that may be ordered from) the contractor to be awarded the contract and sets forth the terms and conditions that will form part of the resulting contract. The RFP includes a description of the evaluation criteria to be used by the procuring agency, usually focused on price, past performance and technical/management plan. The government may unilaterally accept offers made by contractors pursuant to an RFP without further negotiations.

    TASK ORDER--is a contract order issued by a government agency under an umbrella contract vehicle such as an IDIQ contract. The task order is separately priced and contains a description of services to be performed and a defined period of performance.

    TC-AIMS--The Transportation Coordination Automated Information Movement Systems contract, the purpose of which is to reduce the number of duplicative transportation systems within the armed forces. The TC-AIMS system will be based on the CMOS system.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

ANTEON CORPORATION
Unaudited Condensed Consolidated Balance Sheet as of June 30, 1999.........................................  F-3
Unaudited Condensed Consolidated Statements of Income for the six months ended June 30, 1999 and 1998......  F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 1999 and
  1998.....................................................................................................  F-5
Notes to Unaudited Condensed Consolidated Financial Statements.............................................  F-6

Report of KPMG LLP, Independent Auditors...................................................................  F-11
Consolidated Balance Sheets as of December 31, 1998 and 1997...............................................  F-12
Consolidated Statements of Income for the successor years ended December 31, 1998 and 1997, the successor period April 1, 1996 to December 31, 1996 and the predecessor period January 1, 1996 to March 31, 1996...  F-13
Consolidated Statements of Stockholders' Equity for the successor years ended December 31, 1998 and 1997, the successor period April 1, 1996 to December 31, 1996 and the predecessor period January 1, 1996 to
  March 31, 1996...........................................................................................  F-14
Consolidated Statements of Cash Flows for the successor years ended December 31, 1998 and 1997, the successor period April 1, 1996 to December 31, 1996 and the predecessor period January 1, 1996 to March
  31, 1996.................................................................................................  F-15
Notes to Consolidated Financial Statements.................................................................  F-17

TECHMATICS, INC.
Unaudited Consolidated Balance Sheet as of March 31, 1998..................................................  F-37
Unaudited Consolidated Statements of Earnings for the nine months ended March 31, 1998 and 1997.................................................................................................  F-38
Unaudited Consolidated Statements of Cash Flows for the nine months ended
  March 31, 1998 and 1997..................................................................................  F-39
Notes to Unaudited Consolidated Financial Statements.......................................................  F-40

Report of Grant Thornton LLP, Independent Auditors.........................................................  F-41
Consolidated Balance Sheet as of June 30, 1997.............................................................  F-42
Consolidated Statement of Earnings for the year ended June 30, 1997........................................  F-43
Consolidated Statement of Changes in Stockholders' Equity for the year ended June 30, 1997.................  F-44
Consolidated Statement of Cash Flows for the year ended June 30, 1997......................................  F-45
Notes to Consolidated Financial Statements.................................................................  F-46

Report of Arthur Andersen LLP, Independent Auditors........................................................  F-53
Consolidated Balance Sheets as of June 30, 1996 and 1995...................................................  F-54
Consolidated Statements of Income for the years ended June 30, 1996 and 1995...............................  F-55
Consolidated Statements of Changes in Stockholders' Equity for the years ended June 30, 1996 and 1995......  F-56
Consolidated Statements of Cash Flows for the years ended June 30, 1996 and 1995...........................  F-57
Notes to Consolidated Financial Statements.................................................................  F-58

ANALYSIS & TECHNOLOGY, INC.

Report of KPMG LLP, Independent Auditors.............................................  F-64
Consolidated Balance Sheets as of March 31, 1999 and 1998............................  F-65
Consolidated Statements of Earnings for each of the the years in the three-year period ended March 31, 1999........................................................  F-66
Consolidated Statements of Shareholders' Equity for each of the years in the three-year period ended March 31, 1999.............................................  F-67
Consolidated Statements of Cash Flows for each of the years in the three-year period ended March 31, 1999...............................................................  F-68
Notes to Consolidated Financial Statements...........................................  F-69

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                           ASSETS
Current assets
  Cash and cash equivalents..................                    $   2,764
  Accounts receivable, net...................                       98,942
  Prepaid expenses and other current
    assets...................................                        4,753
                                                                  --------
      Total current assets...................                      106,459
                                                                  --------
Due from parent..............................                        7,017
Property and equipment, net of accumulated
  depreciation and amortization..............                       19,286
Goodwill, net of accumulated amortization....                      132,532
Investments..................................                       10,533
Other assets, net............................                       11,280
                                                                  --------
      Total assets...........................                    $ 287,107
                                                                  --------
                                                                  --------

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...........................                    $  17,525
  Accrued expenses...........................                       33,468
  Notes payable..............................                        8,998
  Other current liabilities, net.............                        2,866
                                                                  --------
      Total current liabilities..............                       62,857

Revolving Credit Facility....................                       13,000
Term Loan Facility...........................                       60,000
Senior subordinated notes payable............                      100,000
Mortgage note payable........................                        1,726
Noncurrent deferred tax liabilities, net.....                        1,379
Other long-term liabilities..................                          206
                                                                  --------
      Total Liabilities......................                      239,168
                                                                  --------
Minority interest in subsidiary..............                           53
                                                                  --------
Stockholders' equity
  Common stock, $0.05 par value, 4,415,460
    shares authorized, 3,557,672 shares
    issued and outstanding...................                          178
  Additional paid-in-capital.................                       40,751
  Accumulated other comprehensive income.....                        1,972
  Retained earnings..........................                        4,985
                                                                  --------
      Total stockholders' equity.............                       47,886
                                                                  --------
Commitments and contingencies................
      Total liabilities and stockholders'
        equity...............................                    $ 287,107
                                                                  --------
                                                                  --------

See accompanying notes to unaudited condensed consolidated financial statements.

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

             UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                                                                            SIX MONTHS ENDED
                                                                                                JUNE 30,
                                                                                         ----------------------
                                                                                            1999        1998
                                                                                         ----------  ----------
Revenues...............................................................................  $  145,609  $  108,196
Costs of revenues......................................................................     128,576      96,139
                                                                                         ----------  ----------
      Gross profit.....................................................................      17,033      12,057
                                                                                         ----------  ----------
Operating expenses:
  General and administrative expenses..................................................       8,907       6,203
  Amortization of noncompete agreements................................................         454          76
  Goodwill amortization................................................................       1,024         751
  Cost of acquisitions.................................................................          --          18
                                                                                         ----------  ----------
      Total operating expenses.........................................................      10,385       7,048
                                                                                         ----------  ----------
      Operating income.................................................................       6,648       5,009
                                                                                         ----------  ----------
Interest expense, net of interest income of $812 and $82...............................       5,500       1,736
Minority interest in earnings of subsidiary............................................          17          14
                                                                                         ----------  ----------
Income before provision for income taxes and extraordinary item........................       1,131       3,259
Provision for income taxes.............................................................         597       1,310
                                                                                         ----------  ----------
      Net income before extraordinary item.............................................         534       1,949
                                                                                         ----------  ----------
Extraordinary item--loss on early extinguishment of debt, net of
  income taxes of $309.................................................................         463          --
                                                                                         ----------  ----------
Net income.............................................................................  $       71  $    1,949
                                                                                         ----------  ----------
                                                                                         ----------  ----------

See accompanying notes to unaudited condensed consolidated financial statements.

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                  SIX MONTHS ENDED
                                                                                                      JUNE 30,
                                                                                                --------------------
                                                                                                  1999       1998
                                                                                                ---------  ---------
Cash flows from operating activities..........................................................  $      71  $   1,949
  Net income..................................................................................
  Adjustments to reconcile net income to net cash provided by (used for) operating activities:
    Extraordinary loss........................................................................        772         --
    Depreciation and amortization of property and equipment...................................        996        501
    Goodwill amortization.....................................................................      1,024        751
    Amortization of noncompete agreements.....................................................        454         76
    Amortization of deferred financing and contract costs.....................................        102        683
    Deferred income taxes.....................................................................         38        151
    Minority interest in earnings (losses) of subsidiary......................................         17         --
    Changes in assets and liabilities, net of acquired assets and liabilities.................      2,203    (13,537)
                                                                                                ---------  ---------
      Net cash provided by (used in) operating activities.....................................      9,602     (9,426)
                                                                                                ---------  ---------
Cash flows from investing activities:
  Purchase of property and equipment..........................................................     (1,255)    (1,164)
  Acquisition of A&T, net of cash acquired....................................................   (115,446)        --
  Acquisition of Techmatics, net of cash acquired.............................................         --    (28,558)
  Purchases of investments....................................................................     (1,939)        --
  Other, net..................................................................................        (30)       116
                                                                                                ---------  ---------
        Net cash used in investing activities.................................................   (118,670)   (29,606)
                                                                                                ---------  ---------
  Cash flows from financing activities:
  Proceeds from bank notes payable............................................................    212,000    158,104
  Principal payments on bank notes payable....................................................   (209,400)  (117,100)
  Proceeds from issuance of common stock......................................................     22,536         18
  Issuance of senior subordinated notes payable...............................................    100,000         --
  Principal payments on notes payable.........................................................     (4,925)        --
  Deferred financing costs....................................................................     (8,535)      (987)
                                                                                                ---------  ---------
        Net cash provided by financing activities.............................................    111,676     40,035
                                                                                                ---------  ---------
        Net increase in cash and cash equivalents.............................................      2,608      1,003
Cash and cash equivalents, beginning of period................................................        156        652
                                                                                                ---------  ---------
Cash and cash equivalents, end of period......................................................  $   2,764  $   1,655
                                                                                                ---------  ---------
                                                                                                ---------  ---------
Supplemental disclosure of cash flow information:
Interest paid.................................................................................  $   4,856  $   2,075
Income taxes paid.............................................................................         25        230

See accompanying notes to unaudited condensed consolidated financial statements.

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1999

(1) BASIS OF PRESENTATION

    The unaudited interim financial information as of June 30, 1999, and for the six months ended June 30, 1999 and 1998, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of such information. The operating results for the six months ended June 30, 1999 may not be indicative of the results of operations for the year ending 1999 or any future period. This financial information should be read in conjunction with the Company's audited consolidated financial statements and footnotes thereto.

(2) SENIOR SUBORDINATED NOTES OFFERING AND RELATED TRANSACTIONS

    On May 11, 1999, the Company completed an offering of $100 million of its 12% Senior Subordinated Notes due 2009 (the "Notes"). The Notes are unsecured and are guaranteed by all of the Company's current and future domestic subsidiaries. The Notes require semi-annual interest payments beginning on November 15, 1999 through maturity on May 15, 2009. The Notes may be redeemed at the option of the Company after May 15, 2004 upon the payment of certain redemption premiums, although up to 25% of the Notes can be redeemed prior to May 15, 2002 with the proceeds of certain equity offerings and upon the payment of certain redemption premiums. The Notes contain various restrictive covenants, including limitations on the incurrence of additional indebtedness, restrictions and limitations on dividends paid to the Company's parent, Azimuth Technologies, Inc., and restrictions and limitations on the sales of certain assets, among others. The Notes also require the maintanence of certain ratios.

    Concurrent with the offering of the Notes, the Company's parent, Azimuth Technologies, Inc., invested an additional $22.5 million in the Company's common stock (the "Equity Contribution").

    During June 1999, the Company obtained a new bank credit facility (the "New Credit Facility") with a syndicate of banks, which includes a revolving line of credit (the "Revolving Credit Facility") and a term loan facility (the "Term Loan Facility"). The Revolving Credit Facility has maximum borrowings of up to $120 million, as determined based on a portion of eligible accounts receivable, and bears interest at varying rates based on LIBOR plus a margin determined using Anteon's ratio of net debt to EBITDA (as defined in the New Credit Facility) and matures on June 23, 2005. As of June 30, 1999, the outstanding balance on the Revolving Credit Facility was $13.0 million. The Term Loan Facility consists of a term loan of $60 million bearing interest at varying rates based on LIBOR plus a margin determined using Anteon's ratio of net debt to EBITDA (as defined in the New Credit Facility). Principal payments on the Term Loan Facility commence on a quarterly basis after June 23, 2001, with $15 million due at maturity on June 23, 2005. The New Credit Facility is secured by substantially all of the tangible and intangible assets of Anteon and the Guarantor Subsidiaries (see note 5).

    The proceeds from the Notes, the Equity Contribution, and the New Credit Facility were used, along with other available cash to acquire all of the outstanding stock of Analysis & Technology, Inc. and repay all outstanding amounts on the Company's previous bank line of credit. Deferred financing fees of $772 associated with the previous bank line of credit were written off during the six months ended June 30, 1999 and have been recognized as an extraordinary item.

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

   NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 JUNE 30, 1999

(3) ACQUISITION OF ANALYSIS & TECHNOLOGY, INC.

    On June 23, 1999, the Company acquired all of the outstanding stock of Analysis & Technology, Inc. ("A&T"), a provider of system and engineering technologies, technology-based training systems, and information technologies to the U.S. Government and commercial industry. The acquisition was accounted for using the purchase method whereby the net tangible and identifiable intangible assets acquired and liabilities assumed were recognized at their estimated fair market values at the date of combination. These estimates were based on preliminary appraisals and other studies that will be completed during the remainder of 1999. Goodwill resulting from the combination is being amortized on a straight-line basis over thirty years.

    The total purchase price paid, including transaction costs, of approximately $115.4 million, was preliminarily allocated to the assets and liabilities acquired as follows (in thousands):

Accounts receivable...............................................  $  30,910
Prepaid expenses and other current assets.........................        951
Property and equipment............................................     14,129
Other assets......................................................      1,606
Goodwill..........................................................     83,490
Accounts payable and accrued expenses.............................    (13,499)
Deferred tax liabilities, net.....................................        (64)
Mortgage note payable.............................................     (2,077)
                                                                    ---------
    Total consideration...........................................  $ 115,446
                                                                    ---------
                                                                    ---------

    Transaction costs of approximately $4.4 million were incurred in connection with the acquisition, including approximately $1.1 million to Caxton-Iseman Capital, Inc., the majority shareholder of the Company's parent, Azimuth Technologies, Inc.

    The following unaudited pro forma summary presents consolidated information as if the acquisition of A&T had occurred as of January 1, 1998. The pro forma summary is provided for informational purposes only and is based on historical information that does not necessarily reflect actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined entity:

                                                                            SIX MONTHS ENDED
                                                                                JUNE 30,
                                                                          --------------------
                                                                            1999       1998
                                                                          ---------  ---------
Total revenues                                                            $ 235,706  $ 193,093
Total expenses..........................................................   (236,711)  (193,185)
                                                                          ---------  ---------
  Net loss before extraordinary items...................................     (1,005)       (92)
                                                                          ---------  ---------
Net loss................................................................     (1,005)      (555)
                                                                          ---------  ---------
                                                                          ---------  ---------

(4) COMPREHENSIVE INCOME

    Comprehensive income for the six months ended June 30, 1999 and 1998 was $1,840,000 and $1,949,000, respectively.

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

   NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 JUNE 30, 1999

(5) ARRANGEMENT WITH CAXTON-ISEMAN CAPITAL, INC.

    Effective June 1, 1999, the Company entered into an arrangement with Caxton-Iseman Capital, Inc., the majority shareholder of the Company's parent, Azimuth Technologies, Inc., whereby the Company is required to pay annual management fees to Caxton-Iseman Capital, Inc. Prior to the completion of the acquisition of A&T, the annual management fee was $500,000 and covered the period beginning January 1, 1999. For periods subsequent to the acquisition of A&T, the annual management fee is $1 million. For the six months ended June 30, 1999, the Company recognized $250,000 of management fee expense under the arrangement. Also under the arrangement, the Company paid Caxton-Iseman Capital, Inc. a transaction fee of approximately $1.1 million in connection with the acquisition of A&T.

(6) DOMESTIC SUBSIDIARIES SUMMARIZED FINANCIAL INFORMATION

    Under the terms of the Notes, the Company's wholly-owned domestic subsidiaries (the "Subsidiary Guarantors") are guarantors of the Notes. Such guarantees are full, unconditional and joint and several. Separate unaudited condensed financial statements of the Subsidiary Guarantors are not presented because the Company's management has determined that they would not be material to investors. The following supplemental financial information sets forth, on a combined basis, condensed balance sheets, statements of operations and statements of cash flows information for the Subsidiary Guarantors, the Company's non-guarantor subsidiaries and for the Company.

                                                                     AS OF JUNE 30, 1999
                                             --------------------------------------------------------------------
                                                                                                     CONSOLIDATED
                                               ANTEON      GUARANTOR    NON-GUARANTOR   ELIMINATION     ANTEON
CONDENSED CONSOLIDATED BALANCE SHEET         CORPORATION  SUBSIDIARIES  SUBSIDIARIES      ENTRIES    CORPORATION
                                             -----------  -----------  ---------------  -----------  ------------
Cash.......................................   $   2,572    $    (470)     $     662      $      --    $    2,764
Receivables................................      39,920       58,760            262             --        98,942
Other current assets.......................       2,909        1,680            164             --         4,753
Property and equipment, net................       2,316       16,909             61             --        19,286
Due from parent............................       7,017           --             --             --         7,017
Investment in and advances to
  subsidiaries.............................      48,669          225           (225)       (48,669)           --
Goodwill, net..............................     132,532           --             --             --       132,532
Investments................................      10,533           --             --             --        10,533
Other long-term assets.....................       8,168        3,104              8             --        11,280
                                             -----------  -----------        ------     -----------  ------------
    Total assets...........................   $ 254,636    $  80,208      $     932      $ (48,669)   $  287,107
                                             -----------  -----------        ------     -----------  ------------
                                             -----------  -----------        ------     -----------  ------------
Indebtedness...............................     181,647        2,077             --             --       183,724
Accounts payable...........................      13,539        3,691            295             --        17,525
Accrued expenses...........................      15,059       18,157            252             --        33,468
Other current liabilities..................         315        2,324            227             --         2,866
Other long-term liabilities................       1,047          463             75             --         1,585
                                             -----------  -----------        ------     -----------  ------------
    Total liabilities......................     211,607       26,712            849             --       239,168
Minority interest in subsidiary............          --           --             53             --            53
Total stockholders' equity.................      43,029       53,496             30        (48,669)       47,886
                                             -----------  -----------        ------     -----------  ------------
Total liabilities and stockholders'
  equity...................................   $ 254,636    $  80,208      $     932      $ (48,669)   $  287,107
                                             -----------  -----------        ------     -----------  ------------
                                             -----------  -----------        ------     -----------  ------------

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

   NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 JUNE 30, 1999

(6) DOMESTIC SUBSIDIARIES SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

CONDENSED CONSOLIDATED STATEMENT OF
  OPERATIONS                                                FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                             --------------------------------------------------------------------
Revenues...................................   $  94,117    $  50,020      $   1,775      $    (303)   $  145,609
Cost of revenues...........................      85,518       41,717          1,644           (303)      128,576
                                             -----------  -----------        ------     -----------  ------------
Gross profit...............................       8,599        8,303            131             --        17,033
Total operating expenses...................       5,513        4,798             74             --        10,385
                                             -----------  -----------        ------     -----------  ------------
Operating income...........................       3,086        3,505             57             --         6,648
Interest expense (income), net.............       5,536          (46)            10             --         5,500
Minority interest..........................          --           --             17             --            17
                                             -----------  -----------        ------     -----------  ------------
Income (loss) before provision for income
  taxes and extraordinary item.............      (2,450)       3,551             30             --         1,131
Provision (benefit) for income taxes.......        (574)       1,141             30             --           597
                                             -----------  -----------        ------     -----------  ------------
Net income before extraordinary item.......      (1,876)       2,410             --             --           534
Extraordinary loss, net of tax.............         463           --             --             --           463
                                             -----------  -----------        ------     -----------  ------------
Net income (loss)..........................   $  (2,339)   $   2,410      $      --      $      --    $       71
                                             -----------  -----------        ------     -----------  ------------
                                             -----------  -----------        ------     -----------  ------------

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

   NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 JUNE 30, 1999

(6) DOMESTIC SUBSIDIARIES SUMMARIZED FINANCIAL INFORMATION (CONTINUED)


                                                                    FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                                             -----------------------------------------------------
                                                                                                      CONSOLIDATED
                                                               ANTEON      GUARANTOR   NON- GUARANTOR    ANTEON
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS              CORPORATION  SUBSIDIARIES SUBSIDIARIES   CORPORATION
                                                             -----------  -----------  -------------  ------------
Net income (loss)..........................................   $  (2,327)   $   2,382     $      16     $       71
Adjustments to reconcile change in net income (loss) to net
  cash provided by operations:
    Extraordinary loss.....................................         772           --            --            772
    Depreciation and amortization..........................         407          576            13            996
    Goodwill amortization..................................       1,024           --            --          1,024
    Amortization of noncompetes............................         454           --            --            454
    Amortization of deferred financing and contract costs..         102           --            --            102
    Deferred income taxes..................................          --           --            38             38
    Minority interest in earnings of subsidiary............          --           17            --             17
    Changes in assets and liabilities, net of acquired
      assets and liabilities...............................       8,641       (2,918)          405          6,128
                                                             -----------  -----------       ------    ------------
      Net cash provided by operating activities............   $   9,073    $      57     $     472     $    9,602
                                                             -----------  -----------       ------    ------------
Cash flows from investing activities:
    Purchases of property and equipment....................   $    (926)   $    (294)    $     (35)    $   (1,255)
    Acquisition of A&T, net of cash acquired...............    (115,446)          --            --       (115,446)
    Purchases of investments...............................      (1,930)          --            (9)        (1,939)
    Other, net.............................................         (30)          --            --            (30)
                                                             -----------  -----------       ------    ------------
      Net cash used in investing activities................   $(118,332)   $    (294)    $     (44)    $ (118,670)
                                                             -----------  -----------       ------    ------------
Cash flow from financing activities
    Proceeds from bank notes payable.......................   $ 212,000    $      --     $      --       (212,000)
    Principal payments on bank notes payable...............    (209,400)          --            --       (209,400)
    Issuance of senior subordinated notes payable..........     100,000           --            --        100,000
    Principal payments on notes payable....................      (4,925)          --            --         (4,925)
    Proceeds from issuance of common stock.................      22,536           --            --         22,536
    Deferred financing costs...............................      (8,535)          --            --         (8,535)
                                                             -----------  -----------       ------    ------------
      Net cash provided by financing activities............   $ 111,676    $      --     $      --     $  111,676
                                                             -----------  -----------       ------    ------------
Net increase (decrease) in cash and cash equivalents.......       2,417         (237)          428          2,608
Cash and cash equivalents beginning of year................         155         (234)          235            156
                                                             -----------  -----------       ------    ------------
Cash and cash equivalents end of year......................   $   2,572    $    (471)    $     663     $    2,764
                                                             -----------  -----------       ------    ------------
                                                             -----------  -----------       ------    ------------


CONDENSED CONSOLIDATED STATEMENT OF
  OPERATIONS                                                        FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                                             -----------------------------------------------------
Revenues...................................................   $  92,836    $  14,102     $   1,258     $  108,196
Cost of revenues...........................................      83,485       11,589         1,065         96,139
                                                             -----------  -----------       ------    ------------
Gross profit...............................................       9,351        2,513           193         12,057
Total operating expenses...................................       5,057        1,883           108          7,048
                                                             -----------  -----------       ------    ------------
Operating income (loss)....................................       4,294          630            85          5,009
Interest expense (income) net..............................       1,770          (26)           (8)         1,736
Minority interest..........................................          --           --            14             14
                                                             -----------  -----------       ------    ------------
Income before provision for income taxes...................       2,524          656            79          3,259
Provision for income taxes.................................       1,037          252            21          1,310
                                                             -----------  -----------       ------    ------------
Net income.................................................   $   1,487    $     404     $      58     $    1,949
                                                             -----------  -----------       ------    ------------
                                                             -----------  -----------       ------    ------------

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

   NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 JUNE 30, 1999

(6) DOMESTIC SUBSIDIARIES SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                                                                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                                             -------------------------------------------------------
                                                                                                        CONSOLIDATED
                                                               ANTEON       GUARANTOR    NON- GUARANTOR    ANTEON
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW               CORPORATION  SUBSIDIARIES   SUBSIDIARIES   CORPORATION
                                                             -----------  -------------  -------------  ------------
Net income.................................................   $   1,471           406             72          1,949
Adjustments to reconcile change in net income to net cash
  provided by (used in) operations:
    Depreciation and amortization..........................         386            69             46            501
    Goodwill amortization..................................         751            --             --            751
    Amortization of noncompete agreements..................          76            --             --             76
    Amortization of deferred financing and contract costs..         683            --             --            683
    Deferred income taxes..................................          --           137             14            151
Changes in assets and liabilities, net of acquired assets
  and liabilities..........................................     (13,993)         (151)           607        (13,537)
Net cash provided by (used in) operating activities........   $ (10,626)    $     461      $     739     $   (9,426)
                                                             -----------        -----          -----    ------------
Cash flows from investing activities:
    Purchases of property and equipment....................        (961)          (84)          (119)        (1,164)
    Acquisition of Techmatics, net of cash.................     (28,558)           --             --        (28,558)
    Other..................................................         116            --             --            116
                                                             -----------        -----          -----    ------------
Net cash used in investing activities......................   $ (29,403)    $     (84)     $    (119)    $  (29,606)

Cash flow from financing activities:
    Proceeds from bank notes payable.......................   $ 158,104     $      --      $      --     $  158,104
    Principal payments on bank notes payable...............    (117,100)           --             --       (117,100)
    Proceeds from issuance of common stock.................          18            --             --             18
    Deferred financing fees................................        (987)           --             --           (987)
                                                             -----------        -----          -----    ------------
Net cash provided by financing activities..................   $  40,035     $      --      $      --     $   40,035
                                                             -----------        -----          -----    ------------
Net increase in cash and cash equivalents..................           6           377            620          1,003
Cash and cash equivalents beginning of year................         830          (195)            17            652
                                                             -----------        -----          -----    ------------
Cash and cash equivalents end of year......................   $     836     $     182      $     637     $    1,655
                                                             -----------        -----          -----    ------------
                                                             -----------        -----          -----    ------------

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Anteon Corporation and subsidiaries:

    We have audited the accompanying consolidated balance sheets of Anteon Corporation (a majority-owned subsidiary of Azimuth Technologies, Inc.) and subsidiaries (Successor) as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997 and for the period from April 1, 1996 to December 31, 1996 (Successor periods), and the statements of income, stockholder's equity and cash flows of Ogden Professional Services Corporation (an indirect wholly owned subsidiary of Ogden Corporation) (Predecessor) for the period from January 1, 1996 to March 31, 1996 (Predecessor period). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the aforementioned Successor consolidated financial statements present fairly, in all material respects, the financial position of Anteon Corporation and subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for the Successor periods, in conformity with generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor financial statements present fairly, in all material respects, the results of operations and cash flows of Ogden Professional Services Corporation for the Predecessor period, in conformity with generally accepted accounting principles.

    As discussed in Note 1 to the consolidated financial statements, effective April 1, 1996, Azimuth Technologies, Inc. acquired all of the outstanding stock of Ogden Professional Services Corporation in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the period after the acquisition is presented on a different cost basis than that for the period before the acquisition and, therefore, is not comparable.

                                          KPMG LLP

McLean, Virginia

February 19, 1999, except as to note 13, which is as of April 14, 1999

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

                                                                                                 1998       1997
                                                                                              ----------  ---------
                                                                                              (IN THOUSANDS, EXCEPT
                                                                                                   SHARE DATA)
                                                      ASSETS
Current assets:
  Cash and cash equivalents.................................................................  $      156        652
  Accounts receivable, net..................................................................      68,053     29,405
  Income tax receivable.....................................................................       2,138         --
  Inventory, net............................................................................          --      2,759
  Prepaid expenses and other current assets.................................................       3,209      1,818
  Deferred tax assets, net..................................................................          --      1,110
                                                                                              ----------  ---------
      Total current assets..................................................................      73,556     35,744

Due from parent.............................................................................       6,625      1,045
Property and equipment, at cost, net of accumulated depreciation and amortization of $2,940
  and $1,562................................................................................       4,537      1,585
Goodwill, net of accumulated amortization of $2,909 and $1,088..............................      50,036     30,034
Investments.................................................................................       5,973         --
Other assets, net...........................................................................       2,441        164
                                                                                              ----------  ---------
      Total assets..........................................................................  $  143,168     68,572
                                                                                              ----------  ---------
                                                                                              ----------  ---------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................................................  $   12,582     12,630
  Accrued expenses..........................................................................      23,338      9,347
  Bank notes payable, current portion.......................................................          --      2,000
  Subordinated notes payable, current portion...............................................         967         --
  Deferred tax liabilities, net.............................................................       1,542         --
  Other current liabilities.................................................................         966         --
                                                                                              ----------  ---------
      Total current liabilities.............................................................      39,395     23,977

Bank notes payable, less current portion....................................................      70,400     22,100
Subordinated notes payable, less current portion............................................       8,335         --
Noncurrent deferred tax liabilities, net....................................................         311        462
Other long-term liabilities.................................................................         985      1,205
                                                                                              ----------  ---------
      Total liabilities.....................................................................     119,426     47,744
                                                                                              ----------  ---------
Minority interest in subsidiary.............................................................          37         12
                                                                                              ----------  ---------
Stockholders' equity:
  Common stock, $0.05 par value, 3,415,460 shares authorized, 2,975,009 and 2,973,269 shares
    issued and outstanding as of December 31, 1998 and 1997, respectively...................         149        149
  Additional paid-in capital................................................................      18,243     18,221
  Accumulated other comprehensive income....................................................         399         --
  Retained earnings.........................................................................       4,914      2,446
                                                                                              ----------  ---------
      Total stockholders' equity............................................................      23,705     20,816
                                                                                              ----------  ---------
Commitments and contingencies
      Total liabilities and stockholders' equity............................................  $  143,168     68,572
                                                                                              ----------  ---------
                                                                                              ----------  ---------

          See accompanying notes to consolidated financial statements.

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

                       CONSOLIDATED STATEMENTS OF INCOME

 SUCCESSOR YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE SUCCESSOR PERIOD FROM
                                 APRIL 1, 1996
TO DECEMBER 31, 1996; PREDECESSOR PERIOD FROM JANUARY 1, 1996 TO MARCH 31, 1996

                                 (IN THOUSANDS)

                                                                        SUCCESSOR
                                                                       PERIOD FROM   PREDECESSOR
                                                                        APRIL 1,     PERIOD FROM
                                              SUCCESSOR    SUCCESSOR      1996       JANUARY 1,
                                             YEAR ENDED   YEAR ENDED       TO           1996
                                              DECEMBER     DECEMBER     DECEMBER         TO
                                                 31,          31,          31,        MARCH 31,
                                                1998         1997         1996          1996
                                             -----------  -----------  -----------  -------------
Revenues...................................   $ 249,776    $ 176,292    $ 109,780     $  32,046
Costs of revenues..........................     221,588      159,539      100,426        29,218
                                             -----------  -----------  -----------  -------------
      Gross profit.........................      28,188       16,753        9,354         2,828
                                             -----------  -----------  -----------  -------------
Operating expenses:
  General and administrative expenses......      15,286        8,061        4,616         2,071
  Amortization of noncompete agreements....         530        2,286        1,714            --
  Goodwill amortization....................       1,814          742          346            --
  Costs of acquisitions....................         115          584           --            --
                                             -----------  -----------  -----------  -------------
      Total operating expenses.............      17,745       11,673        6,676         2,071
                                             -----------  -----------  -----------  -------------
      Operating income.....................      10,443        5,080        2,678           757
Interest expense, net of interest income of
  $136, $48, $31,and $0....................       5,597        2,365        1,455            --
Minority interest in earnings of
  subsidiary...............................          25           13           --            --
                                             -----------  -----------  -----------  -------------
Income before provision for income taxes...       4,821        2,702        1,223           757
Provision for income taxes.................       2,353        1,063          416           303
                                             -----------  -----------  -----------  -------------
      Net income...........................   $   2,468    $   1,639    $     807     $     454
                                             -----------  -----------  -----------  -------------
                                             -----------  -----------  -----------  -------------

          See accompanying notes to consolidated financial statements.

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

 SUCCESSOR YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE SUCCESSOR PERIOD FROM
                                 APRIL 1, 1996
TO DECEMBER 31, 1996; PREDECESSOR PERIOD FROM JANUARY 1, 1996 TO MARCH 31, 1996

                                                                                            ACCUMULATED
                                                         COMMON STOCK        ADDITIONAL        OTHER
                                                    -----------------------    PAID-IN     COMPREHENSIVE   RETAINED
                                                      SHARES      AMOUNT       CAPITAL        INCOME       EARNINGS     TOTAL
                                                    ----------  -----------  -----------  ---------------  ---------  ---------
                                                                         (IN THOUSANDS, EXCEPT SHARE DATA)
                   PREDECESSOR
Balance, January 1, 1996..........................   2,973,269   $     149    $   7,726             --     $  21,533  $  29,408
Net income........................................          --          --           --             --           454        454
                                                    ----------       -----   -----------         -----     ---------  ---------
Balance, March 31,1996............................   2,973,269   $     149    $   7,726             --     $  21,987  $  29,862
                                                    ----------       -----   -----------         -----     ---------  ---------
                                                    ----------       -----   -----------         -----     ---------  ---------
                    SUCCESSOR
Initial capitalization by Azimuth Technologies,
  Inc.............................................   2,973,269   $     149    $  18,221      $      --     $      --  $  18,370
Net income........................................          --          --           --             --           807        807
                                                    ----------       -----   -----------         -----     ---------  ---------
Balance, December 31, 1996........................   2,973,269         149       18,221             --           807     19,177
Net income........................................          --          --           --             --         1,639      1,639
                                                    ----------       -----   -----------         -----     ---------  ---------
Balance, December 31, 1997........................   2,973,269         149       18,221             --         2,446     20,816
Exercise of stock options.........................       1,740          --           22             --            --         22
Unrealized gains on investments...................          --          --           --            392            --        392
Foreign currency translation......................          --          --           --              7            --          7
Net income........................................          --          --           --             --         2,468      2,468
                                                    ----------       -----   -----------         -----     ---------  ---------
Comprehensive income..............................          --          --           --            399         2,468      2,867
                                                    ----------       -----   -----------         -----     ---------  ---------
Balance, December 31, 1998........................   2,975,009   $     149    $  18,243      $     399     $   4,914  $  23,705
                                                    ----------       -----   -----------         -----     ---------  ---------
                                                    ----------       -----   -----------         -----     ---------  ---------

          See accompanying notes to consolidated financial statements.

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

 SUCCESSOR YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE SUCCESSOR PERIOD FROM
                                 APRIL 1, 1996
TO DECEMBER 31, 1996; PREDECESSOR PERIOD FROM JANUARY 1, 1996 TO MARCH 31, 1996

                                 (IN THOUSANDS)

                                                                                       SUCCESSOR
                                                                                      PERIOD FROM     PREDECESSOR
                                                         SUCCESSOR      SUCCESSOR    APRIL 1, 1996    PERIOD FROM
                                                         YEAR ENDED    YEAR ENDED         TO        JANUARY 1, 1996
                                                        DECEMBER 31,  DECEMBER 31,   DECEMBER 31,         TO
                                                            1998          1997           1996       MARCH 31, 1996
                                                        ------------  -------------  -------------  ---------------
Cash flows from operating activities:
  Net income..........................................   $    2,468     $   1,639      $     807       $     454
  Adjustments to reconcile net income to net cash
    provided by (used for) operating activities:
      Depreciation and amortization of property and
        equipment.....................................        1,837           895            667             229
      Goodwill amortization...........................        1,814           742            346              --
      Amortization of noncompete agreements...........          530         2,286          1,714              --
      Amortization of deferred financing and contract
        costs.........................................        1,420         1,209            468             157
      Inventory obsolescence reserve..................          500            --             --              --
      Loss on disposal of property and equipment......           --            21             --              --
      Deferred income taxes...........................        2,501          (943)           416              --
      Minority interest in earnings (losses) of
        subsidiary....................................           25           (13)            --              --
      Changes in assets and liabilities, net of
        acquired liabilities:
        Decrease (increase) in accounts receivables...      (15,559)       10,086          2,051          (1,130)
        Increase in income tax receivable.............       (2,138)           --             --              --
        Decrease (increase) in inventory..............        2,259        (2,759)            --              --
        Increase in due from parent...................         (730)         (531)          (514)             --
        Increase in prepaid expenses and other current
          assets......................................       (2,088)         (518)          (318)           (671)
        (Increase) decrease in other assets...........          556           414            732              --
        (Decrease) increase in accounts payable and
          accrued expenses............................       (2,230)        1,566            221           3,024
        Increase in other liabilities.................          495            --            929             161
                                                        ------------  -------------  -------------       -------
          Net cash provided by (used in) operating
            activities................................       (8,340)       14,094          7,519           2,224
                                                        ------------  -------------  -------------       -------
Cash flows from investing activities:
  Purchases of property and equipment.................       (2,089)         (817)          (376)           (211)
  Acquisition of the Company, net of cash acquired....           --            --        (35,808)             --
  Acquisition of Vector Data Systems, net of cash
    acquired..........................................           --       (17,239)            --              --
  Acquisition of Techmatics, net of cash acquired.....      (27,612)           --             --              --
  Purchases of investments............................       (5,574)           --             --              --
  Other, net..........................................         (113)           --             --              --
                                                        ------------  -------------  -------------       -------
          Net cash used in investing activities.......      (35,388)      (18,056)       (36,184)           (211)
                                                        ------------  -------------  -------------       -------
Cash flows from financing activities:
  Proceeds from bank notes payable....................      278,500       199,300         29,100              --
  Initial capitalization..............................           --            --          9,869              --
  Principal payments on bank notes payable............     (232,200)     (194,800)        (9,500)             --
  Principal payments on Techmatics obligations........       (2,075)           --             --              --
  Proceeds from issuance of common stock..............           22            --             --              --
  Deferred financing costs............................       (1,015)           --           (690)             --
  Transfers to Ogden, net.............................           --            --             --          (1,079)
                                                        ------------  -------------  -------------       -------
          Net cash provided by (used in) financing
            activities................................       43,232         4,500         28,779          (1,079)
                                                        ------------  -------------  -------------       -------
          Net (decrease) increase in cash and cash
            equivalents...............................         (496)          538            114             934
Cash and cash equivalents, beginning of period........          652           114             --           1,785
                                                        ------------  -------------  -------------       -------
Cash and cash equivalents, end of period..............   $      156     $     652      $     114       $   2,719
                                                        ------------  -------------  -------------       -------
                                                        ------------  -------------  -------------       -------
Supplemental disclosure of cash flow information:
  Interest paid.......................................   $    5,721     $   1,684      $   1,100       $      --
  Income taxes paid...................................        1,784         1,154             --              --
                                                        ------------  -------------  -------------       -------
                                                        ------------  -------------  -------------       -------

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

 SUCCESSOR YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE SUCCESSOR PERIOD FROM
                                 APRIL 1, 1996
TO DECEMBER 31, 1996; PREDECESSOR PERIOD FROM JANUARY 1, 1996 TO MARCH 31, 1996

                                 (IN THOUSANDS)

Supplemental disclosure of noncash investing and financing activities:

    As of September 30, 1998, the Company reached a settlement on the arbitration proceedings related to the purchase of the Company from Ogden Professional Services Corporation (note 1). The reduction of $4.85 million of the consideration paid for the Company was recognized as a reduction of the Ogden debt at the Azimuth level and the goodwill from the Anteon acquisition.

    In connection with the Techmatics acquisition (note 3), the Company assumed $10 million of subordinated notes payable discounted as of the date of acquisition to approximately $8,880,000. In May 1998, the Company assumed $4 million of future income tax obligations of the former shareholders of Techmatics discounted to approximately $3.762 million as of the date of acquisition. In addition, the Company entered into two-year noncompete agreements valued at $2.85 million with certain executives of Techmatics discounted to approximately $2.654 million as of the date of acquisition.

          See accompanying notes to consolidated financial statements.

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

(1) ORGANIZATION AND BUSINESS

    Anteon Corporation ("Anteon" or the "Company") was acquired by Azimuth Technologies, Inc. ("Azimuth") (formerly CIC Technologies, Inc.) effective April 1, 1996. Azimuth acquired all of the outstanding stock of Ogden Professional Services Corporation, a wholly owned subsidiary of Ogden Technology Services Corporation and an indirectly wholly owned subsidiary of Ogden Corporation (collectively, "Ogden"). Upon completion of the acquisition, Ogden Professional Services Corporation was renamed Anteon Corporation. The consideration paid by Azimuth to Ogden was approximately $45.2 million, consisting of approximately $36.7 million cash and a note payable to Ogden from Azimuth for $8.5 million. The acquisition of Anteon was accounted for using the purchase method whereby the net tangible and identifiable intangible assets acquired and liabilities assumed were recognized at estimated fair market value as of the date of the combination.

    The total purchase price paid, including transaction costs, of approximately $47.1 million was allocated to the assets and liabilities acquired as follows (in thousands):

Cash and cash equivalents.........................................................  $   2,719
Accounts receivable...............................................................     38,591
Property and equipment............................................................      1,633
Noncompete agreement..............................................................      4,000
Other assets......................................................................      3,230
Goodwill..........................................................................     13,907
Accounts payable and accrued expenses.............................................    (16,937)
                                                                                    ---------
      Total consideration.........................................................  $  47,143
                                                                                    ---------
                                                                                    ---------

    Subsequent to the date of the closing of the Anteon acquisition and in accordance with the stock purchase agreement, the Company filed a demand for arbitration against Ogden seeking refund of a portion of the purchase price. As of September 30, 1998, the arbitration proceedings were settled and resulted in a reduction of $4.85 million of the purchase price paid to Ogden in the 1996 acquisition of Anteon. The settlement was recognized as a reduction of the note payable for Azimuth to Ogden and goodwill from the Anteon acquisition.

    The Company provides professional information technology, systems and software development, high technology research, and engineering services primarily to the U.S. government and its agencies.

    The Company is subject to all of the risks associated with conducting business with the U.S. federal government, including the risk of contract terminations at the convenience of the government, and including government funding limitations.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements as of and for the years ended December 31, 1998 and 1997 and for the period from April 1, 1996 to December 31, 1996 represent the Company's financial position, results of operations and cash flows subsequent to its acquisition by Azimuth. The financial statements for the period from January 1, 1996 to March 31, 1996 represent the results of operations and cash flows of Ogden

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1997

Professional Services Corporation. The financial information for the period after the acquisition is presented on a different cost basis than that for the period before the acquisition and, therefore, is not comparable. All material intercompany transactions and accounts have been eliminated in consolidation.

    The consolidated financial statements as of December 31, 1998 and 1997 also include the assets and liabilities of Vector Data Systems, Inc. and its majority-owned subsidiary, Vector Data Systems (U.K.) Limited, and Anteon's wholly-owned subsidiaries, Anteon VDS-Korea (Korea) Limited and Vector Data Systems Australia Pty. Ltd. (Australia), and their results of operations and cash flows for the year ended December 31, 1998 and for the period August 29, 1997 to December 31, 1997, subsequent to its acquisition by the Company (see note 3).

    The consolidated financial statements as of December 31, 1998 also include the assets and liabilities of Techmatics, Inc. and its results of operations and cash flows for the period May 29, 1998 to December 31, 1998, subsequent to its acquisition by the Company (see note 3).

    (B) CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include all cash balances and highly liquid investments that have original maturities of three months or less.

    (C) INVENTORY

    Inventory consists of computer hardware and software products and is stated at the lower of cost or market, on a first-in, first-out basis. The Company established reserves for obsolete inventory of $500,000 and $0 as of December 31, 1998 and 1997, respectively.

    (D) PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost, or fair value if acquired through a purchase business combination. For financial reporting purposes, depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets as follows:

Computer hardware and software............  3 to 5 years
Furniture and equipment...................  5 to 7 years
                                            shorter of estimated useful life or
Leasehold improvements....................  lease term

    (E) INVESTMENTS

    The Company accounts for investments in debt and marketable equity securities depending on the purpose of the investment. The Company's only investment as of December 31, 1998 consists entirely of marketable equity securities. Since the Company does not hold this investment principally for the purpose of selling the investment in the near term, the Company classifies the securities as available-for-sale. Accordingly, this investment is recognized at fair market value and any unrealized gains (losses) are recognized as a component of stockholders' equity. As of December 31, 1998, the aggregate fair market value of the investments was $5,978,000, resulting in an unrealized gain of $392,000.

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1997

    (F) DEFERRED FINANCING COSTS

    Costs associated with obtaining the Company's financing arrangements have been deferred and are amortized over the term of the financing arrangements using a method that approximates the effective interest method.

    (G) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    The Company follows the provisions of Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS No. 121"). This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair values of the assets.

    (H) GOODWILL

    The excess of the cost over the fair value of net tangible and identifiable intangible assets acquired in purchase business combinations (goodwill) is amortized on a straight-line basis over periods of 20 to 30 years. The Company evaluates the recoverability of its goodwill annually in accordance with the provisions of SFAS No. 121.

    (I) OTHER INTANGIBLE ASSETS

    The Company amortizes, on a straight-line basis, the allocated cost of noncompete agreements entered into in connection with business combinations.

    (J) REVENUE RECOGNITION

    The Company provides professional services under long-term contracts, primarily with the U.S. government. Revenues for cost-reimbursement contracts are recorded on the basis of direct and indirect costs incurred and a ratable portion of fee. Revenues under time-and-materials contracts are recorded at the contracted rates as the labor hours and other direct costs are incurred. Revenues under fixed-price contracts are recognized using the percentage-of-completion method based on costs incurred in relation to total estimated costs. Anticipated losses on contracts are recognized as soon as they become known. Revenues from sales of products are generally recognized upon acceptance by the customer, which is typically within thirty days of shipment.

    (K) COSTS OF ACQUISITIONS

    Costs incurred on successful acquisitions are capitalized as a cost of the acquisition, while costs incurred by the Company for unsuccessful or discontinued acquisition opportunities are expensed as incurred.

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1997

    (L) INCOME TAXES

    The Company is currently included in the consolidated income tax returns of Azimuth. Prior to April 1, 1996, the Company was included in the consolidated income tax returns of Ogden. However, the Company prepares its provisions for income taxes as if it filed its income tax returns separately. The Company calculates its income tax provision using the asset and liability method. Under the asset and liability method, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

    (M) FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

    The balance sheets of Vector Data Systems (U.K.) Limited, Anteon VDS (Korea) Limited and Vector Data Systems Australia Pty. Ltd. (Australia) Limited are translated to U.S. dollars for consolidated financial statement purposes using the current exchange rates in effect as of year end. The revenue and expense accounts of foreign subsidiaries are converted using a weighted average exchange rate during the period. Gains and losses resulting from such translations are included in accumulated comprehensive income in stockholders' equity. Gains and losses from transactions denominated in foreign currencies are included in current period income.

    (N) ACCOUNTING FOR DEFERRED CONTRACT COSTS

    During 1998, the Company adopted the provisions of Statement of Position No. 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES ("SOP 98-5"), which requires costs of start-up activities, including precontract costs, to be expensed as incurred. During 1994 and 1995, the Company capitalized certain precontract costs associated with two of its significant contracts (Capzone/Paczone contracts). The remaining balances of the precontract costs were written-off during 1998 in implementing SOP 98-5. The adoption of SOP 98-5 did not have a material impact on the Company's financial position or results of operations.

    (O) ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Company accounts for stock-based compensation plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES; however, the Company discloses the pro forma effect on net income as if the fair value based method of accounting as defined in SFAS No. 123 had been applied.

    (P) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of accounts receivable, accounts payable and accrued liabilities approximate their fair market values as of December 31, 1998 and 1997 due to the relatively short duration of these financial instruments. The carrying amounts of the Company's indebtedness approximate their fair values as of December 31, 1998 and 1997 as they bear interest rates that approximate market.

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1997

    (Q) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (R) RECLASSIFICATIONS

    Certain reclassifications have been made to the 1997 and 1996 consolidated financial statements to conform to the 1998 consolidated financial statement presentation.

(3) ACQUISITIONS

    (A) VECTOR DATA SYSTEMS, INC.

    On August 29, 1997, the Company acquired all of the outstanding stock of Vector Data Systems, Inc., as well as Vector's eighty percent interest in Vector Data Systems (UK) Limited (collectively, "Vector"). The consideration paid by Anteon to the former shareholders of Vector was approximately $19 million in cash financed through borrowings under an existing revolving line of credit with a financial institution (see note 7). Additional consideration of up to $6 million may be paid by the Company and is contingent upon Vector meeting certain revenue and gross profit thresholds for 1998 and 1999. The maximum additional consideration that could be paid to Vector for meeting or exceeding all of the specified thresholds would be up to $3 million per year for 1998 and 1999. Vector did not meet the revenue and gross profit thresholds in 1998. The acquisition of Vector was accounted for using the purchase method whereby the net tangible and identifiable intangible assets acquired and liabilities assumed were recognized at their estimated fair market values as of the date of the combination. Additional consideration earned by Vector would be accounted for by the Company as an increase of goodwill from the combination.

    The total purchase price paid, including transaction costs, of approximately $19.5 million, was allocated to the assets and liabilities acquired as follows (in thousands):

Cash and cash equivalents..........................................  $   2,306
Accounts receivable................................................      2,951
Prepaid expenses and other current assets..........................         50
Property and equipment.............................................        340
Deferred tax assets, net...........................................        121
Goodwill...........................................................     17,215
Accounts payable and accrued expenses..............................     (3,414)
Minority interest..................................................        (24)
                                                                     ---------
      Total consideration..........................................  $  19,545
                                                                     ---------
                                                                     ---------

    Vector also provides professional information technology, systems and software development, high technology research, and engineering services primarily to the U.S. government and its agencies.

    The following unaudited pro forma summary presents consolidated information as if the Vector acquisition had occurred at April 1, 1996, the date of the acquisition of Anteon by Azimuth. The pro forma

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1997

summary is provided for informational purposes only and is based on historical information that does not necessarily reflect actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined entity:

                                                                                 PERIOD FROM
                                                                                   APRIL 1,
                                                                                     1996
                                                                    YEAR ENDED        TO
                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1997          1996
                                                                   ------------  ------------
Total revenues...................................................   $  191,343       133,212
Total expenses...................................................      190,161       132,367
                                                                   ------------  ------------
      Net income.................................................   $    1,182           845
                                                                   ------------  ------------
                                                                   ------------  ------------

    (B) TECHMATICS, INC.

    On May 29, 1998, the Company acquired all of the outstanding stock of Techmatics, Inc. ("Techmatics"), a subchapter S corporation. The consideration paid by Anteon to the former shareholders and option holders of Techmatics was approximately $31 million in cash, $27 million due at closing and financed through an existing revolving line of credit with a financial institution (see note 7), $4 million in cash payable in two non-interest bearing installments payable no later than April 1, 1999, and $10 million in subordinated notes payable. Additional consideration of up to $6.25 million may be paid by the Company but is contingent upon Techmatics meeting certain operating profit thresholds for its fiscal year ending June 30, 1999 or the year ending December 31, 1999 depending on the date chosen by Anteon. Interest at rates of 6 percent per year and 7.5 percent per year accrue beginning September 30, 1999 and April 1, 2000, respectively, on the amount of contingent consideration to be paid based on either the June 30, 1999 financial results or the December 31, 1999 financial results, respectively, whichever is chosen as the measurement date by Anteon. The acquisition of Techmatics was accounted for using the purchase method whereby the net tangible and identifiable intangible assets acquired and liabilities assumed were recognized at their estimated fair market value as of the date of combination. Additional consideration earned by Techmatics would be accounted for by the Company as an increase of goodwill from the combination.

    The total purchase price paid, including transaction costs, of approximately $40.3 million, was allocated to the assets and liabilities acquired as follows (in thousands):

Cash and cash equivalents.........................................  $     845
Accounts receivable...............................................     23,089
Prepaid expenses and other current assets.........................        168
Property and equipment............................................      2,416
Other long-term assets............................................        337
Noncompete agreements.............................................      2,850
Goodwill..........................................................     26,779
Accounts payable and accrued expenses.............................    (15,134)
Long-term debt....................................................       (786)
Other liabilities.................................................       (251)
                                                                    ---------
      Total consideration.........................................  $  40,313
                                                                    ---------
                                                                    ---------

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1997

    In conjunction with the purchase agreement, the Company entered into noncompete agreements for approximately $2,850,000, payable over a three-year period and discounted to $2,654,000 as of the date of acquisition, with three employees of Techmatics. In addition, the Company assumed certain tax obligations of the former shareholders of Techmatics amounting to $4,000,000 payable over the two-year period ended May 31, 1999, and discounted to $3,762,000 as of the date of acquisition.

    Techmatics also provides professional information technology, systems and software development, high technology research, and engineering services primarily to the U.S. government and its agencies.

    The following unaudited pro forma summary presents consolidated information as if the Techmatics acquisition had occurred at January 1, 1997. The pro forma summary is provided for informational purposes only and is based on historical information that does not necessarily reflect actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined entity:

                                                                    YEAR ENDED    YEAR ENDED
                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1998          1997
                                                                   ------------  ------------
Total revenues...................................................   $  282,539       239,284
Total expenses...................................................      279,970       239,073
                                                                   ------------  ------------
      Net income.................................................   $    2,569           211
                                                                   ------------  ------------
                                                                   ------------  ------------

(4) ACCOUNTS RECEIVABLE

    The components of accounts receivable as of December 31, 1998 and 1997, are as follows (in thousands):

                                                                             1998       1997
                                                                           ---------  ---------
Billed and billable......................................................  $  67,018     27,496
Unbilled.................................................................      3,114      4,896
Retainages due upon contract completion..................................      1,380      1,007
Allowance for doubtful accounts..........................................     (3,459)    (3,994)
                                                                           ---------  ---------
      Total..............................................................  $  68,053     29,405
                                                                           ---------  ---------
                                                                           ---------  ---------

    Unbilled costs and fees and retainages billable upon completion of contracts are amounts due primarily within one year and will be billed on the basis of contract terms and delivery schedules.

    The accuracy and appropriateness of the Company's direct and indirect costs and expenses under its government contracts, and therefore its accounts receivable recorded pursuant to such contracts, are subject to extensive regulation and audit, including by the U.S. Defense Contract Audit Agency ("DCAA") or by other appropriate agencies of the U.S. government. Such agencies have the right to challenge the Company's cost estimates or allocations with respect to any government contract. Additionally, a substantial portion of the payments to the Company under government contracts are provisional payments that are subject to potential adjustment upon audit by such agencies. In the opinion of management, any adjustments likely to result from inquiries or audits of its contracts would not have a material adverse impact on the Company's financial condition or results of operations.

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1997

(5) PROPERTY AND EQUIPMENT

    Property and equipment consists of the following as of December 31, 1998 and 1997 (in thousands):

                                                                               1998       1997
                                                                             ---------  ---------
Computer hardware and software.............................................  $   6,165      2,664
Furniture and equipment....................................................      1,111        356
Leasehold improvements.....................................................        201        127
                                                                             ---------  ---------
                                                                                 7,477      3,147
Less--accumulated depreciation and amortization............................     (2,940)    (1,562)
                                                                             ---------  ---------
                                                                             $   4,537      1,585
                                                                             ---------  ---------
                                                                             ---------  ---------

(6) ACCRUED EXPENSES

    The components of accrued expenses as of December 31, 1998 and 1997 are as follows (in thousands):

                                                                               1998       1997
                                                                             ---------  ---------
Accrued payroll and related benefits.......................................  $  10,923      5,758
Accrued subcontractor costs................................................      4,693      1,823
Accrued additional consideration for Techmatics acqusition.................      2,940         --
Accrued legal..............................................................        949        691
Accrued interest...........................................................        748        513
Other accrued expenses.....................................................      3,085        562
                                                                             ---------  ---------
                                                                             $  23,338      9,347
                                                                             ---------  ---------
                                                                             ---------  ---------

(7) INDEBTEDNESS

    (A) BANK LOAN AGREEMENT

    Concurrent with the Anteon acquisition, the Company entered into a Business Loan and Security Agreement (the "Bank Loan Agreement") with two commercial banks. Under the terms of the Bank Loan Agreement, the Company entered into promissory notes for an aggregate available financing facility of $38 million. Concurrent with the Vector acquisition, the Bank Loan Agreement was amended (the "Amended Bank Loan Agreement") whereby the financial institution increased the promissory notes by $6 million for an aggregate available facility of $44 million. The facility was comprised of revolving promissory notes for aggregate borrowings of up to $22 million based on a portion of eligible billed accounts receivable (Facility A); revolving promissory notes for aggregate borrowings of up to $16 million based on a portion of eligible unbilled accounts receivable (Facility B); and term promissory notes for an aggregate of $6 million (Facility
C). The available facility limits on the Facility A and Facility B promissory notes were approximately $17,760,000 and $10,860,000, respectively, as of December 31, 1997. As of March 18, 1998, this Bank Loan Agreement was terminated and replaced by a $125 million Credit Agreement as discussed below.

    Prior to the Vector acquisition, interest on Facility A accrued at either the prime rate plus 0.25 percent or the LIBOR Rate plus 2.5 percent. Under the Amended Bank Loan Agreement, the interest rate on Facility A varied based on the Company's ratio of debt to earnings before income taxes, depreciation and

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1997

amortization, calculated quarterly. Interest was payable on a quarterly basis. During the years ended December 31, 1998 and 1997, interest on Facility A ranged from 8.13 percent to 8.75 percent and 7.19 percent to 8.75 percent, respectively. For the period April 1, 1996 through December 31, 1996, the interest rate ranged from 8.03 percent to 8.5 percent.

    Facility B accrued interest at either the prime rate plus 0.75 percent or the LIBOR rate plus 3 percent and was payable on a quarterly basis. Interest rates charged on Facility B ranged from 9.0 percent to 9.25 percent and 9.0 percent to 9.25 percent, respectively, during the years ended December 31, 1998 and 1997 and from 8.53 percent to 9.0 percent for the period from April 1, 1996 to December 31, 1996.

    Facility C accrued interest at either the prime rate plus 1.25 percent or the LIBOR rate plus 3.5 percent and was payable on a quarterly basis. Principal amounts were due in equal quarterly installments of $500,000. Beginning in April 1997, additional principal amounts could also be due on the Facility C promissory notes based on certain excess eligible billed accounts receivable and/or excess cash flows, as defined in the Amended Bank Loan Agreement. No such additional principal amounts became due during 1998 or 1997. Interest rates charged on Facility C ranged from 9.22 percent to 9.75 percent and 9.0 percent to 9.25 percent, respectively, during the years ended December 31, 1998 and 1997 and from 9.03 percent to 9.5 percent for the period from April 1, 1996 to December 31, 1996.

    As of December 31, 1998 and 1997, the outstanding amounts under the Bank Loan Agreement are as follows (in thousands):

                                                                            1998       1997
                                                                          ---------  ---------
Facility A..............................................................  $      --     14,700
Facility B..............................................................         --      6,400
Facility C..............................................................         --      3,000
                                                                          ---------  ---------
                                                                          $      --     24,100
                                                                          ---------  ---------
                                                                          ---------  ---------

    Total interest expense incurred on these financial arrangements was approximately $1,079,000 and $1,891,000, respectively, for the years ended December 31, 1998 and 1997 and $1,382,000 for the period from April 1 1996 to December 31, 1996 to December 31, 1996. Upon termination of this Bank Loan Agreement, all principal and interest due on the existing Facilities A, B and C was paid in full.

    The bank notes were secured by certain assets of the Company and certain assets of Vector. Vector's security interest was limited to its obligations under these bank notes. The terms of the Amended Bank Loan Agreement restricted the ability of the Company to pay dividends, although the Company could have declared dividends payable to Azimuth in order for Azimuth to pay required interest payments on certain of its long-term debt.

    During 1997, the Company wrote off the remaining balance of deferred financing costs of approximately $522,000 upon the effective date of the Amended Bank Loan Agreement. This amount is recorded in interest expense in the consolidated statement of income for the year ended December 31, 1997.

    (B) CREDIT AGREEMENT

    On March 18, 1998, the Company entered into a Credit Agreement (the "Credit Agreement") with six commercial banks. Under the terms of the Credit Agreement, the Company entered into promissory notes for an aggregate available financing facility of $125 million. The new credit facility is comprised of a

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1997

revolving credit facility for aggregate borrowings of up to $75 million, based on a portion of eligible billed accounts receivable and a portion of eligible unbilled accounts receivable (Revolving Facility); and an acquisition credit facility for aggregate borrowings of up to $50 million (Acquisition Facility). The Revolving Facility and the Acquisition Facility both mature on March 18, 2003.

    Under the Credit Agreement, the interest rate on the Revolving Facility varies based on Anteon's ratio of debt to earnings before income taxes, depreciation and amortization, calculated quarterly. Interest is payable on a quarterly basis. During the year ended December 31, 1998, interest on the Revolving Facility ranged from 7.8125 percent to 8.75 percent.

    The interest rate on the Acquisition Facility varies using a performance-based interest rate schedule measured using the Company's ratio of debt-to-earnings before income taxes, depreciation and amortization and is calculated quarterly. Interest is payable on a quarterly basis. Interest rates charged on the Acquisition Facility ranged from 7.5 percent to 9.25 percent during the year ended December 31, 1998.

    As of December 31, 1998, the outstanding amounts under the Credit Agreement are as follows (in thousands):

                                                                                       1998
                                                                                     ---------
Revolving Facility.................................................................  $  35,400
Acquisition Facility...............................................................     35,000
                                                                                     ---------
                                                                                     $  70,400
                                                                                     ---------
                                                                                     ---------

    The remaining available facility limits on the Revolving Facility and Acquisition Facility promissory notes were approximately $11.8 million and $15 million, respectively, as of December 31, 1998.

    Total interest expense incurred on the Revolving and Acquisition Facilities arrangements for the year ending December 31, 1998 was approximately $3,475,000.

    The Revolving Facility is secured by certain assets of the Company and certain assets of its subsidiaries. The subsidiaries' security interest is limited to its obligations under these bank notes. The terms of the Credit Agreement restrict the ability of the Company to pay dividends, although Anteon may declare dividends payable to Azimuth in order to pay required payments on certain of its long-term debt.

    Deferred financing costs of approximately $874,000 relating to the Credit Agreement are included in other assets in the accompanying consolidated balance sheet as of December 31, 1998.

    (C) SUBORDINATED NOTES PAYABLE

    In connection with the purchase of Techmatics, the Company entered into subordinated promissory notes with the Techmatics shareholders and option holders as of the date of acquisition in the principal amount of $10,000,000, discounted as of the date of acquisition to approximately $8,880,000.

    The notes are to be paid in two installments with one-tenth of the total amount payable due May 31, 1999 and the remaining nine-tenths due May 31, 2000. Interest accrues beginning May 31, 1999 at 6 percent per year on four-ninths of the principal amount outstanding. All overdue amounts accrue interest at 7.5 percent per year.

    This debt is subordinate to the $125 million Credit Agreement.

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1997

    Total interest expense incurred on the subordinated notes payable for the year ended December 31, 1998 was approximately $423,000.

    (D) FUTURE MATURITIES

    Scheduled future maturities under the Company's indebtedness are as follows (in thousands):

YEAR ENDING DECEMBER 31,
1999.......................................................  $     967
2000.......................................................      8,335
2001.......................................................         --
2002.......................................................         --
2003.......................................................     70,400
Thereafter.................................................         --
                                                             ---------
    Total..................................................  $  79,702
                                                             ---------
                                                             ---------

    (E) INTEREST RATE SWAP AGREEMENTS

    The Company has entered into interest rate swap agreements to reduce the impact of changes in interest rates on its Credit Agreement. At December 31, 1998, the Company had outstanding interest rate swap agreements with commercial banks having a total notional principal amount of $15 million. Those swap agreements effectively changed the Company's interest rate exposure for $5 million based on a May 1998 swap agreement, $5 million based on a June 1998 swap agreement, and $5 million based on a September 1998 swap agreement on its $125 million Credit Agreement due March 13, 2003 to fixed rates of 5.8 percent, 5.75 percent and 5.02 percent, respectively. The interest rate swap agreements mature as of December 31, 2002, December 31, 2003 and September 25, 2003, respectively. The differential to be paid or received is accrued as interest rates change and is recognized over the life of the agreements. The Company is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap agreements; however, the Company does not anticipate nonperformance by the counterparties.

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

(8) INCOME TAXES

    The provisions for income taxes for the years ended December 31, 1998 and 1997, and the periods from April 1, 1996 to December 31, 1996 and January 1, 1996 to March 31, 1996, consist of the following (in thousands):

                                                         SUCCESSOR
                              SUCCESSOR    SUCCESSOR    PERIOD FROM     PREDECESSOR
                             YEAR ENDED   YEAR ENDED   APRIL 1, 1996    PERIOD FROM
                              DECEMBER     DECEMBER         TO        JANUARY 1, 1996
                                 31,          31,      DECEMBER 31,         TO
                                1998         1997          1996       MARCH 31, 1996
                             -----------  -----------  -------------  ---------------
Current (benefit)
  provision:
  Federal..................   $    (115)   $   1,618     $      --       $     235
  State....................         (16)         290            --              68
  Foreign..................          68          (19)           --              --
                             -----------  -----------        -----           -----
      Total current
        provision..........         (63)       1,889            --             303
                             -----------  -----------        -----           -----
Deferred provision
  (benefit):
  Federal..................       2,067         (708)          360              --
  State....................         380         (118)           56              --
  Foreign..................         (31)          --            --              --
                             -----------  -----------        -----           -----
      Total current
        provision
        (benefit)..........       2,416         (826)          416              --
                             -----------  -----------        -----           -----
      Total income tax
        provision..........   $   2,353    $   1,063     $     416       $     303
                             -----------  -----------        -----           -----
                             -----------  -----------        -----           -----

    The income tax provisions for the years ended December 31, 1998 and 1997, and the periods from April 1, 1996 to December 31, 1996 and January 1, 1996 to March 31, 1996 are different from that computed using the statutory U.S. federal income tax rate of 34 percent as set forth below (in thousands):

                                                         SUCCESSOR
                              SUCCESSOR    SUCCESSOR    PERIOD FROM     PREDECESSOR
                             YEAR ENDED   YEAR ENDED   APRIL 1, 1996    PERIOD FROM
                              DECEMBER     DECEMBER         TO        JANUARY 1, 1996
                                 31,          31,      DECEMBER 31,         TO
                                1998         1997          1996       MARCH 31, 1996
                             -----------  -----------  -------------  ---------------
Expected tax expense
  computed at federal
  rate.....................   $   1,648    $     914     $     416       $     257
State taxes, net of federal
  benefit..................         197          111            37              46
Nondeductible expenses.....          42            9            18              --
Goodwill amortization......         333           20            --              --
Foreign losses.............         123            9            --              --
Other......................          10           --           (55)             --
                             -----------  -----------        -----           -----
                              $   2,353    $   1,063     $     416       $     303
                             -----------  -----------        -----           -----
                             -----------  -----------        -----           -----

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1997

    The tax effect of temporary differences that give rise to the deferred tax assets and deferred tax liabilities as of December 31, 1998 and 1997, are presented below (in thousands):

                                                                               1998       1997
                                                                             ---------  ---------
Deferred tax assets:
  Accrued expenses.........................................................  $   1,662      2,812
  Intangible assets, due to differences in amortization....................      2,791      1,581
  Accounts receivable allowances...........................................        686        165
  Property and equipment, due to differences in depreciation...............         --        142
                                                                             ---------  ---------
      Total deferred tax assets............................................      5,139      4,700
                                                                             ---------  ---------
Deferred tax liabilities:
  Deductible goodwill, due to differences in amortization..................      3,582      2,185
  Revenue recognition differences..........................................      3,332      1,860
  Property and equipment, due to differences in depreciation...............         17         --
  Other....................................................................         61          7
                                                                             ---------  ---------
      Total deferred tax liabilities.......................................      6,992      4,052
                                                                             ---------  ---------
      Deferred tax assets (liabilities), net...............................  $  (1,853)       648
                                                                             ---------  ---------
                                                                             ---------  ---------

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considers scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies that can be implemented by the Company in making this assessment. Based upon the level of historical taxable income, scheduled reversal of deferred tax liabilities, and projections of future taxable income over the periods in which the temporary differences become deductible based on available tax planning strategies, management presently believes that it is more likely than not that the Company will realize all of the benefits of these deductible differences and, accordingly, has established no valuation allowance against the deferred tax assets as of December 31, 1998 or 1997.

(9) EMPLOYEE BENEFIT PLANS

    Employees of the Company may participate in 401(k) retirement savings plans, whereby employees may elect to make contributions pursuant to a salary reduction agreement upon meeting eligibility requirements. Participants may contribute up to 15 percent of salary in any calendar year to these Plans, provided that amounts in total do not exceed certain statutory limits. The Company matches up to 50 percent of the first 6 percent of a participant's contributions subject to certain limitations. The Company made contributions to these plans of approximately $1,995,000, $1,207,000, $819,000, and $282,000 for the years ended
December 31, 1998 and 1997, and the periods from April 1, 1996 to December 31, 1996 and January 1, 1996 to March 31, 1996, respectively.

    Effective January 1, 1999, a defined contribution plan previously established at the subsidiary level was merged into the Anteon plan.

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1997

    Techmatics sponsors a defined health and welfare plan that provides health, dental and short-term disability benefits for all eligible full-time employees of Techmatics. The plan is self-insured and has specific employee stop-loss coverage insurance of $50,000 and aggregate stop-loss coverage insurance which is calculated based on monthly participation in the plan. Contributions to the plan are made by both Techmatics and the employees and are maintained in a trust fund intended to qualify as a tax-exempt Voluntary Employees' Beneficiary Trust within the meaning of Section 501(c)(9) of the U.S. Internal Revenue Code. Contributions by Techmatics are based upon estimates and on actual amounts of claims processed. From the date of acquisition of Techmatics by the Company to December 31, 1998, Techmatics made contributions to the plan of approximately $879,000.

(10) EMPLOYEE STOCK OPTION PLAN

    In February 1997, the Board of Directors approved the adoption of the Anteon Corporation Omnibus Stock Plan (the Plan). At the discretion of the Board of Directors, the Plan permits the granting of stock options, stock appreciation rights, restricted or unrestricted stock awards, and/or phantom stock to employees or directors of the Company. As of December 31, 1998, an aggregate of 325,000 shares of Anteon's common stock was reserved for issuance under the Plan.

    The exercise price of stock options granted is determined by the Board of Directors but is not to be less than the fair value of the underlying shares of common stock at the grant date.

    For stock options granted to employees, 20 percent of the shares subject to the options vest on the first anniversary of the grant date and an additional 20 percent vest on each succeeding anniversary of the grant date. The employees have a period of three years from the vesting date to exercise the option to purchase shares of the Company's common stock. In 1997, the Board of Directors approved that 20 percent of the options issued on the August 1, 1997 grant date vest immediately.

    For stock options granted to directors of the Company, 33 1/3 percent of the shares subject to the options vest on the first anniversary of the grant date and an additional 33 1/3 percent vest on the two succeeding anniversaries of the grant date. The directors have a period of two years from the vesting date to exercise the option to purchase shares of the Company's common stock.

    During 1998 and 1997, the Company granted stock options under this Plan for 151,450 and 171,630 shares, respectively, of the Company's common stock at exercise prices ranging from $26.90 per share to

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1997

$37.30 per share and $6.75 per share to $18.37 per share, respectively. The following tables summarize information regarding options under the Company's stock option plans:

                                                                        WEIGHTED    OUTSTANDING
                                                                         AVERAGE        AND
                                            NUMBER     OPTION PRICE     EXERCISE    EXERCISABLE
                                           OF SHARES     PER SHARE        PRICE       SHARES
                                           ---------  ---------------  -----------  -----------
Outstanding at April 1, 1996 and December
  31, 1996...............................         --      $        --   $      --    $      --
    Granted..............................    171,630      6.75-$18.37        8.42           --
    Exercised............................         --               --          --           --
    Cancelled or expired.................     (6,200)     6.75-$18.37       11.44           --
                                           ---------  ---------------  -----------  -----------
Outstanding at December 31, 1997.........    165,430      6.75-$18.37        8.32       19,325
    Granted..............................    151,450     26.90-$37.30       36.80           --
    Exercised............................     (1,740)     6.75-$18.37       13.43           --
    Cancelled or expired.................    (10,600)     6.75-$37.30       14.74           --
                                           ---------  ---------------  -----------  -----------
Outstanding at December 31, 1998.........    304,540    $ 6.75-$37.30   $   22.17       52,209
                                           ---------  ---------------  -----------  -----------
                                           ---------  ---------------  -----------  -----------

    Option and weighted average price information by price group is as follows:

                                                  SHARES OUTSTANDING               EXERCISABLE SHARES
                                         -------------------------------------  ------------------------
                                                     WEIGHTED      WEIGHTED                   WEIGHTED
                                                      AVERAGE       AVERAGE                    AVERAGE
                                          NUMBER     EXERCISE      REMAINING      NUMBER      EXERCISE
                                         OF SHARES     PRICE         LIFE        OF SHARES      PRICE
                                         ---------  -----------  -------------  -----------  -----------
December 31, 1997:
  $6.75................................    143,130   $    6.75           7.5        19,325    $    6.75
  $18.37...............................     22,300   $   18.37           7.8            --           --
December 31, 1998:
  $6.75................................    139,090   $    6.75           6.5        49,909    $    6.75
  $18.37 to $26.90.....................     16,500   $   18.89           6.8         2,300    $   18.37
  $32.17 to $37.30.....................    148,950   $   36.93           7.7            --           --

    The Company applies APB No. 25 and related interpretations in accounting for the Plan. Adoption of the fair market value provisions prescribed in SFAS No. 123 is optional with respect to stock-based compensation to employees; however, pro forma disclosures are required as if the Company adopted the fair value recognition requirements under SFAS No. 123.

    Had compensation cost for the Company's 1998 and 1997 grants under the Plan been determined consistent with the fair market value provisions prescribed in SFAS No. 123, the Company's pro forma net income for the years ended December 31, 1998 and 1997 would approximate $2,224,000 and $1,586,000, respectively, using an expected option life of 7 years, dividend yield rate and volatility rate of 0 percent, respectively, and a risk-free interest rate of 4.73 and 5.77 percent, respectively. The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts.

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1997

(11) COMPREHENSIVE INCOME

    During 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME ("SFAS No. 130"). SFAS No. 130 requires the display of comprehensive income, which includes the Company's unrealized gains (losses) on investments and the accumulated foreign currency translation adjustment. The Company has presented comprehensive income as a component of the accompanying consolidated statements of stockholders' equity. There were no unrealized gains (losses) on investments as of December 31, 1997 or 1996. During the year ended December 31, 1998, $392,000 of unrealized gains on investments was recognized. The amount of accumulated foreign currency translation adjustment was approximately $7,000 and $0 as of December 31, 1998 or 1997, respectively.

(12) COMMITMENTS AND CONTINGENCIES

    (A) LEASES

    The Company leases facilities under operating leases expiring at various dates through 2010. As of December 31, 1998, the aggregate minimum annual rental commitments under noncancelable operating leases are as follows (in thousands):

1999...............................................................  $   4,047
2000...............................................................      3,280
2001...............................................................      2,203
2002...............................................................      1,876
2003...............................................................      1,900
Thereafter.........................................................     13,172
                                                                     ---------
      Total minimum lease payments.................................  $  26,478
                                                                     ---------
                                                                     ---------

    Rent expense under all operating leases for the year ended December 31, 1998 and 1997, and the periods from April 1, 1996 to December 31, 1996 and January 1, 1996 to March 31, 1996 was approximately $5,644,000, $3,368,000,
    $1,988,000, and $646,000, respectively.

    (B) LEGAL PROCEEDINGS

    The Company is involved in various legal proceedings in the ordinary course of business. Management of the Company and its legal counsel cannot currently predict the outcome of these matters, but do not believe that they will have a material impact on the Company's financial position or results of operations.

    (C) MANAGEMENT FEES

    During the year ended December 31, 1998, the Company incurred $400,000 of management fees with Caxton-Iseman Capital, Inc., the majority shareholder of Azimuth. No such fees were incurred in 1997 and 1996. Future management fees due to Caxton-Iseman Capital, Inc. will be based upon the level of advisory services provided to the Company.

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1997

(13) DOMESTIC SUBSIDIARIES SUMMARIZED FINANCIAL INFORMATION

    As of April 1999, the Company is contemplating participating in a private debt offering for up to $120,000,000 in Senior Subordinated Notes (the "Notes"). Under the current structure of the Notes, the Company's wholly-owned domestic subsidiaries would be guarantors (the "Subsidiary Guarantors") of the Notes. Such guarantees are full, unconditional and joint and several. Separate financial statements of the Subsidiary Guarantors are not presented because the Company's management has determined that they would not be material to investors. The following supplemental financial information sets forth, on a combined basis, balance sheets, statements of operations and statements of cash flows information for the Subsidiary Guarantors, the Company's non-guarantor subsidiaries and for the Company.

                                                                   AS OF DECEMBER 31, 1998
                                             --------------------------------------------------------------------
                                                                                                     CONSOLIDATED
                                               ANTEON      GUARANTOR    NON-GUARANTOR   ELIMINATION     ANTEON
CONDENSED CONSOLIDATED BALANCE SHEET         CORPORATION  SUBSIDIARIES  SUBSIDIARIES      ENTRIES    CORPORATION
                                             -----------  -----------  ---------------  -----------  ------------
Cash.......................................   $     154    $    (233)     $     235      $      --    $      156
Receivables................................      37,955       29,908            190             --        68,053
Other current assets.......................       4,558          573            216             --         5,347
Property and equipment, net................       2,076        2,422             39             --         4,537
Due from parent............................       6,625           --             --             --         6,625
Investment in and advances to
  subsidiaries.............................      21,177       (4,009)           222        (17,390)           --
Other long-term assets.....................      57,686          752             12             --        58,450
                                             -----------  -----------        ------     -----------  ------------
    Total assets...........................   $ 130,231    $  29,413      $     914      $ (17,390)   $  143,168
                                             -----------  -----------        ------     -----------  ------------
                                             -----------  -----------        ------     -----------  ------------
Indebtedness...............................      79,702           --             --             --        79,702
Accounts payable...........................       9,910        2,394            278             --        12,582
Accrued expenses...........................      15,904        7,138            296             --        23,338
Other current liabilities..................       2,444           64             --             --         2,508
Other long-term liabilities................       1,033          226             37             --         1,296
                                             -----------  -----------        ------     -----------  ------------
    Total liabilities......................     108,993        9,822            611             --       119,426
Minority interest in subsidiary............          --           37             --             --            37
Total stockholders' equity.................      21,238       19,554            303        (17,390)       23,705
                                             -----------  -----------        ------     -----------  ------------
Total liabilities and stockholders'
  equity...................................   $ 130,231    $  29,413      $     914      $ (17,390)   $  143,168
                                             -----------  -----------        ------     -----------  ------------
                                             -----------  -----------        ------     -----------  ------------


CONDENSED CONSOLIDATED STATEMENT OF
  OPERATIONS                                                 FOR THE YEAR ENDED DECEMBER 31, 1998
                                             --------------------------------------------------------------------
Revenues...................................   $ 186,995    $  60,534      $   2,376      $    (129)   $  249,776
Cost of revenues...........................     168,210       51,279          2,007             92       221,588
                                             -----------  -----------        ------     -----------  ------------
Gross profit...............................      18,785        9,255            369           (221)       28,188
Total operating expenses...................      11,748        5,873            345           (221)       17,745
                                             -----------  -----------        ------     -----------  ------------
Operating income...........................       7,037        3,382             24             --        10,443
Interest expense (income), net.............       5,637          (13)           (27)            --         5,597
Minority interest..........................          --           25             --             --            25
                                             -----------  -----------        ------     -----------  ------------
Income before provision for income taxes...       1,400        3,370             51             --         4,821
Provision for income taxes.................         677        1,663             13             --         2,353
                                             -----------  -----------        ------     -----------  ------------
Net income.................................   $     723    $   1,707      $      38      $      --    $    2,468
                                             -----------  -----------        ------     -----------  ------------
                                             -----------  -----------        ------     -----------  ------------

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1997

                                                                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                                             -----------------------------------------------------
                                                                                                      CONSOLIDATED
                                                               ANTEON      GUARANTOR   NON- GUARANTOR    ANTEON
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS               CORPORATION  SUBSIDIARIES SUBSIDIARIES   CORPORATION
                                                             -----------  -----------  -------------  ------------
Net income.................................................   $     723    $   1,707     $      38     $    2,468
Adjustments to reconcile change in net income to net cash
  provided by (used for) operations:
    Depreciation and amortization..........................         898          877            62          1,837
    Goodwill amortization..................................       1,814       --            --              1,814
    Amortization of noncompetes............................         530       --            --                530
    Amortization of deferred financing and contract costs..       1,420       --            --              1,420
    Inventory obsolence reserve............................         500       --            --                500
    Deferred income taxes..................................       2,501       --            --              2,501
    Minority interest in earnings of subsidiary............      --               25        --                 25
    Changes in assets and liabilities:
      Due from parent......................................        (730)      --            --               (730)
      (Increase) decrease in accounts receivable...........     (15,996)         673          (236)       (15,559)
      Increase in income tax receivable....................      (2,138)      --            --             (2,138)
      Decrease in inventory................................       2,259       --            --              2,259
      Increase in prepaid and other assets.................        (446)        (821)         (265)        (1,532)
      Increase (decrease) in accounts payable and accrued
        expenses...........................................        (105)      (2,678)          553         (2,230)
      Increase (decrease) in other term liabilities........       1,419         (843)          (81)           495
                                                             -----------  -----------        -----    ------------
      Net cash provided by (used in) operating activities..   $  (7,351)   $  (1,060)    $      71     $   (8,340)
                                                             -----------  -----------        -----    ------------
Cash flows from investing activities:
    Purchases of property and equipment....................      (1,402)        (609)          (78)        (2,089)
    Acquisition of Techmatics, net of cash acquired........     (30,532)      845           --            (29,687)
    Purchases of investments...............................      (5,574)      --            --             (5,574)
    Other, net.............................................        (113)      --            --               (113)
                                                             -----------  -----------        -----    ------------
      Net cash provided by (used in) investing
        activities.........................................   $ (37,621)   $     236     $     (78)    $  (37,463)
                                                             -----------  -----------        -----    ------------

Cash flow from financing activities
    Proceeds from bank notes payable.......................     278,500       --            --            278,500
    Principal payments on bank notes payable...............    (232,200)      --            --           (232,200)
    Intial Capitalization of Vecter Korea..................        (195)      --               195         --
    Initial Capitalization of Vecter Australia.............         (30)      --                30         --
    Proceeds from issuance of common stock.................          22       --            --                 22
    Deferred financing costs...............................      (1,015)      --            --             (1,015)
                                                             -----------  -----------        -----    ------------
      Net cash provided by financing activities............   $  45,082    $  --         $     225     $   45,307
                                                             -----------  -----------        -----    ------------
Net increase (decrease) in cash............................         110         (824)          218           (496)
Cash, beginning of year....................................          44          591            17            652
                                                             -----------  -----------        -----    ------------
Cash, end of year..........................................   $     154    $    (233)    $     235     $      156
                                                             -----------  -----------        -----    ------------
                                                             -----------  -----------        -----    ------------

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1997

                                                                     AS OF DECEMBER 31, 1997
                                             ------------------------------------------------------------------------
                                                                                                         CONSOLIDATED
                                               ANTEON       GUARANTOR      NON-GUARANTOR    ELIMINATION     ANTEON
CONDENSED CONSOLIDATED BALANCE SHEET         CORPORATION  SUBSIDIARIES     SUBSIDIARIES       ENTRIES    CORPORATION
                                             -----------  -------------  -----------------  -----------  ------------
Cash.......................................   $      44     $     591        $      17       $  --        $      652
Receivables................................      25,764         2,882              175             584        29,405
Other current assets.......................       5,649            44               (5)             (1)        5,687
Property and equipment, net................       1,300           275               10          --             1,585
Due from parent............................       1,045        --               --              --             1,045
Other long-term assets.....................      30,198        --               --              --            30,198
Investment in subsidiaries.................       3,130        --               --              (3,130)       --
                                             -----------       ------            -----      -----------  ------------
    Total assets...........................   $  67,130     $   3,792        $     197       $  (2,547)   $   68,572
                                             -----------       ------            -----      -----------  ------------
                                             -----------       ------            -----      -----------  ------------
Debt.......................................      24,100        --               --              --            24,100
Accounts payable...........................      12,028          (110)              10             702        12,630
Accrued expenses...........................       8,860           477               10          --             9,347
Other long-term liabilities................       1,637            31              118            (119)        1,667
                                             -----------       ------            -----      -----------  ------------
    Total liabilities......................      46,625           398              138             583        47,744

Minority interest in subsidiary............      --                12           --              --                12
Total stockholders' equity.................      20,505         3,382               59          (3,130)       20,816
                                             -----------       ------            -----      -----------  ------------
Total liabilities and stockholders'
  equity...................................   $  67,130     $   3,792        $     197       $  (2,547)   $   68,572
                                             -----------       ------            -----      -----------  ------------
                                             -----------       ------            -----      -----------  ------------


CONDENSED CONSOLIDATED STATEMENT OF
  OPERATIONS                                                   FOR THE YEAR ENDED DECEMBER 31, 1997
                                             ------------------------------------------------------------------------
Revenues...................................   $ 170,736     $   5,330        $     226          --        $  176,292
Cost of revenues...........................     154,968         4,263              308          --           159,539
                                             -----------       ------            -----      -----------  ------------
Gross profit...............................      15,768         1,067              (82)         --            16,753
Total operating expenses...................      11,294           379           --              --            11,673
                                             -----------       ------            -----      -----------  ------------
Operating income (loss)....................       4,474           688              (82)         --             5,080
Interest expense (income) net..............       2,372            (6)              (1)         --             2,365
Minority interest..........................      --                13                                             13
                                             -----------       ------            -----      -----------  ------------
Income before provision for income taxes...       2,102           681              (81)         --             2,702
Provision for income taxes.................         824           271              (32)         --             1,063
                                             -----------       ------            -----      -----------  ------------
Net income.................................   $   1,278     $     410        $     (49)      $            $    1,639
                                             -----------       ------            -----      -----------  ------------
                                             -----------       ------            -----      -----------  ------------

                      ANTEON CORPORATION AND SUBSIDIARIES
          (A MAJORITY-OWNED SUBSIDIARY OF AZIMUTH TECHNOLOGIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1998 AND 1997

                                                                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                                             -------------------------------------------------------
                                                                                                        CONSOLIDATED
                                                               ANTEON      GUARANTOR   NON- GUARANTOR      ANTEON
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW                CORPORATION  SUBSIDIARIES  SUBSIDIARIES    CORPORATION
                                                             -----------  -----------  ---------------  ------------
Net income (loss)..........................................   $   1,278          410            (49)          1,639
Adjustments to reconcile change in net income (loss) to net
  cash provided by operations:
    Minority interest in earnings of subsidiaries..........      --              (13)        --                 (13)
    Depreciation and amortization..........................         843           42             10             895
    Goodwill amortization..................................         742       --             --                 742
    Amortization of noncompete agreements..................       2,286       --             --               2,286
    Amortization of deferred financing and contract costs..       1,209       --             --               1,209
    Loss on disposal of equipment..........................          16            5         --                  21
    Deferred income taxes..................................        (943)      --             --                (943)
Changes in assets and liabilities:
    Due from parent........................................        (531)      --             --                (531)
    (Increase) decrease in accounts receivable.............       8,322        1,939           (175)         10,086
    Decrease in inventory..................................      (2,759)      --             --              (2,759)
    (Increase) decrease in prepaid and other assets........        (245)        (279)             6            (518)
    Decrease in other assets...............................         414       --             --                 414
    Increase (decrease) in accounts payable and accrued
      expenses.............................................       3,403       (1,857)            20           1,566
    Increase (decrease) in other term liabilities..........        (378)         274            104          --
                                                             -----------  -----------         -----     ------------
Net cash provided by operating activities..................   $  13,657    $     521      $     (84)     $   14,094
                                                             -----------  -----------         -----     ------------
Cash flows from investing activities:
    Purchases of property and equipment....................        (796)          (1)           (20)           (817)
    Acquisition of Vector Data, net of cash................     (17,239)      --             --             (17,239)
                                                             -----------  -----------         -----     ------------
Net cash used in investing activities......................   $ (18,035)   $      (1)     $     (20)     $  (18,056)

Cash flow from financing activities
    Proceeds from bank notes payable.......................     199,300       --             --             199,300
    Principal payments on bank notes payable...............    (194,800)      --             --            (194,800)
    Initial Capitalization of Vector U.K...................      --             (121)           121          --
                                                             -----------  -----------         -----     ------------
Net cash provided by financing activities..................   $   4,500    $    (121)     $     121      $    4,500
                                                             -----------  -----------         -----     ------------
Net increase (decrease) in cash............................         122          399             17             538
Cash, beginning of year....................................         (78)         192         --                 114
                                                             -----------  -----------         -----     ------------
Cash, end of year..........................................   $      44    $     591      $      17      $      652
                                                             -----------  -----------         -----     ------------
                                                             -----------  -----------         -----     ------------

                                TECHMATICS, INC.

                      UNAUDITED CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1998

                                         ASSETS

CURRENT ASSETS
  Cash...................................................................................  $  691,656
  Accounts receivable:
    Billed...............................................................................  15,321,788
    Unbilled.............................................................................   5,323,289
  Prepaid expenses and other.............................................................     810,362
  Notes receivable from employees........................................................     302,725
                                                                                           ----------
TOTAL CURRENT ASSETS.....................................................................  22,449,820

PROPERTY AND EQUIPMENT
  Computer equipment.....................................................................   4,954,820
  Furniture and equipment................................................................   1,907,799
  Real property..........................................................................     155,517
  Leasehold improvements.................................................................     251,752
  Automobiles............................................................................      60,529
                                                                                           ----------
                                                                                            7,330,417
  Less accumulated depreciation and amortization.........................................  (4,959,689)
                                                                                           ----------
PROPERTY AND EQUIPMENT, NET..............................................................   2,370,728

NONCURRENT ASSETS
  Other assets...........................................................................   1,191,226
  Net assets of discontinued operations..................................................     430,496
                                                                                           ----------
TOTAL ASSETS.............................................................................  $26,442,270
                                                                                           ----------
                                                                                           ----------

                          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Line of credit.........................................................................  $1,856,400
  Accounts payable.......................................................................   2,989,550
  Accrued expenses.......................................................................   6,779,167
  State income taxes payable.............................................................      66,426
                                                                                           ----------
TOTAL CURRENT LIABILITIES................................................................  11,691,543
                                                                                           ----------

DEFERRED RENT, net of current portion....................................................      35,932

DEFERRED STATE INCOME TAXES..............................................................     101,382

OTHER LONG-TERM LIABILITIES..............................................................   1,273,992
                                                                                           ----------
TOTAL LIABILITIES........................................................................  13,102,849

COMMITMENTS AND CONTINGENCIES............................................................

STOCKHOLDERS' EQUITY
  Common stock
    Class A, voting, $0.01 par value, 2,500,000 shares authorized, 1,463,334 shares
     issued and outstanding..............................................................      14,633
    Class A, nonvoting, $0.01 par value, 7,500,000 shares authorized, 658,066 shares
     issued and outstanding..............................................................       6,580
  Additional paid-in capital.............................................................     473,924
  Retained earnings......................................................................  12,844,284
                                                                                           ----------
TOTAL STOCKHOLDERS' EQUITY...............................................................  13,339,421
                                                                                           ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...............................................  $26,442,270
                                                                                           ----------
                                                                                           ----------

   The accompanying notes are an integral part of these unaudited statements.

                                TECHMATICS, INC.

                 UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS

                                                                                           NINE MONTHS ENDED
                                                                                               MARCH 31,
                                                                                     -----------------------------
                                                                                         1998            1997
                                                                                     -------------  --------------

CONTRACT REVENUES..................................................................  $  51,389,599  $   39,683,673

CONTRACT AND ADMINISTRATIVE COSTS..................................................     48,068,972      37,587,445
                                                                                     -------------  --------------
                                                                                         3,320,627       2,096,228

INTEREST EXPENSE, net of interest income of $0 and $104,391 for the nine months
 ended March 31, 1998 and 1997, respectively.......................................       (195,505)         98,020
                                                                                     -------------  --------------
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES............................      3,125,122       2,194,248

PROVISION FOR INCOME TAXES.........................................................             --              --
                                                                                     -------------  --------------
NET EARNINGS FROM CONTINUING OPERATIONS............................................      3,125,122       2,194,248
DISCONTINUED OPERATIONS:
  Loss from operations of TIAC.....................................................             --      (1,509,885)
                                                                                     -------------  --------------
NET EARNINGS.......................................................................  $   3,125,122  $      684,363
                                                                                     -------------  --------------
                                                                                     -------------  --------------

   The accompanying notes are an integral part of these unaudited statements.

                                TECHMATICS, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           NINE MONTHS ENDED
                                                                                               MARCH 31,
                                                                                      ----------------------------
                                                                                          1998           1997
                                                                                      -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings from continuing operations...........................................  $   3,125,122  $   2,194,248
  Loss from operations of discontinued subsidiary...................................       --           (1,509,885)
                                                                                      -------------  -------------
  Net earnings......................................................................      3,125,122        684,363
  Adjustments to reconcile net earnings to net cash provided by operating activities
    Depreciation and amortization...................................................        866,245        956,723
    Changes in assets and liabilities
      Increase in accounts receivable...............................................     (4,761,127)      (602,742)
      Decrease (increase) in prepaid expenses and other assets......................        (78,980)       659,034
      Decrease in other assets......................................................        140,460        102,164
      Decrease in net assets of discontinued operations.............................        130,933       --
      Decrease in accounts payable..................................................       (599,228)    (1,302,419)
      Increase in accrued expenses..................................................      1,902,047        837,009
      (Decrease) increase in state income taxes payable.............................             36        (35,000)
      Decrease in long-term deferred rent...........................................         (8,185)       (58,205)
      Increase in other long-term liabilities.......................................        148,575        179,286
                                                                                      -------------  -------------
NET CASH PROVIDED BY OPERATING ACTIVITIES...........................................        865,898      1,420,213
                                                                                      -------------  -------------
CASH FLOWS USED IN INVESTING ACTIVITIES
  Purchases of property and equipment...............................................       (544,322)    (1,472,244)
  Distributions on note receivable..................................................       (302,725)      --
  Proceeds from sale of investments.................................................       --            2,287,484
  Purchases of investments, net.....................................................       --             --
                                                                                      -------------  -------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES.................................       (847,047)       815,240
                                                                                      -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings (repayments) under line-of-credit agreement........................        329,600      1,665,100
  Proceeds from exercise of stock options...........................................       --               38,171
  Repurchase of common stock........................................................       --              (69,723)
  Distribution to shareholders......................................................       --           (2,545,000)
  Dividends paid to shareholders....................................................       --           (1,250,000)
                                                                                      -------------  -------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.................................        329,600     (2,161,452)
                                                                                      -------------  -------------
NET INCREASE IN CASH................................................................        348,451         74,001
CASH AT BEGINNING OF PERIOD.........................................................        343,205        117,730
                                                                                      -------------  -------------
CASH AT END OF PERIOD...............................................................  $     691,656  $     191,731
                                                                                      -------------  -------------
                                                                                      -------------  -------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for--
    Income taxes....................................................................  $    --        $      35,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------
    Interest........................................................................  $     195,277  $      29,901
                                                                                      -------------  -------------
                                                                                      -------------  -------------

   The accompanying notes are an integral part of these unaudited statements.

                                TECHMATICS, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1998

NOTE 1--UNAUDITED INTERIM FINANCIAL INFORMATION

    The unaudited consolidated balance sheet, statements of earnings and cash flows as of March 31, 1998 and for the nine months ended March 31, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the interim period are not necessarily indicative of the results that may be expected for any future period, including the year ending June 30, 1998.

NOTE 2--INCOME TAXES

    Through March 31, 1998, the Company continued its election to be treated as an S Corporation for federal and certain state income tax purposes. Accordingly, the accompanying unaudited consolidated statements of earnings show no provision for federal income taxes. State income taxes in those states that do not recognize the Company's S Corporation status were not significant.

NOTE 3--SUBSEQUENT EVENT--DISCONTINUED OPERATIONS OF TECHMATICS INFORMATION ALLIANCE AND COMMUNICATIONS (TIAC)

    On July 1, 1997, the Company adopted a formal plan to discontinue the operations of Techmatics Information Alliance and Communications (TIAC). TIAC was a provider of information services to commercial customers, principally related to the Internet. Certain assets were sold for cash to an unrelated third party. Other assets were liquidated in the ordinary course of business. Assets disposed of consisted primarily of accounts receivable, supplies and equipment.

    The results of operations of TIAC for the nine months ended March 31, 1997 have been reported as discontinued operations. Net sales for TIAC for the nine months ended March 31, 1998 and 1997 were $0 and approximately $690,000, respectively.

NOTE 4--SUBSEQUENT EVENT

    Effective May 29, 1998, all of the Company's outstanding common stock was acquired by Anteon Corporation, a privately-held company that provides professional services primarily to the U.S. Government and its agencies.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
TECHMATICS, Inc.

    We have audited the accompanying consolidated balance sheet of TECHMATICS, Inc., and subsidiary as of June 30, 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of TECHMATICS, Inc., and subsidiary as of June 30, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Grant Thornton LLP

Vienna, Virginia
August 8, 1997 (except for Note C,
  as to which the date is August 31, 1997)

                                TECHMATICS, INC.

                           CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1997

                                         ASSETS

CURRENT ASSETS
  Cash...................................................................................  $  343,205
  Accounts receivable
    Billed...............................................................................  12,598,142
    Unbilled.............................................................................   3,285,808
  Prepaid expenses and other.............................................................     617,653
  Notes receivable from employees........................................................     113,729
                                                                                           ----------
TOTAL CURRENT ASSETS.....................................................................  16,958,537

PROPERTY AND EQUIPMENT
  Computer equipment.....................................................................   4,539,084
  Furniture and equipment................................................................   1,809,120
  Real property..........................................................................     155,517
  Leasehold improvements.................................................................     375,952
                                                                                           ----------
                                                                                            6,879,673
  Less accumulated depreciation and amortization.........................................  (4,187,022)
                                                                                           ----------
PROPERTY AND EQUIPMENT, NET..............................................................   2,692,651

NONCURRENT ASSETS
  Other assets...........................................................................   1,331,686
  Net assets of discontinued operations..................................................     708,324
                                                                                           ----------
TOTAL ASSETS.............................................................................  $21,691,198
                                                                                           ----------
                                                                                           ----------

                          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Line of credit.........................................................................  $1,526,800
  Accounts payable.......................................................................   3,588,778
  Accrued expenses.......................................................................   4,877,120
  State income taxes payable.............................................................      66,390
                                                                                           ----------
TOTAL CURRENT LIABILITIES................................................................  10,059,088

DEFERRED RENT, net of current portion....................................................      44,117

DEFERRED STATE INCOME TAXES..............................................................     101,382

OTHER LONG-TERM LIABILITIES..............................................................   1,125,417
                                                                                           ----------
TOTAL LIABILITIES........................................................................  11,330,004

COMMITMENTS AND CONTINGENCIES............................................................

STOCKHOLDERS' EQUITY
  Common stock
    Class A, voting, $0.01 par value, 2,500,000 shares authorized, 1,463,334 shares
     issued and outstanding..............................................................      14,633
    Class A, nonvoting, $0.01 par value, 7,500,000 shares authorized, 658,066 shares
     issued and outstanding..............................................................       6,580
    Additional paid-in capital...........................................................     473,924
    Retained earnings....................................................................   9,866,057
                                                                                           ----------
TOTAL STOCKHOLDERS' EQUITY...............................................................  10,361,194
                                                                                           ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...............................................  $21,691,198
                                                                                           ----------
                                                                                           ----------

        The accompanying notes are an integral part of these statements.

                                TECHMATICS, INC.

                       CONSOLIDATED STATEMENT OF EARNINGS

                            YEAR ENDED JUNE 30, 1997

CONTRACT REVENUE...............................................................  $56,676,949

CONTRACT AND ADMINISTRATIVE COSTS..............................................  52,882,124
                                                                                 ----------
                                                                                  3,794,825

INTEREST INCOME, net of interest expense of $29,901............................      78,300

OTHER EXPENSES.................................................................    (308,594)
                                                                                 ----------
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES........................   3,564,531

PROVISION FOR INCOME TAXES.....................................................      29,278
                                                                                 ----------
NET EARNINGS FROM CONTINUING OPERATIONS........................................   3,535,253

DISCONTINUED OPERATIONS
  Loss from operations of TIAC, net of income taxes of $27,235.................  (2,231,731)
  Loss on disposal of TIAC, including provision of operating losses of $149,459
    during phase-out period, net of income tax benefit of $9,385...............    (786,596)
                                                                                 ----------
NET EARNINGS...................................................................  $  516,926
                                                                                 ----------
                                                                                 ----------

        The accompanying notes are an integral part of these statements.

                                TECHMATICS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                            YEAR ENDED JUNE 30, 1997

                                          COMMON STOCK
                           -------------------------------------------
                                  VOTING               NONVOTING        ADDITIONAL
                           ---------------------  --------------------    PAID-IN      RETAINED
                             SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL      EARNINGS         TOTAL
                           ----------  ---------  ---------  ---------  -----------  -------------  -------------
Balance at June 30,
 1996....................   1,463,334  $  14,633    616,526  $   6,165  $   384,630  $  13,189,301  $  13,594,729
Exercise of Stock
 Options.................          --         --     60,540        605      114,424             --        115,029
Stock Repurchased and
 Canceled................          --         --    (19,000)      (190)     (25,130)       (45,170)       (70,490)
Distributions to
 Shareholders............          --         --         --         --           --     (2,545,000)    (2,545,000)
Dividends Paid...........          --         --         --         --           --     (1,250,000)    (1,250,000)
Net Income...............          --         --         --         --           --        516,926        516,926
                           ----------  ---------  ---------  ---------  -----------  -------------  -------------
Balance at June 30,
 1997....................   1,463,334  $  14,633    658,066  $   6,580  $   473,924  $   9,866,057  $  10,361,194
                           ----------  ---------  ---------  ---------  -----------  -------------  -------------
                           ----------  ---------  ---------  ---------  -----------  -------------  -------------

        The accompanying notes are an integral part of these statements.

                                TECHMATICS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                            YEAR ENDED JUNE 30, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings from continuing operations.......................................  $3,535,253
  Loss from operations of discontinued subsidiary, TIAC.........................  (2,231,731)
  Loss on disposal of subsidiary................................................    (786,596)
                                                                                  ----------
  Net earnings..................................................................     516,926
                                                                                  ----------
  Adjustments to reconcile net earnings to net cash provided by operating activities
    Loss on disposal of property and equipment..................................       7,274
    Depreciation and amortization...............................................   1,200,685
    Provision for deferred state income taxes...................................      (4,990)
    Changes in assets and liabilities
      Increase in accounts receivable...........................................  (2,238,902)
      Decrease in prepaid expenses and other assets.............................     386,059
      Decrease in other assets..................................................       3,552
      Increase in net assets of discontinued operations.........................     (53,398)
      Increase in accounts payable..............................................   1,327,301
      Increase in accrued expenses..............................................   1,054,482
      Decrease in state income taxes payable....................................        (732)
      Decrease in long-term deferred rent.......................................     (14,088)
      Increase in other long-term liabilities...................................     230,625
                                                                                  ----------
Total Adjustments...............................................................   1,897,868
                                                                                  ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES.......................................   2,414,794
                                                                                  ----------
CASH FLOWS USED IN INVESTING ACTIVITIES
  Purchases of property and equipment...........................................  (2,322,816)
  Repayments on note receivable.................................................      (7,193)
  Proceeds from sale of investments.............................................   2,351,093
                                                                                  ----------
NET CASH USED IN INVESTING ACTIVITIES...........................................      21,084
                                                                                  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings under line-of-credit agreement.................................  $1,526,800
  Proceeds from exercise of stock options.......................................     151,654
  Repurchase of common stock....................................................     (70,490)
  Distribution to shareholders..................................................  (2,545,000)
  Dividends paid to shareholders................................................  (1,250,000)
                                                                                  ----------
NET CASH USED IN FINANCING ACTIVITIES...........................................  (2,187,036)
                                                                                  ----------
NET INCREASE IN CASH............................................................     248,842
CASH AT BEGINNING OF YEAR.......................................................      94,363
                                                                                  ----------
CASH AT END OF YEAR.............................................................  $  343,205
                                                                                  ----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for--
    Income taxes................................................................  $   35,000
                                                                                  ----------
    Interest....................................................................  $   29,901
                                                                                  ----------
                                                                                  ----------

        The accompanying notes are an integral part of these statements.

                                TECHMATICS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

    TECHMATICS, Inc. (the Company), was incorporated March 15, 1982, under the laws of the Commonwealth of Virginia for the purpose of engaging in a consulting business. The Company specializes in engineering, management, and information technology services primarily for agencies of the U.S. government. Services are also provided to commercial enterprises.

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of TECHMATICS, Inc., and its wholly owned subsidiary. Material intercompany accounts and transactions have been eliminated.

REVENUE FROM CONTRACTS

    Most of the Company's revenue is generated from cost-plus fixed fee level of effort contracts, which require the Company to perform agreed-upon amounts of labor hours within specified categories and skill levels. In return, the Company receives reimbursement of its direct and indirect costs of contract performance, within stipulated limits, plus a negotiated fixed fee representing the Company's gross profit. Revenue derived from this type of contract totaled 86% of revenue for fiscal year 1997 and is recognized on the basis of reimbursable costs incurred plus a pro rata portion of fees earned.

    Revenue on time-and-materials contracts totaled 6% of revenue for fiscal year 1997 and is recognized on the basis of direct-labor hours and reimbursable materials costs incurred. Revenue on fixed-price contracts totaled 8% of revenue for fiscal year 1997 and is recorded on the percentage-of-completion method based upon costs incurred in relation to total estimated costs. Losses are recorded in full when determinable.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Expenditures for maintenance, repairs, and improvements which do not materially extend the useful lives of assets are expensed as incurred. The Company depreciates its property and equipment using primarily the straight-line method based on estimated useful lives of assets. Certain computer equipment is depreciated using accelerated methods. Leasehold improvements are amortized over the shorter of the terms of the respective leases or the estimated useful lives. Estimated useful lives of property and equipment and leasehold improvements are as follows:

Computer equipment..........................  3-5 years
Furniture and equipment.....................  4-5 years
                                              Lesser of lease term or useful
Leasehold improvements......................  life
Real property...............................  30 years

INCOME TAXES

    The accompanying consolidated financial statements are presented on the accrual basis of accounting, which recognizes income when earned and recognizes costs and expenses when incurred, as required by generally accepted accounting principles. However, for tax reporting purposes, the Company computes its

                                TECHMATICS, INC.

                                 JUNE 30, 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) income or loss on the cash basis, wherein income is recognized when collected in cash, and costs and expenses are recognized as cash is paid.

    The Company has elected S corporation status for federal and certain state income tax purposes. Under such election, the taxable income or loss of the Company is apportioned among the Company's stockholders, based upon their percentage of ownership during the year, and included in the individual tax returns of the stockholders. Therefore, the accompanying consolidated statement of earnings shows no provision by the Company for federal income taxes. For the year ended June 30, 1997, the Company has recorded a provision of $29,278, for income taxes, in certain states that do not recognize the Company's S status or in which the Company chose not to elect S status.

    The Company intends to terminate its S election effective January 1, 1998. If the Company had elected to terminate the S status at June 30, 1997, the Company would have recorded a one-time charge against income from continuing operations of approximately $4,000,000. The charge will reflect a deferred income tax liability arising as a result of cumulative differences between financial statement and income tax reporting, principally relating to the adjustments from the accrual method to the cash method of accounting.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

    In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Loss on discontinued operations of the subsidiary (see Note C) includes estimated costs to dispose of the subsidiary during the phase-out period, net of any income tax benefits resulting from the discontinuance of operations. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    At June 30, 1997, the Company's carrying value of financial instruments approximated fair value. Carrying amounts for accounts receivable, notes receivable, accounts payable, line of credit and deferred income taxes approximate fair value because of the short maturity of such instruments.

NOTE B--UNBILLED ACCOUNTS RECEIVABLE

    Unbilled accounts receivable represent revenue recognized for work performed but not billed at year-end. Unbilled amounts at June 30, 1997, are expected to be billed in 1997 and thereafter. Amounts

                                TECHMATICS, INC.

                                 JUNE 30, 1997

NOTE B--UNBILLED ACCOUNTS RECEIVABLE (CONTINUED) expected to be collected after 1997 have been classified as current assets in accordance with industry practice. Unbilled amounts consist of the following as of June 30, 1997:

Billings in progress............................................  $1,324,107
Fee retentions..................................................    974,222
Costs in excess of provisional billing rates....................    450,284
Costs incurred and fees recorded on existing contracts prior to execution of contract modification............................  1,248,994
                                                                  ---------
                                                                  3,997,607
Less allowance for doubtful accounts............................   (711,799)
                                                                  ---------
                                                                  $3,285,808
                                                                  ---------
                                                                  ---------

    Certain unbilled receivables are not billable until a review of costs incurred is performed by the Defense Contract Audit Agency (DCAA). Amounts included in unbilled accounts receivable expected to be collected within one year totaled $2,573,101 at June 30, 1997.

NOTE C--INVESTMENT IN AFFILIATE

    In May 1995, the Company formed TECHMATICS Information Alliance and Communications (TIAC), a Virginia limited liability company. TIAC provides customers with information services, principally related to the Internet. The Company invested $100,000 in the purchase of a 78% interest in TIAC, and agreed to advance working capital funds as required by TIAC. In accordance with generally accepted accounting principles, a minority interest in TIAC is not recorded, as losses related to the minority interest exceed its equity in TIAC.

    On July 1, 1997, the Company adopted a formal plan to discontinue the operations of TIAC. On August 31, 1997, the Company disposed of TIAC. Assets disposed of consisted primarily of accounts receivable; supplies; and property, plant and equipment.

    As of August 8, 1997, the operations are in the process of termination. Certain assets were sold for cash to an unrelated third party. The remaining assets and liabilities are being liquidated in the normal course of business.

    The Company had guaranteed a lease for space in which TIAC conducted its operations. The remaining obligations under the original terms of the lease are approximately $478,000, payable monthly through February 28, 2001. The Company has entered into a sublease for the space and has recognized a loss of approximately $118,000, representing the difference between the Company's obligation on the lease and the estimated future income from the sublease.

    Additionally, in connection with the discontinuation of operations and resulting employment terminations, the Company has accrued $155,000 of severance pay.

    The loss arising from the discontinued operations is $786,596 (net of income tax benefit of $9,385) representing the loss on sale and liquidation of assets of TIAC, and a provision of $149,459 for operating losses during the phase-out period from July 1, 1997, through August 31, 1997.

                                TECHMATICS, INC.

                                 JUNE 30, 1997

NOTE C--INVESTMENT IN AFFILIATE (CONTINUED)
    Operating results of TIAC for the year ended June 30, 1997, are shown separately in the accompanying statements of earnings.

    Net sales of TIAC for 1997 were $812,239. The amounts are not included in net sales in the accompanying income statements.

    Assets and liabilities of TIAC consisted of the following at June 30, 1997:

Cash..............................................................  $  63,147
Accounts receivable...............................................    264,366
Prepaids and other................................................     56,882
Deferred tax benefit..............................................     29,616
Net property, plant and equipment.................................    390,284
Other noncurrent assets...........................................     11,177
                                                                    ---------
    Total assets..................................................    815,472
                                                                    ---------
Accounts payable..................................................     30,147
Accrued expenses..................................................     20,102
Other noncurrent liabilities......................................     56,899
                                                                    ---------
    Total liabilities.............................................    107,148
                                                                    ---------
Net assets disposed of............................................  $ 708,324
                                                                    ---------
                                                                    ---------

    Assets are shown at their expected net realizable values; short-term notes payable are shown at their face amounts.

    Net assets to be disposed of, at expected net realizable values, have been separately classified in the accompanying balance sheet at June 30, 1997.

                                TECHMATICS, INC.

                                 JUNE 30, 1997

NOTE D--STOCKHOLDERS' EQUITY AND STOCK OPTIONS

STOCK OPTIONS

    The Company has an employee stock option plan for key employees. The plan was adopted in 1993, replacing a similar plan previously in effect since 1989. Shares optioned under both the 1989 and 1993 plans are nonvoting common stock, par value of $0.01 each. The 1993 plan provides for the issuance of a maximum of 1,300,000 shares. The Company values options at book value which approximates market.

                                                                  SHARES UNDER     EXERCISE
                                                                     OPTION          PRICE
                                                                  -------------  -------------
Balance, June 30, 1996..........................................       467,190   $ 1.90 - 4.00
  Granted.......................................................            --              --
  Exercised.....................................................       (60,540)    1.90 - 1.90
  Canceled......................................................       (33,200)    1.90 - 4.00
                                                                  -------------
Balance, June 30, 1997..........................................       373,450   $ 2.59 - 4.00
                                                                  -------------  -------------
                                                                  -------------  -------------

    As of June 30, 1997, 140,330 options are exercisable.

STOCK REPURCHASE AGREEMENT

    Common stock is subject to a stock repurchase agreement whereby the Company has the right of first refusal for any stock offered for sale by a stockholder or upon termination of employment or death of a stockholder.

NOTE E--LINE OF CREDIT AND BANKING ARRANGEMENTS

    The Company maintains a line of credit for borrowings of up to $8,000,000. Principal is payable upon demand and interest is calculated using the 30-day LIBOR rate plus 225 basis points. The LIBOR rate was 7.94% at June 30, 1997. Borrowings are collateralized by accounts receivable. As of June 30, 1997, the Company had drawn $1,526,800 on the line of credit, net of repayments.

    The Company's principal disbursing accounts are maintained on a zero-balance basis, wherein the bank invests any balances on hand daily in short-term securities. In the event that checks presented for payment exceed available balances, the bank advances necessary funds pursuant to the line-of-credit agreement. As of June 30, 1997 the Company had issued checks in the aggregate amounts of approximately $1,446,000 which amounts are classified as accounts payable in the accompanying consolidated balance sheets.

                                TECHMATICS, INC.

                                 JUNE 30, 1997

NOTE F--ACCRUED EXPENSES

    Accrued expenses consist of the following at June 30, 1997:

Salaries and related expenses...................................  $1,466,614
Accrued vacation................................................  1,469,536
Accrued 401(k) contribution expenses............................    281,456
Accrued subcontractor costs.....................................    664,700
Health claims...................................................    106,852
Deferred rent, current portion..................................      5,000
Estimated expenses on disposal of discontinued operations.......    587,050
Other accrued expenses..........................................    295,912
                                                                  ---------
                                                                  $4,877,120
                                                                  ---------
                                                                  ---------

NOTE G--COMMITMENTS AND CONTINGENCIES

CONTRACTS

    Substantially all payments to the Company under cost-reimbursable contracts and subcontracts are provisional reimbursements of claimed cost and the pro rata portion of the fixed fee thereon. Eligibility of the costs for reimbursement is subject to annual audits by the DCAA. Audits of fiscal years 1994 through 1996 have not been finalized, and the audit of fiscal year 1997 has not yet begun.

    Management believes resolution of the audits will have no material effect upon the financial position of the Company or the results of future operations.

LEASE COMMITMENTS

    The Company is obligated as lessee under certain noncancelable operating leases, primarily for office space required by its Northern Virginia headquarters and principal operating locations.

    Future minimum rent payments under the leases consist of the following:

                                                                    CONTINUING    DISCONTINUED
YEAR ENDING JUNE 30,                                                OPERATIONS     OPERATIONS
-----------------------------------------------------------------  -------------  ------------
1998.............................................................  $   3,288,378   $   22,670
1999.............................................................      3,246,829           --
2000.............................................................      3,133,822           --
2001.............................................................      3,037,693           --
2002.............................................................      2,918,882           --
Thereafter.......................................................        153,001           --
                                                                   -------------  ------------
                                                                   $  15,778,605   $   22,670
                                                                   -------------  ------------
                                                                   -------------  ------------

    The leases for office space allow for annual rent adjustments based on the change in the U.S. Consumer Price Index and additional rent assessments as specified in the lease terms.

                                TECHMATICS, INC.

                                 JUNE 30, 1997

NOTE G--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company subleases part of its office space to a related party under a sublease agreement. Rent expense totaled $2,742,228 for 1997.

NOTE H--BENEFIT PLANS

    Eligible employees of the Company may participate in a 401(k) savings plan whereby employees may elect to make contributions pursuant to a salary reduction agreement upon meeting age and length-of-service requirements. The directors, at their discretion, elected to contribute to the 401(k) savings plan approximately $436,000 for the plan year ended December 31, 1996. The Company accrued a liability of approximately $281,000 for the period from January 1, 1997, through June 30, 1997.

    The Company has adopted a deferred compensation plan which provides retirement and death benefits to certain officers of the Company. The plan is funded by split-dollar life insurance policies for which the Company makes the payments. In return, the officer, who is the owner of the policy, assigns certain rights in the policy to secure the payments made by the Company, and the Company is to receive a return of its funds before other benefits are paid. Accordingly, the Company has recorded deposits of $1,115,000 at June 30, 1997.

    The Company expects to pay out the amount of the deposits, when returned by the insurance company in the future, to the officers covered as deferred compensation, and intends to fund the plan for the required number of years. In the event the Company were to discontinue funding the plan, some or all the deposit may not be realized, depending on the cash surrender value of the policies. The cash surrender value of the policies at June 30, 1997, was $664,800.

    The plan premium paid by the Company is recorded as a deposit with a corresponding deferred compensation liability recorded at the present value of the future benefits to be paid by the Company. In computing the present value of the future benefits, the discount rate used is equal to the interest rate as determined by the Secretary of the Treasury at fiscal year-end. At the end of the plan period, the aggregate amount accrued will be equal to the present value of the benefits expected to be provided to the employees.

    The plan premiums of $228,000 were paid for the year ended June 30, 1997. The deferred compensation liability accrued was $1,115,000 for the year ended June 30, 1997.

NOTE I--RELATED PARTY TRANSACTIONS

    The Company leases office space to a corporation, the owner of which is a director of the Company. Total lease payments received under the lease amounted to approximately $44,000 in 1997. Sublease income received by the Company is recorded as a reduction to rent expense. The Company also has various contracts and subcontracts with the same corporation. Costs paid to the related party totaled approximately $372,200 in 1997.

    The Company has a computer purchase program under which it makes noninterest-bearing loans between $500 and $3,000 to employees for the purchase of computer equipment and related items. The loans are repayable through payroll deduction over a maximum of three years. As of June 30, 1997, aggregate outstanding balances of such loans totaled approximately $231,600. The amount currently due is included in "notes receivable from employees" and the long-term portion is included in "other assets" in the accompanying balance sheet.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
TECHMATICS, Inc.:

    We have audited the accompanying consolidated balance sheets of TECHMATICS, Inc. (a Virginia corporation), and subsidiary as of June 30, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TECHMATICS, Inc., and subsidiary as of June 30, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                   ARTHUR ANDERSEN LLP

Washington, D.C.
August 6, 1996 (except with respect to the matter discussed in
            Note 10, as to which the date is July 1, 1997)

                        TECHMATICS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                          AS OF JUNE 30, 1996 AND 1995

                                                                                         1996           1995
                                                                                     -------------  -------------
                                                     ASSETS
CURRENT ASSETS:
  Cash.............................................................................  $      94,363  $      62,254
  Investments......................................................................      2,351,093             --
  Accounts receivable-
    Billed.........................................................................     12,802,214     15,265,709
    Unbilled (Note 2)..............................................................        842,834      1,431,288
  Prepaid expenses and other.......................................................      1,003,712        434,867
  Notes receivable from employees (Note 9).........................................        106,536        127,565
                                                                                     -------------  -------------
      Total current assets.........................................................     17,200,752     17,321,683
                                                                                     -------------  -------------
PROPERTY AND EQUIPMENT:
  Computer equipment...............................................................      2,846,234      2,372,709
  Furniture and equipment..........................................................      1,351,250      1,197,900
  Real property....................................................................        155,517        155,517
  Leasehold improvements...........................................................        172,102        163,809
  Automobiles......................................................................         39,028             --
                                                                                     -------------  -------------
      Total cost...................................................................      4,564,131      3,889,935
  Less- Accumulated depreciation and amortization..................................     (2,986,337)    (2,117,093)
                                                                                     -------------  -------------
      Net property and equipment...................................................      1,577,794      1,772,842
                                                                                     -------------  -------------
OTHER ASSETS.......................................................................      1,335,238      1,132,242
Net assets of discontinued operations (Note 10)....................................        654,926             --
                                                                                     -------------  -------------
TOTAL ASSETS.......................................................................  $  20,768,710  $  20,226,767
                                                                                     -------------  -------------
                                                                                     -------------  -------------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.................................................................  $   2,261,477  $   2,740,239
  Accrued expenses (Note 4)........................................................      3,786,013      1,874,834
  Line of credit (Note 5)..........................................................             --      1,260,000
  Deferred revenue.................................................................             --         21,104
  Deferred state income taxes......................................................         67,122             --
                                                                                     -------------  -------------
      Total current liabilities....................................................      6,114,612      5,896,177
                                                                                     -------------  -------------
Deferred state income taxes........................................................        106,372        162,940
Deferred rent, net of current portion..............................................         58,205        131,615
Other long-term liabilities........................................................        894,792        690,329
                                                                                     -------------  -------------
      Total liabilities............................................................      7,173,981      6,881,061
                                                                                     -------------  -------------
Commitments and contingencies (Note 6)
STOCKHOLDERS' EQUITY:
  Common stock (Note 7):
    Class A, voting, $0.01 par value, 2,500,000 shares authorized, 1,463,334 and
      1,530,000 shares issued and outstanding, respectively........................         14,633         15,300
    Class A, nonvoting, $0.01 par value, 7,500,000 shares authorized, 616,526 and
      574,186 shares issued and outstanding, respectively..........................          6,165          5,742
    Additional paid-in capital.....................................................        384,630        587,701
    Retained earnings..............................................................     13,189,301     12,736,963
                                                                                     -------------  -------------
      Total stockholders' equity...................................................     13,594,729     13,345,706
                                                                                     -------------  -------------
      Total liabilities and stockholders' equity...................................  $  20,768,710  $  20,226,767
                                                                                     -------------  -------------
                                                                                     -------------  -------------

         The accompanying notes are an integral part of this statement.

                        TECHMATICS, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                   FOR THE YEARS ENDED JUNE 30, 1996 AND 1995

                                                                                         1996           1995
                                                                                     -------------  -------------
Contract revenues..................................................................  $  47,022,093  $  45,235,967
Contract and administrative costs..................................................     44,652,528     42,951,736
                                                                                     -------------  -------------
      Income from continuing operations............................................      2,369,565      2,284,231
Interest income, net of interest expense of $8,504 and $1,486 in 1996 and 1995.....        187,052        188,250
Other expenses.....................................................................             --        (40,955)
                                                                                     -------------  -------------
      Income from continuing operations before state income taxes..................      2,556,617      2,431,526
Provision for state income taxes, deferred.........................................        (35,797)       (32,484)
                                                                                     -------------  -------------
      Net income from continuing operations........................................  $   2,520,820  $   2,399,042
Discontinued Operations (Note 10)
      Loss from operations of TIAC, net of income tax benefit of $25,243...........     (2,068,482)            --
                                                                                     -------------  -------------
Net income.........................................................................  $     452,338  $   2,399,042
                                                                                     -------------  -------------
                                                                                     -------------  -------------

         The accompanying notes are an integral part of this statement.

                        TECHMATICS, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                   FOR THE YEARS ENDED JUNE 30, 1996 AND 1995

                                                     COMMON STOCK
                                      -------------------------------------------
                                             VOTING               NONVOTING        ADDITIONAL
                                      ---------------------  --------------------   PAID-IN      RETAINED
                                        SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL      EARNINGS         TOTAL
                                      ----------  ---------  ---------  ---------  ----------  -------------  -------------
Balance, June 30, 1994..............   1,530,000  $  15,300    455,356  $   4,554  $  505,780  $  10,913,238  $  11,438,872
  Exercise of stock options.........          --         --    127,780      1,278      91,402             --         92,680
  Stock repurchased and canceled....          --         --     (8,950)       (90)     (9,481)       (18,085)       (27,656)
  Dividends paid....................          --         --         --         --          --       (557,232)      (557,232)
  Net income........................          --         --         --         --          --      2,399,042      2,399,042
                                      ----------  ---------  ---------  ---------  ----------  -------------  -------------
Balance, June 30, 1995..............   1,530,000     15,300    574,186      5,742     587,701     12,736,963     13,345,706
                                      ----------  ---------  ---------  ---------  ----------  -------------  -------------
  Exercise of stock options.........          --         --     51,040        510      65,878             --         66,388
  Stock repurchased and canceled....     (66,666)      (667)    (8,700)       (87)   (268,949)            --       (269,703)
  Net income........................          --         --         --         --          --        452,338        452,338
                                      ----------  ---------  ---------  ---------  ----------  -------------  -------------
Balance, June 30, 1996..............   1,463,334  $  14,633    616,526  $   6,165  $  384,630  $  13,189,301  $  13,594,729
                                      ----------  ---------  ---------  ---------  ----------  -------------  -------------
                                      ----------  ---------  ---------  ---------  ----------  -------------  -------------

         The accompanying notes are an integral part of this statement.

                        TECHMATICS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                   FOR THE YEARS ENDED JUNE 30, 1996 AND 1995

                                                                                          1996           1995
                                                                                      -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income from continuing operations.............................................  $   2,546,063  $          --
  Loss from operations of discontinued subsidiary, TIAC (Note 10)...................     (2,093,725)            --
                                                                                      -------------  -------------
  Net income........................................................................        452,338      2,399,042
  Adjustments to reconcile net income to net cash provided by operating activities-
      Depreciation and amortization.................................................        875,277        687,961
      Provision for deferred state income taxes.....................................         10,554         32,484
      Loss on disposal of property and equipment....................................          1,691             --
      Decrease (increase) in accounts receivable....................................      3,051,949     (2,431,156)
      Increase in prepaid expenses and other current assets.........................       (697,625)       (44,625)
      Increase in other assets......................................................        (84,188)      (595,340)
      Increase in net assets of discontinued operations.............................       (601,277)            --
      Increase in accounts payable and accrued expenses.............................      1,499,896        257,563
      Increase (decrease) in deferred rent..........................................         58,205        (90,857)
      (Decrease) increase in deferred revenue.......................................        (21,104)        21,104
      Increase in other long-term liabilities.......................................         72,849        226,544
                                                                                      -------------  -------------
        Net cash provided by operating activities...................................      4,618,565        462,720
                                                                                      -------------  -------------
                                                                                      -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...............................................  $    (733,879) $  (1,150,789)
  Repayments (loans) on note receivable.............................................          7,486        (30,677)
  Purchases of investments, net.....................................................     (2,351,093)            --
                                                                                      -------------  -------------
        Net cash used in investing activities.......................................  $  (3,077,486) $  (1,181,466)
                                                                                      -------------  -------------
                                                                                      -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (repayments) borrowings under line of credit..................................  ($  1,260,000)     1,260,000
  Proceeds from issuance of common stock............................................         66,388         92,680
  Repurchase of common stock........................................................       (269,703)       (27,656)
  Dividends paid to shareholders....................................................             --       (557,232)
                                                                                      -------------  -------------
        Net cash (used in) provided by financing activities.........................  $  (1,463,315) $     767,792
                                                                                      -------------  -------------
                                                                                      -------------  -------------
NET INCREASE IN CASH................................................................         77,764         49,046
CASH, BEGINNING OF YEAR.............................................................         16,599         13,208
                                                                                      -------------  -------------
CASH, END OF YEAR...................................................................  $      94,363  $      62,254
                                                                                      -------------  -------------
                                                                                      -------------  -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for-
    Income taxes....................................................................  $          --  $         628
                                                                                      -------------  -------------
                                                                                      -------------  -------------
    Interest........................................................................  $       8,504  $       1,486
                                                                                      -------------  -------------
                                                                                      -------------  -------------

         The accompanying notes are an integral part of this statement.

                        TECHMATICS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          AS OF JUNE 30, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION

    TECHMATICS, Inc. (the "Company"), was incorporated on March 15, 1982, under the laws of the Commonwealth of Virginia for the purpose of engaging in a consulting business. The Company specializes in engineering, management and information technology services for the United States Navy and other customers.

REVENUES FROM CONTRACTS

    The preponderance of the Company's revenue is generated from cost-plus fixed fee contracts. This type of contract provides for the Company to perform agreed-upon numbers of labor hours within specified categories and skill levels. In return, the Company receives reimbursement of its direct and indirect costs of contract performance, within stipulated limitations, plus a negotiated fixed fee that represents the Company's gross profit. Revenue derived from this type of contract, 89 and 91 percent of total revenue for fiscal years 1996 and 1995, respectively, is recognized on the basis of reimbursable costs incurred plus a pro rata portion of fees earned.

    Revenue on time-and-material contracts (9 and 8 percent of total revenue for fiscal years 1996 and 1995, respectively) is recognized on the basis of direct-labor hours and reimbursable materials costs incurred. Revenue on fixed-price contracts (2 and 1 percent of total revenue for fiscal years 1996 and 1995, respectively) is recorded on the percentage-of-completion method based upon costs incurred in relation to total estimated costs. Losses are recorded in full when they become determinable.

    In 1995, one of the Company's U.S. government contracts represented 11 percent of total revenues.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Expenditures for maintenance, repairs and improvements which do not materially extend the useful lives of the assets are expensed as incurred. The Company depreciates its property and equipment primarily using the straight-line method based on the estimated useful lives of the assets. Certain computer equipment is depreciated using accelerated methods. Leasehold improvements are amortized over the shorter of the terms of the respective leases or the estimated useful lives. Estimated useful lives of property and equipment and leasehold improvements are as follows:

Computer equipment..................  3-5 years
Furniture and equipment.............  4-5 years
                                      Lesser of lease term or useful
Leasehold improvements..............  life
Real property.......................  30 years
Automobiles.........................  5 years

INCOME TAXES

    The accompanying financial statements are presented on the accrual basis of accounting. This method recognizes income when earned and recognizes costs and expenses when incurred, as is required by generally accepted accounting principles. For tax reporting purposes, however, the Company computes its income or loss on the cash basis, wherein income is recognized when collected in cash and costs and expenses are recognized as cash is paid therefor.

                        TECHMATICS, INC. AND SUBSIDIARY

                          AS OF JUNE 30, 1996 AND 1995

    The Company has elected to be treated as a "Subchapter S" corporation for Federal and state income tax purposes. Under this election, the taxable income or loss of the Company for fiscal year is apportioned among the Company's stockholders, based upon their percentage ownership during the year, and included in the individual tax returns of the stockholders. For this reason, the accompanying Consolidated Statement of Income shows no provision by the Company for Federal income taxes. For fiscal years 1996 and 1995, the Company has recorded a $10,554 and $32,484 provision, respectively, for state income taxes, because certain states do not recognize the Company's "Subchapter S" corporation status.

    Differences existing between net income for financial reporting purposes and for income tax purposes are caused primarily by the use of the cash versus accrual method of accounting and accelerated depreciation methods for tax purposes.

SHORT-TERM INVESTMENTS

    Short-term investments consist primarily of U.S. Treasury Bills and are stated at market which was identical to cost at June 30, 1996. In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the investments are classified as available-for-sale at year-end. There were no significant realized or unrealized gains or losses on these investments during the year.

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    At June 30, 1996 and 1995, the Company's carrying value of financial instruments approximated fair value. Carrying amounts for accounts receivable, notes receivable, accounts payable, line of credit and deferred income taxes approximated fair value due to the short maturity of these instruments.

                        TECHMATICS, INC. AND SUBSIDIARY

                          AS OF JUNE 30, 1996 AND 1995

2. UNBILLED ACCOUNTS RECEIVABLE:

    Unbilled accounts receivable represent revenues recognized for work performed but not billed at year-end. The balances consist of the following as of June 30:

                                                                        1996          1995
                                                                    ------------  ------------
Billings in progress..............................................  $    415,753  $    900,580
Fee retentions....................................................       715,710       799,728
Costs in excess of provisional billing rates......................       362,564       175,980
Costs incurred and fees recorded on existing contracts prior to
  execution of contract modifications.............................        60,606       129,740
                                                                    ------------  ------------
                                                                       1,554,633     2,006,028
Less- Reserve for uncollectible accounts..........................      (711,799)     (574,740)
                                                                    ------------  ------------
      Total.......................................................  $    842,834  $  1,431,288
                                                                    ------------  ------------
                                                                    ------------  ------------

    Certain unbilled receivables are not billable until a review of costs incurred is performed by the Defense Contract Audit Agency (the "DCAA," see Note
6). The amounts included in unbilled accounts receivable which are expected to be collected within a year equal $476,359 and $1,030,320 at June 30, 1996 and 1995, respectively.

3. INVESTMENT IN AFFILIATE:

    In May 1995, the Company formed a Virginia Limited Liability Company named "Techmatics Information Alliance and Communications, LLC" (the "LLC"). The LLC was formed to provide its customers with information services, principally related to the Internet. The Company invested $100,000 in the purchase of a 78% interest in the LLC and agreed to advance working capital funds as required by the LLC. In accordance with generally accepted accounting standards, a minority interest in the LLC is not recorded, as losses related to the minority interest exceeded its equity in the LLC. See Note 10 for discontinued operations discussion.

4. ACCRUED EXPENSES:

    Accrued expenses consist of the following at June 30:

                                                                        1996          1995
                                                                    ------------  ------------
Salaries and related expenses.....................................  $  1,396,828  $     90,804
Accrued vacation..................................................     1,324,685     1,087,097
Accrued 401(k) contribution expenses..............................       246,467       257,359
Health claims.....................................................       631,019       290,081
Deferred rent, current portion....................................        60,000        60,000
Other accrual expenses............................................       127,104        89,493
                                                                    ------------  ------------
                                                                    $  3,786,013  $  1,874,834
                                                                    ------------  ------------
                                                                    ------------  ------------

                        TECHMATICS, INC. AND SUBSIDIARY

                          AS OF JUNE 30, 1996 AND 1995

5. LINE OF CREDIT AND BANKING ARRANGEMENTS:

    The Company has a $8,000,000 bank line-of-credit agreement. The principal is payable upon demand and interest is calculated using the 30 day LIBOR rate plus 225 basis points and are collateralized by accounts receivable. As of June 30, 1996, the Company had not drawn on the line-of-credit.

    The Company's principal disbursing accounts are maintained on a zero-balance basis, wherein the bank invests any balances on hand at the close of a business day in short-term securities. In the event that checks presented for payment exceed available balances, the bank advances necessary funds pursuant to the line-of-credit agreement described in the preceding paragraph. As of June 30, 1996, the Company had issued checks in the aggregate amount of approximately $1,676,000, which had not been presented for payment; the corresponding amount as of June 30, 1995, was $2,218,000. These amounts are classified as accounts payable in the accompanying balance sheet for each of the respective dates.

6. COMMITMENTS AND CONTINGENCIES:

CONTRACTS

    Substantially all payments to the Company under cost-reimbursable contracts and subcontracts are provisional reimbursements of claimed cost and the pro rata portion of fixed fee thereon. Eligibility of these costs for reimbursement is subject to annual audits by the DCAA. The audits through June 30, 1989, have been finalized. Audit procedures for fiscal years 1990 through 1993 have been completed by the DCAA and the results thereof are in the process of negotiation and final settlement between the Company and the government. Audits of fiscal years 1994 through 1996 costs have not as yet begun.

    Management believes that resolution of these audits will not have a material effect upon the financial position of the Company or the results of future operations.

LEASE COMMITMENTS

    The Company is obligated as lessee under certain noncancelable operating leases, primarily for the office space required by its Northern Virginia headquarters and principal operating locations.

    Future minimum rent payments required under such leases are as follows:

YEAR ENDING JUNE 30,
1997...........................................................................  $   2,409,539
1998...........................................................................      2,160,098
1999...........................................................................      2,132,118
2000...........................................................................      2,125,829
2001...........................................................................      2,106,061
Thereafter.....................................................................      1,953,392
                                                                                 -------------
                                                                                 $  12,887,037
                                                                                 -------------
                                                                                 -------------

    The leases for office space allow for annual rent adjustments based on the change in the U.S. Consumer Price Index and additional rent assessments as specified in the lease terms.

    The Company subleases part of its office space to a related party under a sublease agreement. See Note 9 for sublease income received by the Company for 1996 and 1995.

                        TECHMATICS, INC. AND SUBSIDIARY

                          AS OF JUNE 30, 1996 AND 1995

    Rent expense for all operating leases, net of sublease payments, totaled $2,442,844 and $2,338,829 in 1996 and 1995, respectively.

7. STOCKHOLDERS' EQUITY AND STOCK OPTIONS:

STOCK OPTIONS

    The Company has an employee stock option plan for key employees. It was adopted in 1993, replacing a similar plan that had previously been in effect since 1989. The shares optioned under both the 1989 and the 1993 plan are nonvoting common stock, par value of $0.01 each. The 1993 plan provides for the issuance of a maximum of 1,300,000 shares.

                                                                                        SHARES UNDER    EXERCISE
                                                                                           OPTION         PRICE
                                                                                        -------------  -----------
Balance, June 30, 1994................................................................       343,980   $ 0.10-2.85
  Granted.............................................................................       179,800     3.09-3.40
  Exercised...........................................................................      (127,780)    0.10-1.90
  Canceled............................................................................        (3,020)    2.59-3.09
                                                                                        -------------  -----------
Balance, June 30, 1995................................................................       392,980   $ 1.35-3.40
  Granted.............................................................................       151,000     3.63-4.00
  Exercised...........................................................................       (51,040)    1.35-1.90
  Canceled............................................................................       (25,750)    2.59-3.63
                                                                                        -------------  -----------
Balance, June 30, 1996................................................................       467,190   $ 1.90-4.00
                                                                                        -------------  -----------
                                                                                        -------------  -----------

    As of June 30, 1996, 46,840 options under the plan are exercisable.

STOCK REPURCHASE AGREEMENT

    Common stock is subject to a stock repurchase agreement, whereby the Company has a right of first refusal for any stock offered for sale by a stockholder or upon termination of employment or death of a stockholder. The Company will be reimbursed for premiums paid for certain life insurance policies covering five of its stockholders.

8. 401(K) SAVINGS PLAN:

    Eligible employees of the Company may participate in a 401(k) savings plan, whereby the employees may elect to make contributions pursuant to a salary reduction agreement upon meeting age and length-of-service requirements. The directors, at their discretion, elected to contribute to the 401(k) savings plan approximately $342,000 for the plan year ending December 31, 1995. The Company accrued a liability of approximately $246,000 for the period from January 1, 1996 through June 30, 1996.

9. RELATED-PARTY TRANSACTIONS:

    The Company leases office space to a corporation, the owner of which is a director of the Company. Total lease payments received under this lease amounted to approximately $55,000 in 1996 and 1995. Sublease income received by the Company is recorded as a reduction to rent expense. The Company also

                        TECHMATICS, INC. AND SUBSIDIARY

                          AS OF JUNE 30, 1996 AND 1995

has various contracts and subcontracts with this same corporation. Costs paid to this related party were approximately $225,370 and $736,000 in 1996 and 1995, respectively.

    The Company has a computer purchase program, under which it makes noninterest bearing loans of between $500 and $3,000 to employees for the purchase of computer equipment and related items. These loans are repayable through payroll deduction over a maximum of three years. As of June 30, 1996, the aggregate outstanding balance of such loans was approximately $207,000 and at June 30, 1995, it was approximately $230,000. The amount currently due is included in "notes receivable from employees" and the long-term portion is included in "other assets" in the accompanying balance sheet.

10. SUBSEQUENT EVENT:

    On July 1, 1997, the Company adopted a formal plan to discontinue the operations of the LLC. The LLC is a provider of information services to commercial customers (not governmental contractors) and constitutes a separate business segment of the Company. Certain assets were sold for cash to an unrelated party. Other assets were liquidated in the ordinary course of business. Assets disposed of consisted primarily of accounts receivable, supplies and equipment.

    Net sales for the LLC for fiscal years 1996 and 1995 were approximately $300,000 and $0, respectively. The accompanying consolidated statement of income reflects the discontinued operations for fiscal year 1996 in order to be comparable to the fiscal year 1997 presentation.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Analysis & Technology, Inc. and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of Analysis & Technology, Inc. and Subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Analysis & Technology, Inc. and Subsidiaries as of March 31, 1999 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1999 in conformity with generally accepted accounting principles.

                                          KPMG LLP

Providence, Rhode Island
April 30, 1999

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                           AS OF MARCH 31,
                                                                                     ----------------------------
ASSETS                                                                                   1999           1998
                                                                                     -------------  -------------
Current assets:
  Cash and cash equivalents........................................................  $          --  $     953,677
  Contract receivables (note 3)....................................................     28,776,154     25,637,041
  Notes and other receivables......................................................      1,014,563        665,497
  Prepaid expenses.................................................................      1,319,468        831,928
                                                                                     -------------  -------------
    Total current assets...........................................................     31,110,185     28,088,143
                                                                                     -------------  -------------
Property, buildings and equipment, net (notes 4 and 5).............................     15,010,949     14,886,072
                                                                                     -------------  -------------
Other assets:
  Goodwill, net of accumulated amortization (note 4)...............................     17,042,357     15,401,697
  Product development costs, net of accumulated amortization (note 4)..............        399,976        301,993
  Deferred Compensation Plan investments (note 2)..................................      7,407,832      3,467,388
  Notes receivable.................................................................        361,855        538,933
  Deposits and other assets........................................................        913,658        504,508
  Deferred income taxes (note 6)...................................................      1,498,984        420,480
                                                                                     -------------  -------------
                                                                                        27,624,662     20,634,999
                                                                                     -------------  -------------
    Total assets...................................................................  $  73,745,796  $  63,609,214
                                                                                     -------------  -------------
                                                                                     -------------  -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt (note 5)..................................  $     345,338  $     328,646
  Accounts payable.................................................................        994,716        439,209
  Accrued expenses (note 9)........................................................     12,538,505     11,350,703
  Dividends payable................................................................             --        765,668
  Deferred income taxes (note 6)...................................................      1,306,246        749,238
                                                                                     -------------  -------------
    Total current liabilities......................................................     15,184,805     13,633,464
Long-term debt, excluding current installments (note 5)............................      1,816,488      2,161,083
Other long-term liabilities (note 2)...............................................      8,523,091      3,467,513
                                                                                     -------------  -------------
    Total liabilities..............................................................     25,524,384     19,262,060
                                                                                     -------------  -------------
Commitments and contingencies (notes 3, 8, and 10)
Shareholders' equity (notes 7 and 8):
  Common stock, $.083 stated value. Authorized 11,250,000 shares; issued and
    outstanding 3,673,114 shares in 1999 and 3,614,537 shares in 1998..............        306,093        301,212
  Treasury stock held by deferred compensation plan, 45,867 shares and 0 shares in
    1999 and 1998, respectively, at cost...........................................       (459,229)            --
  Accumulated other comprehensive loss.............................................         (8,592)            --
  Additional paid-in capital.......................................................      8,393,463      8,927,905
  Retained earnings................................................................     39,989,677     35,118,037
                                                                                     -------------  -------------
    Total shareholders' equity.....................................................     48,221,412     44,347,154
                                                                                     -------------  -------------
    Total liabilities and shareholders' equity.....................................  $  73,745,796  $  63,609,214
                                                                                     -------------  -------------
                                                                                     -------------  -------------

          See accompanying notes to consolidated financial statements.

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                              YEARS ENDED MARCH 31,
                                                                  ----------------------------------------------
                                                                       1999            1998            1997
                                                                  --------------  --------------  --------------
Revenue.........................................................  $  170,354,893  $  159,956,294  $  142,547,174
Costs and expenses..............................................     160,074,537     152,011,128     135,777,206
                                                                  --------------  --------------  --------------
      Operating earnings........................................      10,280,356       7,945,166       6,769,968
                                                                  --------------  --------------  --------------
Other expense (income):
  Interest expense..............................................         488,987         296,209         397,417
  Interest income...............................................        (138,803)       (125,200)        (77,803)
  Equity in income of joint venture.............................              --         (16,969)        (90,445)
  Gain on sale of joint venture.................................              --      (1,591,483)             --
  Other, net....................................................       1,179,470       1,038,798         728,281
                                                                  --------------  --------------  --------------
                                                                       1,529,654        (398,645)        957,450
                                                                  --------------  --------------  --------------
      Earnings before income taxes..............................       8,750,702       8,343,811       5,812,518
Income taxes (note 6)...........................................       3,879,062       4,152,247       2,436,982
                                                                  --------------  --------------  --------------
    Net earnings................................................  $    4,871,640  $    4,191,564  $    3,375,536
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
    Basic earnings per common share.............................  $         1.34  $         1.19  $         0.96
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
    Diluted earnings per common share...........................  $         1.20  $         1.07  $         0.93
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
Weighted average shares outstanding (notes 2 and 7)
  Basic.........................................................       3,633,115       3,530,006       3,499,742
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
  Diluted.......................................................       4,023,837       3,849,242       3,609,210
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

          See accompanying notes to consolidated financial statements.

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                   YEARS ENDED MARCH 31, 1999, 1998, AND 1997

                                                                                              ACCUMULATED
                                COMMON STOCK                                                     OTHER
                           ----------------------   ADDITIONAL                               COMPREHENSIVE       TOTAL
                                         STATED      PAID-IN       RETAINED      TREASURY       EARNINGS     SHAREHOLDERS'
                             SHARES      VALUE       CAPITAL       EARNINGS        STOCK         (LOSS)         EQUITY
                           ----------  ----------  ------------  -------------  -----------  --------------  -------------
Balances at March 31,
  1996...................   3,660,455     305,038     9,964,210     29,010,141           --             --      39,279,389
Proceeds from sale of
  common stock...........      46,776       3,898       290,912             --           --             --         294,810
Repurchase and retirement
  of common stock........    (263,550)    (21,962)   (2,297,238)            --           --             --      (2,319,200)
Net earnings.............          --          --            --      3,375,536           --             --       3,375,536
Tax benefit of stock
  options exercised......          --          --        51,502             --           --             --          51,502
Cash dividends declared--
  $.20 per share.........          --          --            --       (693,536)          --             --        (693,536)
                           ----------  ----------  ------------  -------------  -----------  --------------  -------------
Balances at March 31,
  1997...................   3,443,681     286,974     8,009,386     31,692,141           --             --      39,988,501
Proceeds from sale of
  common stock...........     263,806      21,984     1,651,832             --           --             --       1,673,816
Repurchase and retirement
  of common stock........     (92,950)     (7,746)   (1,329,812)            --           --             --      (1,337,558)
Net earnings.............          --          --            --      4,191,564           --             --       4,191,564
Tax benefit of stock
  options exercised......          --          --       596,499             --           --             --         596,499
Cash dividends declared--
  $.21 per share.........          --          --            --       (765,668)          --             --        (765,668)
                           ----------  ----------  ------------  -------------  -----------  --------------  -------------
Balances at March 31,
  1998...................   3,614,537     301,212     8,927,905     35,118,037           --             --      44,347,154
Proceeds from sale of
  common stock...........     101,477       8,456       437,968             --           --             --         446,424
Repurchase and retirement
  of common stock........     (42,900)     (3,575)     (832,365)            --           --             --        (835,940)
Deferred compensation
  plan transition
  differential net of tax
  benefit................          --          --      (398,700)            --           --             --        (398,700)
Treasury stock held by
  deferred compensation
  plan...................          --          --            --             --     (459,229)            --        (459,229)
Net earnings.............          --          --            --      4,871,640           --             --       4,871,640
Currency translation
  adjustment.............          --          --            --             --           --         (8,592)         (8,592)
                           ----------  ----------  ------------  -------------  -----------  --------------  -------------
Comprehensive earnings...          --          --            --      4,871,640           --         (8,592)      4,863,048
                           ----------  ----------  ------------  -------------  -----------  --------------  -------------
Tax benefit of stock
  options exercised......          --          --       258,655             --           --             --         258,655
                           ----------  ----------  ------------  -------------  -----------  --------------  -------------
Balances at March 31,
  1999...................   3,673,114  $  306,093  $  8,393,463  $  39,989,677  $  (459,229)        (8,592)  $  48,221,412
                           ----------  ----------  ------------  -------------  -----------  --------------  -------------
                           ----------  ----------  ------------  -------------  -----------  --------------  -------------

          See accompanying notes to consolidated financial statements.

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    YEARS ENDED MARCH 31,
                                                                              ----------------------------------
                                                                                 1999        1998        1997
                                                                              ----------  ----------  ----------
Operating activities:
  Net earnings..............................................................  $4,871,640  $4,191,564  $3,375,536
  Adjustments to reconcile net earnings to net cash provided by continuing operations:
      Gain on sale of joint venture.........................................          --  (1,591,483)         --
      Equity in income of joint venture.....................................          --     (16,969)    (90,445)
      Write-off of product development costs................................          --     280,555          --
      Currency translation adjustment.......................................      (8,592)         --          --
      Depreciation and amortization of property, buildings, and equipment...   2,337,947   2,379,912   2,528,929
      Amortization of goodwill..............................................   1,006,553     724,003     562,257
      Amortization of product development costs.............................     174,773     162,447     113,908
      Provision for deferred income taxes...................................    (264,301)   (537,216)   (744,685)
      Loss on sale of equipment.............................................      82,846     108,563     243,832
      Gain on sale of marketable securities.................................          --          --     (35,268)
      Decrease (increase) in:
        Contract, notes and other receivables...............................  (3,311,101)  1,054,340   3,535,670
        Prepaid expenses....................................................    (487,540)    405,847     858,565
        Other assets........................................................    (868,870)   (472,760)   (526,977)
      Increase (decrease) in:
        Accounts payable and accrued expenses...............................   2,002,096     661,164     173,527
        Other long-term liabilities.........................................     594,726     424,037    (486,839)
                                                                              ----------  ----------  ----------
        Net cash provided by continuing operations..........................   6,130,177   7,774,004   9,508,010
        Net cash used for discontinued operations...........................          --          --    (400,000)
                                                                              ----------  ----------  ----------
        Net cash provided by operating activities...........................   6,130,177   7,774,004   9,108,010
                                                                              ----------  ----------  ----------
Investing activities:
  Additions to property, buildings, and equipment...........................  (2,507,668) (3,030,794) (2,327,142)
  Product development costs.................................................    (272,756)   (130,668)   (315,866)
  Proceeds from sale of equipment...........................................      14,888      10,695      20,991
  Proceeds from sale of joint venture.......................................          --   3,000,000          --
  Proceeds from sale of marketable securities...............................          --          --     205,603
  Acquisition of business units (net of cash acquired)......................  (2,835,234) (8,976,384) (4,932,757)
                                                                              ----------  ----------  ----------
        Net cash used for investing activities..............................  (5,600,770) (9,127,151) (7,349,171)
                                                                              ----------  ----------  ----------
Financing activities:
  Repayments of long-term borrowings........................................    (327,903)   (312,956)   (278,009)
  Repurchase of common stock................................................    (835,940) (1,337,558) (2,319,200)
  Proceeds from sale of common stock........................................     446,427   1,673,816     294,810
  Dividends paid............................................................    (765,668)   (693,536)   (658,881)
                                                                              ----------  ----------  ----------
        Net cash used for financing activities..............................  (1,483,084)   (670,234) (2,961,280)
                                                                              ----------  ----------  ----------
  Decrease in cash and cash equivalents.....................................    (953,677) (2,023,381) (1,202,441)
  Cash and cash equivalents:
    Beginning of year.......................................................     953,677   2,977,058   4,179,499
                                                                              ----------  ----------  ----------
    End of year.............................................................  $       --  $  953,677  $2,977,058
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) DESCRIPTION OF BUSINESS, ACQUISITIONS, AND DIVESTITURES

    Analysis & Technology, Inc. (A&T) initially provided tactical analysis to the Office of Naval Research and sonar analysis to the Naval Underwater Systems Center, now known as the Naval Undersea Warfare Center. During the past 30 years, A&T and Subsidiaries (the Company) have grown to provide system and engineering technologies, technology-based training systems, and information technologies for the military, civil government agencies, and private industry. The Company has the following wholly-owned subsidiaries:

    - Interactive Media Corp. (Interactive Media) which designs and implements training programs for commercial and government customers;

    - Analysis & Technology Australia Pty. Ltd. which provides training systems and software development services in Australia. Analysis & Technology International Corporation and Numerical Decisions, Inc. are subsidiaries formed by the Company to perform international work but are not currently operational.

    The Company typically performs its Department of Defense services under cost reimbursement contracts whereby the U.S. Government reimburses the Company for contracted costs and pays a fee. In fiscal 1999, 1998, and 1997, the amount of the Company's non-defense revenue was $34.6 million, $30.1 million, and $23.7 million, respectively.

    The Company has made the following acquisitions accounted for as purchases:

    On September 30, 1998, the Company acquired certain assets of Information Technology Solutions, Inc. of Virginia for $775,000. Total goodwill of $598,000 was recorded in connection with this acquisition and is being amortized over 20 years.

    On November 14, 1997, the Company acquired all of the stock of UP, Inc. ("UP") of Herndon, Virginia, for $5.3 million in cash plus related expenses. UP provides technology-based interactive multimedia training to clients in telecommunications, financial services and other industries. UP was merged into Interactive Media upon acquisition. During fiscal 1999, under the terms of the UP purchase agreement, the Company made a contingent payment to the former owners of UP of $1.6 million. Goodwill totaling $6.3 million was recorded in connection with this acquisition and is being amortized over 20 years. In connection with the acquisition of UP, assets acquired and liabilities assumed were as follows:

Assets:     $2,457,020
Goodwill:   $6,276,601
Liabilities: $1,702,566

    In fiscal 1998, the Company also acquired: certain assets of Command Control, Inc. ("CCI") related to CCI's command, control, computers, communications and intelligence ("C(4)I") service business; Interactive Media Solutions, Inc. ("IAM"), a northern California-based interactive multimedia training supplier; Cambridge Acoustical Associates, Inc. ("CAA") of Medford, Massachusetts, which specializes in dynamics of submerged structures, acoustic analysis, and passive and active noise control; and the assets and rights relating to the overhauling and repairing surface and electronic warfare business of Dalco Electronics Corporation, of Virginia Beach, Virginia. Total goodwill of $2.0 million was recorded in connection with these acquisitions and is being amortized over 20 years.

    On July 26, 1996, the Company acquired all of the stock of Vector Research Company, Inc. (Vector) of Rockville, Maryland for approximately $6.5 million in cash plus related expenses and assumption of tax

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

(1) DESCRIPTION OF BUSINESS, ACQUISITIONS, AND DIVESTITURES (CONTINUED) liabilities. Vector provides engineering and technical services to U.S. Navy customers. Goodwill totaling approximately $3.5 million was recorded in connection with this acquisition and is being amortized over 20 years. In connection with the acquisition of Vector Research Company, Inc., assets acquired and liabilities assumed were as follows:

Assets:     $4,472,752
Goodwill:   $3,480,220
Liabilities: $1,541,835

    On July 18, 1997, the company sold its interest in Automation Software, Incorporated to its joint venture partner, Brown & Sharpe Manufacturing Co. (NYSE:BNS) of Kingston, Rhode Island for $3.0 million. Net cash proceeds from the sale were $1.8 million, and as a result of the company's investment of approximately $1.4 million in the joint venture as of the date of the sale, a net after-tax gain of $405 thousand was recognized in the quarter ended September 30, 1997.

    On March 8, 1999, the Company and Anteon Corporation (Anteon) entered into a definitive merger agreement under which Anteon will acquire all the outstanding shares of the Company for $26.00 a share and the Company will become a wholly owned subsidiary of Anteon. Anteon, based in Fairfax, Virginia, is a privately held corporation that provides information technology, systems engineering and technology solutions to customers throughout the United States and internationally. The transaction is conditioned on the approval of the holders of two-thirds of the Company's common stock as well as on customary regulatory approvals and other closing conditions. The merger is expected to close by June 30, 1999.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The following is a summary of significant accounting policies of the
Company:

    - PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of A&T and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

    - CASH EQUIVALENTS--For financial statement purposes, the Company considers all investments with original maturities of three months or less at the time of purchase to be cash equivalents.

    - FAIR VALUE OF FINANCIAL INSTRUMENTS--The carrying amounts of the Company's financial instruments including cash, accounts receivable, accounts payable, accrued expenses and dividends payable approximate fair value due to the short term nature of these instruments. The carrying value of notes and other receivables and long term debt approximate fair value based on the instruments' interest rate, terms, maturity date, and collateral, if any, in comparison to the Company's incremental borrowing rate for similar financial instruments.

    - DEPRECIATION AND AMORTIZATION--Property, buildings, and equipment are stated at cost. Depreciation of buildings and equipment is provided over the estimated useful lives of the respective assets using the straight-line method. Leasehold improvements are amortized over the shorter of the lease term or the life of the asset.

    - LONG-LIVED ASSETS--Long-lived assets and certain identifiable intangibles are reviewed for impairment, based upon undiscounted future cash flows, and appropriate losses are recognized whenever the carrying amount of an asset may not be recovered in accordance with Statement of Financial

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED
      ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF.

    - GOODWILL--Goodwill relating to the Company's acquisitions represents the excess of cost over the fair value of net assets acquired and is amortized on a straight-line basis over periods ranging from two to thirty years. Determination of the straight-line period is dependent on the nature of the operations acquired. The Company evaluates the recoverability of goodwill on a periodic basis to assure that changes in facts and circumstances do not suggest that recoverability has been impaired. This analysis relies on a number of factors, including operating results, business plans, budgets, economic projections, and changes in management's strategic direction or market emphasis. The test of recoverability for goodwill is a comparison of the unamortized balance to expected cumulative (undiscounted) operating income of the acquired business or enterprise over the remaining portion of the amortization period. If the book value of goodwill exceeds undiscounted future operating income, the writedown is computed as the excess of the unamortized balance of the asset over the present value of operating income discounted at the Company's weighted average cost of capital over the remaining amortization period.

    - PRODUCT DEVELOPMENT COSTS--Product development costs represent expenditures for the development of software products that have been capitalized in accordance with Statement of Financial Accounting Standards No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED. Amortization is computed on an individual product basis and is the greater of (a) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues for that product or (b) the amount computed using the straight-line method over the remaining economic useful life of the product. The Company is currently using economic lives ranging from two to five years for all capitalized product development costs. Amortization of product development costs begins when the software product is available for general release to customers.

    - ACCOUNTING FOR STOCK-BASED COMPENSATION--The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plans. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Statement 123 addresses the accounting for the cost of stock-based compensation, such as stock options, and permits either expensing the cost of stock-based compensation over the vesting period or disclosing in the financial statement footnotes what this expense would have been. This cost would be measured at the grant date based upon estimated fair values, using option pricing models. The Company adopted the disclosure alternative of Statement 123.

    - REVENUE RECOGNITION--Revenue from contract services is earned under cost-reimbursement, time and material, and fixed-price contracts. Revenue under cost-reimbursement contracts is recognized as costs are incurred and under time and materials contracts as time is spent and as materials costs are incurred. Revenue under fixed price contracts is recognized on the percentage of completion basis. The majority of the Company's cost-reimbursement contracts are either cost-plus-fixed-fee or cost-plus-hourly-fee contracts. The contracts may either require the Company to work on defined tasks or deliver a specific number of hours of service. In either case, costs are reimbursed up to the contract-authorized cost ceiling as they are incurred. If a contracted task has not been completed or the specific number of hours of service has not been delivered at the time the authorized cost is expended, the Company may be required to complete the work or provide additional hours. The

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Company will be reimbursed for the additional costs but may not receive an additional fee or the fee may be prorated proportionately to the number of hours actually provided. Revenue under fixed price contracts, including applicable fees and estimated profits, is recorded on the percentage of completion basis. If estimates indicate a probable ultimate loss on a contract, provision is made immediately for the entire amount of the estimated future loss. Profit and losses accrued include the cumulative effect of changes in prior periods' cost estimates.

    - EARNINGS PER SHARE--The Company calculates earnings per share (EPS) in accordance with the provisions of Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE. Statement 128 requires the disclosure of basic EPS, which is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding at the end of the period. Diluted EPS, which gives effect to all dilutive potential common shares outstanding, is also required.

    The following table reconciles net earnings to net earnings available to common shareholders and basic weighted average number of shares to diluted weighted average shares outstanding for the years ending March 31, 1999, 1998, and 1997. Net earnings attributable to subsidiary stock options represents the allocation of Integrated Performance Decisions (IPD), a former subsidiary of the Company through August 1998, and Interactive Media Corp. (IMC) earnings to holders of potentially dilutive options on IPD stock and IMC stock held by IPD and IMC employees (see footnote 7).

                                                                              1999          1998          1997
                                                                          ------------  ------------  ------------
Weighted average shares outstanding.....................................     3,633,115     3,530,006     3,499,742
Net effect of dilutive stock options based on the treasury stock method
  using the average market price........................................       390,722       319,236       109,468
                                                                          ------------  ------------  ------------
Total...................................................................     4,023,837     3,849,242     3,609,210
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Net earnings............................................................  $  4,871,640  $  4,191,564  $  3,375,536
Net effect of earnings attributable to subsidiary stock options.........       (42,708)      (85,050)      (33,407)
                                                                          ------------  ------------  ------------
Net earnings available to common shareholders...........................  $  4,828,932  $  4,106,514  $  3,342,129
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

    Options to purchase 15,000, 1,000 and 500 shares of common stock at $21.06, $21.88 and $22.00, respectively, per share were outstanding during fiscal 1999 but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of common shares.

    - DEFERRED COMPENSATION PLAN--The Company maintains a deferred compensation plan for certain officers, directors, and salaried employees. The plan is funded primarily through employee pre-tax contributions. The participants in the plan bear the risk of market value fluctuations of the underlying assets.

    During the year ended March 31, 1999, the Company adopted the provisions of the Emerging Issues Task Force Issue 97-14, ACCOUNTING FOR DEFERRED COMPENSATION ARRANGEMENTS WHERE AMOUNTS EARNED ARE HELD IN A RABBI TRUST AND INVESTED. EITF 97-14 requires deferred compensation plan sponsors to consolidate the accounts of the deferred compensation plan with the accounts of the Company and to account for the assets and liabilities of the deferred compensation plan in accordance with other relevant accounting pronouncements. Accordingly, the company has recorded all non-employer debt and equity

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) securities of the deferred compensation plan in the accompanying March 31, 1999 consolidated balance sheet at fair value, in accordance with Statement of Financial Accounting Standards Statement No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. A&T common stock owned by the deferred compensation plan has been recorded as treasury stock at its historical cost, with the difference between historical cost and fair value as of the implementation date of EITF 97-14 recorded as a transition differential within additional paid-in capital, in accordance with EITF 97-14. The deferred compensation liability is recorded at an amount equal to the fair value of all assets held by the deferred compensation plan.

    Investment securities held by the deferred compensation plan at March 31, 1999 consist of A&T's common stock and other investments, and are classified as trading securities. Trading securities are bought and held principally for the purpose of selling them in the near term. Trading securities are recorded at fair value in the consolidated financial statements, with all unrealized holding gains and losses recorded currently in earnings.

    - USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

(3) CONTRACT RECEIVABLES

    Contract receivables are summarized as follows:

                                                                                         1999           1998
                                                                                     -------------  -------------
U.S. Government Customers:
    Amounts due currently--prime contractor........................................  $  12,904,485  $  10,439,279
    Amounts due currently--subcontractor...........................................      8,729,701      7,719,819
    Retainage......................................................................        848,303        740,043
                                                                                     -------------  -------------
                                                                                        22,482,489     18,899,141
                                                                                     -------------  -------------
Commercial customers:
    Amounts due currently..........................................................      4,493,374      4,950,970
                                                                                     -------------  -------------
Unbilled contracts in process:
    Fixed-price contracts in progress, net of progress billings....................        320,902        642,060
    Revenues recorded on work performed pursuant to customer authorization but
      prior to execution of contractual documents or modifications.................      1,479,389      1,144,870
                                                                                     -------------  -------------
                                                                                         1,800,291      1,786,930
                                                                                     -------------  -------------
                                                                                     $  28,776,154  $  25,637,041
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    The Government retains a portion of the fee earned by the Company (retainage) until contract completion and final audit by the Defense Contract Audit Agency (DCAA). It is estimated that approximately $386,000 of retainage at March 31, 1999 will be collected within one year; the remainder will be collected in later years as DCAA completes its audits.

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

(3) CONTRACT RECEIVABLES (CONTINUED)
    All unbilled contract receivables, net of retainage, are expected to be billed and collected within one year.

(4) NON-CURRENT ASSETS

    A summary of property, buildings, and equipment follows:

                                                   USEFUL LIFE       1999           1998
                                                  -------------  -------------  -------------
Land............................................       --        $     595,869  $     376,839
Buildings.......................................    31 years        11,525,027     11,554,841
Equipment.......................................   3-12 years       23,374,591     21,780,638
Leasehold improvements..........................    1-5 years        3,000,134      2,510,210
                                                                 -------------  -------------
                                                                    38,495,621     36,222,528
Less accumulated depreciation and
  amortization..................................                   (23,484,672)   (21,336,456)
                                                                 -------------  -------------
                                                                 $  15,010,949  $  14,886,072
                                                                 -------------  -------------
                                                                 -------------  -------------

    Goodwill as of March 31, 1999 and 1998 was $17,042,357 and $15,401,697, net
of accumulated amortization of $4,297,031 and $3,290,478, respectively. The amount of goodwill added in fiscal 1999 and 1998 was $2,647,213 and $6,662,112, respectively. Amortization expense was $1,006,553 in fiscal 1999, $724,003 in fiscal 1998, and $562,257 in fiscal 1997.

    Product development costs at March 31, 1999 and 1998 were $399,976 and $301,993, net of accumulated amortization of $636,592 and $461,819, respectively. The amount of product development costs capitalized was $272,756 in fiscal 1999, and $130,668 in fiscal 1998. Amortization expense was $174,773 in fiscal 1999, $162,447 in fiscal 1998, and $113,908 in fiscal 1997. In addition, previously capitalized costs totaling $280,555 were written off in fiscal 1998.

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

(5) LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                            1999          1998
                                                                                        ------------  ------------
Mortgage payable to Fleet Bank bearing interest at 7.97%, due in monthly installments of principal of $11,500 plus associated interest through September1, 2001, secured
  by certain land and buildings with a depreciated cost of $2,730,846.................  $    353,869  $    491,865
Mortgage payable to Fleet Bank bearing interest at 8.29%, due in monthly installments of principal and interest of $20,048 through January 1, 2007, secured by certain
  land and buildings with a depreciated cost of $2,468,231............................     1,487,327     1,597,058
Mortgage payable to Chelsea Groton Bank bearing interest at 9.25%, due in monthly installments of principal and interest of $4,477 through March 2004, secured by
  certain land and buildings..........................................................       200,067       233,588
Small Business Administration loan bearing interest at 8.5%, due in monthly
  installments of principal and interest of $4,923 through May 2001...................       120,563       167,218
                                                                                        ------------  ------------
    Total long-term debt..............................................................     2,161,826     2,489,729
Less current installments of long-term debt...........................................       345,338       328,646
                                                                                        ------------  ------------
    Total long-term debt, excluding current installments..............................  $  1,816,488  $  2,161,083
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    The Company has a $20,000,000 revolving credit and term loan agreement that expires on June 30, 2000. Amounts drawn against the line of credit may be converted into a term loan at the Company's discretion at any time prior to the expiration of the loan agreement. If converted, the term loan would be payable in 20 substantially equal quarterly installments. The alternate rates of interest for the term loan from which the Company can choose are the bank's base rate, the bank's certificate of deposit rate plus 1%, or LIBOR plus 3/4%. There is a commitment fee of 1/2% per annum on the average daily balance of the unused portion of the first $5,000,000 of the commitment and 1/4% per annum on the remaining unused portion of the commitment, payable quarterly. As of March 31, 1999 and 1998 the Company did not have any funds borrowed under its revolving credit agreement.

    The revolving credit and term loan agreement places certain restrictions on encumbering the Company's assets, incurring additional debt, and disposing of any significant assets. It also requires that the Company maintain at least $10,000,000 in working capital (excluding deferred income taxes), net worth of at least $42,000,000, a debt-to-net-worth ratio of less than 2.5 to 1.0, an interest coverage ratio of not less than two times interest paid or accrued, and a debt service ratio of not less than 1.2 to 1.0. As of March 31, 1999, the Company was in compliance with these covenants.

    Under current agreements, principal payments due on long-term debt during each of the five fiscal years subsequent to March 31, 1999 are as follows:
$345,338 in 2000, $364,157 in 2001, $278,580 in 2002, $202,862 in 2003 and
$970,151 in 2004.

    The Company paid $488,987, $296,209, and $397,417 in interest on all debts in fiscal 1999, 1998, and 1997, respectively.

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

(6) INCOME TAXES

    Total income tax expense for the years ended March 31, 1999, 1998, and 1997 consisted of the following:

                                                         CURRENT      DEFERRED       TOTAL
                                                       ------------  -----------  ------------
1999:
  Federal............................................  $  3,351,177  $  (236,914)    3,114,263
  State..............................................       792,186      (30,528)      761,658
  Foreign............................................            --        3,141         3,141
                                                       ------------  -----------  ------------
  Total..............................................  $  4,143,363  $  (264,301) $  3,879,062
                                                       ------------  -----------  ------------
                                                       ------------  -----------  ------------
1998:
  Federal............................................  $  3,792,827  $  (510,774) $  3,282,053
  State..............................................       896,636      (34,925)      861,711
  Foreign............................................            --        8,483         8,483
                                                       ------------  -----------  ------------
  Total..............................................  $  4,689,463  $  (537,216) $  4,152,247
                                                       ------------  -----------  ------------
                                                       ------------  -----------  ------------
1997:
  Federal............................................  $  2,583,180  $  (507,257) $  2,075,923
  State..............................................       598,487     (157,198)      441,289
  Foreign............................................            --      (80,230)      (80,230)
                                                       ------------  -----------  ------------
  Total..............................................  $  3,181,667  $  (744,685) $  2,436,982
                                                       ------------  -----------  ------------
                                                       ------------  -----------  ------------

    Income tax expense from continuing operations differed from the amount computed by applying the U.S. federal income tax rate of 34% to earnings before income taxes as a result of the following:

                                                          1999          1998          1997
                                                      ------------  ------------  ------------
Computed expected tax expense from continuing
  operations........................................  $  2,975,239  $  2,836,896  $  1,976,256
Increase (decrease) in income taxes resulting from:
    Amortization of goodwill........................       251,942       178,153       139,220
    Gain on sale of joint venture...................            --       478,896            --
    Equity in joint venture.........................            --            --       (30,751)
    State income taxes (net of valuation allowance
      and federal income tax benefit)...............       502,694       568,729       291,251
    Change in valuation allowance, exclusive of
      state tax.....................................            --            --      (118,500)
    Other (net).....................................       149,187        89,573       179,506
                                                      ------------  ------------  ------------
                                                      $  3,879,062  $  4,152,247  $  2,436,982
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

(6) INCOME TAXES (CONTINUED)

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of March 31, 1999 and 1998 are presented below:

                                                                                            1999         1998
                                                                                         -----------  -----------
Deferred tax assets:
    Uncollected receivables that are not yet deductible for tax purposes...............  $   461,136  $   520,363
    Compensated absences, principally due to accrual for financial reporting
      purposes.........................................................................    1,251,881      961,786
    Deferred compensation..............................................................    4,068,408    1,267,066
    Net operating loss carryforwards...................................................      191,596      203,345
                                                                                         -----------  -----------
        Total gross deferred tax assets................................................    5,973,021    2,952,560
    Less valuation allowance...........................................................       80,355       80,355
                                                                                         -----------  -----------
        Net deferred tax assets........................................................    5,892,666    2,872,205
                                                                                         -----------  -----------
Deferred tax liabilities:
    Tax depreciation in excess of financial statement Depreciation.....................   (1,101,723)    (800,325)
    Capitalized software product development costs.....................................     (193,982)    (101,085)
    Unbilled contract revenue..........................................................   (2,866,559)  (2,027,937)
    Deferred compensation..............................................................   (1,251,642)          --
    Other..............................................................................     (286,022)    (271,616)
                                                                                         -----------  -----------
        Total gross deferred tax liabilities...........................................   (5,699,928)  (3,200,963)
                                                                                         -----------  -----------
        Net deferred tax asset (liability).............................................  $   192,738  $  (328,758)
                                                                                         -----------  -----------
                                                                                         -----------  -----------

    At March 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $206,000 and $1,370,000, respectively. Such carryforwards have various expiration dates and begin to expire in the year ended March 31, 2000. For financial purposes, a valuation allowance of $80,355 has been recognized to offset the deferred tax asset related to the portion of the state net operating losses which the Company believes will more likely than not expire unutilized.

    Management has evaluated the remaining temporary differences and concluded that it is more likely than not that the Company will have sufficient taxable income, of an appropriate character within the carryback and carryforward period permitted by current tax law, to allow for the utilization of the deductible amounts generating the deferred tax assets and, therefore, no valuation allowance is required as of March 31, 1999 and 1998.

    The Company made federal and state income tax payments of $3,538,312, $3,568,245, and $2,707,724, during fiscal 1999, 1998, and 1997, respectively.

(7) STOCK OPTIONS

    A&T has granted common stock options to certain key employees under its stock option plans. All plans provide that the fair value upon which option exercise prices are based shall be the average of the high and low sale prices of the Company's common stock as reported on the NASDAQ National Market System on the day the option is granted. Options awarded vest at a rate of 20% annually, commencing on the date of award.

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

(7) STOCK OPTIONS (CONTINUED)
    The transactions under the Company's stock option plans for the years ended March 31, 1999, 1998, and 1997 are summarized as follows:

                                              1999                           1998                           1997
                                  -----------------------------  -----------------------------  ----------------------------
                                              WEIGHTED AVERAGE               WEIGHTED AVERAGE              WEIGHTED AVERAGE
                                    SHARES     EXERCISE PRICE      SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE
                                  ----------  -----------------  ----------  -----------------  ---------  -----------------
Outstanding at beginning of
  year..........................     869,079      $   10.39         907,017      $    8.39        898,820      $    8.22
Granted.........................     191,209      $   18.98         299,875      $   13.31         78,600      $    9.38
Exercised.......................    (111,507)     $    8.54        (317,076)     $    7.48        (51,269)     $    6.63
Canceled or expired.............     (24,690)     $   11.71         (20,737)     $    9.66        (19,134)     $    9.51
                                  ----------         ------      ----------         ------      ---------          -----
Outstanding at end of year......     924,091      $   11.59         869,079      $   10.39        907,017      $    8.39
                                  ----------         ------      ----------         ------      ---------          -----
                                  ----------         ------      ----------         ------      ---------          -----
Exercisable at end of year......     570,447                        476,953                       649,008
                                  ----------                     ----------                     ---------
                                  ----------                     ----------                     ---------
Shares reserved at end of
  year..........................   1,014,362                        975,869                       952,370
                                  ----------                     ----------                     ---------
                                  ----------                     ----------                     ---------

    The following table summarizes information about stock options outstanding at March 31, 1999:

                                                           WEIGHTED          WEIGHTED                    WEIGHTED
                                                            AVERAGE           AVERAGE                     AVERAGE
                                           NUMBER          REMAINING         EXERCISE       NUMBER       EXERCISE
       RANGE OF EXERCISE PRICES          OUTSTANDING   CONTRACTUAL LIFE        PRICE      EXERCISABLE      PRICE
---------------------------------------  -----------  -------------------  -------------  -----------  -------------
$6.50--$9.46...........................     328,066             2.71         $    7.83       280,087     $    7.58
$9.67--$10.50..........................     174,275             3.32         $    9.86       154,235     $    9.88
$12.96--$22.00.........................     421,750             5.56         $   15.23       136,125     $   14.50
                                         -----------                                      -----------
$6.50--$22.00..........................     924,091             4.13         $   11.59       570,447     $    9.86
                                         -----------                                      -----------
                                         -----------                                      -----------

    Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant date for awards under those plans consistent with the requirements of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                              1999          1998          1997
                                                                          ------------  ------------  ------------
Net earnings                                                              $  4,871,640  $  4,191,564  $  3,375,536
    As reported.........................................................  $  4,320,328  $  3,721,101  $  3,151,392
    Pro forma...........................................................
Basic earnings per share                                                  $       1.34  $       1.19  $       0.96
    As reported.........................................................  $       1.19  $       1.05  $       0.90
    Pro forma...........................................................
Diluted earnings per share                                                $       1.20  $       1.07  $       0.93
    As reported.........................................................  $       1.06  $       0.94  $       0.86
    Pro forma...........................................................

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

(7) STOCK OPTIONS (CONTINUED)
    The fair value of each stock option grant has been estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                                              1999          1998          1997
                                                                          ------------  ------------  ------------
Risk-free interest rate.................................................          5.34%         6.23%         6.26%
Expected life (years)...................................................           5.8           5.7           5.1
Expected volatility.....................................................         35.10%        34.52%        32.78%
Expected dividend yield.................................................           0.0%          1.0%          2.0%

    The weighted-average fair values of options at the date of grant were $7.87, $5.29, and $3.19 during fiscal 1999, 1998, and 1997, respectively.

    In addition, the Company can grant stock options to certain key employees of Interactive Media Corp., a subsidiary of the Company, to purchase up to 20.2% of IMC's authorized common stock. The price of the options as of the date of award and subsequent valuation is based on a calculation considering book value per share and an earnings factor. Approximately 88% of the available options have been granted to date; none have been exercised.

(8) EMPLOYEE BENEFIT PLANS

    The Company's Savings and Investment Plan is a discretionary contribution plan as defined in the Internal Revenue Code, Section 401(a)(27). The plan covers substantially all of the Company's full-time employees. The Company's contributions are made at the discretion of the Board of Directors for any plan year. For the plan years ended December 31, 1998, 1997, and 1996, the Company matched up to 50% of a participant's contribution of up to a maximum of 6% of the participant's compensation, depending on the business unit to which the participant was assigned. The Company's matching contributions to this plan were $2,907,818 $1,847,496, and $1,767,992 for the years ended March 31, 1999, 1998, and 1997, respectively. One of the investment options available under the Company's Savings and Investment Plan is the purchase of the Company's common stock. The Plan owned 179,896, 151,191, and 126,626 shares of common stock of the Company at March 31, 1999, 1998, and 1997, respectively.

    The A&T Employee Stock Ownership Plan (ESOP) covers substantially all full-time employees. Contributions to the plan are made at the discretion of the Board of Directors for any plan year. The Company's contributions to the plan amounted to $109,900, $101,600, and $112,000 for fiscal 1999, 1998, and 1997, respectively. The plan owned 521,594, 532,694, and 571,319 shares of common stock of the Company at March 31, 1999, 1998, and 1997, respectively, and all shares are allocated to the participants of the ESOP and are included in outstanding shares of common stock.

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

(9) ACCRUED EXPENSES

    Accrued expenses consist of the following:

                                                                     1999           1998
                                                                 -------------  -------------
Accrued vacation...............................................  $   4,829,431  $   4,671,092
Accrued compensation and related taxes.........................      4,725,621      3,987,617
Accrued benefits...............................................      2,034,693      1,953,372
Accrued income taxes payable...................................        462,312        190,625
Other..........................................................        486,448        547,997
                                                                 -------------  -------------
                                                                 $  12,538,505  $  11,350,703
                                                                 -------------  -------------
                                                                 -------------  -------------

(10) COMMITMENTS AND CONTINGENCIES

    The Company occupies certain office facilities and uses certain equipment under lease agreements with terms that range from two to six years. Many of the leases have renewal options with similar terms. All of these agreements are accounted for as operating leases. Minimum lease payments for which the Company is obligated are as follows (the amounts are net of certain maintenance expenses, insurance, and taxes):

YEARS ENDING MARCH 31:
-------------------------------------------------------------------------------
2000...........................................................................  $   5,146,021
2001...........................................................................      4,249,620
2002...........................................................................      2,918,974
2003...........................................................................      1,594,740
2004...........................................................................        582,780
                                                                                 -------------
Total minimum lease payments...................................................  $  14,492,135
                                                                                 -------------
                                                                                 -------------

    Lease expense amounted to approximately $5,534,000, $5,776,000, and $5,138,000, in fiscal 1999, 1998, and 1997, respectively.

    The U.S. Government has the right to audit and make retroactive adjustments under certain contracts. Audits through March 31, 1997 have been completed. In the opinion of management, adjustments, if any, resulting from audits for the years ended March 31, 1998 and 1999 will not have a material effect on the Company's consolidated financial statements.

    In addition, government funding continues to be dependent on congressional approval of program level funding and on contracting agency approval for the Company's work. The extent to which backlog will be funded in the future cannot be determined.

    Under the terms of the Design Systems & Services, Inc. purchase agreement executed in fiscal 1995, the Company is committed to make contingent payments up to $400,000 to the former owner of the company. Contingent payments are based on 15% of revenues derived from sales of a ship design software product made between the purchase date and April 30, 1999. The Company made contingent payments to the former owner totaling $48,155 and $66,682 during fiscal 1999 and fiscal 1998, respectively.

    Under the terms of the UP purchase agreement, if the aggregate net profit of Interactive Media for the eight fiscal quarters ending September 30, 1999 ("the Second Determination Date") is greater than

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

(10) COMMITMENTS AND CONTINGENCIES (CONTINUED) two times the combined cumulative net profit of Interactive Media and UP for the four quarters ending September 30, 1997, the Company is obligated to pay to the former owners of UP 81,100 shares of Interactive Media stock, or cash of $2,250,000, or a combination of stock and cash which together equal the appraised value of the contingent stock payment at the Second Determination Date. However, the former owners of UP may not elect to receive an aggregate amount of cash in excess of $2,250,000. If at the Second Determination Date, the net profit of Interactive Media for the eight fiscal quarters ending September 30, 1999 is equal to or greater than 75%, but less than or equal to 100%, of two times the combined cumulative net profit of Interactive Media and UP for the four quarters ending September 30, 1997, the Company will be obligated to pay the former owners of UP 40,550 shares of Interactive Media stock, or cash of $1,125,000, or a combination of stock and cash which together equal the appraised value of the contingent stock payment at the determination date. However, the former owners of UP may not elect to receive an aggregate amount of cash in excess of $1,125,000. If the merger with Anteon Corporation is completed, under the terms of the UP purchase agreement the contingent payment due to the former owners of UP, Inc. on September 30, 1999 would be payable upon closing.

    In fiscal 1997, the Company received $450,000 under the terms of a development agreement with the Connecticut Department of Economic Development to fund technology-based training development. Under the terms of the agreement, the Company is required to pay royalties equal to 3% of gross sales of technology-based training products initiated in Connecticut. Royalty payments will be deemed to be paid in full when royalty payments are equal to a return on investment of 15% and the Company has maintained a Connecticut presence. Under the terms of the agreement, the Company made royalty payments totaling $63,000 in fiscal 1999 and $75,085 in fiscal 1998.

    In fiscal 1995 and 1996, the Company received $200,000 under the terms of a development agreement executed in October 1994 with a state-financed corporation, Connecticut Innovations, Inc. (CII), to assist in funding the development of commercial imaging processing products and services. Effective November 30, 1998, CII and the Company terminated the Development Agreement. As of the date of termination, CII had advanced to the Company $200,000 in development funds and the Company had reimbursed CII $42,035 under terms of that Development Agreement. Under the termination agreement, the Company assigned all rights related to the commercial imaging products developed under the agreement to CII, and CII released the Company from any further obligation to reimburse CII for any Development Funds advanced by CII to the Company.

    The Company may from time to time be involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

(11) SEGMENT REPORTING

    The Company operates principally in two segments, Engineering and Information Technologies (Engineering/IT), and technology-based training, which it develops through its wholly owned subsidiary, Interactive Media Corp. (Interactive Media). The Engineering/IT segment serves primarily the needs of the Department of Defense while the Interactive Media segment targets both government and commercial customers. The Company's management measures performance based upon each segment's operating earnings. Total revenue by segment includes both sales to unaffiliated customers, as reported in the Company's consolidated statements of earnings, and intersegment sales.

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

(11) SEGMENT REPORTING (CONTINUED)
    The following table presents information about the Company's segments for the years ended March 31, 1999 and 1998:

                                                                   INTERACTIVE
MARCH 31, 1999                                   ENGINEERING/IT       MEDIA        ELIMINATIONS    CONSOLIDATED
-----------------------------------------------  --------------  ----------------  -------------  --------------
Sales to unaffiliated customers................  $  144,247,951   $   26,106,942              --  $  170,354,893
                                                 --------------  ----------------  -------------  --------------
Intersegment sales.............................       1,629,664          144,581      (1,774,245)             --
                                                 --------------  ----------------  -------------  --------------
                                                 $  145,877,615   $   26,251,523   $  (1,774,245) $  170,354,893
                                                 --------------  ----------------  -------------  --------------
                                                 --------------  ----------------  -------------  --------------
Operating earnings.............................  $    8,821,279   $    1,459,077   $          --  $   10,280,356
                                                 --------------  ----------------  -------------  --------------
  Interest expense.............................                                                          488,987
                                                                                                  --------------
  Interest income..............................                                                         (138,803)
                                                                                                  --------------
  Other, net...................................                                                        1,179,470
                                                                                                  --------------
                                                                                                       1,529,654
                                                                                                  --------------
  Earnings before income taxes.................                                                   $    8,750,702
                                                                                                  --------------
Depreciation expense...........................  $    1,774,641   $      563,306                  $    2,337,947
                                                 --------------  ----------------                 --------------
                                                 --------------  ----------------                 --------------
Capital expenditures...........................  $    2,092,883   $      414,785                  $    2,507,668
                                                 --------------  ----------------                 --------------
                                                 --------------  ----------------                 --------------
Amortization expense...........................  $      797,931   $      383,395                  $    1,181,326
                                                 --------------  ----------------                 --------------
                                                 --------------  ----------------                 --------------
Identifiable assets at March 31, 1999..........  $   59,225,782   $   14,520,014              --  $   73,745,796
                                                 --------------  ----------------  -------------  --------------
                                                 --------------  ----------------  -------------  --------------

                                                                   INTERACTIVE
MARCH 31, 1998                                   ENGINEERING/IT       MEDIA        ELIMINATIONS    CONSOLIDATED
-----------------------------------------------  --------------  ----------------  -------------  --------------
Sales to unaffiliated customers................  $  139,823,861   $   20,132,433              --  $  159,956,294
Intersegment sales.............................       1,100,771           45,550      (1,146,321)             --
                                                 --------------  ----------------  -------------  --------------
                                                 $  140,924,632   $   20,177,983   $  (1,146,321) $  159,956,294
                                                 --------------  ----------------  -------------  --------------
                                                 --------------  ----------------  -------------  --------------
Operating earnings.............................  $    6,862,631   $    1,082,535              --  $    7,945,166
                                                 --------------  ----------------  -------------  --------------
  Interest expense.............................                                                          296,209
  Interest income..............................                                                         (125,200)
  Equity in income of joint venture............                                                          (16,969)
  Gain on sale of joint venture................                                                       (1,591,483)
  Other, net...................................                                                        1,038,798
                                                                                                  --------------
                                                                                                        (398,645)
                                                                                                  --------------
Earnings before income taxes...................                                                   $    8,343,811
                                                                                                  --------------
                                                                                                  --------------
Depreciation expense...........................  $    1,943,011   $      436,901                  $    2,379,912
                                                 --------------  ----------------                 --------------
                                                 --------------  ----------------                 --------------
Capital expenditures...........................  $    2,545,451   $      485,343                  $    3,030,794
                                                 --------------  ----------------                 --------------
                                                 --------------  ----------------                 --------------
Amortization expense...........................  $      753,332   $      133,118                  $      886,450
                                                 --------------  ----------------                 --------------
                                                 --------------  ----------------                 --------------
Identifiable assets at March 31, 1998..........  $   50,202,241   $   13,406,973              --  $   63,609,214
                                                 --------------  ----------------  -------------  --------------
                                                 --------------  ----------------  -------------  --------------

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

(12) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

    The following summarizes quarterly results of operations for the years ended March 31, 1999 and 1998:

                                                           (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                                    --------------------------------------------------------------
QUARTER ENDED:                                       JUNE 30   SEPTEMBER 30  DECEMBER 31    MARCH 31      TOTAL
--------------------------------------------------  ---------  ------------  ------------  -----------  ----------
FISCAL 1999
  Revenues........................................  $  41,320   $   41,132    $   42,219    $  45,684   $  170,355
  Operating earnings..............................      2,469        2,402         2,683        2,726       10,280
  Net earnings....................................      1,168        1,158         1,223        1,323        4,872
  Earnings per share:
    Basic.........................................  $    0.32   $     0.32    $     0.34    $    0.36   $     1.34
    Diluted.......................................  $    0.28   $     0.29    $     0.31    $    0.32   $     1.20

FISCAL 1998
  Revenues........................................  $  37,450   $   38,157    $   40,773    $  43,576   $  159,956
  Operating earnings..............................      1,843        1,448         2,307        2,347        7,945
  Net earnings....................................        916        1,084         1,071        1,121        4,192
  Earnings per share:
    Basic.........................................  $    0.27   $     0.31    $     0.30    $    0.31   $     1.19
    Diluted.......................................  $    0.25   $     0.28    $     0.27    $    0.27   $     1.07

                               ANTEON CORPORATION

                        EXCHANGE OFFER FOR $100,000,000
                         OF ITS 12% SENIOR SUBORDINATED
                                 NOTES DUE 2009

                             ---------------------


                                   PROSPECTUS
                                AUGUST 27, 1999

                             ---------------------

No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Anteon Corporation since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The laws of the Commonwealth of Virginia pursuant to which the Company is incorporated permit it to indemnify its officers and directors against certain liabilities with the approval of its shareholders. The articles of incorporation of the Company, which have been approved by its shareholders, provide for the indemnification of each director and officer (including former directors and officers and each person who may have served at the request of the Company as a director or officer of any other legal entity and, in all such cases, his or her heirs, executors and administrators) against liabilities (including expenses) reasonably incurred by him or her in connection with any actual or threatened action, suit or proceeding to which he or she may be made party by reason of his or her being or having been a director or officer of the Company, except in relation to any action, suit or proceeding in which he or she has been adjudged liable because of willful misconduct or a knowing violation of the criminal law.

    The Company has purchased officers' and directors' liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Company against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by the Company and (2) the Company to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    The Exhibit Index beginning on page E-1 is hereby incorporated by reference.

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (a) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 27, 1999.


                                ANTEON CORPORATION

                                BY:  /S/ CARLTON B. CRENSHAW
                                     -----------------------------------------
                                     Carlton B. Crenshaw
                                     Senior Vice President and
                                     Chief Financial and Administrative Officer


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                       TITLE                        DATE
------------------------------  ---------------------------  -------------------

                                President and Chief
              *                   Executive Officer and
------------------------------    Director (Principal          August 27, 1999
       Joseph M. Kampf            Executive Officer)

                                Senior Vice President and
   /s/ CARLTON B. CRENSHAW        Chief Financial and
------------------------------    Administrative Officer       August 27, 1999
     Carlton B. Crenshaw          (Principal Financial and
                                  Accounting Officer)

              *                 Chairman of the Board and
------------------------------    Director                     August 27, 1999
     Frederick J. Iseman

              *                 Director
------------------------------                                 August 27, 1999
      Thomas M. Cogburn

              *                 Director
------------------------------                                 August 27, 1999
      Gilbert F. Decker

                                Director
------------------------------
       Robert A. Ferris

              *                 Director
------------------------------                                 August 27, 1999
        Paul Kaminski

              *                 Director
------------------------------                                 August 27, 1999
     Steven M. Lefkowitz

                                Director
------------------------------
       Joseph Maurelli




*By:       /s/ CARLTON B. CRENSHAW
           -------------------------------
           Carlton B. Crenshaw
           Attorney-in-Fact

                      ANTEON CORPORATION AND SUBSIDIARIES
                SCHEDULE IX - VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                  BALANCE AT      CHARGED TO       CHARGED TO                   BALANCE AT
                                                 BEGINNING OF      COSTS AND          OTHER                       END OF
DESCRIPTION                                         PERIOD         EXPENSES         ACCOUNTS      DEDUCTIONS      PERIOD
-----------------------------------------------  -------------  ---------------  ---------------  -----------  -------------

OGDEN PROFESSIONAL SERVICES CORPORATION:

PERIOD FROM JANUARY 1, 1996 TO MARCH 31, 1996

  Allowance for doubtful accounts..............        6,582             410                                         6,992

ANTEON CORPORATION:

PERIOD FROM APRIL 1, 1996 TO DECEMBER 31, 1996

  Allowance for doubtful accounts..............        6,992                                          (2,726)        4,267

YEAR ENDED DECEMBER 31, 1997

  Allowance for doubtful accounts..............        4,267                              304(a)      (1,004)        3,667

YEAR ENDED DECEMBER 31, 1998

  Allowance for doubtful accounts..............        3,567                              840(a)        (948)        3,459

--------------------------

(a) Reserve established by acquired company prior to acquisition by Anteon.

                                 EXHIBIT INDEX


EXHIBIT                                              DESCRIPTION                                              PAGE
---------  -----------------------------------------------------------------------------------------------  ---------
   2.1     Agreement and Plan of Merger, dated as of June 7, 1999, by and among the Company, Buffalo
           Acquisition Corporation and Analysis & Technology, Inc. (incorporated by reference to Exhibit Z to A&T's Current Report on Form 8-K filed on June 9, 1999 (Commission File No. 0-14161)).
   3.1*    Articles of Incorporation.
   3.2*    By-laws.
   4.1*    Indenture, dated as of May 11, 1999, by and among the Company, Vector Data Systems, Inc.,
           Techmatics, Inc. and IBJ Whitehall Bank & Trust Company, as trustee.
   4.2*    Registration Rights Agreement, dated May 6, 1999, by and among the Company, Vector Data
           Systems, Inc., Techmatics, Inc., Credit Suisse First Boston Corporation, Deutsche Bank
           Securities, Inc. and Legg Mason Wood Walker, Incorporated.
   5.1*    Opinion of Paul, Weiss, Rifkind, Wharton & Garrison re legality.
   8.1*    Opinion of Paul, Weiss, Rifkind, Wharton & Garrison re tax matters.
  10.1*    Stock Purchase Agreement, dated August 29, 1997, by and among the Company, Vector Data Systems,
           Inc. and the shareholders of Vector Data Systems, Inc. signatories thereto.
  10.2*    Agreement and Plan of Merger, dated May 13, 1998, by and among the Company, TM Acquisition
           Corp., Techmatics, Inc. and certain shareholders of Techmatics, Inc. signatories thereto.
  10.3*    Purchase Agreement, dated May 6, 1999, by and among the Company, Vector Data Systems, Inc.,
           Techmatics, Inc., and Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc. and
           Legg Mason Wood Walker, Incorporated, as initial purchasers.
  10.4*    Credit Agreement, dated as of June 23, 1999, among the Company, Credit Suisse First Boston,
           Mellon Bank, N.A., Deutsche Bank AG and the lenders named therein.
  10.5*    Pledge Agreement, dated as of June 23, 1999, among the Company, Azimuth Technologies, Inc.,
           Analysis & Technology, Inc., Interactive Media Corp., Techmatics, Inc., Vector Data Systems,
           Inc. and Mellon Bank, N.A.
  10.6*    Indemnity, Subrogation and Contribution Agreement, dated as of June 23, 1999, among the
           Company, Analysis & Technology, Inc., Interactive Media Corp., Techmatics, Inc., Vector Data
           Systems, Inc. and Mellon Bank, N.A.
  10.7*    Subsidiary Guarantee Agreement, dated as of June 23, 1999, among Analysis & Technology, Inc.,
           Interactive Media Corp., Techmatics, Inc., Vector Data Systems, Inc. and Mellon Bank, N.A.
  10.8*    Security Agreement, dated as of June 23, 1999, among the Company, Analysis & Technology, Inc.,
           Interactive Media Corp., Techmatics, Inc., Vector Data Systems, Inc. and Mellon Bank, N.A.
  10.9*    Fee Agreement, dated as of June 1, 1999, between the Company and Caxton-Iseman Capital, Inc.
  10.10*   Company Amended and Restated Omnibus Stock Plan.
  12.1*    Computation of ratio of earnings to fixed charges.
  21.1*    Subsidiaries of the Company.
  23.1**   Consent of KPMG LLP, independent accountants.
  23.2*    Consent of Arthur Andersen LLP, independent accountants.
  23.3*    Consent of Grant Thornton LLP, independent accountants.
  23.4*    Consents of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibit 5.1 and Exhibit 8.1).

EXHIBIT                                              DESCRIPTION                                              PAGE
---------  -----------------------------------------------------------------------------------------------  ---------
  24.1*    Power of Attorney (included on signature page).
  25.1*    Statement of eligibility of IBJ Whitehall Bank & Trust Company.
  27.1*    Financial Data Schedule.
  99.1*    Form of Letter of Transmittal.
  99.2*    Form of Notice of Guaranteed Delivery.


------------------------


*   Previously filed.



**  Filed herewith.


                                      E-2